As filed with the Securities and Exchange Commission on March 24, 2005
Registration No. 333-110451

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-3
on
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GATX Corporation
GATX Financial Corporation
(Exact name of registrants as specified in their charters)

New York Delaware (State of incorporation)	6172 6172 (Primary Standard Industrial Classification Code Number)	36-1124040 94-1661392 (I.R.S. Employer Identification No.)
500 West Monroe Street
Chicago, Illinois 60661
(312) 621-6200
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Ronald J. Ciancio
Senior Vice President and General Counsel
GATX Corporation
500 West Monroe Street
Chicago, Illinois 60661
(312) 621-6200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
David A. Schuette
Mayer, Brown, Rowe & Maw LLP
190 South LaSalle Street
Chicago, Illinois 60603
(312) 701-7363

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☑
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:    ☐

         The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 24, 2005
PROSPECTUS
$125,000,000
GATX Corporation
5% Senior Convertible Notes due 2023
Fully and Unconditionally Guaranteed by
GATX Financial Corporation
and Shares of Common Stock
Issuable Upon Conversion of the Notes
        This prospectus relates to:

•	$125,000,000 aggregate principal amount of our 5% Senior Convertible Notes due 2023; and

•	the shares of our common stock issuable upon conversion of the notes (5,158,042 shares based on the conversion price in effect on the date of this prospectus)
      We originally issued the notes on August 15, 2003. The initial purchasers resold the notes to qualified institutional buyers in accordance with Rule 144A under the Securities Act. The notes and the common stock that are offered for resale by this prospectus are offered for the accounts of their current holders, who we refer to as the selling holders. The selling holders may sell the notes and the common stock issuable upon conversion of the notes directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The notes and the common stock may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. We will not receive any of the proceeds from the sale of the notes or the common stock by the selling holders.
      The notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages Market commonly referred to as the Portal Market.
      Our common stock is listed on the New York Stock Exchange under the symbol “GMT.” The last reported price of our common stock on March 22, 2005 was $31.90 per share.
       Investing in the notes and our common stock involves risks. See “Risk Factors” beginning on page 5.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this Prospectus is                     , 2005

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION
      This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. All statements other than statements of historical facts contained herein, including, but not limited to, statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. Although we believe our expectations reflected in the forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among others:

•	general economic conditions;

•	aircraft and railcar equipment lease rates and utilization levels;

•	conditions in the capital markets and the potential for a downgrade in our credit rating, either of which could have an effect on our borrowing costs or our ability to access the markets for commercial paper or secured and unsecured debt;

•	dynamics affecting customers within the chemical, petroleum and food industries;

•	unanticipated costs or issues arising from regulatory rulings that impact the economic value of assets;

•	competitors in the rail and air markets who may have access to capital at lower costs than we do;

•	additional potential write-downs and/or provisions within our portfolio;

•	impaired asset charges; and

•	general market conditions in the rail, air, technology, venture, and other large ticket industries.
      We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

ii

SUMMARY
      This summary highlights information contained elsewhere in this prospectus. This is not intended to be a complete description of the matters covered in this prospectus and is subject to and qualified in its entirety by reference to the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this prospectus. Unless the context otherwise requires, references to “we,” “us”, “GATX” and the “Company” are to GATX Corporation and its consolidated subsidiaries.
The Company
      We are headquartered in Chicago, Illinois and provide services primarily through three operating segments: GATX Rail (Rail), GATX Air (Air), and GATX Specialty Finance (Specialty). We specialize in railcar, locomotive, commercial aircraft, marine vessel and other targeted equipment leasing. In addition, we own and operate a fleet of self-loading vessels on the Great Lakes through our wholly owned subsidiary American Steamship Company (ASC).
      We also invest in companies and joint ventures that complement our existing business activities. We partner with financial institutions and operating companies to improve scale in certain markets, broaden diversification within an asset class, and enter new markets.
      At December 31, 2004, we had balance sheet assets of $5.6 billion, comprised largely of railcars and commercial aircraft. In addition to the $5.6 billion of assets recorded on the balance sheet, we utilize approximately $1.2 billion of assets, primarily railcars, which were financed with operating leases and therefore are not recorded on the balance sheet.
      On June 30, 2004, we completed the sale of substantially all the assets and related nonrecourse debt of GATX Technology Services (Technology) and its Canadian affiliate. Subsequently, the remaining assets consisting primarily of interests in two joint ventures were sold prior to year end. Financial data for the Technology segment has been segregated as discontinued operations for all periods presented.
      GATX was founded in 1898 and is incorporated under the laws of the State of New York. Our corporate office is located at 500 West Monroe Street, Chicago, Illinois 60661 and our telephone number is (312) 621-6200. Our general website address is www.gatx.com. Information contained in any of our websites is not deemed to be a part of this prospectus.
Summary of the Securities

Guarantee by GATX Financial Corporation	The notes are fully and unconditionally guaranteed by GATX Financial Corporation, our wholly-owned principal subsidiary.

Maturity	August 15, 2023, unless earlier redeemed, purchased or converted.

Regular Interest	5% per annum on the principal amount, payable semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 2004.

Contingent Interest	We will pay contingent interest to the holders of notes during any six-month interest period, commencing with the six-month period beginning on August 15, 2008, if the average trading price of the notes for the five trading days ending on the second trading day immediately preceding the relevant six-month period equals 120% or more of the principal amount of the notes. The amount of contingent interest payable per $1,000 principal amount of notes in respect of any six-month period will equal 0.25% of the average trading price of $1,000 principal amount of notes during such five trading day period.

See “Certain United States federal income tax considerations — U.S. holders — Accrual of interest on the notes” and “Description of notes — Contingent interest.”

Tax	Each holder agrees, for U.S. federal income tax purposes, to treat the notes as “contingent payment debt instruments” and be bound by our application of the Treasury Regulations that govern contingent payment debt instruments, including our determination of the rate at which interest will be deemed to accrue for federal income tax purposes, which will be the rate comparable to the rate at which we would borrow on a non-contingent, non-convertible borrowing with terms and conditions otherwise comparable to the notes (including the rank, term and general market conditions). Accordingly, each U.S. holder is required to accrue interest on a constant yield to maturity basis at that rate (subject to certain adjustments), with the result that a U.S. holder recognizes taxable income while the notes are outstanding, even in periods in which the accruals on the notes for non-tax purposes may be less. Furthermore, upon a sale, purchase by us at a holder’s option, exchange, conversion or redemption or retirement of the notes, holders will recognize gain or loss equal to the difference between the amount realized and the adjusted tax basis of the holder in the notes. The amount realized by the holder will include the fair market value of any common stock received. Any gain on a sale, purchase by us at the holder’s option, exchange, conversion, or redemption or retirement of the notes will generally be treated as ordinary interest income. Holders should consult with their tax advisors as to the United States federal, state, local or other tax consequences, as well as any foreign tax consequences, of acquiring, owning, and disposing of the notes. See “Certain United States federal income tax considerations.”

HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE TAX TREATMENT OF THE NOTES AND WHETHER A PURCHASE OF THE NOTES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND THE HOLDER’S PARTICULAR TAX SITUATION.

Conversion Rights	Holders may convert their notes into shares of our common stock at a conversion price of $24.234 (as adjusted from time to time), in multiples of $1,000 principal amount, under any of the following circumstances:

(i) during any conversion period if the Sale Price (as defined under “Description of notes — Conversion”) of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day preceding such conversion period is greater than or equal to 120% of the conversion price; or

(ii) during any period that (A) the long-term credit rating assigned to the notes by both Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services is lower than Ba2 and

BB, respectively, (B) both Moody’s and Standard & Poor’s no longer rate the notes or have withdrawn their ratings with respect to the notes, or (C) either Moody’s or Standard & Poor’s no longer rate the notes or have withdrawn or suspended such rating and the remaining rating is lower than Ba2 or BB, as applicable; or

(iii) if we have called the notes for redemption; or

(iv) during the five business day period after any five consecutive trading day period in which the trading price of the notes for each day within the period is less than 95% of the Conversion Value (as defined herein) of the notes during that period; provided, however, that no notes may be converted based on the satisfaction of this condition if on any day during such five consecutive trading day period, the Sale Price of our common stock is between the conversion price and 120% of the conversion price; or

(v) upon the occurrence of specified corporate transactions described under “Description of notes — Conversion.”

The conversion price is subject to adjustment in certain events. We may elect, at our option, to deliver, in lieu of common stock, cash in an amount described in this prospectus under “Description of notes — Conversion” or any combination of cash and common stock.

Mandatory Redemption	None.

Optional Redemption	Prior to August 15, 2008, the notes are not redeemable. On or after August 15, 2008, we may redeem some or all of the notes at any time at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, including contingent interest, and liquidated damages, if any, to the redemption date. See “Description of Notes — Optional redemption.”

Purchase of Notes by GATX at the Option of the Holder	Each holder has the right to require us to purchase all or a portion of the notes on August 15, 2008, August 15, 2013 and August 15, 2018. In each case, the purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including contingent interest, and liquidated damages, if any, to the purchase date. The purchase price will be payable in cash for any purchases of notes on August 15, 2008. On August 15, 2013 and August 15, 2018, we may elect, at our option, to pay the purchase price in cash or shares of our common stock (as described under “Description of Notes — Purchase of Notes by GATX at the option of the holder”), or any combination thereof.

Purchase of the Notes at the Option of Holders Upon the Occurrence of a Fundamental Change	Upon a Fundamental Change involving GATX and occurring prior to the maturity of the notes, each holder may require us to purchase all or a portion of such holder’s notes for cash at a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, including contingent interest, and liquidated damages, if any, to the date of purchase. See “Description of notes — Fundamental change permits holders to require us to purchase notes” for the definition of the term “Fundamental Change.”

Ranking	The notes are unsecured obligations of ours rank equally with all of our current and future senior unsecured indebtedness. The guarantee by GATX Financial will be an unsecured obligation of GATX Financial and will rank equally with all of its current and future senior unsecured indebtedness. The indenture under which the notes will be issued contains no limitation on the amount of indebtedness, including senior or secured indebtedness, that we or our subsidiaries, including GATX Financial, may issue or guarantee.

Use of Proceeds	We will not receive any of the proceeds from the sale of the notes or the common stock by the selling holders.

Trading	The notes are not listed on any securities exchange or included in any automated quotation system. The notes are currently eligible for trading in The Portal Market. Our common stock is listed on the New York Stock Exchange under the symbol “GMT.”

RISK FACTORS
      An investment in the notes and the common stock issuable upon conversion of the notes involves a number of risks. You should consider carefully the following information about these risks, together with the other information included in this prospectus, before buying the notes or the common stock. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur. If they do, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our securities could decline, and you might lose all or part of your investment.
Risks Relating to the Notes

We are a holding company and have no independent means of producing income, so we are dependent on our subsidiaries to generate the funds necessary to meet our obligations.
      As a holding company, we are dependent on the earnings and cash flows of, and dividends, distributions, loans or advances from, our subsidiaries, including our principal subsidiary, GATX Financial, to generate the funds necessary to meet our obligations, including the payment of principal of, and interest on, the notes, and to pay dividends on our common stock. Any payment of dividends, distributions, loans or advances by our subsidiaries to us may be subject to statutory or contractual restrictions. GATX Financial is a party to credit facilities and indentures which contain restrictions on the payment of dividends, distributions, loans or advances to us, as well as restrictions on the payment of our debt guaranteed by it.

In case of a liquidation or reorganization of our subsidiaries, the notes will be effectively subordinated in right of payment to certain obligations of our subsidiaries.
      Because each of our subsidiaries is a separate and distinct legal entity, any right we have to receive any of its assets upon liquidation or reorganization, and the consequent right of the holders of the notes to participate in the distribution of, or to realize proceeds from, those assets, would be effectively subordinated to the claims of its creditors. Even though the notes are guaranteed by GATX Financial and the related guarantee ranks equal to GATX Financial’s senior unsecured debt, the guarantee is nonetheless subject to insolvency, fraudulent conveyance or similar laws.
      The notes and the guarantee are effectively subordinated to our and GATX Financial’s existing and future secured indebtedness to the extent of the assets securing such indebtedness. The indenture that governs the notes does not restrict the ability of us or GATX Financial to incur additional indebtedness, including secured indebtedness.

Fraudulent conveyance laws may result in the subordination or avoidance of GATX Financial’s guarantee of the notes.
      Our obligations under the notes are guaranteed by GATX Financial as described in this prospectus. Various federal and state fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court of competent jurisdiction to subordinate or avoid all or part of the guarantee issued by GATX Financial.
      To the extent that a court of competent jurisdiction were to find that GATX Financial incurred the guarantee with the intent to hinder, delay or defraud any present or future creditor or did not receive fair consideration or reasonably equivalent value for issuing its guarantee and:

•	was insolvent or rendered insolvent because of the issuance of its guarantee;

•	was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, then the court could subordinate or avoid all or part of its guarantee in favor of its other creditors. To the extent that the guarantee issued by GATX Financial is voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of notes may no longer have a claim against GATX Financial and would only be creditors of GATX.
      We believe that the issuance of the guarantee by GATX Financial was not a fraudulent conveyance. We cannot assure you, however, that a court passing on this question would reach the same conclusion.

The market price of our common stock could fluctuate significantly.
      Our results of operations may vary significantly from quarter to quarter because of the timing of certain events and other factors, including the other risk factors listed in this prospectus. Therefore, you should not rely on our results of operations during any particular quarter as an indication of our results for a full year or any other quarter. In some periods, our results of operations may fall below the expectations of public market analysts and investors. Any shortfall of this kind, even if minor, could cause the market price of our common stock to decline.

The trading price of the notes could be significantly affected by the market price of our common stock.
      The trading price of the notes may be significantly affected by the market price of our common stock. This may result in greater volatility in the trading price of the notes than would be expected for nonconvertible debt securities. The market price of our common stock will likely continue to fluctuate in response to factors, including those discussed above in — “The market price of our common stock could fluctuate significantly,” many of which are beyond our control.

We may not have the ability to raise the funds necessary to purchase the notes upon a fundamental change or other purchase date, as required by the indenture governing the notes.
      Holders of the notes have the right to require us to purchase all or a portion of their notes on August 15, 2008, August 15, 2013 and August 15, 2018. Holders of the notes may also require us to purchase all or a portion of their notes upon a fundamental change as described under “Description of Notes — Fundamental Change permits holders to require us to purchase notes.” If holders elect to require us to purchase their notes on any of the above dates or if a fundamental change were to occur, we may not have enough funds to pay the purchase price for all tendered notes. We may be prohibited under the terms of any of our other indebtedness from purchasing any notes prior to their stated maturity, although we may elect, subject to certain conditions, to pay the purchase price on August 15, 2013 or August 15, 2018 in shares of our common stock. In such circumstances, we may be required to repay all of the outstanding principal of, and pay any accrued and unpaid interest on, any such other indebtedness or to obtain the requisite consents from the holders of any such other indebtedness to permit the purchase of the notes. If we are unable to repay all of such indebtedness or are unable to obtain the necessary consents, we will be unable to offer to purchase the notes, which would constitute an event of default under the indenture for the notes, which itself could constitute a default under the terms of our other indebtedness. In addition, the events that constitute a fundamental change under the indenture for the notes may also be events of default under our other indebtedness.

We may issue additional shares of common stock and thereby materially and adversely affect the price of our common stock.
      We will not be restricted from issuing additional common stock during the life of the notes and will have no obligation to consider the interests of the holders of the notes for any reason. If we issue additional shares of common stock, we may materially and adversely affect the price of our common stock and, in turn, the price of the notes.

The amount you must include in your income for U.S. federal income tax purposes will exceed the stated interest rate on the notes.
      We and each holder will agree to treat the notes as contingent payment debt instruments for U.S. federal income tax purposes. As a result, despite some uncertainty as to the proper application of the applicable Treasury Regulations, U.S. holders will be required to include in their gross income, each year, amounts of interest in excess of the stated interest rate on the notes. U.S. holders will recognize gain or loss on the sale of notes, repurchase by us of notes at the U.S. holder’s option, conversion of a note or redemption or retirement of a note, in an amount equal to the difference between the amount realized on the sale, repurchase by us at the U.S. holder’s option, conversion, redemption or retirement (including the fair market value of our common stock received upon conversion or otherwise) and the U.S. holder’s adjusted tax basis in the notes. Any gain recognized by a U.S. holder on the sale, repurchase by us at the U.S. holder’s option, conversion or redemption or retirement of notes generally will be ordinary interest income, any loss will be ordinary loss to the extent of interest previously included in income and, thereafter, capital loss. See “Certain United States federal income tax considerations — U.S. holders.”
Risks Relating to Our Business

We may not be able to secure adequate financing to fund our operations or contractual commitments.
      We are dependent in part upon unsecured and secured debt to fund our operations and contractual commitments. A number of factors could cause us to incur increased borrowing costs and to have greater difficultly accessing public and private markets for both secured and unsecured debt. These factors include the global capital market environment and outlook, financial performance and outlook, and credit ratings as determined primarily by rating agencies such as Standard & Poor’s (S&P) and Moody’s Investor Service (Moody’s). In addition, based on our current credit ratings, access to the commercial paper market and uncommitted money market lines is inconsistent and cannot be relied upon. It is possible that our other sources of funds, including available cash, bank facilities, cash flow from operations and portfolio proceeds, may not provide adequate liquidity to fund our operations and contractual commitments.

United States and world economic and political conditions, including acts or threats of terrorism and/or war, could adversely affect our business.
      National and international political developments, instability and uncertainties, including continuing political unrest and threats of terrorist attacks, could result in continued economic weakness in the United States in particular, and could have an adverse effect on our business. The effects may include, among other things, legislation or regulatory action directed toward improving the security of aircraft and railcars against acts of terrorism that effects the construction or operation of aircrafts and railcars, a decrease in demand for air travel and rail services, consolidation and/or additional bankruptcies in the rail and airline industries, lower utilization of new and existing aircraft and rail equipment, lower rail and aircraft rental rates, and impairment of rail and air portfolio assets or capital market disruption which may raise our financing costs or limit our access to capital. Depending upon the severity, scope and duration of these effects, the impact on our financial position, results of operations, and cash flows could be material.

Competition could result in decreased investment income.
      We are subject to intense competition in our rail and aircraft leasing businesses. In many cases, the competitors are larger entities that have greater financial resources, higher credit ratings and access to lower cost of capital than we do. These factors permit many competitors to offer leases and loans to customers at lower rates than we are able to provide, thus impacting our asset utilization or our ability to lease assets on a profitable basis.

Our core businesses depend upon our customers leasing assets.
      Our core businesses rely upon our customers continuing to lease rather than purchase assets. There are a number of items that factor into a customer’s decision to lease or purchase assets, such as tax considerations, balance sheet considerations, and operational flexibility. We have no control over these external considerations and changes in these factors could negatively impact demand for our leasing products.

We cannot predict whether inflation will continue to have a positive impact on our financial results.
      Inflation in railcar rental rates as well as inflation in residual values for air, rail and other equipment has historically benefited our financial results. Effects of inflation are unpredictable as to timing and duration, depending on market conditions and economic factors.

Our assets may become obsolete.
      Our core assets may be subject to functional, regulatory or economic obsolescence. Although we believe we are adept at managing obsolescence risk, there is no guarantee that changes in various market fundamentals or the adoption of new regulatory requirements will not cause unexpected asset obsolescence in the future.

Our allowance for possible losses may be inadequate to protect against losses.
      Our allowance for possible losses may be inadequate if unexpected adverse changes in the economy exceed the expectation of management, or if discrete events adversely affect specific customers, industries or markets. If the allowance for possible losses is insufficient to cover losses related to reservable assets, including gross receivables, finance leases, and loans, then our financial position or results of operations could be negatively impacted.

We may incur future asset impairment charges.
      An asset impairment charge may result from the occurrence of unexpected adverse changes that impact our estimates of expected cash flows generated for our long-lived assets. We regularly review long-lived assets for impairments, including when events or changes in circumstances indicate the carrying value of an asset may not be recoverable. An impairment loss is recognized when the carrying amount of an asset is not recoverable. We may be required to recognize asset impairment charges in the future as a result of a weak economic environment, challenging market conditions in the air or rail markets or events related to particular customers or asset types.

We may not be able to procure insurance on a cost-effective basis in the future.
      The ability to insure our rail and aircraft assets and their associated risks an important aspect of our ability to manage risk in our core businesses. There is no guarantee that such insurance will be available on a cost-effective basis consistently in the future.

We are subject to extensive environmental regulations and our costs of remediation may be materially greater than the remediation costs we have estimated.
      We are subject to federal and state requirements for protection of the environment, including those for discharge of hazardous materials and remediation of contaminated sites. We routinely assess our environmental exposure, including obligations and commitments for remediation of contaminated sites and assessments of ranges and probabilities of recoveries from other responsible parties. Because of the regulatory complexities and risk of unidentified contaminants on our properties, the potential exists for remediation costs to be materially different from the costs we have estimated.

We have been, and may in the future be, involved in various types of litigation.
      The nature of the assets that we own and lease expose us to the potential for various claims and litigation related to, among other things, personal injury and property damage, environmental claims and other matters. Some of the commodities transported by our railcars, particularly those classified as hazardous material, can pose risks that we work with our customers to minimize. The potential liabilities could have a significant effect on our consolidated financial condition or results of operation.

High energy prices could have a negative affect on the demand for our products and services.
      Energy prices, including the price of natural gas and oil, are significant cost drivers for many of our customers, particularly in the chemical and airline industries. Sustained high energy or commodity prices could negatively impact these industries resulting in a corresponding adverse effect on the demand for our products and services. In addition, sustained high steel prices could result in higher new railcar acquisition costs.

New Regulatory Rulings could negatively affect our profitability.
      Our air and rail operations are subject to the jurisdiction of a number of federal agencies, including the Department of Transportation. State agencies regulate some aspects of rail operations with respect to health and safety matters not otherwise preempted by federal law. Our operations are also subject to the jurisdiction of regulatory agencies of foreign countries. New regulatory rulings may negatively impact our financial results through higher maintenance costs or reduced economic value of our assets.

Events or conditions negatively affecting certain assets, customers or geographic regions in which we have a large investment could have a negative impact on our results of operations.
      Our revenues are generally derived from a wide range of asset types, customers and geographic locations. However, from time to time, we could have a large investment in a particular asset type, a large revenue stream associated with a particular customer, or a large number of customers located in a particular geographic region. Decreased demand from a discrete event impacting a particular asset type, discrete events with a specific customer, or adverse regional economic conditions, particularly for those assets, customers or regions in which we have a concentrated exposure, could have a negative impact on our results of operations.

Fluctuations in foreign exchange rates could have a negative impact on our results of operations.
      Our results are exposed to foreign exchange rate fluctuations as the financial results of certain subsidiaries are translated from the local currency into U.S. dollars upon consolidation. As exchange rates vary, revenue and other operating results, when translated, may differ materially from expectations. We are also subject to gains and losses on foreign currency transactions, which could vary based on fluctuations in exchange rates and the timing of the transactions and their settlement. In addition, fluctuations in foreign exchange rates can have an effect on the demand and relative price for services provided by us domestically and internationally, and could have a negative impact on our results of operations.

We may be unable to maintain assets on lease at satisfactory lease rates.
      Our profitability is largely dependent on our ability to maintain assets on lease (utilization) at satisfactory lease rates. A number of factors can adversely affect utilization and lease rates, including, but not limited to: an economic downturn causing reduced demand or oversupply in the markets in which we operate, changes in customer behavior, or any other change in supply or demand caused by factors discussed in this Risk Factors section.

Changes in assumptions used to calculate post-retirement costs could adversely effect our results of operations.
      Our pension and other post-retirement costs are dependent on various assumptions used to calculate such amounts, including discount rates, long-term return on plan assets, salary increases, health care cost trend rates and other factors. Changes to any of these assumptions could adversely affect our results of operations.

Our effective tax rate could be adversely affected by changes in the mix of earnings in the U.S. and foreign countries.
      We are subject to taxes in both the U.S. and various foreign jurisdictions. As a result, our effective tax rate could be adversely affected by changes in the mix of earnings in the U.S. and foreign countries with differing statutory tax rates, legislative changes impacting statutory tax rates, including the impact on recorded deferred tax assets and liabilities, changes in tax laws or by material audit assessments. In addition, deferred tax balances reflect the benefit of net operating loss carryforwards, the realization of which will be dependent upon generating future taxable income.

Our internal control over financial accounting and reporting may not detect all errors or omissions in the financial statements.
      Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of internal control over financial reporting and a report by our independent auditors addressing these assessments. If we fail to maintain the adequacy of internal control over financial accounting, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act and related regulations. Although our management has concluded that adequate internal control procedures are in place, no system of internal control can provide absolute assurance that the financial statements are accurate and free of error. As a result, the risk exists that our internal control may not detect all errors or omissions in the financial statements.
USE OF PROCEEDS
      We will not receive any of the proceeds from the sale of the notes or common stock by the selling holders.
RATIO OF EARNINGS TO FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS
      The following table sets forth the ratio of earnings to fixed charges and preferred stock dividends of GATX for each of the years 2000 through 2004.

Year Ended December 31,

2000	2001		2002		2003		2004

1.00x	.71	x(1)	1.02	x	1.11	x	1.87x

(1)	For the year ended December 31, 2001, fixed charges and preferred stock dividends exceeded earnings by approximately $79.6 million.
      The following table sets forth the ratio of earnings to fixed charges of GATX Financial for each of the years 2000 through 2004.

Year Ended December 31,

2000	2001		2002		2003		2004

1.18x	.90	x(2)	1.24	x	1.40	x	2.43x

(2)	For the year ended December 31, 2001, fixed charges exceeded earnings by $27.7 million.
      The ratio of earnings to fixed charges represents the number of times “fixed charges” are covered by “earnings.” “Fixed charges” consist of interest on outstanding debt and amortization of debt discount and expense, adjusted for capitalized interest and one-third (the proportion deemed representative of the interest factor) of operating lease expense. “Earnings” consist of consolidated net income before income taxes and fixed charges, less the share of affiliates’ earnings, net of distributions received.

SELECTED CONSOLIDATED FINANCIAL INFORMATION
      The following table sets forth our selected consolidated financial data. Our selected consolidated financial data as of and for the years ended December 31, 2004, 2003, 2002, 2001 and 2000 have been derived from our audited consolidated financial statements. The amounts have been restated to exclude from our continuing operations GATX Technology Services and its Canadian affiliate due to the June 30, 2004 sale of substantially all the assets and related nonrecourse debt of each entity. You should read the following financial information along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes, which are included in this prospectus.

	Year Ended or at December 31

	2004(a)	2003(b)	2002(c)	2001(d)	2000(e)

	In millions, except per share data
Results of Operations
Gross income	$1,231.4	$1,100.4	$1,030.2	$1,118.3	$1,136.3
Costs and expenses	1,004.7	1,022.5	998.5	1,161.9	1,083.6

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	226.7	77.9	31.7	(43.6)	52.7
Income tax provision (benefit)	68.2	16.2	7.4	(21.0)	22.3

Income (loss) from continuing operations before cumulative effect of accounting change	158.5	61.7	24.3	(22.6)	30.4
Income from discontinued operations	11.1	15.2	10.9	195.5	36.2
Cumulative effect of accounting change	—	—	(34.9)	—	—

Net income	$169.6	$76.9	$.3	$172.9	$66.6

Per Share Data
Basic:
Income (loss) from continuing operations before cumulative effect of accounting change	$3.21	$1.26	$.50	$(.47)	$.63
Income from discontinued operations	.23	.31	.22	4.03	.76
Cumulative effect of accounting change	—	—	(.72)	—	—

Total	$3.44	$1.57	$—	$3.56	$1.39

Average number of common shares (in thousands)	49,348	49,107	48,889	48,512	47,880
Diluted:
Income (loss) from continuing operations before cumulative effect of accounting change	$2.86	$1.24	$.50	$(.47)	$.62
Income from discontinued operations	.18	.29	.22	4.03	.75
Cumulative effect of accounting change	—	—	(.72)	—	—

Total	$3.04	$1.53	$—	$3.56	$1.37

Average number of common shares and common share equivalents (in thousands)	60,002	51,203	49,062	48,512	48,753
Dividends declared per share of common stock	$.80	$1.28	$1.28	$1.24	$1.20

Financial Condition
Assets	$5,612.9	$6,080.6	$6,428.3	$6,103.7	$6,640.4
Debt and capital lease obligations	3,132.1	3,493.5	3,868.0	3,588.4	3,936.8
Shareholders’ equity	1,080.9	888.9	800.6	885.1	792.8

(a)	2004 includes a gain on the sale of the Company’s Staten Island property of $68.1 million on a pre-tax basis, or $37.8 million on an after-tax basis, insurance recoveries of $48.4 million on a pre-tax basis, or $31.5 million on an after-tax basis and a loss on sale of segment of $12.0 million on a pre-tax basis, or $7.2 million on an after-tax basis.

(b)	Diluted earnings per share for the year ended December 31, 2003 has been restated to reflect the impact of EITF 04-8. See Note 2 to the consolidated financial statements for more information.

(c)	2002 includes a gain on sale of portion of segment of $9.2 million on a pre-tax basis, or $6.2 million on an after-tax basis. The cumulative effect of an accounting change represents a one-time, non-cash impairment charge for goodwill in excess of fair market value at January 1, 2002, in accordance with the adoption of Statement of Financial Accounting Standards No. 142.

(d)	2001 includes a gain on sale of segment of $343.0 million on a pre-tax basis, or $163.9 million on an after-tax basis, and also includes a benefit for litigation settlements of $13.1 million on a pre-tax basis, and $8.5 million on an after tax basis.

(e)	2000 includes a provision for litigation charge of $160.5 million on a pre-tax basis, or $97.6 million on an after-tax basis.
Note: Certain prior period amounts have been reclassified to conform to the 2004 presentation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION
Company Overview
      The following discussion and analysis should be read in conjunction with the audited financial statements included herein. Certain statements within this document may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” or “project” and similar expressions. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. In addition, certain factors, including those identified in “Risk Factors” may affect GATX’s businesses. As a result, past financial results may not be a reliable indicator of future performance.
      This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contain certain non-GAAP financial measures. See “Non-GAAP Financial Measures” for additional information including definitions of terms and reconciliations to related GAAP amounts.
Statement of Income Discussion
      The following table presents income (loss) from continuing operations and net income by segment for the years ended December 31, 2004, 2003 and 2002 (in millions):

	2004	2003	2002

Rail	$60.4	$54.9	$25.8
Air	9.8	2.1	8.1
Specialty	40.6	38.1	4.9
Other	47.5	(33.6)	(49.7)
Intersegment	.2	.2	.3

Income (loss) from continuing operations	158.5	61.7	(10.6)
Discontinued operations	11.1	15.2	10.9

Net income	$169.6	$76.9	$.3

      GATX provides services and products through three operating segments: Rail, Air, and Specialty. Management evaluates the performance of each segment based on several measures, including net income. These results are used to assess performance and determine resource allocation among the segments.
      GATX allocates corporate selling, general and administrative (SG&A) expenses to the segments. Corporate SG&A expenses relate to administration and support functions performed at the corporate office. Such expenses include information technology, corporate SG&A, human resources, legal, financial support and executive costs. Directly attributable expenses are generally allocated to the segments and shared costs are retained in Other. Amounts allocated to the segments are approximated based on management’s best estimate and judgment of direct support services.
      Interest expense was allocated based upon a fixed leverage ratio for each individual operating segment across all reporting periods, expressed as a ratio of debt to equity. Rail’s leverage ratio was set at 5:1, Air’s leverage ratio was set at 4:1 and Specialty’s leverage ratio was set at 4:1. Interest expense not allocated was assigned to Other in each period. Reflective of overall lower leverage at GATX, management expects that leverage ratios to be utilized in 2005 will be modified to 4.5:1 at Rail and 3:1 at Air. Specialty will be unchanged at 4:1. Management believes this leverage and interest expense allocation methodology applies an appropriate cost of capital for purposes of evaluating each operating segment’s risk-adjusted financial return.
      Taxes are allocated to each segment based on the segment’s contribution to GATX’s overall tax position.

GATX’s Financial Performance Measures
      The following table presents financial measures and ratios derived from the financial statements that the Company uses as one element to analyze the company’s underlying financial performance from period to period. All amounts and ratios are based on continuing operations ($’s in millions):

	2004	2003	2002

Return on equity	16.1%	7.3%	2.9%
Return on assets	2.3%	.9%	.4%
SG&A efficiency ratio	1.72%	1.64%	1.64%
Investment volume	$760.0	$628.6	$1,018.0
      The 2004 return measures were positively affected by non-operating events including the gain from the sale of the Staten Island property, insurance recoveries and other non-recurring tax benefits. The SG&A efficiency ratio represents SG&A before capitalized initial direct costs as a percentage of average total owned and managed assets.

GATX Rail
      Improving market conditions in the North American rail industry favorably impacted Rail’s results in 2004, as Rail experienced increasing lease rates and utilization levels. Demand for railcars was boosted by increased car loadings and ton-miles, and most car types realized a more balanced supply/demand profile. The improving market conditions, higher lease rates and high levels of utilization are expected to continue during 2005.
      The full impact of higher lease rates will be felt gradually, as only 20%-25% of Rail’s North American fleet comes up for renewal each year. During 2004, approximately 25,000 cars were either renewed or assigned to new customers. Reversing a trend evident in recent years, Rail experienced an improving pricing environment as 2004 progressed. Rail is optimistic that the positive pricing momentum will carry over into 2005. As a result, Rail anticipates that, on average, the approximately 27,000 cars up for renewal in 2005 will be renewed or assigned at rates higher than the previous contract rate.
      Utilization of Rail’s North American fleet improved during 2004 from 93% to 98% by year end. The increase resulted from the successful placement of new and acquired railcars with customers, the movement of railcars from idle to active status, and the scrapping of railcars.
      In North America, Rail acquired approximately 6,200 railcars in 2004, including approximately 3,000 new railcars and 3,200 used railcars purchased in the secondary market. The new cars were primarily purchased under pre-existing contracts with railcar manufacturers that provided Rail with a cost advantage versus a spot purchase in the current market. Rail also increased its presence in the locomotive leasing market by acquiring the remaining 50% ownership interest of the Locomotive Leasing Partners, LLC (LLP) joint venture in the fourth quarter.
      Costs for maintaining the North American fleet continued to increase in 2004, primarily due to increased maintenance activity related to preparing cars in storage for active service. The trend of increasing maintenance costs is expected to continue due to increasing costs associated with regulatory compliance and required maintenance as a result of the fact that a large number of cars purchased in the mid- to late-1990’s are approaching their 10-year regulatory inspections. There is also the possibility that additional security and safety regulations may be enacted, increasing future maintenance costs.

      Rail’s European operations experienced stable market conditions during 2004. Rail Europe was successful in placing new cars in existing markets, as well as placing cars in new Eastern European markets, such as Romania and Bulgaria. Rail acquired the remaining interest in a leading European tank car lessor KVG Kesselwagen Vermietgesellschaft mbH, and KVG Kesselwagen Vermietgesellschaft m.b.h. (collectively KVG) in 2002. Generally, utilization remained high during 2004, but KVG began to see some weakness in the chemical market. Rail purchased Dyrekcja Eksploatacji Cystern Sp. z.o.o. (DEC) in 2001. During 2004, major steps were taken in DEC’s transition from a trip lease to a term rental business model, culminating with signing its two largest customers to term rental agreements. Other transition efforts included the closing of redundant repair centers. This transition is expected to stabilize revenues, reduce operating costs and make additional cars available for lease. The AAE Cargo AG (AAE) joint venture (37.5% owned) continued to experience strong demand for the majority of its fleet, particularly inter-modal cars, due to high seaport volumes, growth in the containerization of freight traffic, and increased demand from private operators. The strengthening of the Euro and the Zloty during 2004 positively impacted Rail’s European results.
      The long-term outlook for the European market remains positive, as the European Union (EU) is encouraging the use of railways in place of the congested road system. Poland and nine other countries joined the EU in 2004, which is expected to eventually lead to more seamless borders, upgraded infrastructure and improved rail efficiency in those countries. Operationally, KVG and DEC continue to integrate their tank car operations.
      Components of Rail’s income statement are summarized below (in millions):

	2004	2003	2002

Gross Income
Lease income	$659.5	$628.5	$608.6
Asset remarketing income	8.1	4.7	4.9
Fees	4.0	3.6	3.4
Other	58.3	44.5	42.2
Revenues	729.9	681.3	659.1
Share of affiliates’ earnings	16.6	12.5	13.1
Total Gross Income	746.5	693.8	672.2
Ownership Costs
Depreciation	124.2	117.0	105.0
Interest, net	77.7	64.3	56.2
Operating lease expense	166.0	167.6	171.3
Total Ownership Costs	367.9	348.9	332.5

	2004	2003	2002

Other Costs and Expenses
Maintenance expense	186.8	163.4	150.9
Other operating expenses	34.1	33.9	31.7
Selling, general and administrative	70.7	69.0	59.2
(Reversal) provision for possible losses	(2.3)	(2.6)	1.4
Asset impairment charges	1.2	—	—
Reduction in workforce charges	—	—	2.0
Fair value adjustments for derivatives	—	—	.2
Total Other Costs and Expenses	290.5	263.7	245.4
Income before Income Taxes and Cumulative Effect of Accounting Change	88.1	81.2	94.3
Income Taxes	27.7	26.3	33.6
Income before Cumulative Effect of Accounting Change	60.4	54.9	60.7
Cumulative Effect of Accounting Change	—	—	(34.9)
Net Income	$60.4	$54.9	$25.8

Financial Performance Measures for Rail ($’s in millions)

	2004	2003	2002

Return on equity	13.7%	13.5%	13.6%
Return on assets	1.6%	1.5%	1.7%
SG&A efficiency ratio	1.85%	1.86%	1.60%
Investment volume	$489.9	$249.6	$117.5
On balance sheet assets	$2,721.2	$2,401.6	$2,385.3
Off-balance sheet assets	$1,175.8	$1,205.8	$1,230.9
Total assets	$3,897.0	$3,607.4	$3,616.2
Total equity	$452.2	$427.2	$385.7

Rail’s Fleet Data
      The following table summarizes fleet activity for GATX’s wholly owned North American rail cars for the years ended December 31:

	2004	2003	2002

Railcar roll forward:
Beginning balance	105,248	107,150	109,739
Cars added	6,236	2,388	3,794
Cars scrapped or sold	(4,665)	(4,290)	(6,383)
Ending balance	106,819	105,248	107,150
Utilization rate at year end	98%	93%	90%

Comparison of Year Ended December 31, 2004 to Year Ended December 31, 2003
      Summary. Net income of $60.4 million in 2004 increased $5.5 million from the prior year. The increase in 2004 was driven primarily by higher lease income, higher asset remarketing income for both Rail and its affiliates as the rail market continues to improve and larger gains on scrapping of railcars as a result of higher steel prices partially offset by higher maintenance and ownership costs.
      Gross Income. Rail’s 2004 gross income of $746.5 million was $52.7 million higher than 2003 due primarily to favorable North American market conditions and higher scrapping gains resulting from higher scrap metal prices. North American renewal and assignment activity was strong in 2004 and the active fleet increased by approximately 5,900 railcars. Rail’s secondary market acquisitions and new railcar investments significantly contributed to the increase in active cars and the corresponding increase in lease income. North American utilization improved to 98% at December 31, 2004 representing approximately 104,200 railcars on lease compared to 93% at December 31, 2003 with approximately 98,300 of railcars on lease. In 2004, the average renewal rate on a basket of common railcar types increased 2.7% versus the expiring rate, with this improvement largely attributable to activity in the second half of the year. The impact of this improvement on earnings will be reflected in Rail’s financial results gradually as rate changes move slowly through the fleet due to the term nature of the business. We expect this improvement to continue in 2005. Also favorably impacting Rail’s gross income was the impact of foreign exchange rates and higher gains associated with scrapping activity.
      Rail’s European rail operations have improved during the course of the year. Utilization rates remain high and operations have been positively impacted by success in new markets and the placement of new car deliveries.
      Asset remarketing income in 2004 included residual sharing fees from a managed portfolio, other residual sharing fees and a gain on the sale of railcars. The largest component of remarketing income in 2004 was the gain on the sale of 482 cars to Canadian National Railways. Asset remarketing income in 2003 included the gain on disposition of a leveraged lease commitment on passenger rail equipment.
      Other income of $58.3 million increased $13.8 million from 2003 due primarily to higher scrapping gains as the price of steel increased significantly from 2003.
      Share of affiliates’ 2004 earnings of $16.6 million were higher than the prior year. The increase was the result of significant asset remarketing gains at domestic and foreign affiliates.
      Ownership Costs. Ownership costs were $367.9 million in 2004 compared to $348.9 million in 2003. The increase was driven by significant investment volume in 2004. Through new car and secondary market acquisitions, Rail purchased approximately 6,200 railcars and 1,000 railcars in North America and Europe, respectively.
      Other Costs and Expenses. Maintenance expense of $186.8 million in 2004 increased $23.4 million from 2003. Maintenance costs increased sharply for a variety of reasons, including costs associated with moving cars from one customer to another, moving cars from idle to active service and continuing regulatory compliance. As railcars move from idle to active service, repairs and improvements, such as replacement of tank car linings and valves, are often required. Although fewer cars were repaired, the cost per car increased due to the nature of the repairs.
      During 2003, the American Association of Railroads (AAR) issued an early warning letter that required all owners of railcars in the United States, Canada and Mexico to inspect or replace certain bolsters manufactured from the mid-1990s to 2001 by a now-bankrupt supplier. Rail owned approximately 3,500 railcars equipped with bolsters that were required to be inspected or replaced. Approximately 2,200 of Rail’s affected railcars are on full-service leases in which case Rail is responsible for the costs of inspection or replacement. As of December 31, 2004, bolsters on 2,100 cars have been replaced. The cost attributable to the inspection and replacement of bolsters was $3.0 million in 2004, a decrease of $.9 million from the prior year period. Management expects the remaining costs of bolster replacements to be approximately $.2 million and to be completed by the end of the first quarter of 2005.
      Other operating expenses were comparable between periods.
      Potential Railcar Regulatory Mandates. As noted previously, Rail’s operations as well as the entire railroad industry face the increasing possibility that additional security or safety regulations may be mandated, increasing future maintenance costs. Following are two such matters that the Company is closely monitoring.
      Certain recent railroad derailments, some of which involved GATX railcars, focused attention on safety issues associated with the transportation of hazardous materials. These incidents have led to calls for increased legislation and regulation to address safety and security issues associated with the transportation of hazardous materials. Suggested remedial measures vary, but include rerouting hazardous material railcar movements and increasing the inspection authority of the Federal Railroad Administration (“FRA”). Other suggested remedial measures address the physical condition of tank cars, including revising manufacturing specifications for high pressure cars which carry hazardous materials. Specific focus has been directed at pressurized railcars built prior to 1989 that utilized non-normalized steel. The National Transportation Safety Board (“NTSB”) issued a report in 2004 recommending that the FRA conduct a comprehensive analysis to determine the impact resistance of pressurized tank cars built prior to 1989, and use the results of that analysis to rank cars according to risk and to implement measures to eliminate or mitigate such risks. The NTSB has not recommended that pressure cars built prior to 1989 be removed from service, nor has the FRA issued any orders curtailing use of these cars. The Company owns approximately 6,500 pre-1989 built pressurized tank cars in North America (6% of its North American fleet). While the Company is actively working with trade associations and others to participate in the legislative and regulatory process affecting rail transportation of hazardous materials, the outcome of proposed remedial measures, the probability of adoption of such measures, and the resulting impact on GATX should such measures be adopted cannot be determined at this time.
      Additionally, the Association of American Railroads (“AAR”) has issued a proposal which would require all tank cars to be equipped with long travel constant contact side bearings (“LT-CCSBs”). The application of LT-CCSBs is intended to reduce empty tank car derailments by the reduction of train/track operational issues. Management believes it is highly likely that the AAR will adopt the LT-CCSB rule essentially as written. If it does so, this will affect certain tank cars throughout the industry and the Company will be required to retrofit approximately 50,000 of its tank cars over the next 7 to 10 years at a cost of $700 to $800 per car. The Company generally has the contractual right to increase lease rates to recover a portion of the costs of this retrofit, and is currently formulating its plans on how it will exercise this contractual right.
      Taxes. See “Consolidated Income Taxes” for a discussion of GATX’s consolidated income tax expense.

Comparison of Year Ended December 31, 2003 to Year Ended December 31, 2002
      Summary. Rail’s net income of $54.9 million in 2003 increased $29.1 million from the prior year. Income before the cumulative effect of accounting change decreased $5.8 million. The decrease was primarily due to lower North American lease income driven by lower average lease rates.
      Challenging market conditions in the North American rail industry affected Rail in 2003. The oversupply of certain car types in the railcar market, short backlogs at railcar manufacturers, a weak economic environment and aggressive competition from other lessors resulted in lease rates that were below peak lease rates of the late 1990s. As a result, new market rates for expiring leases, either with the same customer or contracting with a new customer, were lower on average than the previous rate. In 2003, average lease rates on a basket of common car types declined 5.2% versus the expiring rates. With approximately 26,000 cars having expiring leases during 2003, lower rates negatively impacted Rail’s lease income.
      In anticipation of an improving economy, Rail continued to purchase new cars and actively pursue secondary market transactions. Investment in railcars for North America increased in 2003 over the prior year, resulting in active cars increasing by approximately 1,100 cars after two consecutive years of decline. The acquisition at the end of the fourth quarter of a fleet of 1,200 covered hoppers on long-term lease drove the increase in active cars. In addition, Rail took delivery of approximately 1,000 new cars in 2003, under pre-existing purchase agreements with manufacturers. Utilization of the North American fleet improved from 90% to 93% due to aggressive efforts to improve the renewal success rate, to market specific car types and to scrap older, uneconomic cars from the fleet.

      Maintenance costs increased in 2003 from the 2002 level. An increase in the number of car assignments and costs associated with an American Association of Railroads (AAR) requirement to replace bolsters on certain cars (see discussion below) adversely impacted 2003 maintenance costs.
      In 2003, Rail’s European operations generally experienced a more favorable market environment than North America. Fleet utilization at both KVG and AAE, Rail’s European joint venture, was over 95%, as KVG’s primary markets of chemical, petroleum, mineral and liquid petroleum gas remained stable, and AAE benefited from the high growth rates of shipping activity at European seaports. Rail acquired the remaining interest in KVG in December 2002. DEC’s performance has been negatively affected by a weak Polish economy. However, KVG was successful in placing DEC tank cars in service outside of Poland. This activity between KVG and DEC marked the early stages of integrating their tank car operations, a key European strategy for Rail.
      Gross Income. Rail’s 2003 gross income of $693.8 million was $21.6 million higher than 2002. Excluding the impact from the timing of the KVG acquisition in both periods, gross income was down $20.5 million from 2002. The decrease was primarily driven by lower North American lease income resulting from lower average lease rates and fewer railcars on lease for most of the year. Although average renewal rates continued to be lower than Rail’s prior contractual rate, the percentage decline in renewal rates improved during 2003.
      Excluding KVG’s pre-tax earnings of $4.7 million in 2002, share of affiliates’ earnings in 2003 increased $4.1 million. The increase was the result of a favorable maintenance expense at domestic affiliates combined with a larger fleet and favorable foreign exchange rates at a foreign affiliate.
      Ownership Costs. Ownership costs were $348.9 million in 2003 compared to $332.5 million in 2002. The increase was primarily due to the acquisition and consolidation of KVG.
      Other Costs and Expenses. Maintenance expense of $163.4 million in 2003 increased $12.5 million from 2002. Excluding KVG, maintenance expense increased $2.8 million in 2003. The variance was due primarily to the increase in car assignments discussed above. Both 2003 and 2002 results included comparable levels of maintenance costs for certain railroad mandated repairs.
      In 2003, the AAR issued a series of early warning letters that required all owners of railcars in the U.S., Canada and Mexico to inspect or replace certain bolsters manufactured from the mid-1990s to 2001 by a now-bankrupt supplier. Rail owned approximately 3,500 railcars equipped with bolsters that were required to be inspected or replaced. Due dates for inspection or replacement of the bolsters ranged from September 30, 2003 to December 31, 2004 depending on car type and service. As of December 31, 2003, bolsters on approximately 1,300 cars had been replaced. 2003 maintenance expense included $3.9 million attributable to the inspection and replacement of bolsters.
      In the second quarter of 2002, the Federal Railroad Administration issued a Railworthiness Directive (Bar Car Directive) which required Rail to inspect and repair, if necessary, a certain class of its cars that were built or modified with reinforcing bars prior to 1974. Approximately 4,200 of Rail’s owned railcars were affected by the Bar Car Directive. The unfavorable impact on Rail’s operating results for 2002 was approximately $2.7 million after-tax, including lost revenue, inspection, cleaning and replacement car costs, which were partially offset by gains on the accelerated scrapping of affected cars. As of year end 2002, substantially all of the subject tank cars were removed from Rail’s fleet.
      Selling, general and administrative (SG&A) expenses of $69.0 million increased $9.8 million in 2003. Excluding KVG, SG&A expenses decreased $1.2 million due to cost savings initiatives. In 2003, Rail recorded a reversal of provision for possible losses of $2.6 million resulting from improvement in portfolio quality, recoveries of bad debts, and more favorable aging of Rail’s receivables.
      Taxes. See “Consolidated Income Taxes” for a discussion of GATX’s consolidated income tax expense.
      Cumulative Effect of Accounting Change. In accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, Rail completed a review of all recorded goodwill in 2002. Fair values were established using discounted cash flows. Based on this review, Rail recorded a one-time, non-cash impairment charge of $34.9 million related to DEC in 2002. The charge is non-operational in nature and was recognized as a cumulative effect of accounting change as of January 1, 2002 in the consolidated statements of income. The impairment charge was due primarily to lessened expectations of projected cash flows based on market conditions at the time of the review and a lower long-term growth rate projected for DEC.

GATX Air
      Worldwide revenue passenger miles increased in 2004 and lease rates are recovering from the low levels of recent years, in particular for newer aircraft. However, the recovery is fragile, and is threatened by the high cost of jet fuel, as well as the possibility that additional airline failures and terrorist acts will disrupt global travel. These challenging conditions persist, particularly in North America, where the combination of high fuel prices and pricing pressure from low-cost carriers have increased operating losses and highlighted the vulnerabilities of many major U.S. carriers. Some European airlines are also showing signs of weakness.
      Air’s owned portfolio, which consists principally of narrowbody aircraft, had a weighted average age of five years based on the net book value at the end of 2004. Air achieved almost full utilization in 2004. At December 31, 2004, less than 1% of Air’s portfolio was available for lease with over 98% on lease with customers, and the remaining 1% was subject to signed letters of intent to lease with customers. Air successfully placed 31 owned aircraft during 2004, including 3 new and 28 existing aircraft.
      Lessee defaults and the potential impairment of aircraft values will continue to create potential uncertainties and volatility for Air’s earnings. For example, Boeing announced the cancellation of its B717 program in January, 2005 because of weak demand. Air holds a 50% interest in Pembroke Group (net book value of $63.3 million), an aircraft lessor and manager based in Ireland, which has Boeing 717 aircraft in its portfolio, six of which GATX has an interest in, all of which were on lease at December 31, 2004. Additionally, Air has one B757-200 aircraft on lease to ATA, a bankrupt U.S. carrier. The future marketability of these aircraft and/or potential valuation issues is uncertain at this time.
      Air’s wholly owned and partnered aircraft are leased to customers under net operating leases. Air’s other recurring source of revenue is fee income, which results from remarketing and administering aircraft in its joint ventures, as well as managing aircraft for third parties. Air’s level of fee income can be unpredictable, varying with the performance of the managed fleet and Air’s success in remarketing and selling aircraft. Air also has 50% investments in two partnerships with Rolls-Royce Plc: Pembroke Group and Rolls-Royce & Partners Finance Limited. Rolls-Royce & Partners Finance Limited, which leases aircraft engines, was a major contributor to Air’s financial performance in 2004.
      During 2004, Air took delivery of and placed three new A320 aircraft with non-U.S. airlines and also purchased four aircraft in the secondary market subject to existing leases, with the intent of partnering these aircraft in 2005. Air has two additional aircraft purchase commitments in 2006, and expects to retain the purchased aircraft as wholly owned aircraft.

      Components of Air’s income statement are summarized below (in millions):

	2004	2003	2002

Gross Income
Lease income	$101.0	$90.8	$73.4
Interest income	.3	.1	2.9
Asset remarketing income	5.5	.8	1.4
Gain on sale of securities	—	.6	—
Fees	9.3	7.4	7.9
Other	2.6	10.5	3.4
Revenues	118.7	110.2	89.0
Share of affiliates’ earnings	26.2	31.6	14.8
Total Gross Income	144.9	141.8	103.8
Ownership Costs
Depreciation	59.5	55.1	37.1
Interest, net	42.0	41.2	35.1
Operating lease expense	3.8	3.9	3.5
Total Ownership Costs	105.3	100.2	75.7
Other Costs and Expenses
Maintenance expense	1.6	1.5	.9
Other operating expenses	2.4	.6	.6
Selling, general and administrative	21.5	18.1	13.3
(Reversal) provision for possible losses	(.6)	8.2	.3
Asset impairment charges	.4	10.2	5.4
Total Other Costs and Expenses	25.3	38.6	20.5
Income before Income Taxes	14.3	3.0	7.6
Income Tax Provision (Benefit)	4.5	.9	(.5)
Net Income	$9.8	$2.1	$8.1

Financial Performance Measures for Air ($’s in millions)

	2004	2003	2002

Return on equity	2.8%	.6%	2.5%
Return on assets	.5%	.1%	.5%
SG&A efficiency ratio	.60%	.51%	.52%
Investment volume	$225.2	$227.9	$571.5
On balance sheet assets	$2,086.4	$1,977.0	$1,885.6
Off-balance sheet assets	$29.1	$29.0	$55.1
Total assets	$2,115.5	$2,006.0	$1,940.7
Total equity	$357.9	$340.3	$383.1

Air’s Fleet Data
      The following table summarizes information on GATX owned and managed aircraft for the years ended December 31 ($’s in millions):

	2004	2003	2002

Utilization by net book value of owned aircraft	98%	97%	97%
Number of owned aircraft.	163	163	193
Number of managed aircraft.	66	74	112
Non-performing assets	$—	$22.5	$23.8
Impairments and net charge-offs	$.4	$23.2	$5.5

Comparison of Year Ended December 31, 2004 to Year Ended December 31, 2003
      Summary. Net income of $9.8 million in 2004 increased $7.7 million from the prior year. The increase in 2004 was driven by gains from the sale of four aircraft and the absence of the Air Canada loss which occurred in 2003. 2004 profit was also driven by strong joint venture performance, particularly at Air’s engine leasing joint venture.
      Gross Income. Air’s 2004 gross income of $144.9 million was $3.1 million higher than 2003. The increase was primarily driven by higher lease and asset remarketing income partially offset by lower other income.
      Lease income increased primarily due to the full year revenue recognition on six new aircraft which were delivered at various times during 2003, three new aircraft deliveries during 2004, and the purchase of four aircraft subject to existing leases in 2004. Lease income in 2004 on the new aircraft purchases in 2004 and 2003 was approximately $12 million. The impact of higher variable rents due to the increase in interest rates was $2.9 million. The increase was offset by early lease terminations and lower lease rates on certain renewed lease contracts. Asset remarketing income increased as the result of gains from the sale of four aircraft in 2004. The decrease in other income was primarily attributable to the recognition in 2003 of previously collected maintenance deposits on aircraft held for pending sale (subsequently sold in 2004). These maintenance deposits were entirely offset by related impairment charges taken on the underlying aircraft in 2003. Share of affiliates’ earnings decreased from the prior year primarily because of asset impairments at the Pembroke affiliate in 2004, more than offsetting continued strong performance at the Rolls-Royce engine leasing joint venture.
      Ownership Costs. Ownership costs of $105.3 million in 2004 were $5.1 million higher than in 2003. The increase was primarily due to the $4.4 million increase in depreciation resulting from higher operating lease balances due to full-year depreciation on six new aircraft deliveries in 2003, three new deliveries in 2004, and four aircraft purchased in 2004. Interest expense was relatively unchanged from the prior year.
      Other Costs and Expenses. Total other costs and expenses of $25.3 million in 2004 were $13.3 million lower than in 2003 primarily due to decreases in the provision for possible losses and asset impairment charges, partially offset by higher SG&A expenses. The provision for possible losses decreased $8.8 million from 2003 primarily due to a net $9.6 million loss provision on disposal of an unsecured Air Canada note in 2003. Asset impairment charges decreased by $9.8 million from 2003 primarily due to impairment charges of $8.2 million in 2003 related to two commercial aircraft held for pending sale (subsequently sold in 2004) that were offset by the recognition into other income of previously collected maintenance deposits. SG&A expenses increased by $3.4 million primarily due to higher employee costs in 2004.
      Taxes. See “Consolidated Income Taxes” for a discussion of GATX’s consolidated income tax expense.

Comparison of Year Ended December 31, 2003 to Year Ended December 31, 2002
      Summary. Net income of $2.1 million decreased $6.0 million compared to the prior year. Improvement in share of affiliates’ earnings was offset by an increase in the provision for possible losses due to the Air Canada bankruptcy and increases in SG&A expenses.
      Challenging conditions in the aviation industry negatively affected Air in 2003. Although the industry appeared to be recovering from its severe downturn, aircraft lessors experienced weak lease rates, credit defaults and asset impairments during 2003. Specifically, aircraft over 15 years in age proved to be more difficult to lease and presented the greatest uncertainty in value. Rents on older aircraft declined in 2003, while rents on newer aircraft stabilized.
      Air’s owned portfolio had a weighted average age of five years based on the net book value at the end of 2003. With a relatively new fleet, Air achieved almost full utilization in 2003. At December 31, 2003, less than 1% of Air’s portfolio was available for lease; over 96% had been on lease with customers, and the remaining 3% were subject to signed letters of intent to lease with customers. Air placed 19 owned aircraft during 2003, including six new and 13 existing aircraft.
      Gross Income. Air’s 2003 gross income of $141.8 million was $38.0 million higher than 2002. The increase was primarily driven by higher lease income due to the full-year revenue recognition on 16 new aircraft which were delivered at various times during 2002, and an additional six new aircraft deliveries which were received and put on lease in 2003. Other income also contributed $7.1 million to the increase, primarily attributable to the recognition of previously collected maintenance reserves. These maintenance reserves were entirely offset by related impairment charges taken on by the underlying aircraft.
      Share of affiliates’ earnings of $31.6 million were $16.8 million higher than the prior year. The increase from the prior year is primarily due to impairment losses that were recognized in 2002 on a fleet of 28 Fokker 50 and Fokker 100 aircraft owned by Air’s 50% owned Pembroke affiliate.
      Ownership Costs. Ownership costs of $100.2 million in 2003 were $24.5 million higher than in 2002. The increase was primarily due to the $18.0 million increase in depreciation resulting from higher balances for operating lease assets due to full-year depreciation on 16 new aircraft deliveries in 2002 and six new deliveries received and put on lease in 2003. Interest expense also contributed $6.1 million to the increase as a result of higher debt balances due to the new aircraft deliveries in 2002 and 2003, slightly offset by lower interest rates.
      Excluding an accrual reversal in 2002, operating lease expense in 2003 was lower by $4.3 million due to fewer leased-in aircraft compared to the prior year. Operating lease expense of $3.5 million in 2002 was net of a credit of $4.7 million for the reversal of a loss accrual recorded in prior years. GATX was a lessee of an aircraft under an operating lease running through 2004. GATX had subleased the aircraft to an unrelated third party with an initial lease term expiring in 2001. Prior to 2001, as a result of financial difficulties of the sublessee as well as concerns about subleasing the aircraft for the period 2001 to 2004, the Company recorded an accrual for the future costs expected to be incurred on the operating lease in excess of the anticipated revenues. In 2002, the Company restructured terms of the lease, ultimately acquiring ownership of the aircraft, and leasing it to a new customer. As a result, the $4.7 million accrual was reversed as a credit to operating lease expense.
      Other Costs and Expenses. Total other costs and expenses increased by $18.1 million in 2003 primarily due to the increase in SG&A expenses, the provision for possible losses and asset impairment charges. SG&A expenses increased by $4.8 million due to lower capitalized expenses as a result of fewer aircraft deliveries in 2003 versus the prior year. The provision for possible losses increased $7.9 million primarily due to a net $9.6 million loss provision on the disposal of an unsecured Air Canada note. Asset impairment charges of $10.2 million in 2003 include impairment charges of $8.2 million related to two commercial aircraft that were offset by the recognition into income of previously collected maintenance reserves, included in other income.

      Taxes. See “Consolidated Income Taxes” for a discussion of GATX’s consolidated income tax expense.

GATX Specialty Finance
      The Specialty portfolio consists primarily of leases and loans, frequently including an interest in an asset’s residual value, and joint venture investments involving a variety of underlying asset types, including marine, aircraft and other investments. Specialty generates fee-based income through transaction structuring and portfolio management services.
      Prospectively, Specialty will continue to pursue investments in marine assets and will also seek selective investments in long-lived industrial equipment in targeted mature industries. As a result, future earnings may be more spread oriented, with asset remarketing gains and income resulting from the improved credit profile anticipated to decline from the 2004 levels. Earnings may also be unpredictable due to the uncertain timing of asset remarketing and gains from the sale of securities.
      Components of Specialty Finance’s income statement are summarized below (in millions):

	2004	2003	2002

Gross Income
Lease income	$29.8	$42.9	$59.8
Interest income	17.4	41.1	50.5
Asset remarketing income	22.8	33.1	27.4
Gain on sale of securities	4.1	6.7	3.9
Fees	7.6	7.0	5.2
Other	4.6	10.6	6.2
Revenues	86.3	141.4	153.0
Share of affiliates’ earnings	22.4	22.7	18.2
Total Gross Income	108.7	164.1	171.2
Ownership Costs
Depreciation	4.2	10.3	14.6
Interest, net	26.2	43.5	53.9
Operating lease expense	4.1	4.4	4.4
Total Ownership Costs	34.5	58.2	72.9
Other Costs and Expenses
Maintenance expense	.8	1.1	(.1)
Other operating expenses	5.6	7.9	8.5
Selling, general and administrative	8.7	17.3	27.4
(Reversal) provision for possible losses	(9.4)	(2.9)	19.8
Asset impairment charges	1.6	16.2	22.7
Reduction in workforce charges	—	—	9.2
Fair value adjustments for derivatives	1.5	4.1	3.3
Total Other Costs and Expenses	8.8	43.7	90.8
Income before Income Taxes	65.4	62.2	7.5
Income Taxes	24.8	24.1	2.6
Net Income	$40.6	$38.1	$4.9

Financial Performance Measures for Specialty Finance ($’s in millions):

	2004	2003	2002

Return on equity	48.5%	18.8%	1.6%
Return on assets	6.7%	4.2%	.4%
SG&A efficiency ratio	.63%	.96%	1.27%
Investment volume	$22.7	$130.9	$327.3
On balance sheet assets	$477.4	$707.6	$1,088.0
Off-balance sheet assets	$12.5	$13.7	$14.9
Total assets	$489.9	$721.3	$1,102.9
Total equity	$49.7	$117.8	$287.4

Specialty’s Portfolio Data
      The following table summarizes information on the owned and managed Specialty Finance portfolio for the years ended December 31 ($’s in millions):

	2004	2003	2002

Reserves as % of reservable assets	5.4%	7.3%	6.8%
Impairments and net charge-offs	$5.0	$24.2	$49.8
Net book value of managed portfolio	$728.7	$882.2	$960.4

Comparison of Year Ended December 31, 2004 to Year Ended December 31, 2003
      Summary. Net income of $40.6 million increased $2.5 million from the prior year primarily due to improved credit quality of the portfolio and lower SG&A expenses. The continued strong performance of marine joint ventures and remarketing gains also contributed to the 2004 results. Specialty’s new marine investments were $13.9 million and $26.6 million in 2004 and 2003, respectively. As expected, overall asset levels continued to decline as asset run-off exceeded new investment volume.
      Gross Income. Specialty’s 2004 gross income of $108.7 million was $55.4 million lower than 2003. The decrease was primarily the result of lower lease, interest and asset remarketing income. The decreases of $13.1 million in lease income and $23.7 million in interest income were the result of lower lease and loan balances due to the run-off of portfolio assets. Asset remarketing income decreased $10.3 million from 2003 and was comprised of both gains from the sale of assets from Specialty’s own portfolio as well as residual sharing fees from the sale of managed assets. Because the timing of such sales is dependent on changing market conditions, asset remarketing income does not occur evenly from period to period. Share of affiliates’ earnings were relatively unchanged from 2003 to 2004. However, 2004 income from marine joint ventures increased by $8.9 million in 2004. This increase was offset by 2003 income from other joint venture investments that have been dissolved.
      Ownership Costs. Ownership costs of $34.5 million in 2004 were $23.7 million lower than 2003 consistent with the decrease in the portfolio. The $17.3 million decrease in interest expense was due to lower debt balances as a result of a smaller portfolio, and the $6.1 million decrease in depreciation was due to lower operating lease assets.
      Other Costs and Expenses. Other costs and expenses of $8.8 million in 2004 were $34.9 million lower than 2003 primarily as a result of decreased asset impairment charges, and an increase in the reversal of provision for possible losses, and lower SG&A expenses consistent with the decline in total assets. The 2003 asset impairment charges were primarily related to an investment in a corporate aircraft and various equity investments. SG&A expenses decreased $8.6 million from 2003 reflecting lower personnel and other costs related to the exit from the venture business. Specialty reversed $6.5 million more in provision for possible losses in 2004 versus 2003 due to a better than expected performance within the portfolio.

      Taxes. See “Consolidated Income Taxes” for a discussion of GATX’s consolidated income tax expense.

Comparison of Year Ended December 31, 2003 to Year Ended December 31, 2002
      Summary. Net income of $38.1 million increased $33.2 million from 2002 primarily due to lower asset impairments, provision reversals and lower SG&A expenses.
      Specialty’s portfolio declined during 2003 as a result of the decision in late 2002 to curtail investment in the specialty finance portfolio and to sell or otherwise run-off the venture finance portfolio. During 2003, the Canadian and U.K. venture finance loan portfolios were sold, and the U.S. venture finance loan portfolio, which had been retained along with associated warrants, continued to run-off. Earnings were positively impacted by the timing of gains on the sale of assets from the specialty finance portfolio and gains from the sale of securities associated with the venture finance warrant portfolio. SG&A expenses were lower as efficiencies were realized on the declining portfolio. Investment volume was primarily related to prior funding commitments.
      Gross Income. Specialty’s 2003 gross income of $164.1 million was $7.1 million lower than 2002. The decrease was primarily driven by lower lease and interest income, consistent with a declining asset base, offset by an increase in asset remarketing income. Asset remarketing income is comprised of both gains from the sale of assets from Specialty’s own portfolio as well as residual sharing fees from the sale of managed assets. Gains from the sale of Specialty’s owned assets increased by $13.6 million and residual sharing fees from managed portfolios decreased by $7.9 million. Because the timing of such sales is dependent on changing market conditions, asset remarketing income does not occur evenly from period to period. Share of affiliates’ earnings of $22.7 million were $4.5 million higher than the prior year as a result of contributions from new marine affiliate investments.
      Ownership Costs. Ownership costs of $58.2 million in 2003 were $14.7 million lower than in 2002, primarily due to a $4.3 million decrease in depreciation and a $10.4 million decrease in interest expense. The decrease in depreciation and interest expense is consistent with the declining asset base.
      Other Costs and Expenses. Total other costs and expenses decreased by $47.1 million in 2003 primarily due to the decrease in the provision for possible losses and SG&A expenses. The provision for possible losses decreased $22.7 million primarily due to the improving credit quality of the portfolio and the decrease in the reservable asset base. SG&A expenses decreased $10.1 million from 2002, reflecting lower personnel costs as a result of the reduction in workforce in the fourth quarter of 2002.
      Taxes. See “Consolidated Income Taxes” for a discussion of GATX’s consolidated income tax expense.

GATX Other
      Other is comprised of corporate results, including SG&A and interest expense not allocated to the segments, and the results of American Steamship Company (ASC), a Great Lakes shipping company.
      Components of the income statement are summarized below (in millions):

	2004	2003	2002

Gross Income
Marine operating revenue	$111.8	$85.0	$79.7
Interest income	.1	.2	1.3
Asset remarketing income	.1	(.7)	—
Other	119.3	17.1	4.0
Total Gross Income	231.3	101.6	85.0

	2004	2003	2002

Ownership Costs
Depreciation	6.7	5.6	6.5
Interest, net	16.5	27.3	40.4
Operating lease expense	—	.4	.9
Total Ownership Costs	23.2	33.3	47.8
Other Costs and Expenses
Marine operating expenses	87.7	68.9	60.7
Other operating expenses	(.6)	1.0	.3
Selling, general and administrative	62.4	59.2	61.1
(Reversal) provision for possible losses	(1.4)	2.0	(13.7)
Asset impairment charges	.2	6.0	1.1
Fair value adjustments for derivatives	1.2	—	—
Reduction in workforce charges	—	—	5.7
Total Other Costs and Expenses	149.5	137.1	115.2
Income (Loss) before Income Taxes	58.6	(68.8)	(78.0)
Income Tax Provision (Benefit)	11.1	(35.2)	(28.3)
Net Income (Loss)	$47.5	$(33.6)	$(49.7)

Comparison of Year Ended December 31, 2004 to Year Ended December 31, 2003
      Summary. Other net income in 2004 included a $37.8 million after-tax gain from the sale of the Company’s Staten Island property and an after-tax insurance recovery of $31.5 million. In addition, 2004 tax expense reflects $14.5 million of tax benefits realized during the year.
      Gross Income. Gross income of $231.3 million in 2004 increased $129.7 million from 2003 due to higher marine operating revenue and other income. The increase in marine operating revenue of $26.8 million was driven by increased demand and more favorable operating conditions on the Great Lakes. These factors also contributed to higher marine operating expenses in 2004, and resulted in a net $5.2 million increase in vessel operating contribution in 2004. Other income of $119.3 million in 2004 includes a $68.1 million gain from the sale of a former terminals facility in Staten Island and $48.4 million from the receipt of insurance settlement proceeds associated with litigation GATX had initiated against various insurers, related to coverage issues regarding the 2000-2001 Airlog litigation. Insurance settlement proceeds were $16.5 million in 2003.
      Ownership Costs. Ownership costs of $23.2 million in 2004 were $10.1 million lower than the prior year, primarily due to a decrease in interest expense due to lower overall leverage at GATX. Lower average debt balances and lower average interest rates contributed to the favorable variance compared to 2003. As noted previously, the debt not otherwise allocated to the operating segments (based on set leverage ratios) is assigned to Other, along with the related interest expense.
      Other Costs and Expenses. SG&A expenses of $62.4 million were $3.2 million higher than the prior year. The variance is largely due to higher consulting fees associated with the implementation of Section 404 of the Sarbanes-Oxley Act, fees associated with a bond exchange completed in 2004, and lower intercompany allocations due to the mid-year sale of Technology.
      The (reversal) provision for possible losses is derived from GATX’s estimate of possible losses inherent in its portfolio of reservable assets. In addition to establishing loss estimates for known troubled investments, this estimate involves consideration of historical loss experience, present economic conditions, collateral values, and the state of the markets in which GATX operates. GATX records a provision for possible losses in each operating segments as well as in Other, targeting an overall allowance for possible losses in accordance with established GATX policy. This overall allowance for possible losses is measured and reported as a percentage of total reservable assets. Reservable assets in accordance with generally accepted accounting principles (GAAP) include loans, direct finance leases, leveraged leases and receivables. Operating leases are not reservable assets in accordance with GAAP.
      In 2004, GATX recorded a reversal of $12.3 million of provision for possible losses in its operating segments and a reversal of $1.4 million of provision for possible losses in Other. These reversals resulted in a consolidated allowance for possible losses at December 31, 2004 of $22.1 million, or 4.9% of reservable assets. In 2003, GATX recorded a $2.7 million provision for possible losses in its operating segments and a $2.0 million provision for possible losses in Other. These provisions resulted in a consolidated allowance for possible losses at December 31, 2003 of $45.6 million, or 8.1% of reservable assets. The decrease in the allowance for possible losses as a percentage of reservable assets in 2004 was driven by the general improvement in the quality of GATX’s portfolio as well as the better-than-expected performance and run-off of venture finance assets, which were reserved at a relatively higher rate than the rest of the portfolio.
      Asset impairment charges of $.2 million in 2004 decreased $5.8 million. The 2003 charge primarily related to ASC’s only off-lakes barge which ceased operations during the year. The barge was written down to an estimate of future disposition proceeds.
      Taxes. See “Consolidated Income Taxes” for a discussion of GATX’s consolidated income tax expense.

Comparison of Year Ended December 31, 2003 to Year Ended December 31, 2002
      Gross Income. Gross income of $101.6 million in 2003 increased $16.6 million from 2002 due to higher marine operating revenue and other income. The increase in marine operating revenue of $5.3 million was driven by a larger average fleet in operation in 2003, and was offset by higher marine operating expenses. Other income includes $16.5 million in 2003 from the receipt of settlement proceeds associated with the Airlog litigation GATX had initiated against various insurers.
      Ownership Costs. Ownership costs of $33.3 million were $14.5 million lower compared to 2002, primarily due to a decrease in interest expense. Lower average debt balances and lower average interest rates contributed to the favorable variance compared to 2002.
      Other Costs and Expenses. In 2003, GATX recorded a $2.7 million provision for possible losses in its operating segments and a $2.0 million provision for possible losses in Other. These provisions resulted in a consolidated allowance for possible losses at December 31, 2003 of $45.6 million, or 8.1% of reservable assets. In 2002, GATX recorded a $21.5 million provision for possible losses in its operating segments, offset by a reversal of $13.7 million of provision for possible losses in Other. These provisions resulted in a consolidated allowance for possible losses at December 31, 2002 of $66.7 million, or 7.6% of reservable assets.
      Asset impairment charges of $6.0 million in 2003 increased $4.9 million. The 2003 charge primarily relates to ASC’s sole off-lakes barge which ceased operations during the year and was written down to an estimate of future disposition proceeds.
      During 2002, GATX recorded a pre-tax charge of $5.7 million related to reductions in workforce. The charge was predominantly related to a reduction in corporate overhead costs associated with management’s intent to exit the venture business and curtail investment in the specialty finance sector. The reduction in workforce charge included involuntary employee separation and benefit costs as well as occupancy and other costs.
      Taxes. See “Consolidated Income Taxes” for a discussion of GATX’s consolidated income tax expense.
      Net Loss. The net loss at Other of $33.6 million in 2003 improved from 2002 by $16.1 million as a result of the insurance settlements, favorable interest expense, and the reversal of tax audit reserves, partially offset by increased provision for possible losses.

GATX Consolidated

Consolidated Income Taxes
      GATX’s consolidated income tax expense for continuing operations was $68.2 million in 2004, an increase of $52.0 million from the 2003 amount of $16.2 million. The 2004 consolidated effective tax rate was 30% compared to the 2003 rate of 21%. The 2004 tax provision was favorably impacted by the recognition of income tax refunds of $14.5 million, deferred tax reductions of $2.4 million due to lower rates enacted in foreign jurisdictions, and extraterritorial income exclusion benefits (ETI) of $1.4 million. Excluding these items, GATX’s effective rate would have been approximately 38% in 2004. The 2003 tax provision was favorably impacted by a $10.0 million reversal of tax audit reserves in connection with the settlement of an Internal Revenue Service audit of 1995-1997, deferred tax reductions of $1.8 million due to lower rates enacted in foreign jurisdictions, and ETI benefits of $1.7 million. Excluding these items, GATX’s effective rate in 2003 would have been approximately 38%.
      See Note 14 to the consolidated financial statements included with this prospectus for additional information about income taxes.

Discontinued Operations
      The following table summarizes the gross income, income before taxes and the (loss) gain on sale of segment, net of tax, which has been reclassified to discontinued operations for all periods presented (in millions):

	2004	2003	2002

Gross Income	$104.0	$205.6	$322.7
Income before taxes	30.1	25.0	7.3
Operating income, net of taxes	18.3	15.2	4.7
(Loss) gain on sale of segment, net of taxes	(7.2)	—	6.2
Total discontinued operations	$11.1	$15.2	$10.9
      On June 30, 2004, GATX completed the sale of substantially all the assets and related nonrecourse debt of Technology and its Canadian affiliate to CIT Group, Inc. for net proceeds of $234.1 million. Subsequently, the remaining assets consisting primarily of interests in two joint ventures were sold by year end. Financial data for the Technology segment has been segregated as discontinued operations for all periods presented.
      Technology’s operating results for the twelve months ended December 31, 2004 were $18.3 million, net of tax, which was $3.1 million higher than the prior year results of $15.2 million. Operating results were favorably impacted by the suspension of depreciation on operating lease assets associated with Technology’s assets classified as held for sale during the second quarter of 2004. The effect of ceasing depreciation was approximately $14.3 million after-tax. The after-tax loss on the sale of the Technology segment was $7.2 million as of December 31, 2004. The pre-tax loss of $12.0 million reflected a write-off of $7.6 million of goodwill as well as sale-related expenses including severance costs and losses on terminated leases. Technology’s 2003 operating results of $15.2 million, net of a $9.8 million tax provision, were $10.5 million higher than the prior year results. Technology’s 2002 operating results were $4.7 million, net of a $2.6 million tax provision.
      In 2002, GATX completed the divestiture of the ISG segment. The ISG segment was comprised of GATX Terminals Corporation (Terminals) and GATX Logistics, Inc. (Logistics), and minor business development efforts. Financial data for the ISG segment has been segregated as discontinued operations for all periods presented. In the first quarter of 2002, GATX sold its interest in a bulk-liquid storage facility located in Mexico and recognized a $6.2 million gain, net of taxes of $3.0 million. There was no operating activity at the ISG segment during 2002-2004.

      See Note 21 to the consolidated financial statements included with this prospectus for additional information about discontinued operations.
Balance Sheet Discussion

Assets
      Total assets of continuing operations increased to $5.6 billion in 2004 from $5.5 billion in 2003. Increases in operating lease assets were partially offset by decreases in loans, progress payments, investments in affiliated companies and recoverable income taxes.
      In addition to the $5.6 billion of assets recorded on the balance sheet, GATX utilizes approximately $1.2 billion of other assets, such as railcars and aircraft, which were financed with operating leases and therefore are not recorded on the balance sheet. The $1.2 billion of off-balance sheet assets represent the present value of GATX’s committed future operating lease payments using a 10% discount rate.
      The following table presents assets of continuing operations (on and off-balance sheet) by segment (in millions):

	December 31

	2004			2003

	On Balance	Off-Balance	Total	On Balance	Off-Balance	Total
	Sheet	Sheet	Assets	Sheet	Sheet	Assets

Rail	$2,721.2	$1,175.8	$3,897.0	$2,401.6	$1,205.8	$3,607.4
Air	2,086.4	29.1	2,115.5	1,977.0	29.0	2,006.0
Specialty	477.4	12.5	489.9	707.6	13.7	721.3
Other	316.5	31.3	347.8	434.3	34.7	469.0

	$5,601.5	$1,248.7	$6,850.2	$5,520.5	$1,283.2	$6,803.7

Receivables
      Receivables of $452.1 million, including finance leases and loans, decreased $112.2 million compared to the prior year primarily due to asset run-off exceeding new investment at Specialty.

Allowance for Possible Losses
      The purpose of the allowance is to provide an estimate of credit losses inherent in the investment portfolio for which reserving is appropriate. In addition to establishing loss estimates for known troubled investments, this estimate involves consideration of historical loss experience, judgments about the impact of present economic conditions, collateral values, and the state of the markets in which GATX operates. This overall allowance for possible losses is measured and reported as a percentage of total reservable assets. Reservable assets in accordance with generally accepted accounting principles (GAAP) include loans, direct finance leases, leveraged leases and receivables.
      The following summarizes changes in GATX’s consolidated allowance for possible losses (in millions):

	December 31

	2004	2003

Balance at the beginning of the year	$45.6	$66.7
(Reversal) provision for possible losses	(13.7)	4.7
Charges to allowance	(13.7)	(26.7)
Recoveries and other	3.9	.9

Balance at end of the year	$22.1	$45.6

      The following table presents the allowance for possible losses by segment (in millions):

	December 31

	2004	2003

Rail	$4.1	$6.6
Air	1.1	1.7
Specialty	13.5	26.2
Other	3.4	11.1

	$22.1	$45.6

      There were no material changes in estimation methods and assumptions for the allowance that took place during 2004. The allowance for possible losses is reviewed regularly for adequacy by considering changes in economic conditions and credit quality indicators. GATX believes that the allowance is adequate to cover losses inherent in the reservable portfolio as of December 31, 2004. The allowance is based on judgments and estimates, which could change in the future, causing a corresponding change in the recorded allowance.
      The allowance for possible losses of $22.1 million decreased $23.5 million from 2003 and represented 4.9% of reservable assets, compared to 8.1% in the prior year. The allowance for possible losses as a percentage of reservable assets in 2004 reflects the general improvement in the credit quality of GATX’s portfolio as well as the better-than-expected performance and run-off of venture finance assets, which were reserved at a relatively higher rate than the rest of the portfolio. Net charge-offs, which is calculated as charge-offs less recoveries (excluding other), totaled $11.2 million for the year, an improvement of $11.8 million from 2003. The 2004 charge-offs were primarily related to Rail of $3.2 million and Specialty of $4.6 million, as well as a fully reserved corporate charge-off of $5.0 million.

Non-Performing Investments
      Finance leases and loans that are 90 days or more past due, or where reasonable doubt exists as to timely collection of payments related thereto, are generally classified as non-performing. Non-performing assets also include the full net book value of operating lease assets deemed non-performing which are subject to the impairment rules of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets as they are not considered reservable assets. The allowance for possible losses, discussed above, relates only to rent and other receivables, finance leases and loans. Non-performing investments do not include operating lease assets that are off lease or held for sale, investments within joint ventures or off-balance sheet assets. Finance lease or interest income accrued but not collected is reversed when a lease or loan is classified as non-performing. Payments received on non-performing finance leases and loans for which the ultimate collectability of principal is uncertain are applied as principal reductions. Otherwise, such collections are credited to income when received.
      The following summarizes non-performing assets by segment (in millions):

	December 31

	2004	2003

Rail	$21.9	$1.4
Air	—	22.5
Specialty	35.3	52.2

	$57.2	$76.1

      Non-performing investments at December 31, 2004 were $57.2 million; $18.9 million lower than the prior year amount of $76.1 million. The decrease in non-performing leases and loans was driven by improvement in the Air and Specialty portfolios. The Rail increase was primarily due to operating lease assets with a net book value of $15.1 million on lease to a bankrupt customer, for which restructured lease terms are currently being negotiated.

Operating Lease Assets, Facilities and Other
      Net operating lease assets and facilities increased $558.3 million from 2003 primarily due to Rail and Air investments. During 2004, Rail and Air net operating lease assets and facilities increased $379.1 million and $179.4 million, respectively. In 2004, Rail acquired 6,200 railcars and 1,000 railcars in North America and Europe, respectively which includes new car purchases and secondary market acquisitions. Air made final delivery payments on three new aircraft and acquired four used aircraft during 2004.

Progress Payments
      GATX classifies amounts deposited toward the construction of wholly owned aircraft and other equipment, including capitalized interest, as progress payments. Progress payments made for aircraft owned by joint ventures in which GATX participates are classified as investments in affiliated companies.
      Progress payments were $20.0 million at year end compared to $53.6 million in the prior year. The decrease is due to the reclassification of progress payments to operating lease assets for three aircraft delivered in 2004.

Investments in Affiliated Companies
      Investments in affiliated companies decreased $129.0 million in 2004 due to affiliate cash distributions exceeding affiliate income and the acquisition and consolidation of a joint venture. GATX invested $7.8 million in joint ventures in 2004, compared to $99.6 million in 2003. Share of affiliates’ earnings were $65.2 million and $66.8 million in 2004 and 2003, respectively. Distributions from affiliates increased $.4 million to $146.2 million in 2004 from $145.8 million in 2003. In December 2004, GATX Rail acquired the remaining 50% interest in Locomotive Leasing Partners, LLC (LLP), resulting in 100% ownership of the fleet of 486 locomotives. As a result, LLP’s operations are consolidated with GATX and it is no longer reported as an investment in affiliated companies.
      The following table shows GATX’s investment in affiliated companies by segment (in millions):

	December 31

	2004	2003

Rail	$102.5	$140.9
Air	473.8	484.9
Specialty	142.3	221.8

	$718.6	$847.6

      See Note 7 to the consolidated financial statements included with this prospectus for additional information about investments in affiliated companies.

Recoverable Income Taxes
      Recoverable income taxes decreased by $53.8 million from the prior year due to receipt of applicable income tax refunds.

Goodwill
      Goodwill was $93.9 million, an increase of $6.7 million from the prior year. The increase was due to foreign currency exchange effects. The Company’s changes in carrying value of goodwill are further discussed in Note 8 to the Company’s consolidated financial statements.

Other Investments
      Other investments were $79.0 million, a decrease of $22.6 million from the prior year. At the end of 2004, investments of $9.0 million and $24.0 million were classified as available-for-sale and held-to-maturity, respectively. Refer to Note 9 of the Company’s consolidated financial statements for further information regarding the Company’s investments in securities.

Other Assets
      Other assets are primarily comprised of the fair value of derivatives, prepaid pension and other prepaid items and miscellaneous receivables. The decrease of $7.3 million from the prior year includes a decrease in the fair value of derivatives of $30.1 million offset with an increase in prepaid pension of $8.2 million and other prepaid items and receivables.

Liabilities
      Total liabilities of continuing operations decreased to $4.5 billion in 2004 from $4.8 billion in 2003. In addition to the $4.5 billion of liabilities recorded on the balance sheet, GATX has approximately $1.2 billion of off-balance sheet debt related to assets that are financed with operating leases. The $1.2 billion of off-balance sheet debt represents the present value of GATX’s committed future operating lease payments at a 10% discount rate.

Debt
      Total debt decreased $361.4 million from 2003 primarily due to debt repayments of unsecured notes and bank loans, as well as decreased capital lease obligations. Debt repayments were partially offset by increases in commercial paper and bank credit facilities as well as secured financing supported by the European Export Credit Agencies (ECAs) for aircraft deliveries. 2004 repayments of debt totaled $500.5 million. GATX, through its principal subsidiary GATX Financial Corporation (GFC), issued $141.8 million in debt in 2004.
      The following table summarizes the debt of GATX and its subsidiaries by major component, including off-balance sheet debt, as of December 31, 2004 (in millions):

	Secured	Unsecured	Total

Commercial Paper and Bank Credit Facilities	$—	$72.1	$72.1
Unsecured notes	—	1,374.1	1,374.1
Bank loans	89.8	214.6	304.4
Convertible notes	—	300.0	300.0
ECA and Ex-Im debt	829.7	—	829.7
Nonrecourse debt	93.5	—	93.5
Other recourse on balance sheet debt	3.5	75.4	78.9
Capital lease obligations	79.4	—	79.4

Balance sheet debt	1,095.9	2,036.2	3,132.1
Recourse off-balance sheet debt	937.3	—	937.3
Nonrecourse off-balance sheet debt	311.4	—	311.4

	$2,344.6	$2,036.2	$4,380.8

Deferred Income Taxes
      Deferred income taxes increased $49.3 million to $721.0 million in 2004 compared to $671.7 million in 2003. The increase was due to accelerated tax depreciation (including bonus depreciation on new equipment) which more than offset taxable income from operations and the taxable income on the sale of Technology and the Staten Island property.
Shareholders’ Equity
      Shareholders’ equity increased $192.0 million from 2003 including net income of $169.6 million; issuance of common stock of $5.8 million and changes in accumulated other comprehensive income of $56.0 million, offset by dividends paid of $39.4 million. The change in accumulated other comprehensive income was driven by foreign currency translation gains of $55.5 million due to the weakening of the U.S. dollar against the Canadian dollar, Euro and Zloty.
Cash Flow Discussion
      GATX generates a significant amount of cash from its operating activities and proceeds from its investment portfolio, which is used to service debt, pay dividends, and fund portfolio investments and capital additions.

Net Cash Provided by Continuing Operations
      Net cash provided by continuing operations of $301.5 million increased $34.1 million compared to 2003. Cash flow benefited from higher insurance proceeds related to the Airlog matter, partially offset by lower income tax refunds. Comparison between periods is also affected by other changes in working capital. All cash received from asset dispositions (excluding the proceeds from the sale of the Technology segment, which is reported as discontinued operations), including gain and return of principal, is included in investing activities as portfolio proceeds or other asset sales.

Portfolio Investments and Capital Additions
      Portfolio investments and capital additions of $760.0 million increased $131.4 million from 2003.
      The following table presents portfolio investments and capital additions by segment (in millions):

	December 31

	2004	2003

Rail	$489.9	$249.6
Air	225.2	227.9
Specialty	22.7	130.9
Other	22.2	20.2

	$760.0	$628.6

      Rail invested $489.9 million in 2004, an increase of $240.3 million from the prior year. The increase was primarily attributable to new railcar purchases, fleet acquisition activity and the purchase of the remaining 50% interest in Locomotive Leasing Partners, LLC. Portfolio investments and capital additions at Air of $225.2 million were comparable to the prior year. Investments at Specialty were significantly lower in 2004 as a result of curtailment in specialty investments. Future portfolio investments and capital additions (excluding contractual commitments) will depend on market conditions and opportunities to acquire desirable assets.

Portfolio Proceeds
      Portfolio proceeds of $355.5 million decreased $185.1 million from 2003. The decrease was primarily due to a decrease in loan payments received, lower proceeds from disposal of lease equipment and cash distributions from joint venture investments partially offset by an increase in finance lease payments received and proceeds from sales of securities.

Proceeds from Other Asset Sales
      Proceeds from other asset sales of $130.3 million in 2004 primarily relate to $98.8 million proceeds received from the sale of Staten Island property in addition to proceeds from railcar scrappings.

Net Cash Used In Financing Activities for Continuing Operations
      Net cash used in financing activities of continuing operations was $375.9 million in 2004 compared to $260.3 million in 2003. Net proceeds from issuance of long-term debt were $127.8 million in 2004. Significant financings in 2004 included $107.8 million of aircraft financing guaranteed by the European Export Credit Agencies. Repayments of debt included an $80.0 million prepayment of a portion of a term loan which was originally due in 2006.
Liquidity and Capital Resources

General
      GATX funds investments and meets its obligations through cash flow from operations, portfolio proceeds (including proceeds from asset sales), commercial paper issuance, uncommitted money market lines, committed revolving credit facilities, the issuance of unsecured debt, and a variety of secured borrowings. GATX utilizes both the domestic and international bank and capital markets. GATX believes its current liquidity remains strong due to its cash position, available and committed credit lines and more cost effective access to the capital markets relative to recent years.

Credit Facilities
      On May 18 2004, GATX’s wholly owned subsidiary GATX Financial Corporation (GFC), entered into a credit agreement for $545.0 million comprised of a $445.0 three-year senior unsecured revolving credit facility maturing in May 2007, and a $100.0 million five-year senior unsecured term loan, with a delayed draw feature effective for one year, maturing in May 2009. The new agreement replaces the three separate revolving credit facilities previously in place at GFC. At December 31, 2004, availability under the credit facility was $362.9 million with $27.1 million of letters of credit issued and backed by the facility, $30.0 million drawn on the facility and $25.0 million of commercial paper issued. All $100.0 million of the unsecured term loan was available.

Restrictive Covenants
      The revolving credit facility and unsecured term loan contain various restrictive covenants, including requirements to maintain a defined net worth and a fixed charge coverage ratio. In addition, both contain certain negative pledge provisions, including an asset coverage test, and a limitation on liens condition for borrowings on the facility and the term loan.
      As defined in the credit facility and term loan, the net worth of GFC at December 31, 2004 was $1.8 billion, which was in excess of the minimum net worth requirement of $1.1 billion. Additionally, the ratio of earnings to fixed charges as defined in the credit facility and term loan was 2.6x for the period ended December 31, 2004, in excess of the minimum covenant ratio of 1.3x. At December 31, 2004, GFC was in compliance with the covenants and conditions of the credit facility.
      The indentures for GFC’s public debt also contain restrictive covenants, including limitations on loans, advances or investments in related parties (including GATX) and dividends it may distribute to GATX. Some of the indentures also contain limitation on lien provisions that limit the amount of secured indebtedness that GFC may incur, subject to several exceptions, including those permitting an unlimited amount of purchase money indebtedness and nonrecourse indebtedness. In addition to the other specified exceptions, GFC would be able to incur liens securing a maximum of $717.1 million of additional indebtedness as of December 31, 2004 based on the most restrictive limitation on liens provision. At December 31, 2004, GFC was in compliance with the covenants and conditions of the indentures.

      The covenants in the credit facilities and indentures effectively limit the ability of GFC to transfer funds to GATX in the form of loans, advances or dividends. At December 31, 2004, the maximum amount that GFC could transfer to GATX without violating its financial covenants was $843.1 million, implying that $545.9 million of subsidiary net assets were restricted. Restricted assets are defined as the subsidiary’s equity, less intercompany receivables from the parent company, less the amount that could be transferred to the parent company.
      In addition to the credit facility and indentures, GFC and its subsidiaries are subject to financial covenants related to certain bank financings. Some bank financings include coverage and net worth financial covenants as well as negative pledges. One financing contains a leverage covenant, while another financing contains leverage and cash flow covenants that are specific to a subsidiary.
      GFC does not anticipate any covenant violation in the credit facility, bank financings, or indenture, nor does GFC anticipate that any of these covenants will restrict its operations or its ability to procure additional financing.

Debt Financing
      Secured financings are comprised of the sale-leaseback of railcars, loans secured by railcars and aircraft, and a commercial paper conduit securitization facility. The railcar sale-leasebacks qualify as operating leases and the assets or liabilities associated with this equipment are not recorded on the balance sheet. In December 2004, the commercial paper conduit securitization facility was renewed as a $50.0 million facility.
      In June 2004, GFC completed a debt exchange transaction for portions of three series of notes due in 2006 (“Old Notes”) for a new series of 6.273% Notes due in 2011 (“New Notes”). The Old Notes are comprised of the 6 3/4% Notes due March 1, 2006, the 7 3/4% Notes due December 1, 2006, and the 6 7/8% Notes due December 15, 2006. A total of $165.3 million of Old Notes were tendered in the transaction. As part of the exchange, a premium to par value of $13.5 million was paid to noteholders that participated in the transaction. The premium included an amount reflecting the current market value of the notes above par at the date of exchange plus an inducement fee for entering into the exchange.
      During 2004, all of GATX’s debt issuance was at GFC. GFC issued a total of $141.8 million and repaid $500.5 million of long-term debt. Significant financings in 2004 included $107.8 million of aircraft financing guaranteed by the European Export Credit Agencies. As of December 31, 2004, $166.5 million of senior unsecured notes had been issued against the shelf registration of $1.0 billion. GFC also has debt in the form of commercial paper and bank revolver drawings. These sources of cash are typically used to fund daily operations, and accumulate until they are paid down using cash flow or proceeds of long-term debt issuance.

Credit Ratings
      The availability of GATX’s funding options may be adversely affected by certain factors including the global capital market environment and outlook as well as GFC’s financial performance and outlook. Access to capital markets at competitive rates is dependent on GFC’s credit rating as determined by rating agencies such as Standard & Poor’s (S&P) and Moody’s Investor Service (Moody’s). On December 21, 2004, S&P affirmed the credit rating on GFC’s long-term unsecured debt at BBB-, and revised the rating outlook to positive from stable. On May 10, 2004, Moody’s affirmed the credit rating on GFC’s long-term unsecured debt at Baa3, and revised the rating outlook to stable from negative. GFC’s existing commercial paper credit ratings of A-3 (S&P) and P-3 (Moody’s) restricts GFC’s access to the commercial paper market. However, subsequent to December 31, 2004, GFC has had over $100 million of commercial paper outstanding at times.
      One of the factors that the rating agencies monitor in reviewing GFC’s credit rating is its use of secured debt. In particular, S&P monitors the ratio of GFC’s secured assets as a percentage of total assets. Over the last four years, this ratio has increased substantially as GFC has financed 27 new aircraft deliveries with secured debt supported by the European Export Credit Agencies and the U.S. Export-Import Bank. GATX currently believes that its secured asset ratio can be maintained at levels acceptable to the rating agencies. However, if GFC became unable to access unsecured financing in the future, it may have to rely on secured financing and could suffer a credit rating downgrade if the resulting increase in its secured asset ratio became unacceptable to one or both rating agencies.

2005 Liquidity Position
      GFC expects that it will be able to meet its contractual obligations for 2005 through a combination of projected cash flow from operations, portfolio proceeds, committed unsecured term loan, and its revolving credit facilities.

Contractual Commitments
      At December 31, 2004, GATX’s contractual commitments, including debt maturities, lease payments, and unconditional purchase obligations were (in millions):

	Payments Due by Period

	Total	2005	2006	2007	2008	2009	Thereafter

Debt	$2,956.2	$367.3	$581.3	$346.6	$401.9	$464.8	$794.3
Commercial Paper and Credit Facilities	72.1	72.1
Capital lease obligations	112.3	16.1	14.2	13.7	11.6	11.4	45.3
Operating leases — recourse	1,591.2	152.8	144.9	134.1	136.2	132.7	890.5
Operating leases — nonrecourse	600.3	42.3	40.0	38.8	38.9	41.1	399.2
Unconditional purchase obligations	522.3	208.6	189.0	110.1	14.6	—	—
Other	23.9	23.9	—	—	—	—	—

	$5,878.3	$883.1	$969.4	$643.3	$603.2	$650.0	$2,129.3

      The carrying value of recourse and nonrecourse debt (debt) is adjusted for fair value hedges. As of December 31, 2004, debt of $2,956.2 million excludes a fair value adjustment of $24.4 million. The adjustment for qualifying fair value hedges is excluded from the above table as such amount does not represent a contractual commitment with a fixed amount or maturity date. Other represents GATX’s obligation under the terms of the DEC acquisition agreement to cause DEC to make qualified investments of $23.9 million by December 31, 2005. To the extent there are no satisfactory investment opportunities during 2005, DEC may invest in long-term securities for purposes of future investment.

Unconditional Purchase Obligations
      At December 31, 2004, GATX’s unconditional purchase obligations of $522.3 million consisted primarily of commitments to purchase railcars and scheduled aircraft acquisitions. GATX had commitments of $327.8 million related to the committed railcar purchase program entered into in 2002. GATX also had commitments of $74.1 million for orders on two new aircraft to be delivered in 2006. Additional unconditional purchase obligations include $115.1 million of other rail related commitments.

      At December 31, 2004, GATX’s unconditional purchase obligations by segment were (in millions):

	Payments Due by Period

	Total	2005	2006	2007	2008	2009	Thereafter

Rail	$442.9	$198.3	$120.4	$109.6	$14.6	$—	$—
Air	74.1	5.9	68.2	—	—	—	—
Specialty	5.3	4.4	.4	0.5	—	—	—

	$522.3	$208.6	$189.0	$110.1	$14.6	$—	$—

Guarantees
      In connection with certain investments or transactions, GATX has entered into various commercial commitments, such as guarantees and standby letters of credit, which could require performance in the event of demands by third parties. Similar to GATX’s balance sheet investments, these guarantees expose GATX to credit, market and equipment risk; accordingly, GATX evaluates its commitments and other contingent obligations using techniques similar to those used to evaluate funded transactions.
      Lease and loan payment guarantees generally involve guaranteeing repayment of the financing utilized to acquire assets being leased by an affiliate to customers, and are in lieu of making direct equity investments in the affiliate. GATX is not aware of any event of default which would require it to satisfy these guarantees, and expects the affiliates to generate sufficient cash flow to satisfy their lease and loan obligations.
      Asset residual value guarantees represent GATX’s commitment to third parties that an asset or group of assets will be worth a specified amount at the end of a lease term. Approximately 55% of the Company’s asset residual value guarantees are related to rail equipment. Based on known facts and current market conditions, management does not believe that the asset residual value guarantees will result in any negative financial impact to GATX. GATX believes these asset residual value guarantees will likely generate future income in the form of fees and residual sharing proceeds.
      GATX and its subsidiaries are also parties to standing letters of credit and bonds primarily related to workers’ compensation and general liability insurance coverages. No material claims have been made against these obligations. At December 31, 2004, GATX does not expect any material losses to result from these off-balance sheet instruments because performance is not anticipated to be required.
      GATX’s commercial commitments at December 31, 2004 were (in millions):

	Amount of Commitment Expiration Per Period

	Total	2005	2006	2007	2008	2009	Thereafter

Affiliate debt guarantees — recourse to GATX	$12.4	$—	$—	$.5	$—	$—	$11.9
Asset residual value guarantees	437.6	27.1	159.1	19.8	32.8	33.5	165.3
Lease and loan payment guarantees	57.0	7.4	3.0	3.0	3.1	2.2	38.3

Guarantees	507.0	34.5	162.1	23.3	35.9	35.7	215.5
Standby letters of credit and bonds	28.9	28.9	—	—	—	—	—

	$535.9	$63.4	$162.1	$23.3	$35.9	$35.7	$215.5

Pension Contributions
      In 2004, GATX contributed $13.7 million to its funded and unfunded pension plans. In 2005, the Company expects to make payments of approximately $2.8 million with respect to its pension plans. Additional contributions will be dependent on a number of factors including plan asset investment returns and actuarial experience. Subject to the impact of these factors, the Company may make additional material plan contributions.

Critical Accounting Policies and Estimates
      The preparation of the consolidated financial statements in conformity with generally accepted accounting principles (GAAP) requires management to use judgment in making estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses and related disclosures. The Company regularly evaluates its estimates and judgments based on historical experience and other relevant factors and circumstances. Actual results may differ from these estimates under different assumptions or conditions.
      The Company considers the following as critical accounting policies:
      Operating lease assets and facilities — Operating lease assets and facilities are stated principally at cost. Assets acquired under capital leases are included in operating lease assets and the related obligations are recorded as liabilities. Provisions for depreciation include the amortization of the cost of capital leases. Certain operating lease assets and facilities are depreciated using the straight-line method to an estimated residual value. Railcars, locomotives, aircraft, marine vessels, buildings and leasehold improvements are depreciated over the estimated useful lives of the assets. The Company periodically reviews the appropriateness of depreciable lives and residual values based on physical and economic factors, as well as existing market conditions.
      Impairment of long-lived assets — A review for impairment of long-lived assets, such as operating lease assets and facilities, is performed whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated future net cash flows expected to be generated by the asset. Estimated future cash flows are based on a number of assumptions including lease rates, lease term, operating costs, life of the asset and disposition proceeds. If such assets are considered to be impaired, the impairment loss to be recognized is measured by the amount by which the carrying amount of the assets exceeds fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs. In addition, the Company periodically reviews the residual values used in the accounting for finance leases. When conditions indicate the residual value has declined, the Company recognizes the accounting impact in that period.
      Allowance for possible losses — The purpose of the allowance is to provide an estimate of credit losses with respect to reservable assets inherent in the investment portfolio. Reservable assets include gross receivables, loans and finance leases. GATX’s estimate of the amount of provision (reversal) for losses incurred in each period requires consideration of historical loss experience, judgments about the impact of present economic conditions, collateral values, and the state of the markets in which GATX participates, in addition to specific losses for known troubled accounts. GATX charges off amounts that management considers unrecoverable from obligors or the disposition of collateral. GATX assesses the recoverability of investments by considering several factors, including customer payment history and financial position. The allowance for possible losses is regularly reviewed for adequacy considering changes in economic conditions, collateral values, credit quality indicators and customer-specific circumstances. GATX believes that the allowance is adequate to cover losses inherent in the portfolio as of December 31, 2004. Because the allowance is based on judgments and estimates, it is possible that those judgments and estimates could change in the future, causing a corresponding change in the recorded allowance.
      Investments in affiliated companies — Investments in affiliated companies represent investments in domestic and foreign companies and joint ventures that are in businesses similar to those of GATX, such as commercial aircraft leasing, rail equipment leasing, and other business activities, including ventures that provide asset residual value guarantees in both domestic and foreign markets. Investments in 20 to 50 percent-owned companies and joint ventures are accounted for under the equity method and are shown as investments in affiliated companies. Certain investments in joint ventures that exceed 50% ownership are not consolidated and are also accounted for using the equity method when GATX does not have effective or voting control of these legal entities and is not the primary beneficiary of the venture’s activities. The investments in affiliated companies are initially recorded at cost and are subsequently adjusted for GATX’s share of the affiliate’s undistributed earnings. Distributions, which reflect both dividends and the return of principal, reduce the carrying amount of the investment.
      Pension and Post-retirement Benefits Assumptions — GATX’s pension and post-retirement benefit obligations and related costs are calculated using actuarial assumptions. Two critical assumptions, the discount rate and the expected return on plan assets, are important elements of plan expense and liability measurement. GATX evaluates these critical assumptions annually. Other assumptions involve demographic factors such as retirement, mortality, turnover and rate of compensation increases.
      The discount rate is used to calculate the present value of expected future pension and post-retirement cash flows as of the measurement date. The guideline for establishing this rate is high-quality, long-term bond rates. A lower discount rate increases the present value of benefit obligations and increases pension expense. The expected long-term rate of return on plan assets is based on current and expected asset allocations, as well as historical and expected returns on various categories of plan assets. A lower-than-expected rate of return on pension plan assets will increase pension expense. See Note 15 to the consolidated financial statements for additional information regarding these assumptions.
      Income Taxes — GATX evaluates the need for a deferred tax asset valuation allowance by assessing the likelihood of whether deferred tax assets, including net operating loss carryforward benefits, will be realized in the future. The assessment of whether a valuation allowance is required involves judgment including the forecast of future taxable income and the evaluation of tax planning initiatives, if applicable.
      Taxes have not been provided on undistributed earnings of foreign subsidiaries as the Company has historically maintained that undistributed earnings of its foreign subsidiaries and affiliates were intended to be permanently reinvested in those foreign operations. If in the future, these earnings are repatriated to the U.S., or if the Company expects such earnings will be remitted in the foreseeable future, provision for additional taxes would be required.
      The American Jobs Creation Act of 2004 introduced a special one-time dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer (repatriation provision) provided certain criteria are met. The repatriation provision is available to GATX for the year ended December 31, 2005. GATX is currently evaluating the effect of the repatriation provision on its plan for reinvestment or repatriation of foreign earnings. The range of reasonably possible amounts of unremitted earnings considered for repatriation, and the income tax effects of such repatriation cannot be estimated with certainty at this time. It is anticipated that the evaluation of the effect of the repatriation provision will be completed during the third quarter of 2005.
      GATX’s operations are subject to taxes in the U.S., various states and foreign countries and as result, may be subject to audit in all of these jurisdictions. Tax audits may involve complex issues and disagreements with taxing authorities could require several years to resolve. Accruals for tax contingencies require management to make estimates and assessments with respect to the ultimate outcome of tax audit issues.
New Accounting Pronouncements
      See Note 2 to the consolidated financial statements included with this prospectus for a summary of new accounting pronouncements that may impact GATX’s business.
Non-GAAP Financial Measures
      Non-GAAP financial measures disclosed in this report are meant to provide additional information and insight to historical operating results and financial position of the business. Management uses these performance measures to assist in analyzing the Company’s underlying financial performance from period to period, evaluate the financial performance of its operating segments, and establish criteria for compensation decisions. The Company presented return on assets, including off-balance sheet assets, because it believes that incorporating off-balance sheet assets, primarily rail cars financed with operating leases, results in a more accurate measure of the return GATX receives on assets in which it has an ownership-like interest. The SG&A efficiency ratio as presented, which includes SG&A expenses before the capitalization of initial direct costs, is a more accurate measurement of actual SG&A incurred for the year as it relates to underlying owned and managed assets. Utilizing the total owned and managed asset base is more reflective of the support services and administrative activities performed for both GATX and its customers. These measures are not in accordance with, or a substitute for, GAAP and may be different from or inconsistent with non-GAAP financial measures used by other companies.

GLOSSARY OF KEY TERMS
      Initial Direct Costs — SG&A expenses incurred by GATX to originate new loans and leases. Identified initial direct costs are deferred and amortized over the term of the lease or loan.
      Managed Assets — Assets that GATX manages, but that are not included in assets on balance sheet or off-balance sheet assets. An asset is considered managed if GATX performs the same activities relative to the asset as performed for similar owned assets. The managed assets include the assets wholly-owned by third parties and assets owned by joint ventures in which GATX is both an investor and manager. In these cases, managed assets are shown net of GATX’s investment in the joint venture, to the extent the investment is already included in on balance sheet or off-balance sheet assets.
      Non-GAAP Financial Measures — Numerical measure of a company’s historical performance, financial position or liquidity that is different from that presented in the financial statements as calculated in accordance with generally accepted accounting principles.
      Off-Balance Sheet Assets — Assets, primarily railcars, which are financed with operating leases and therefore not recorded on the balance sheet. GATX estimates the off-balance sheet asset amount by calculating the present value of committed future operating lease payments using a 10% discount rate.
      On Balance Sheet Assets — Total assets as reported on the balance sheet excluding assets of discontinued operations.
      Return on Assets — Income from continuing operations before cumulative effect of accounting change divided by average total on and off-balance sheet assets.
      Return on Equity — Income from continuing operations before cumulative effect of accounting change divided by average total shareholders’ equity.
      SG&A — Selling, general and administrative expenses.
      SG&A Efficiency Ratio — SG&A before capitalized initial direct costs divided by average total owned and managed assets.
      Total Owned and Managed Assets — The sum of on and off-balance sheet assets and managed assets.
      Selected non-GAAP disclosures are presented and reconciled in the table below (in millions):
Assets

	2004	2003	2002	2001

On Balance Sheet Assets
Rail	$2,721.2	$2,401.6	$2,385.3	$2,280.9
Air	2,086.4	1,977.0	1,885.6	1,335.6
Specialty	477.4	707.6	1,088.0	1,288.5
Other	316.5	434.3	427.0	303.5
Consolidated	$5,601.5	$5,520.5	$5,785.9	$5,208.5
Off-Balance Sheet Assets
Rail	$1,175.8	$1,205.8	$1,230.9	$1,285.2
Air	29.1	29.0	55.1	52.1
Specialty	12.5	13.7	14.9	20.5
Other	31.3	34.7	61.6	9.2
Consolidated	$1,248.7	$1,283.2	$1,362.5	$1,367.0

	2004	2003	2002	2001

Total Off and On Balance Sheet Assets(1)
Rail	$3,897.0	$3,607.4	$3,616.2	$3,566.1
Air	2,115.5	2,006.0	1,940.7	1,387.7
Specialty	489.9	721.3	1,102.9	1,309.0
Other	347.8	469.0	488.6	312.7
Consolidated	$6,850.2	$6,803.7	$7,148.4	$6,575.5
Managed Assets
Rail	$37.7	$100.8	$111.5	$121.2
Air	1,977.7	2,045.4	2,275.3	2,423.1
Specialty	728.7	882.2	960.4	1,181.1
Consolidated	$2,744.1	$3,028.4	$3,347.2	$3,725.4
Total Owned and Managed Assets(2)
Rail	$3,934.7	$3,708.2	$3,727.7	$3,687.3
Air	4,093.2	4,051.4	4,216.0	3,810.8
Specialty	1,218.6	1,603.5	2,063.3	2,490.1
Other	347.8	469.0	488.6	312.7
Consolidated	$9,594.3	$9,832.1	$10,495.6	$10,300.9
SG&A Before Capitalized Initial Direct Costs(3)

	2004	2003	2002

SG&A
Rail	$70.7	$69.0	$59.2
Air	21.5	18.1	13.3
Specialty	8.7	17.3	27.4
Other	62.4	59.2	61.1
Consolidated	$163.3	$163.6	$161.0
Initial Direct Costs
Air	$3.1	$2.9	$7.7
Specialty	.2	.4	1.6
Consolidated	$3.3	$3.3	$9.3
SG&A Before Capitalized Initial Direct Costs
Rail	$70.7	$69.0	$59.2
Air	24.6	21.0	21.0
Specialty	8.9	17.7	29.0
Other	62.4	59.2	61.1
Consolidated	$166.6	$166.9	$170.3

(1)	Total on and off-balance sheet assets are used in the calculation of return on assets which is income from continuing operations before cumulative effect of accounting change divided by average total on and off-balance sheet assets.

(2)	Total owned and managed assets are used in the calculation of the SG&A efficiency ratio which is SG&A before capitalized initial direct costs divided by average total owned and managed assets.

(3)	SG&A before capitalized initial direct costs is used in the calculation of the SG&A efficiency ratio which is SG&A before capitalized initial direct costs divided by average total owned and managed assets.

Quantitative and Qualitative Disclosures about Market Risk
      In the normal course of business, GATX is exposed to interest rate, foreign currency exchange rate, and equity price risks that could impact results of operations. To manage these risks, GATX, pursuant to authorized policies, may enter into certain derivative transactions, principally interest rate swaps, Treasury note derivatives and currency swaps. These instruments and other derivatives are entered into for hedging purposes only to manage existing underlying exposures. GATX does not hold or issue derivative financial instruments for speculative purposes.
      Interest Rate Exposure — GATX’s interest expense is affected by changes in interest rates as a result of its use of variable rate debt instruments. Based on GATX’s variable rate debt instruments at December 31, 2004 and giving affect to related derivatives, if market rates were to increase hypothetically by 100 basis points, after-tax interest expense would increase by approximately $11.9 million in 2005.
      Functional Currency/ Reporting Currency Exchange Rate Exposure — GATX conducts operations in foreign countries, principally Europe and Canada. As a result, changes in the value of the U.S. dollar as compared to foreign currencies would affect GATX’s reported earnings. Based on 2004 reported earnings from continuing operations, a uniform and hypothetical 10% strengthening in the U.S. dollar versus applicable foreign currencies would decrease after-tax income from continuing operations in 2005 by approximately $3.1 million.
      The interpretation and analysis of the results from the hypothetical changes to interest rates and currency exchange rates should not be considered in isolation; such changes would typically have corresponding offsetting effects. For example, offsetting effects are present to the extent that floating rate debt is associated with floating rate assets.
      Equity Price Exposure — GATX also has equity price risk inherent in stock and warrants of companies in which it has investments. At December 31, 2004, the fair value of the stock and warrants was $4.7 million and $3.1 million, respectively. The hypothetical change in value from a 10% sensitivity test would not be material to GATX operations.

BUSINESS
General
      GATX specializes in railcar, locomotive, commercial aircraft, marine vessel and other targeted equipment leasing. In addition, we own and operate a fleet of self-loading vessels on the Great Lakes through our wholly owned subsidiary American Steamship Company (ASC). We also invest in companies and joint ventures that complement our existing business activities. We partner with financial institutions and operating companies to improve scale in certain markets, broaden diversification within an asset class, and enter new markets.
      At December 31, 2004, we had balance sheet assets of $5.6 billion, comprised largely of railcars and commercial aircraft. In addition to the $5.6 billion of assets recorded on the balance sheet, we utilize approximately $1.2 billion of assets, primarily railcars, which were financed with operating leases and therefore are not recorded on the balance sheet.
      On June 30, 2004, we completed the sale of substantially all the assets and related nonrecourse debt of GATX Technology Services (Technology) and its Canadian affiliate. Subsequently, the remaining assets consisting primarily of interests in two joint ventures were sold prior to year end. Financial data for the Technology segment has been segregated as discontinued operations for all periods presented.
      See discussion in Note 24 to the consolidated financial statements included with this prospectus for additional details regarding financial information about geographic areas.
Business Segments
      See discussion “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” for additional details regarding each segment’s business and operating results.

GATX Rail
      Rail is headquartered in Chicago, Illinois and is principally engaged in leasing rail equipment, including tank cars, freight cars and locomotives. Rail has total assets of $3.9 billion including $1.2 billion of off-balance sheet assets. Rail’s customers (“lessees”) are comprised primarily of railroads and chemical, petroleum, agricultural and food processing companies. Rail primarily provides full-service leases, under which it maintains the railcars, pays ad valorem taxes, and provides other ancillary services. Rail also provides net leases under which the lessee is responsible for maintenance, insurance and taxes. As of December 31, 2004, GATX’s owned worldwide fleet totaled approximately 128,500 railcars. GATX also had an ownership interest in approximately 26,700 railcars worldwide through investments in affiliated companies. In addition, GATX manages approximately 12,700 railcars for third party owners.
      As of December 31, 2004, Rail’s owned North American fleet consisted of approximately 107,000 railcars, comprised of 61,000 tank cars and 46,000 freight cars. The cars in this fleet have depreciable lives of 30 to 38 years and an average age of approximately 16 years. In December 2004, Rail purchased the remaining 50% interest in Locomotive Leasing Partners, LLC (LLP) which owned 486 locomotives as of the acquisition date. In aggregate, Rail owned 531 locomotives at December 31, 2004. Rail also has interests in 5,900 railcars and 259 locomotives through its investments in affiliated companies in North America.
      In North America, Rail typically leases new railcars for a term of approximately five years. Renewals or extensions of existing leases are generally for periods ranging from less than a year to ten years, and the overall average lease term is four years. Rail purchases new railcars from a number of manufacturers, including Trinity Industries, Inc., American Railcar Industries and Union Tank Car Company. In November 2002, Rail entered into agreements with Trinity Industries, Inc. and Union Tank Car Company for the purchase of 5,000 and 2,500 newly manufactured cars, respectively, pursuant to which it may order railcars at any time through 2007. To date, a total of 4,934 cars have been ordered under these committed purchase programs.

      Rail’s primary competitors in North America are Union Tank Car Company, General Electric Railcar Services Corporation, and various other lessors. At the end of 2004, there were approximately 275,000 tank cars and 1.4 million freight cars owned and leased in North America. At December 31, 2004, Rail’s owned fleet comprised approximately 22% of the tank cars in North America and approximately 3% of the freight cars in North America. Principal competitive factors include price, service, availability and customer relationships.
      Rail operates a network of major service centers across North America supplemented by a number of mini-service centers and a fleet of service trucks (mobile service units). Additionally, Rail utilizes independent third-party repair facilities.
      In addition to its North American fleet, Rail owns or has an interest in 38,100 railcars in Europe. At December 31, 2004, Rail, through its wholly owned subsidiaries in Austria, Germany and Poland, directly owned approximately 18,100 railcars. Rail also owns a 37.5% interest in AAE Cargo AG (AAE), a freight car lessor headquartered in Switzerland that operates approximately 20,000 cars. In Europe, approximately 12.5% of the wholly owned fleet has an average lease term of less than one month, while the rest of the fleet has an average lease term ranging from one to five years. Major competitors in Europe include VTG Group and Ermeva.
      Worldwide, Rail provides more than 130 railcar types used to ship over 650 different commodities, principally chemicals, petroleum, and food products. During 2004, approximately 33% of Rail’s leasing revenue was attributable to shipments of chemical products, 28% related to shipments of petroleum products, 11% related to shipments of food products, 11% related to leasing cars to railroads and 17% related to other revenue sources. Rail leases railcars to over 850 customers and in 2004, no single customer accounted for more than 3% of total railcar leasing revenue.

GATX Air
      Air is headquartered in San Francisco, California and is primarily engaged in leasing narrowbody aircraft that are widely used by commercial airlines throughout the world. Air has total assets of $2.1 billion which includes $29.1 million of off-balance sheet assets. Air typically enters into net leases under which the lessee is responsible for maintenance, insurance and taxes. Air owns directly or with other investors 163 aircraft, 50 of which are wholly owned with the balance owned in combination with other investors in varying ownership percentages. For example, Air holds a 50% interest in Pembroke Group, an aircraft lessor and manager based in Ireland, which currently owns 28 aircraft. Air also holds a 50% interest in a partnership with Rolls-Royce Plc that primarily leases aircraft engines to airlines. New aircraft have an estimated useful life of approximately 25 years. The weighted average age of Air’s fleet is approximately five years based on net book value. Aircraft on lease at December 31, 2004 have an average remaining lease term of approximately three years and lease terms typically range from three to seven years.
      Air’s customer base is diverse by carrier and geographic location. Air leases to 61 airlines in 33 countries and in 2004, no single customer accounted for more than 8% of Air’s total revenue or represented more than 9% of Air’s total net book value. At December 31, 2004, Air had a significant concentration of commercial aircraft in Turkey with approximately $286.8 million or 14% of Air’s total assets, and Brazil with approximately $206.9 million or 10% of Air’s total assets. Air has purchased new aircraft and also acquires aircraft in the secondary market. Air primarily competes with GE Commercial Aviation Services, International Lease Finance Corporation, and other leasing companies and subsidiaries of commercial banks. Air carriers consider leasing alternatives based on factors such as pricing and availability of aircraft types.
      Air also manages 66 aircraft for third parties. Air’s management role includes marketing the aircraft, monitoring aircraft maintenance and condition, and administering the portfolio, including billing and collecting rents, accounting and tax compliance, reporting and regulatory filings, purchasing insurance, and lessee credit evaluation.

GATX Specialty Finance
      Specialty is headquartered in San Francisco, California and is comprised of the former specialty finance and venture finance business units, which are now managed as one operating segment. Specialty has total assets of $489.9 million including $12.5 million of off-balance sheet assets. The Specialty portfolio consists primarily of leases and loans, frequently including interests in an asset’s residual value, and joint venture investments involving a variety of underlying asset types, including marine.
      Although Specialty had limited investment volume in 2004, it is pursuing investments in marine assets as well as select industrial equipment opportunities. Marine-related assets, including $10.0 million of off-balance sheet assets, are $178.7 million at December 31, 2004, which is 37% of Specialty’s total assets.
      Specialty also manages portfolios of assets for third parties with a net book value of $728.8 million. The majority of these managed assets are in markets in which GATX has a high level of expertise such as aircraft, power generation, rail equipment, and marine equipment. Specialty generates fee-based income through portfolio administration and remarketing services for third parties.
      Specialty sold its venture finance portfolios in the United Kingdom (U.K.) and Canada in 2003, and continues to run-off the remaining venture finance portfolio. GATX anticipates that the venture finance portfolio will be substantially liquidated by the end of 2005. Venture finance-related assets are $53.1 million at December 31, 2004 or 11% of Specialty’s total assets.
      The principal competitors of Specialty are captive leasing companies of equipment manufacturers, leasing subsidiaries of commercial banks, independent leasing companies, lease brokers and investment banks.
Trademarks. Patents and Research Activities
      Patents, trademarks, licenses, and research and development activities are not material to GATX’s businesses taken as a whole.
Seasonal Nature of Business
      Seasonality is not considered significant to the operations of GATX and its subsidiaries taken as a whole.
Customer Base
      Neither GATX as a whole nor any of its business segments is dependent upon a single customer or concentration among a few customers.
Employees
      As of December 31, 2004, GATX and subsidiaries had approximately 2,680 employees, of whom 43% were covered by union contracts, primarily hourly rail service center employees.
Environmental Matters
      GATX’s operations, as well as those of its competitors, are subject to extensive federal, state and local environmental regulations. These laws cover discharges to waters, air emissions, toxic substances, and the generation, handling, storage, transportation and disposal of waste and hazardous materials. This regulation has the effect of increasing the cost and liabilities associated with leasing rail cars. Environmental risks are also inherent in rail operations, which frequently involve transporting chemicals and other hazardous materials.
      Some of GATX’s real estate holdings, as well as previously owned properties, are or have been used for industrial or transportation-related purposes or leased to commercial or industrial companies whose activities may have resulted in discharge of contaminants. As a result, GATX is now subject to and will from time to time continue to be subject to environmental cleanup and enforcement actions. In particular, the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), also known as the Superfund law, generally imposes joint and several liability for cleanup and enforcement costs, without regard to fault or the legality of the original conduct, on current and former owners and operators of a site. Accordingly, GATX may be responsible under CERCLA and other federal and state statutes for all or part of the costs to cleanup sites at which certain substances may have been released by GATX, its current lessees, former owners or lessees of properties, or other third parties. Environmental remediation and other environmental costs are accrued when considered probable and amounts can be reasonably estimated. As of December 31, 2004, environmental costs were not material to GATX’s results of operations, financial position or liquidity. For further discussion, see Note 16 to the consolidated financial statements included with this prospectus.
Properties
      Information regarding the location and general character of certain properties of GATX is included under “Business”.
      At December 31, 2004, locations of operations were as follows:
Rail
Headquarters
Chicago, Illinois
Business Offices
San Francisco, California
Alpharetta, Georgia
Chicago, Illinois
Marlton, New Jersey
Raleigh, North Carolina
York, Pennsylvania
Houston, Texas
Calgary, Alberta
Cambridge, Ontario
Ennismore, Ontario
Montreal, Quebec
Vienna, Austria
Hamburg, Germany
Mexico City, Mexico
Nowa Wies Wielka, Poland
Warsaw, Poland
Major Service Centers
Colton, California
Waycross, Georgia
Hearne, Texas
Red Deer, Alberta
Sarnia, Ontario
Coteau-du-Lac, Quebec
Montreal, Quebec
Moose Jaw, Saskatchewan
Hanover, Germany
Tierra Blanca, Mexico
Gdansk, Poland
Ostroda, Poland
Slotwiny, Poland
Mini Service Centers
Macon, Georgia
Terre Haute, Indiana
Geismar, Louisiana
Kansas City, Missouri
Cincinnati, Ohio
Catoosa, Oklahoma
Freeport, Texas
Plantersville, Texas
Czechowice, Poland
Jedlicze, Poland
Plock, Poland
Mobile Service Units
Mobile, Alabama
Colton, California
Lake City, Florida
East Chicago, Indiana
Sioux City, Iowa
Norco, Louisiana
Sulphur, Louisiana
Albany, New York
Masury, Ohio
Cooperhill, Tennessee
Galena Park, Texas
Olympia, Washington
Edmonton, Alberta
Red Deer, Alberta
Vancouver, British Columbia
Clarkson, Ontario
Sarnia, Ontario
Montreal, Quebec
Quebec City, Quebec
Moose Jaw, Saskatchewan
Tierra Blanca, Mexico
Affiliates
San Francisco, California
Kansas City, Missouri
Zug, Switzerland
Air
Headquarters
San Francisco, California
Business Offices
Seattle, Washington
Toulouse, France
Tokyo, Japan
Singapore
London, United Kingdom
Affiliates
Dublin, Ireland
London, United Kingdom
Specialty
Headquarters
San Francisco, California
Corporate Headquarters
Chicago, Illinois
American Steamship Company
Williamsville, New York

Legal Proceedings
      On May 25, 2001, a suit was filed in Civil District Court for the Parish of Orleans, State of Louisiana, Schneider, et al. vs. CSX Transportation, Inc., Hercules, Inc., Rhodia, Inc., Oil Mop, L.L.C., The Public Belt Railroad Commission for The City of New Orleans, GATX Corporation, GATX Capital Corporation, The City of New Orleans, and The Alabama Great Southern Railroad Company, Number 2001-8924. The suit asserts that on May 25, 2000, a tank car owned by the GATX Rail division of GATX Financial Corporation (GFC), a wholly owned subsidiary of GATX, leaked the fumes of its cargo, dimethyl sulfide, in a residential area in the western part of the city of New Orleans and that the tank car, while still leaking, was subsequently taken by defendant, New Orleans Public Belt Railroad, to another location in the City of New Orleans, where it was later repaired. The plaintiffs are seeking compensation for alleged personal injuries and property damages. The petition alleges that a class should be certified, but plaintiffs have not yet moved to have the class certified. Settlement negotiations are ongoing.
      In March 2001, East European Kolia-System Financial Consultant S.A. (Kolia) filed a complaint in the Regional Court (Commercial Division) in Warsaw, Poland against Dyrekcja Eksploatacji Cystern Sp. z.o.o. (DEC), an indirect wholly owned subsidiary of GATX, alleging damages of approximately $52 million arising out of the unlawful taking over by DEC in August of 1998, of a 51% interest in Kolsped Spedytor Miedzynarodwy Sp. z.o.o. (Kolsped), and removal of valuable property from Kolsped. The complaint was served on DEC in December 2001. The plaintiff claims that DEC unlawfully obtained confirmation of satisfaction of a condition precedent to its purchase of 51% interest in Kolsped, following which it allegedly mismanaged Kolsped and put it into bankruptcy. The plaintiff claims to have purchased the same 51% interest in Kolsped in April of 1999, subsequent to DEC’s alleged failure to satisfy the condition precedent. GATX purchased DEC in March 2001 and believes this claim is without merit, and is vigorously pursuing the defense thereof. DEC has filed a response denying the allegations set forth in the complaint. The parties each confirmed their respective positions in the case at a hearing held in early March of 2002. At a hearing held on October 22, 2003, the court rendered a decision in favor of DEC, dismissing Kolia’s action. In December 2003, the plaintiff filed an appeal of the decision. In January of 2004, the Regional Court refused to exempt Kolia from its obligation to pay fees in connection with the appeal. During 2004, Kolia filed various procedural motions to reverse the decision of the Regional Court, all of which were unsuccessful. Kolia then filed a complaint in the Regional Court against the decision to dismiss the appeal which complaint was dismissed because Kolia had failed to pay the fee associated with the complaint. On February 8, 2005, Kolia filed a letter with the Regional Court demanding to have its appeal heard by the Court of Appeals. The Regional Court responded by indicating that Polish law did not provide for an appellate court examination under the circumstance cited in the letter and asked Kolia whether its letter should be treated as a complaint for restitution of the proceedings de novo, an extraordinary appeal, a remedy available under very limited circumstances, with respect to the final judgment. The judgment in favor of DEC appears to be final as the plaintiff has failed to appeal. DEC is requesting that the court issue a written opinion stating that the judgment is final.
      On December 29, 2003, a wrongful death action was filed in the District Court of the State of Minnesota, County of Hennepin, Fourth Judicial District, MeLea J. Grabinger, individually, as Personal Representative of the Estate of John T. Grabinger, and as Representative/ Trustee of the beneficiaries in the wrongful death action, v. Canadian Pacific Railway Company, et al. The lawsuit seeks damages for a derailment on January 18, 2002 of a Canadian Pacific Railway train containing anhydrous ammonia cars near Minot, North Dakota. As a result of the derailment, several tank cars fractured, releasing anhydrous ammonia which formed a vapor cloud. One person died, as many as 100 people received medical treatment, of whom fifteen were admitted to the hospital, and a number of others were purportedly affected. The plaintiffs allege among other things that the incident (i) caused the wrongful death of their husband/son, and (ii) caused permanent physical injuries and emotional and physical pain. The complaint alleges that the incident was proximately caused by the defendants who are liable under a number of legal theories. On March 9, 2004, the National Transportation Safety Board (NTSB) released a synopsis of its anticipated report and issued its final report shortly thereafter. The report sets forth a number of conclusions including that the failure of the track caused the derailment and that the catastrophic fracture of tank cars increased the severity of the accident. On June 18, 2004, the plaintiff filed an amended complaint based on the NTSB findings which added GFC and others as defendants. Specifically, the allegations against GFC are that the steel shells of the tank cars were defective and that GFC knew the cars were vulnerable and nonetheless failed to warn of the extreme hazard and vulnerability. On July 12, 2004, GFC filed a motion to dismiss this action on the basis that plaintiffs’ claims are preempted by federal law and that the plaintiffs have failed to state a claim with respect to certain causes of action. On September 8, 2004, plaintiffs filed a third amended complaint (i) dismissing counts that alleged liability of the tank car owners under the theories of strict liability for an ultrahazardous activity, liability for abnormally dangerous activity and liability for intentional infliction of emotional distress (ii) clarifying claims that the tank cars were defective by specifying that the cars were defective at the time of manufacture and (iii) clarifying its claims against all defendants for damages for violation of North Dakota environmental laws. GFC’s motion to dismiss was deemed to apply to the third amended complaint and the court heard argument on the motion and took the matter under advisement on September 22, 2004. In December, the court dismissed the motion without prejudice to refiling it as a motion for summary judgment motion following completion of discovery. GFC intends to defend this suit vigorously.
      GFC has previously been named as a defendant and subsequently dismissed without prejudice in nine other pending cases arising out of this derailment. There are over 40 other cases arising out of this derailment pending in the Fourth District Court of the State of Minnesota, Hennepin County. Thirty-one additional cases were filed in the same court and then removed to federal court by the Canadian Pacific Railway in July 2004. GFC has not been named in any of these cases.
      In October 2004, the liquidators of Flightlease Holdings (Guernsey) Limited (“FHG”), a member of the Swissair Group, commenced proceedings in the U.S. Bankruptcy Court for the Northern District of California against (a) GATX Third Aircraft Corporation (“Third Aircraft”), an indirect wholly owned subsidiary of the Company, seeking recovery of approximately $1.9 million allegedly owed by Third Aircraft, and (b) Third Aircraft and the Company seeking a court order authorizing discovery in connection with a voluntary liquidation of FHG under Guernsey law. The Guernsey liquidation is one of several liquidation or insolvency proceedings, including proceedings in Switzerland, the Netherlands, and the Cayman Islands, resulting from the bankruptcy of the Swissair Group in 2001. In September 1999, Third Aircraft and FHG formed an aircraft leasing joint venture, which on the same day entered into a purchase agreement with Airbus Industrie relating to the joint venture company’s purchase of a substantial number of Airbus aircraft. Prior to the Swissair Group’s bankruptcy in October 2001, Third Aircraft and FHG had agreed to terminate the joint venture and divide responsibility for the purchase of aircraft subject to the venture’s agreement with Airbus. By October 1, 2001 the joint venture company had ordered a total of 41 aircraft from Airbus, and had made aggregate unutilized pre-delivery payments to Airbus of approximately $228 million. Pursuant to agreements by Third Aircraft and FHG to divide responsibility for the aircraft, and to allocate the pre-delivery payments between them, Third Aircraft and Airbus entered into a new purchase agreement and Airbus credited approximately $78 million of the pre-delivery payments to Third Aircraft. By agreement of Third Aircraft and FHG, the remaining portion of the pre-delivery payments (approximately $150 million) was to be credited to FHG in a new contract with Airbus. Following Swissair Group’s bankruptcy, however, FHG and Airbus did not enter into such a contract, and Airbus declared the joint venture in default and retained the approximately $150 million in pre-delivery payments as damages. The liquidators of FHG have stated that they believe that FHG may have suffered damages, and may have potential claims arising out of these events against various parties, including possibly Third Aircraft (including potential claims for breach of fiduciary duty and for payment of the approximately $1.9 million referred to above). The Company believes there is no valid basis for any material claim by FHG or any of its affiliates against Third Aircraft or the Company.
      GATX and its subsidiaries have been named as defendants in a number of other legal actions and claims, various governmental proceedings and private civil suits arising in the ordinary course of business, including those related to environmental matters, workers’ compensation claims by GATX employees and other personal injury claims. Some of the legal proceedings include claims for punitive as well as compensatory damages. Several of the Company’s subsidiaries have also been named as defendants or co-defendants in cases alleging injury relating to asbestos. In these cases, the plaintiffs seek an unspecified amount of damages based on common law, statutory or premises liability or, in the case of ASC, the Jones Act, which makes limited remedies available to certain maritime employees. In addition, demand has been made against the Company under a limited indemnity given in connection with the sale of a subsidiary with respect to asbestos-related claims filed against the former subsidiary. The number of these claims and the corresponding demands for indemnity against the Company increased in the aggregate in 2004. It is possible that the number of these claims could continue to grow and that the cost of these claims could correspondingly increase in the future.
      The amounts claimed in some of the above described proceedings are substantial and the ultimate liability cannot be determined at this time. However, it is the opinion of management that amounts, if any, required to be paid by GATX and its subsidiaries in the discharge of such liabilities are not likely to be material to GATX’s consolidated financial position or results of operations. Adverse court rulings or changes in applicable law could affect claims made against GATX and its subsidiaries, and increase the number, and change the nature, of such claims.

MANAGEMENT
Directors and Executive Officers
      The following sets forth the names and ages of each of our directors and executive officers and the positions they hold at GATX.

Name	Office Held	Age

Ronald H. Zech	Chairman, Chief Executive Officer and Director	61
Brian A. Kenney	President and Director	45
Rod F. Dammeyer	Director	64
James M. Denny	Director	72
Richard Fairbanks	Director	64
Deborah M. Fretz	Director	56
Miles L. Marsh	Director	57
Mark G. McGrath	Director	58
Michael E. Murphy	Director	68
Casey J. Sylla	Director	61
Robert C. Lyons	Vice President and Chief Financial Officer	41
Ronald J. Ciancio	Senior Vice President, General Counsel and Secretary	63
Gail L. Duddy	Senior Vice President — Human Resources	52
William M. Muckian	Vice President, Controller and Chief Accounting Officer	45
William J. Hasek	Vice President and Treasurer	48
Susan A. Noack	Vice President and Chief Risk Officer	45
S. Yvonne Scott	Vice President and Chief Information Officer	46
James F. Earl	Executive Vice President	48
Alan C. Coe	Vice President	53
Curt F. Glenn	Vice President	50
      Mr. Zech was elected Chairman of the Board of GATX in April 1996, having been previously named Chief Executive Officer of GATX in January 1996. Mr. Zech is also a director of McGrath RentCorp and PMI Group, Inc. and one of GATX’s subsidiaries, GATX Financial Corporation.
      Mr. Kenney has been a director of GATX since October 2004. He was elected President of GATX in October 2004, having previously served as Senior Vice President, Finance and Chief Financial Officer since April 2002 and Vice President, Finance and Chief Financial Officer from October 1999 to until April 2002.
      Mr. Dammeyer has been a director of GATX since 1999. He is President of CAC L.L.C., a private company offering capital investment and management advisory services. Mr. Dammeyer retired as Managing Partner of Equity Group Corporate Investments, a diversified management and investment firm, in June 2000, having served in that position since February 1998. Mr. Dammeyer retired as Vice-Chairman of Anixter International, Inc., a global distributor of wiring systems and networking products, in December 2000. Mr. Dammeyer is also a director of Stericycle, Inc. and Ventana Medical Systems, Inc. and a trustee of Van Kampen Investments, Inc.
      Mr. Denny has been a director of GATX since 1995. He retired as Vice Chairman, Sears, Roebuck and Co., a merchandising company, in August 1995, having served in that position since February 1992. He also served as a Managing Director of William Blair Capital Partners, LLC, a general partner of private equity funds affiliated with William Blair & Co., from August 1995 until December 2000. Mr. Denny is also a director of ChoicePoint Inc. and is Chairman of Gilead Sciences, Inc.

      Mr. Fairbanks has been a director of GATX since 1996. In April 2000, he was named Counselor, Center for Strategic & International Studies, a nonprofit public policy research institution providing analysis on and assessment of the public policy impact of U.S. domestic, foreign and economic policy, international finance and national security issues, having previously served as its President and Chief Executive Officer. Mr. Fairbanks was formerly a U.S. Ambassador at Large. Mr. Fairbanks is also a director of SEACOR Holdings Inc. and SPACEHAB, Inc.
      Ms. Fretz has been a director of GATX since 1993. She was named President and Chief Executive Officer of Sunoco Logistics Partners, L.P., an owner and operator of refined product and crude oil pipelines and terminal facilities, in October 2001. Ms. Fretz previously served as Senior Vice President, Mid-Continent Refining, Marketing & Logistics, of Sunoco, Inc., an energy company, from December 2000 to October 2001 and Senior Vice President, Lubricants and Logistics, from January 1997 to December 2000.
      Mr. Marsh has been a director of GATX since 1995. He resigned as Chairman of the Board and Chief Executive Officer of Fort James Corporation, a producer of consumer and commercial tissue products and food and consumer packaging, in November 2000, having served in that position since August 1997. Mr. Marsh is also a director of Whirlpool Corporation and Morgan Stanley.
      Mr. McGrath was elected to the Board of Directors effective January 1, 2005. He retired as a Director of McKinsey & Company, a private management consulting firm, in December 2004, having served in that firm for twenty-seven years. He led the firm’s Americas’ Consumer Goods Practice from January 1998 until December 2003. Mr. McGrath has served as a senior advisor with Gleacher Partners LLC, a firm providing strategic advisory services to corporations, in a part time capacity since January 2005.
      Mr. Murphy has been a director of GATX since 1990. He retired as Vice Chairman, Chief Administrative Officer of Sara Lee Corporation, a diversified manufacturer of packaged food and consumer products, in October 1997, having served in that position since July 1993. Mr. Murphy is also a director of CNH Global N.V., Coach, Inc., Northern Funds and Payless ShoeSource, Inc.
      Mr. Sylla was elected to the Board of Directors effective January 1, 2005. He was named Chairman of the Board and President of Allstate Financial, a principal division of the Allstate Insurance Company, a company offering life insurance, annuities and related retirement and savings products, in October 2002, having previously served as the Chief Investment Officer for Allstate Corporation, the holding company for Allstate Insurance Company, from 1995. Mr. Sylla is a member of the senior management team of Allstate Insurance Company and is a director of Spirit Finance Corporation.
      Mr. Lyons was elected Chief Financial Officer of GATX in 2004. Prior to that, Mr. Lyons served as Vice President, Investor Relations of GATX from 2002 to 2004, Director of Investor Relations of GATX from 1998 to 2002, and Project Manager, Corporate Finance from 1996 to 1998.
      Mr. Ciancio was elected Senior Vice President, General Counsel and Secretary of GATX in 2004. Prior to that, Mr. Ciancio served as Vice President, General Counsel and Secretary of GATX from 2000 to 2004, and Assistant General Counsel of GATX from 1984 to 2000.
      Ms. Duddy was elected Senior Vice President — Human Resources of GATX in 2004. Prior to that, Ms. Duddy served as Vice President — Human Resources from 1999 to 2004, Vice President, Compensation and Benefits and Corporate Human Resources from 1997 to 1999, Director of Compensation and Benefits from 1995 to 1997, and Director of Compensation from 1992 to 1995.
      Mr. Muckian has served as Vice President, Controller and Chief Accounting Officer of GATX since 2002. Prior to that, Mr. Muckian served as Controller and Chief Accounting Officer of GATX from 2000 to 2002, and Director of Taxes of GATX from 1994 to 2000.
      Mr. Hasek has served as Vice President and Treasurer of GATX since 2002. Prior to that, Mr. Hasek served as Treasurer from 1999 to 2001, Director of Financial Analysis and Budgeting from 1997 to 1999, and Manager of Corporate Finance from 1995 to 1997.

      Ms. Noack was elected Vice President and Chief Risk Officer in 2004. Prior to that, Ms. Noack served as Managing Director and Chief Risk Officer, Capital Division of GATX Financial Corporation from 2003 to 2004, Managing Director and Chief Credit Officer, Capital Division of GATX Financial Corporation from 2001 to 2003 and Vice President of GATX Capital Corporation, predecessor to GATX Financial Corporation from 2000 to 2001.
      Ms. Scott was elected Vice President and Chief Information Officer in 2004. Ms. Scott joined GATX in 1990 as Manager, Information Systems Audit and has held the positions of Manager of Business Systems and Planning, Assistant Director of Corporate Information Systems, Director of Business Development and Information Services, Director of Information Services and Administration, Vice President, Integrated Solutions Group, Vice President, Strategic Initiatives GATX Rail.
      Mr. Earl was elected Executive Vice President in 2004. Prior to that Mr. Earl served as Executive Vice President — Commercial at GATX Rail from 2001 to 2004 and a variety of increasingly responsible positions in the GATX Capital Rail Group from 1988 to 2001. Mr. Earl is the senior executive of the Rail segment.
      Mr. Coe has served as a Vice President of GATX since 2004 and President of GATX Air since 1997. Mr. Coe joined the Company in 1977 as a Financial Analyst and has held a variety of positions both domestically and internationally.
      Mr. Glenn has served as a Vice President of GATX since 2004 and Executive Vice President, GATX Specialty Finance since 2003. Prior to that, Mr. Glenn served as Senior Vice President and Chief Financial Officer of GATX Capital Division of GATX Financial Corporation from 2000 to 2003. Mr. Glenn joined GATX Capital in 1980 as an Assistant Tax Manager and rose to Vice President and Principal Accounting Officer, a position he held from 1991 to 1997. Prior to becoming the Chief Financial Officer, from 1997 to 2000, he was Vice President and Managing Director-Portfolio Management, for Diversified Finance. Mr. Glenn is the senior executive of the Specialty Finance segment.
Compensation of Directors
      Each non-employee director receives an annual retainer of $40,000 and an annual grant of phantom Common Stock valued at $37,000. In addition, each non-employee director receives a meeting fee of $2,000 for each meeting attended of the Board or a committee of the Board of which the director is a member. The Chair of each committee receives $3,000 for each meeting attended.
      The annual retainer is paid quarterly in arrears. Half of each quarterly installment is paid in cash and half in units of phantom Common Stock which are credited to each director’s account in an amount determined by dividing the amount of such payment by the average of the high and low prices of the Company’s Common Stock on the New York Stock Exchange on the last trading day of the month in which the quarterly installment is paid. The annual grant of phantom units is also credited to each director’s account in quarterly installments in arrears. Each director’s phantom Common Stock account is credited with additional units of phantom Common Stock representing dividends declared on the Company’s Common Stock based on the average of the high and low prices of the Company’s Common Stock on the date such dividend is paid. At the expiration of each director’s service on the Board, settlement of the units of phantom Common Stock will be made as soon as is reasonably practical in shares of Common Stock equal in number to the number of units of phantom Common Stock then credited to his or her account. Any fractional units will be paid in cash.
      Under the Deferred Fee Plan, non-employee directors may defer receipt of the cash portion of their annual retainer, meeting fees, or both, in the form of either cash or units of phantom Common Stock. If the deferral is in cash, the deferred amount accrues interest at a rate equal to the 20-year U.S. government bond rate. If the deferral is in units of phantom Common Stock, the units are credited to an account for each participating director along with dividends and settled, following expiration of the director’s service on the Board, in the same manner as that portion of the annual retainer that is paid in units of phantom Common Stock described above. Two directors participated in the Deferred Fee Plan in 2004.

Compensation of Executive Officers
      The table below sets forth the annual and long-term compensation paid or deferred by the Company to or for the account of the Chief Executive Officer and each of the other four most highly compensated executive officers for the years indicated.
SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation

					Awards		Payouts

					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
		Salary	Bonus	Compensation	Award(s)	Options/SARs	Payouts	Compensation
Name and Principal Position	Year	($)	($)(1)	($)	($)(2)	(#) of shares	($)	($)(3)

Ronald H. Zech	2004	775,000	1,000,000	5,777	1,081,707	73,900	0	36,204
Chairman & Chief	2003	775,000	550,064	5,377	0	0	0	31,046
Executive Officer	2002	758,333	1,751,938	6,004	550,073	150,000	71,076	26,372
David M. Edwards	2004	410,000	547,873	6,360	0	14,300	0	832,067
President, GATX Rail(4)
Brian A. Kenney	2004	380,000	361,350	6,360	599,973	16,400	0	6,150
President,	2003	350,000	137,541	6,360	0	0	0	6,000
GATX Corporation	2002	341,951	371,907	6,360	137,518	40,000	11,352	5,500
Alan C. Coe	2004	304,167	345,533	6,360	153,330	10,500	0	12,298
President, GATX Air
James F. Earl	2004	309,970	250,672	6,360	375,259	10,300	0	6,150
Executive Vice President
GATX Rail

(1)	Amounts reflect bonus payments earned for the years set forth opposite the specified payments. Amounts for Mr. Edwards include $353,884 awarded under the GATX Corporation Cash Incentive Compensation Plan (the “CICP”) for calendar year 2004 performance and $193,989 for performance-based restricted stock units paid in accordance with his Employment and Cooperation Agreement.

(2)	On March 15, 2004, Messrs. Zech, Kenney, Coe and Earl were granted target units of performance-based restricted stock, effective January 1, 2004, under the 2004 Equity Incentive Compensation Plan (“EICP”) that resulted in their receipt of 40,798, 9,065, 5,138 and 6,377 shares of restricted Common Stock, respectively, based on the achievement of specified performance goals during 2004, which will vest on December 31, 2006 contingent upon their continued employment. Additionally, Messrs Kenney and Earl were granted 15,000 and 8,085 shares of nonperformance-based restricted Common Stock. Mr. Kenney’s award vests in full on December 31, 2005 and Mr. Earl’s award vests over a three year period, one-third on each anniversary of the grant date. The aggregate number of shares of restricted Common Stock held by Messrs Zech, Kenney, Coe and Earl on December 31, 2004, including the performance based shares, were 40,798, 24,065, 5,138 and 14,462 valued at $1,205,989, $711,361, $151,879 and $427,497, respectively, based on a closing price of $29.56 per share on that date. Dividends are paid on all restricted Common Stock awarded by the Company.

(3)	For 2004, includes contributions made to the Company’s Salaried Employees Retirement Savings Plan in the amount of $6,150 for Messrs. Zech, Edwards, Kenney, Coe and Earl and includes above-market interest amounts earned, but not currently payable, on compensation previously deferred under the Company’s 1984, 1985 and 1987 Executive Deferred Income Plans for Messrs. Zech, Edwards and Coe of $30,054, $5,917 and $6,148, respectively. Also includes $820,000 received by Mr. Edwards under his Employment and Cooperation Agreement.

(4)	Mr. Edwards’ employment with the Company terminated effective December 31, 2004 and he will receive severance benefits described under the caption “Employment and Change of Control Arrangements”.

OPTION/ SAR GRANTS IN LAST FISCAL YEAR
      The table below sets forth information concerning stock options granted during 2004 to each of the named executive officers.

	Individual Grants
					Potential Realizable
	Number of				Value at Assumed
	Securities	% of Total			Annual Rates of Stock
	Underlying	Options/SARs			Price Appreciation for
	Options/SARs	Granted to	Exercise or		Option Term(4)
	Granted	Employees in	Base Price	Expiration
Name	(#)(1)	Fiscal Year	($/Share)(2)	Date(3)	5% ($)	10% ($)

Ronald H. Zech	73,900	13.77%	24.3650	08/06/11	733,014	1,708,235
David M. Edwards	14,300	2.66%	24.3650	01/01/10	96,262	212,714
Brian A. Kenney	16,400	3.06%	24.3650	08/06/11	162,672	379,094
Alan C. Coe	10,500	1.96%	24.3650	08/06/11	104,150	242,713
James F. Earl	10,300	1.92%	24.3650	08/06/11	102,166	238,090

(1)	Except in the case of Mr. Edwards (see footnote (3) below), fifty percent of all options may be exercised commencing one year from the date of grant, an additional 25% commencing two years from the date of grant, and the remaining 25% commencing three years from the date of grant. Dividend equivalents are earned on each grant commencing at grant date, ceasing upon exercise of the option, and are paid after the vesting date of each covered installment.

(2)	The exercise price is equal to the average of the high and low prices of the Company’s Common Stock on the New York Stock Exchange on the date of grant.

(3)	The expiration date of the options granted to Mr. Edwards was changed from August 6, 2011 to January 1, 2010 pursuant to the terms of his Employment and Cooperation Agreement. Fifty percent of these options may be exercised commencing one year from grant date; the remaining options were cancelled upon the termination of employment.

(4)	The dollar amounts under these columns are the result of calculations at assumed annual rates of appreciation of 5% and 10% for the seven year term of the stock options as prescribed by the rules of the SEC and are not intended to forecast possible future appreciation, if any, of the Company’s Common Stock price.

AGGREGATED OPTION/ SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES
      The table below sets forth certain information concerning the exercise of stock options during 2004 by certain of the named executive officers, the number of unexercised options and the 2004 year-end value of such unexercised options computed on the basis of the difference between the exercise price of the option and the closing price of the Company’s Common Stock at year-end ($29.56).

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/Sars		Options/SARs
	Shares		at Fiscal Year-End (#)		at Fiscal Year-End ($)
	Acquired on	Value
	Exercise	Realized($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Ronald H. Zech	0	0	743,177	73,900	1,269,998	383,911
David M. Edwards	20,000	90,485	204,185	14,300	338,603	74,289
Brian A. Kenney	0	0	123,868	16,400	188,252	85,198
Alan C. Coe	0	0	98,993	28,000	271,613	164,398
James F. Earl	2,000	8,662	48,924	22,176	126,773	129,396

(1)	Amount represents the aggregate pre-tax dollar value realized upon the exercise of stock options as measured by the difference between the market value of the Company’s Common Stock and the exercise price of the option on the date of exercise.
EMPLOYEE RETIREMENT PLANS
      The Company’s Non-Contributory Pension Plan for Salaried Employees (the “Pension Plan”) covers salaried employees of the Company and its domestic subsidiaries. Subject to certain limitations imposed by law, pensions are based on years of service and average monthly compensation during: (i) the five consecutive calendar years of highest compensation during the last 15 calendar years preceding retirement or the date on which the employee terminates employment or (ii) the 60 consecutive calendar months preceding retirement or the date on which the employee terminates employment, whichever is greater. Illustrated below are estimated annual benefits payable upon retirement to salaried employees, including executive officers, assuming normal retirement at age 65. Benefits shown below are calculated on a straight life annuity basis, but the normal form of payment is a qualified joint and survivor pension. Benefits under the Pension Plan are not subject to any deduction for Social Security or other offset amounts.

	Estimated Annual Pension Benefits

Average Annual Compensation for	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years
Applicable Period ($)	Service ($)	Service ($)	Service ($)	Service ($)	Service ($)	Service ($)

$200,000	14,916	29,832	44,748	59,664	74,580	89,508
400,000	31,416	62,832	94,248	125,664	157,080	188,508
600,000	47,916	95,832	143,748	191,664	239,580	287,508
800,000	64,416	128,832	193,248	257,664	322,080	386,508
1,000,000	80,916	161,832	242,748	323,664	404,580	485,508
1,200,000	97,416	194,832	292,248	389,664	487,080	584,508
1,400,000	113,916	227,832	341,748	455,664	569,580	683,508
1,600,000	130,416	260,832	391,248	521,664	652,080	782,508
1,800,000	146,916	293,832	440,748	587,664	734,580	881,508
2,000,000	163,416	326,832	490,248	653,664	817,080	980,508
2,200,000	179,916	359,832	539,748	719,664	899,580	1,079,508
      Compensation covered by the Pension Plan is salary and bonus paid under the CICP as shown in the Summary Compensation Table. Annual benefits in excess of certain limits imposed by the Employee Retirement Income Security Act of 1974 or the Internal Revenue Code on payments from the Pension

Plan will be paid by the Company under its Excess Benefit Plan and Supplemental Retirement Plan and are included in the above table.
      The executive officers named in the Summary Compensation Table have the following number of years of credited service: Mr. Zech, 27 years; Mr. Kenney, 9 years; Mr. Coe, 25 years; Mr. Earl, 17 years.
EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS
      The Company has entered into agreements with Messrs. Zech, Kenney, Coe and Earl which provide for certain benefits upon termination of employment following a “change of control” of the Company. Each agreement provides that the Company shall continue to employ the executive for three years (two years for Mr. Coe)following a change of control (the “Employment Period”), and that during such period the executive’s employment may be terminated only for “cause.” On October 19, 2004, Mr. Zech’s agreement was amended to reflect the change in Mr. Zech’s employment responsibilities as part of the implementation of the succession plan which will result in his retirement in October 2005 as described below.
      If, during the Employment Period, the executive’s employment is terminated by the Company other than for “cause,” death or disability or by the executive for “good reason,” the executive will be entitled to receive in a lump sum the aggregate of: (i) the sum of (a) unpaid salary through the date of termination, (b) the highest bonus earned by the executive for the last two years prior to the date on which a change of control occurs, prorated from the beginning of the fiscal year through the date of termination, and (c) previously deferred compensation and vacation pay not previously paid (“Accrued Obligations”); (ii) three times (two times for Mr. Coe) the executive’s annual base salary and target bonus that would have been payable under the MIP or any comparable plan which has a similar target bonus for the year in which termination occurs, in lieu of any payments under the Company’s severance pay policies; (iii) the excess of (a) the actuarial equivalent of the benefit under the Company’s qualified defined benefit retirement plan and any excess or supplemental plan in which the executive participates (together the “SERP”) which the executive would have received if his or her employment had continued for three years (two years for Coe) after the date of termination assuming continuation of the same annual base salary plus a target bonus for the most recent fiscal year, over (b) the actuarial equivalent of the executive’s actual benefit under the qualified retirement plan and SERP as of the date of termination; and (iv) should the executive so elect, an amount equal to the present value of his or her benefits under the SERP as of the termination date. In addition, for three years (two years for Mr. Coe) following the date of termination, the executive will be entitled to: (i) continued participation in and receipt of all benefits under welfare plans, practices, policies and programs provided by the Company (including medical, prescription, dental, vision, disability and basic, optional and dependent life); (ii) outplacement services at a maximum cost of 10% of annual base salary; and (iii) any other amounts or benefits for or to which the executive is eligible or entitled under any other plan, program, policy or practice of the Company (“Other Benefits”). If the executive’s employment is terminated by reason of death or disability during the Employment Period, the agreement shall terminate without further obligation to the executive other than the payment of Accrued Obligations and Other Benefits. If any payment made under the agreements creates an obligation to pay excise tax in accordance with Internal Revenue Code Section 4999, an additional amount (the “Gross-Up Amount”) equal to the excise tax and any related income taxes and other costs shall be paid to the executive.
      “Change of control” means: (i) the acquisition by any individual, entity or group (“Person”) of 20% or more of either (a) the then outstanding shares of Common Stock of the Company or (b) the combined voting power of the then outstanding voting securities of the Company, with certain exceptions; (ii) a change in the majority of the Board of Directors of the Company not recommended for election by a majority of the incumbent directors; (iii) consummation of a reorganization, merger, consolidation or sale of substantially all of the assets of the Company (“Business Combination”), unless following such Business Combination (a) shareholders holding more than 65% of the outstanding Common Stock and combined voting power of the voting securities prior to such Business Combination also own more than 65% of the outstanding Common Stock and combined voting power of the voting securities issued as a result thereof, (b) no Person owns 20% or more of the then outstanding shares of Common Stock or combined voting power of the then outstanding voting securities except to the extent such ownership existed prior thereto, and (c) at least a majority of the members of the Board of Directors of the entity resulting from the Business Combination were members of the Board of Directors at the time the transaction was approved; (iv) approval by the shareholders of a complete liquidation or dissolution of the Company; or (v) consummation of a reorganization, merger or consolidation or sale or other disposition of a subsidiary or all or substantially all of the assets of a subsidiary or an operating segment that is the primary employer of the participant or to which the participant’s responsibilities primarily relate and which does not constitute a Business Combination unless immediately thereafter GATX Corporation, directly or indirectly, owns at least 50% of the voting stock of such subsidiary or, in the case of the disposition of all or substantially all of the assets of the subsidiary or the operating segment, at least 50% of the voting power and the equity in the entity holding title to the assets. “Good Reason” means: (i) the assignment of duties inconsistent with, or any action which diminishes, the executive’s position, authority, duties or responsibilities; (ii) failure to compensate or requiring the executive to relocate, in either case, as provided in the agreement; (iii) any unauthorized termination of the agreement; or (iv) any failure to require a successor to the Company to assume and perform the agreement. The amount that would be payable under each of the foregoing agreements in the event of termination of employment following a change of control (excluding the Gross-Up Amount, if any, payable thereunder, which is not determinable at this time, and the present value of benefits under the SERP as of the date of termination) as of January 1, 2005, is as follows: Mr. Zech ($6,305,452); Mr. Kenney ($3,329,545); Mr. Coe ($2,187,909); Mr. Earl ($2,329,814).
      Messrs. Zech, Kenney, Coe and Earl also participate in the EICP under which the Company’s executive officers and certain key employees may receive awards of stock options, stock appreciation rights (“SARs”) and full value awards, such as restricted Common Stock. The EICP provides that the effect of a “change of control” on any award shall be determined by the Compensation Committee, in its discretion, except as otherwise provided in the EICP or the award agreement reflecting the applicable award.
      As of October 11, 2002, the Company entered into a three year employment agreement with Mr. Zech. Under the terms of the agreement, he receives an annual base salary of $775,000 (subject to review in accordance with the Company’s normal practices) and is eligible to participate in bonus programs and benefit plans generally available to the senior management of the Company, and he received a contract bonus of $750,000 at that time. If Mr. Zech’s employment with the Company is terminated during the three year term, either by the Company for Cause or by Mr. Zech without Good Reason (as those terms are defined in the change of control agreement between the Company and Mr. Zech described above) or without the approval of the Board, then he will forfeit payment of his non-qualified pension benefits until the forfeited amount equals a prorated portion of $500,000 based on the proportion of the three year term during which he remained employed by the Company. If Mr. Zech’s employment is terminated by the Company other than for Cause or if he resigns for Good Reason, then, in addition to any amount which he is entitled to receive pursuant to any plan, policy, practice, contract or agreement of the Company, Mr. Zech shall be entitled to an amount equal to twice his annual base salary and target bonus under the bonus program in which he then participates plus a prorated bonus for the year in which the termination occurs, less any amounts received as severance. Upon the occurrence of a “change of control” (as defined in the change of control agreement), Mr. Zech’s employment agreement shall terminate and his benefits shall be determined under the change of control agreement. Following the termination of his employment, Mr. Zech may not compete in a business in which the Company is engaged until the earlier of two years following the date of termination, or April 11, 2006. In connection with the election on October 19, 2004 of Mr. Kenney as President of the Company, with the expectation that he would at the time of the annual meeting of shareholders in April 2005 succeed Mr. Zech as Chief Executive Officer, and that Mr. Zech would continue until October 11, 2005 as Chairman of the Board of Directors, the Compensation Committee, with the assistance of its independent consultant, reviewed and agreed with Mr. Zech on an amendment to his employment agreement. The amendment provides that he would serve as Chief Executive Officer (but no longer as President) until his successor as Chief Executive Officer is elected and takes office, and from that time to the end of the period of employment on

October 11, 2005, he would continue to serve as Chairman of the Board of Directors, devoting such of his business time and attention to the business and affairs of the Company as the Board of Directors shall reasonably require, consistent with that position, in particular assisting Mr. Kenney with the leadership transition. Mr. Zech’s Change of Control Agreement was also amended to provide that he shall be eligible for benefits under that Agreement only if the “change of control” of the Company occurs on or prior to the end of the period of employment under his amended employment agreement.
      The Company maintains a Severance Benefit Plan that compensates employees whose employment with the Company or one of its subsidiary companies is involuntarily terminated as a result of the elimination of the employee’s job position and who meet certain other eligibility requirements. Benefits are calculated based upon years of service, salary, age and execution of a release and waiver. Benefits include cash, a prorated incentive payment, outplacement and the extension of medical benefits. As of December 31, 2004, the amounts payable under the Severance Benefit Plan exclusive of any incentive payment would be as follows: Mr. Zech ($775,000); Mr. Kenney ($500,000); Mr. Coe ($325,000); Mr. Earl ($350,000).
      Effective as of December 7, 2004, the Company and Mr. Edwards entered into an Employment and Cooperation Agreement regarding the termination of Mr. Edwards’ employment and certain services Mr. Edwards was to provide to the Company. The Company agreed to employ Mr. Edwards through December 31, 2004 (the “Employment Termination Date”), during which period he was to devote full time to serving the Company and perform such services for the Company and its affiliates as were necessary and appropriate for a smooth transition of his responsibilities. He continued to receive his salary through the Employment Termination Date and to earn a bonus for 2004 performance based on the same assessment of achievement of the Company’s performance against pre-established goals as other participating executives managing the Company’s rail operations, and was eligible for the benefits consistent with his position in the Company. Following December 31, 2004, and until December 31, 2005, the Company may consult with Mr. Edwards with respect to matters relating to the Company’s rail business and operations. Until he procures full time employment, such advice and consultation is to be rendered on an as required basis; thereafter such advice and consultation is to be rendered so as to not interfere with his new employment responsibilities. The agreement provides the following compensation to Mr. Edwards in lieu of all other benefits: (i) a lump sum cash payment of $820,000 on the Employment Termination Date (included in All Other Compensation in the Summary Compensation Table); (ii) outstanding option grants (161,000 shares with an average exercise price of $33.33) which would otherwise have terminated on March 31, 2005 shall terminate on the earlier of the tenth anniversary of the grant date and December 31, 2009 (iii) 7,150 options granted on August 6, 2004,with an exercise price of $24.37, which would otherwise have lapsed, shall vest and become exercisable on August 6, 2005 and remain exercisable until December 31, 2009, (iv) immediate vesting in February 2005 of 6,577 performance based restricted stock units valued at $193,989 that otherwise would have been cancelled (included in Bonus in the Summary Compensation Table); (v) additional benefits with a present value of $62,357 under the Excess Benefit Plan and Supplemental Retirement Plan equal to the aggregate additional benefits that he would have received under those plans and the Pension Plan if he had remained employed by GATX until April 14, 2006; (vi) eligibility at a cost to the Company of $24,714 (but subject to his payment of applicable premiums until April 14, 2006), for Mr. Edwards and his eligible dependents to participate in the Company’s healthcare plan; (vii) eligibility commencing at age 55, with a present value of $29,190 for coverage under the Company’s retiree healthcare benefit program; and (viii) reimbursement for expenses incurred for office space, secretarial assistance and other costs in the transition to new employment, provided that the amount of such reimbursement shall not exceed $40,000. The agreement restricts the use of confidential information, employment with a competitor of the Company and recruiting employees of the Company. Mr. Edwards also provided the Company with a general waiver and release.
      The Company adopted Executive Deferred Income Plans effective September 1, 1984 (the “1984 EDIP”), July 1, 1985 (the “1985 EDIP”) and December 1, 1987 (the “1987 EDIP”) (collectively the “EDIPs”) which permitted Mr. Zech and Mr. Coe to defer receipt of up to 20% of their annual base salaries from compensation earned during the year following the effective date of the EDIP pursuant to participation agreements entered into between the Company and each participant. The participation agreements were amended to provide for a determination by the Compensation Committee, within ten days following a “change of control” as described above, as to whether agreements will (a) continue to provide for the payment of benefits thereunder in installments as described in the agreement or (b) terminate and provide a single lump sum payment to participants. Participants have not been eligible to make EDIP deferrals since 1987.
MARKET FOR THE COMMON STOCK AND RELATED STOCKHOLDER MATTERS
      GATX common stock is listed on the New York and Chicago Stock Exchanges under ticker symbol GMT. The approximate number of common stock holders of record as of February 25, 2005 was 3,485. The following table shows the reported high and low sales price of GATX common shares on the New York Stock Exchange, which is the principal market for GATX shares, and the dividends declared per share:

					2004	2003
	2004	2004	2003	2003	Dividends	Dividends
Common Stock	High	Low	High	Low	Declared	Declared

First quarter	$28.68	$20.33	$25.09	$13.40	$.20	$.32
Second quarter	27.71	21.25	18.95	14.22	.20	.32
Third quarter	27.45	23.82	23.55	16.00	.20	.32
Fourth quarter	30.27	25.72	28.86	20.77	.20	.32
      In January 2004, GATX’s quarterly dividend was reduced to $.20 per common share from previous quarterly dividends of $.32 per common share. GATX’s Board of Directors reduced the dividend based upon expectations of a gradual earnings recovery as well as balancing GATX’s expected investment level, projected capital structure and other factors. The Board of Directors regularly evaluates the appropriate dividend level.

SECURITY OWNERSHIP
Security Ownership of Management
      The following table sets forth certain information regarding the security ownership of each class of equity securities of the Company owned by each of the directors and named executive officers (other than Mr. Edwards) and by directors and executive officers as a group:

Shares of Common Stock
Beneficially Owned as of
February 25,
Name of Beneficial Owner	2005(1)(2)

Alan C. Coe	110,250
Rod F. Dammeyer	11,576
James M. Denny	23,639
James F. Earl	72,891
Richard Fairbanks	41,411
Deborah M. Fretz	18,355
Brian A. Kenney	169,083
Miles L. Marsh	19,881
Mark G. McGrath	163
Michael E. Murphy	23,729
Casey J. Sylla	163
Ronald H. Zech	853,089
Directors and Executive Officers as a group	1,651,944

(1)	Includes units of phantom Common Stock credited to the accounts of individuals and payable in shares of Common Stock following retirement from the Board as follows: Mr. Dammeyer (8,576); Mr. Denny (16,005);Mr. Fairbanks (19,411); Ms. Fretz (12,651); Mr. Marsh (12,651); Mr. McGrath (163); Mr. Murphy (15,543); Mr. Sylla (163) and directors as a group (85,163); and shares which may be obtained by exercise of previously granted options within 60 days of February 25, 2005 by Mr. Coe (98,993); Mr. Dammeyer (4,000); Mr. Denny (5,000); Mr. Earl (48,924); Mr. Fairbanks (5,000); Ms. Fretz (5,000); Mr. Kenney (123,868); Mr. Marsh (5,000); Mr. Murphy (5,000); Mr. Zech (703,177) and directors and executive officers as a group (1,284,838).

(2)	Each person has sole investment and voting power (or shares such powers with his or her spouse), except with respect to units of phantom Common Stock, phantom restricted Common Stock and option grants. With the exception of Mr. Zech, who beneficially owned approximately 1.64% of the Company’s outstanding shares of Common Stock, none of the directors and executive officers owned 1% of the Company’s outstanding shares of Common Stock. Directors and executive officers as a group beneficially owned approximately 3.33% of the Company’s outstanding shares of Common Stock. No director or executive officer owns any shares of Preferred Stock.

Beneficial Ownership of Common Stock
      The following are the only persons known to the Company to beneficially own more than 5% of the Company’s Common Stock (based on Schedule 13G reports filed with the SEC for shares beneficially owned as of December 31, 2004):

	Shares
	Beneficially	Percentage of
Name and Address of Beneficial Owner	Owned	Common Stock

State Farm Mutual Automobile Insurance Company(1)	5,901,652	11.89
One State Farm Plaza
Bloomington, IL 61710
Dimensional Fund Advisors, Inc.(2)	3,208,939	6.46
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Barclays Global Fund Advisors(3)	2,695,865	5.43
45 Fremont Street
San Francisco, CA 94105
Artisan Partners Limited Partnership(4)	2,679,600	5.40
Artisan Investment Corporation,
Artisan Partners
Andrew A. Ziegler
Carlene Murphy Ziegler
875 East Wisconsin Avenue, Suite 800
Milwaukee, WI 53202

(1)	State Farm Mutual Automobile Insurance Company (“State Farm”) and certain of its affiliated entities, each of which owned shares of Common Stock with sole voting and dispositive power, may be deemed to constitute a “group” under the regulations of the SEC with regard to the beneficial ownership of these shares of Common Stock. State Farm and each of the entities disclaim that they are part of a group.

(2)	Dimensional Fund Advisors (“Dimensional”), a registered investment advisor, has sole voting and dispositive power as to these shares of Common Stock owned by funds under its discretionary investment management.

(3)	Barclays Global Fund Advisors, Barclays Global Investors, N.A., Barclays Bank PLC and Palomino Limited hold these shares of Common Stock in the aggregate in trust accounts for the economic benefit of beneficiaries of those accounts with sole voting power over 2,509,623 shares and sole dispositive power over 2,695,865 shares.

(4)	Artisan Partners Limited Partnership, a registered investment adviser, (“Artisan Partners”), Artisan Investment Corporation, the general partner of Artisan Partners (“Artisan Corp.”), and the principal shareholders of Artisan Corp, Andrew A. Ziegler and Carlene Murphy Ziegler, share voting and dispositive power over these share of Common Stock acquired on behalf of clients of Artisan Partners.
SELLING HOLDERS
      We originally issued the notes on August 15, 2003. The notes were resold by the initial purchasers to qualified institutional buyers under Rule 144A under the Securities Act. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and the common stock into which the notes are convertible.

      The following table sets forth information with respect to the selling holders and the principal amounts of notes and the number of shares of common stock beneficially owned by each selling holder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling holders as of March 17, 2005. The selling holders may offer all, some or none of the notes or common stock into which the notes are convertible. Because the selling holders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or common stock that will be held by the selling holders upon termination of any sales. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided the information regarding their notes or common stock in transactions exempt from the registration requirements of the Securities Act. Except as described in the footnotes to the following table, no selling holder named in the table below beneficially owns (or upon conversion of the notes would own) one percent or more of our common stock assuming conversion of a selling holder’s notes. Information about the selling holders may change over time. Any changed information will be set forth in prospectus supplements.

	Principal Amount
	of Notes	Number of Shares
	Beneficially Owned	of Common Stock
Name	that may be Sold	that may be Sold(1)

Alexandra Global Master Fund Ltd.	$3,000,000	123,793
American Investors Life Insurance Company	200,000	8,252
AmerUs Life Insurance Company	1,500,000	61,896
Arbitex Master Fund, L.P.	1,000,000	41,264
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	7,200,000	297,103
Argent Classic Convertible Arbitrage Fund, L.P.	2,100,000	86,655
Argent Classic Convertible Arbitrage Fund II, L.P.	600,000	24,758
CNH CA Master Account, L.P.	2,250,000	92,844
Citigroup Global Markets Inc.(2)	8,660,000	357,349
Convertible Securities Fund	33,000	1,361
DBAG London(3)	14,463,000	596,806
DKR Soundshore Strategic Holding Fund Ltd.	1,000,000	41,264
Dodeca Fund, L.P.	390,000	16,093
Highbridge International LLC	7,000,000	288,850
IL Annuity and Insurance Company	8,500,000	350,746
Inflective Convertible Opportunity Fund I, L.P.	10,000	412
KBC Financial Products (Cayman Islands) Ltd.(4)	12,500,000	515,804
KBC Financial Products USA Inc.	3,350,000	138,235
LDG Limited	438,000	18,073
Lexington Vantage Fund c/o TQA Investors, LLC	112,000	4,621
Lyxor Master Fund	300,000	12,379
Nations Convertible Securities Fund	3,952,000	163,076
Nomura Securities Int’l Inc.(5)	12,500,000	515,804
Pacific Life Insurance Company	500,000	20,632
President and Fellows of Harvard College	5,000,000	206,321
S.A.C. Arbitrage Fund, LLC	2,000,000	82,528
Sage Capital	100,000	4,126
Southern Farm Bureau Life Insurance	650,000	26,821
Sphinx Fund c/o TQA Investors, LLC	281,000	11,595

	Principal Amount
	of Notes	Number of Shares
	Beneficially Owned	of Common Stock
Name	that may be Sold	that may be Sold(1)

St. Albans Partners Ltd.	3,000,000	123,793
State of Florida Division of Treasury	1,725,000	71,180
Swiss Re Financial Products Corporation	5,500,000	226,953
The Coast Fund L.P.	1,500,000	61,896
Thrivent Financial for Lutherans	1,450,000	59,833
TQA Master Fund Ltd.	4,368,000	180,242
TQA Master Plus Fund Ltd.	6,772,000	279,442
TQA Special Opportunities Master Fund Ltd.	1,000,000	41,264
Tykhe Fund Ltd.	250,000	10,316
UBS Investment Bank	7,000,000	288,850
Victory Capital Management as Agent for the Victory Convertible Fund	300,000	12,379
Xavex-Convertible Arbitrage 7 Fund c/o TQA Investors, LLC	997,000	41,140
Xavex Convertible Arbitrage 10 Fund	700,000	28,885
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC	1,032,000	42,584

(1)	Assumes conversion of all of the selling holders’ notes at a conversion price of $24.234 per share. This conversion price is subject to adjustment as described under “Description of Notes — Conversion.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Citigroup Global Markets Inc. was among the initial purchasers of the notes.

(3)	Assuming the conversion of all of the notes held by DBAG London, such selling holder would beneficially own approximately 1% of our common stock.

(4)	Assuming the conversion of all of the notes held by KBC Financial Products (Cayman Islands) Ltd., such selling holder would beneficially own approximately 1% of our common stock.

(5)	Assuming the conversion of all of the notes held by Nomura Securities International Inc., such selling holder would beneficially own approximately 1% of our common stock.
DESCRIPTION OF NOTES
      We issued the notes under an indenture dated as of August 15, 2003 among us, GATX Financial Corporation and JPMorgan Chase Bank, as trustee. A copy of the indenture and the registration rights agreement referred to below are filed as exhibits to the registration statement filed with the SEC of which this prospectus is a part. The following is a summary of certain provisions of the indenture and the registration rights agreement and does not purport to be complete. Reference should be made to all provisions of the indenture and the registration rights agreement, including the definitions of certain terms contained therein. As used in this section, the terms “we,” “us” and “our” refer to GATX Corporation, but not any of our subsidiaries, unless the context requires otherwise.
General
      The notes:

•	are our unsecured obligations and will rank equally with all of our current and future senior unsecured indebtedness;

•	are limited to $125,000,000 aggregate principal amount;

•	mature on August 15, 2023; and

•	will be issued in denominations of $1,000 and integral multiples of $1,000 in fully registered form.
      The notes are exchangeable and transfers of the notes will be registrable without charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge in connection with such exchanges or transfers.
      Principal and interest on the notes is payable at the office or agency maintained for such purpose or, at our option, payment of interest may be made by wire transfer or by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes. Until otherwise designated by us, the office or agency maintained for such purpose will be the principal corporate trust office of the trustee.
Regular Interest
      The notes accrue regular interest at a rate of 5% per annum from August 15, 2003, or from the most recent interest payment date to which interest has been paid or duly provided for. We will pay accrued and unpaid interest semi-annually in arrears on February 15 and August 15 of each year, beginning February 15, 2004. We will pay interest to the person in whose name a note is registered at the close of business on February 1 or August 1 (which we refer to as the “record dates”) immediately preceding the relevant interest payment date, notwithstanding the conversion of such note at any time after the close of business on such record date and before the relevant interest payment date. However, in the case of a note or portion of a note purchased at the option of the holder in connection with a Fundamental Change (as defined below) on a purchase date during the period from a record date to (but excluding) the next succeeding interest payment date, accrued interest will be payable (unless such note or portion is converted) to the holder of the note or portion of a note purchased. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months and the actual number of days elapsed in any partial month.
Contingent Interest
      Subject to the accrual and record date provisions described below, we will pay contingent interest to the holders of notes during any six-month interest period, commencing with the six-month period beginning on August 15, 2008 if the average trading price of the notes for the five trading days ending on the second trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the principal amount of the notes.
      The amount of contingent interest payable per $1,000 principal amount of notes with respect to any six-month period will equal 0.25% of the average trading price of $1,000 principal amount of notes during such five trading day period.
      Contingent interest, if any, will accrue and be payable on the February 15 or August 15 following each six-month period to holders of notes as of the preceding February 1 or August 1, as the case may be. Under the indenture governing the notes, we and each holder of the notes agree, for U.S. federal income tax purposes, to treat the notes as indebtedness that is subject to Treasury regulations governing contingent payment debt instruments. Under those regulations, for U.S. federal income tax purposes, original issue discount will continue to accrue at the comparable yield, which we will report as 7.5% under the contingent debt payment regulations, subject to adjustment for actual payments of contingent interest. See “Certain United States federal income tax considerations — U.S. holders — Accrual of interest on the notes.”
      The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the bid solicitation agent for $5 million principal amount of notes at approximately 4:00 p.m., New York City time, on such determination date from three unaffiliated, nationally recognized securities dealers selected by us; provided that if at least three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, this one bid shall be used. If, however, no bid is obtained by the bid solicitation agent, or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then, for purposes of determining whether contingent interest will be payable, the trading price of the notes will equal the average Sale Price of our common stock for the five trading days ending on such determination date multiplied by the number of shares of our common stock the holder would otherwise be entitled to receive upon conversion or an amount determined by another method that we select in our reasonable judgment.
      The bid solicitation agent will initially be the trustee. We may change the bid solicitation agent, but the bid solicitation agent will not be an affiliate of GATX.
      Upon determination that holders of notes will be entitled to receive contingent interest which may become payable during a relevant six-month period, on or prior to the start of such six-month period, we will provide notice to the trustee setting forth the amount of contingent interest per $1,000 principal amount of notes and disseminate a press release through a public medium that is customary for such press releases or publish such information on our website or on such other public medium as may be used at that time.
Guarantee by GATX Financial
      The notes are fully and unconditionally guaranteed by GATX Financial, our wholly-owned principal subsidiary. This guarantee is an unsecured obligation of GATX Financial and ranks equally with all of its current and future senior unsecured indebtedness, subject to insolvency, fraudulent conveyance or similar laws.
Conversion
      Subject to the conditions described below (including our right to pay cash upon conversion of the notes), holders may be able convert their notes into shares of our common stock at a conversion price of $24.234 per share, subject to adjustment. The conversion price in effect at any given time is referred to in this prospectus as the applicable conversion price and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.
      Holders may surrender their notes for conversion into shares of our common stock prior to stated maturity under any of the circumstances described below. If a holder has already delivered a purchase notice or a Fundamental Change purchase notice with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.
      Except as described below, no adjustment will be made on conversion of any notes for interest or liquidated damages, if any, accrued on such notes or for dividends on any common stock issued. If notes are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, they must be accompanied by a payment of funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted; provided, however, that no such payment need be made if (i) we have specified a redemption date that is after a record date and on or prior to the next succeeding interest payment date, (ii) the purchase date following a Fundamental Change occurs during such period or (iii) any overdue interest exists at the time of conversion with respect to such notes to the extent of such overdue interest. The holders of the notes and any common stock issuable upon conversion thereof will continue to be entitled to receive liquidated damages in accordance with the registration rights agreement.

      The right of conversion attaching to any note may be exercised by the holder by delivering the note at the specified office of a conversion agent, accompanied by a duly signed and completed notice of conversion, together with any funds that may be required. Beneficial owners of interests in a global note may exercise their right of conversion by delivering to The Depository Trust Company (which we refer to as “DTC”) the appropriate instruction form for conversion pursuant to DTC’s conversion program. The conversion date will be the date on which the note, the duly signed and completed notice of conversion and any funds that may be required as described above shall have been so delivered. A holder delivering a note for conversion will not be required to pay any taxes or duties payable in respect of the issue or delivery of common stock on conversion, but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the common stock in a name other than the holder of the note. Certificates representing shares of common stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.
      So long as no event of default has occurred and is continuing, in lieu of delivery of shares of common stock upon notice of conversion of any notes (for all or any portion of the notes), we may elect to pay holders surrendering notes an amount in cash per note equal to (1) the average Sale Price of our common stock for the five consecutive trading days immediately following the date of our notice of our election to deliver cash as described below multiplied by (2) the number of shares of our common stock the holder would otherwise be entitled to receive upon conversion. We will inform the holders through the trustee no later than two business days following the conversion date of our election to deliver shares of common stock or to pay cash in lieu of delivery of the shares; provided, that our right to pay cash in lieu of delivery of common stock for notes submitted for conversion on or after the second business day preceding the maturity date is conditioned on our having notified holders of our intention to pay cash not later than the fourth business day preceding the maturity date. If we elect to deliver all of such payment in shares of common stock, the shares will be delivered through the trustee no later than the fifth business day following the conversion date. If we elect to pay all or a portion of such payment in cash, the payment, including any delivery of common stock, will be made to holders surrendering notes no later than the tenth business day following the applicable conversion date. Except upon the occurrence of an event of default, we may not change our election with respect to the consideration to be delivered upon conversion of a note once we have provided the notice described above. If an event of default, as described under “— Events of default and remedies” below (other than a default in a cash payment upon conversion of the notes), has occurred and is continuing, we may not pay cash upon conversion of any notes (other than cash in lieu of fractional shares).
      We are not required to issue fractional shares of common stock upon conversion of notes and, in lieu of such fractional shares, we will pay a cash adjustment based upon the average Sale Price of the common stock as described in the previous paragraph. In determining the amount of cash to be received by a holder, the Sale Price will be appropriately adjusted to take into account the occurrence since the conversion date of an event that would result in an adjustment of the conversion price.
      Conversion upon satisfaction of sale price condition. A holder may surrender any of its notes for conversion into shares of our common stock during a conversion period if the Sale Price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day preceding such conversion period is greater than or equal to 120% of the applicable conversion price. The “Sale Price” of the common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq System. A conversion period will be the period from and including the eleventh trading day in a calendar quarter up to, but not including, the eleventh trading day of the following calendar quarter.
      Conversion upon credit rating event. Even if the notes are not otherwise convertible at such time, holders may surrender their notes for conversion during a period in which (i) the long-term credit rating assigned to the notes by both Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services is

lower than Ba2 and BB, respectively, (ii) both Moody’s and Standard & Poor’s no longer rate the notes or have withdrawn their ratings with respect to the notes, or (iii) either Moody’s or Standard & Poor’s no longer rate the notes or have withdrawn or suspended such rating and the remaining rating is lower than Ba2 or BB, as applicable. References to Moody’s and Standard & Poor’s shall include any successors to these entities.
      Conversion upon redemption. Even if the notes are not otherwise convertible at such time, a holder may surrender for conversion any of the notes called for redemption at any time prior to the close of business two business days immediately prior to the redemption date.
      Conversion upon satisfaction of trading price condition. A holder may surrender any of its notes for conversion into shares of our common stock during the five business day period after any five consecutive trading day period in which the trading price of the notes for each trading day within that period is less than 95% of the Conversion Value of the notes during that period; provided, however, that no notes may be converted based on the satisfaction of this condition if on any day during such five consecutive trading day period, the Sale Price of our common stock is between the conversion price and 120% of the conversion price. “Conversion Value” means the Sale Price of our common stock on each day in the period multiplied by a fraction of which (x) the numerator is $1,000 and (y) the denominator is the applicable conversion price.
      The “trading price” of the notes on any trading day for purposes of determining whether this condition has been met shall be calculated by the bid solicitation agent as described above under “— Contingent Interest,” except that if:

•	the bid solicitation agent cannot obtain at least one bid for $5 million principal amount of the notes, or

•	in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes on such trading day will be deemed to be less than 95% of the Conversion Value.
      The bid solicitation agent shall have no obligation to determine the trading price of the notes unless we have requested such determination. We shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price of the notes would be less than 95% of the Conversion Value. At this time, we shall instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 95% of the Conversion Value.
      Conversion upon specified corporate transactions. Even if the notes are not otherwise convertible at such time, if we elect to:

•	distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days, shares of our common stock at less than the Sale Price at the time, or

•	distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the Sale Price of our common stock on the day preceding the declaration date for such distribution, then we must notify the holders of the notes at least 20 days prior to the ex-dividend date for any such distribution.
      Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place, provided that a holder may not convert if the holder will or may otherwise participate in the distribution without conversion.

      In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a note into common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its notes immediately prior to the transaction. If the transaction also constitutes a “Fundamental Change” as defined below, a holder can require us to purchase all or a portion of its notes as described below under “— Fundamental change permits holders to require us to purchase notes.”
      Conversion price adjustment. The conversion price is subject to adjustment (under formulae set forth in the indenture) in certain events, including:

(i) the issuance of common stock as a dividend or distribution on common stock;

(ii) certain subdivisions and combinations of the common stock;

(iii) the issuance to all or substantially all holders of common stock of certain rights or warrants to purchase common stock at a price per share less than the current market price (as defined in the indenture);

(iv) the dividend or other distribution to all holders of common stock of shares of our capital stock (other than common stock) or evidences of our indebtedness or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid exclusively in cash);

(v) (a) on or prior to August 15, 2008, any dividend or other distribution to all of the holders of our common stock during any quarterly fiscal period of GATX consisting exclusively of cash in an aggregate amount per share of our common stock (Current Dividend Rate) that is not equal to $0.32 as adjusted to reflect subdivisions, combinations or reclassifications of our common stock (Prior Dividend Rate), and (b) following August 15, 2008, any dividend or other distribution to all holders of our common stock consisting exclusively of cash, if and to the extent that this dividend or distribution, aggregated on a rolling twelve-month basis with all other such cash dividends and distributions for which no adjustment has been made under this paragraph (v), has a per share value exceeding 10% of the Sale Price of our common stock on the trading day immediately preceding the declaration of the dividend or distribution; and

(vi) we or one of our subsidiaries makes a payment in respect of a tender offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds 110% of the Sale Price of our common stock on the trading day next preceding the last date on which tenders may be made pursuant to such tender offer.
      We may, instead of making any required adjustment in the conversion price under clause (iv), make proper provision so that each holder of notes who converts a note shall be entitled to receive upon conversion, in addition to the shares of common stock or cash paid on conversion, the amount and kind of distributions that the holder would have been entitled to receive if the holder had converted the note immediately prior to the date fixed for determining the shareholders entitled to receive the distribution.
      With respect to any adjustment of the conversion price pursuant to paragraph (v)(a) above:

•	if the Current Dividend Rate is greater than the Prior Dividend Rate, the conversion price shall be decreased to equal the price determined by multiplying the conversion price in effect immediately prior to such date of determination by a fraction of which (x) the numerator shall be the average of the Sale Prices for the ten trading days ending on the date immediately preceding the “ex-dividend” date for such dividend or distribution less the difference between (a) the Current Dividend Rate and (b) the Prior Dividend Rate and (y) the denominator shall be the average of the Sale Prices for the ten trading days ending on the date immediately preceding the “ex-dividend” date for such dividend or distribution; and

•	if the Current Dividend Rate is less than the Prior Dividend Rate, the conversion price shall be increased to equal the price determined by multiplying the conversion price in effect immediately prior to such date of determination by a fraction of which (x) the numerator shall be the average of the Sale Prices for the ten trading days ending on the date immediately preceding the “ex-dividend” date for such dividend or distribution plus the difference between (a) the Prior Dividend Rate and (b) the Current Dividend Rate and (y) the denominator shall be the average of the Sale Prices for the ten trading days ending on the date immediately preceding the “ex-dividend” date for such dividend or distribution.

      With respect to any adjustment of the conversion price pursuant to paragraph (v)(b) above, following August 15, 2008, the conversion price shall be decreased to equal the price determined by multiplying the conversion price in effect immediately prior to such date of determination by a fraction of which (x) the numerator shall be the average of the Sale Prices for the ten trading days ending on the date immediately preceding the “ex-dividend” date for such dividend or distribution less the aggregate amount per share of the dividends and distributions for which the adjustment is being made and (y) the denominator shall be the average of the Sale Prices for the ten trading days ending on the date immediately preceding the “ex-dividend” date for such dividend or distribution.
      Notwithstanding the foregoing, in no event will the conversion price be less than $19.34, as adjusted pursuant to paragraphs (i), (ii), (iii), (iv) and (vi) above, which is referred to as the “minimum conversion price,” as a result of an adjustment pursuant to paragraph (v) above.
      In the case of:

•	any reclassification (other than as a result of a subdivision or combination) or change of our common stock (excluding a change in par value) or

•	a consolidation, merger, share exchange or combination involving us or a sale or conveyance to another corporation of our property and assets as an entirety or substantially as an entirety, in each case as a result of which holders of our common stock will be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert such notes into the kind and amount of shares of stock, other securities or other property or assets, which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, share exchange, combination, sale or conveyance, had such notes been converted into common stock immediately prior to such reclassification, change, consolidation, merger, share exchange, combination, sale or conveyance (assuming, in a case in which our shareholders may exercise rights of election, that a holder of notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith and received per share the kind and amount received per share by a plurality of non-electing shares). Certain of the foregoing events may also constitute or result in a Fundamental Change requiring us to offer to purchase the notes. See “— Fundamental change permits holders to require us to purchase notes.”
      In the event of a taxable distribution to holders of common stock, or other transaction, that results in any adjustment of the conversion price, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of our common stock. See “Certain United States federal income tax considerations.”
      No adjustment to the conversion price or the ability of the holders of the notes to convert will be made if GATX provides that the holders of the notes will participate in the distribution without conversion or in certain other cases.

      We may, from time to time, to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days, in which case we shall give at least 15 days’ notice of such decrease, if our board of directors has made a determination that such decrease would be in our best interests, which determination will be conclusive. We may, at our option, make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of stock or rights to acquire stock or from any event treated as such for income tax purposes. See “Certain United States federal income tax considerations.”
      No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% of the conversion price then in effect. However, any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or carrying the right to purchase any of the foregoing.
Optional Redemption
      No sinking fund is provided for the notes. Prior to August 15, 2008, the notes are not redeemable. On or after August 15, 2008, at our option, we may redeem the notes for cash at any time in whole, or from time to time in part, upon not less than 30 nor more than 60 days notice by mail, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, including contingent interest, and liquidated damages, if any, to the redemption date.
      If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed by lot, on a pro rata basis or by another method the trustee considers fair and appropriate.
      If the trustee selects a portion of your notes for partial redemption and you convert a portion of the same notes, the converted portion will be deemed to be from the portion selected for redemption.
      In the event of any redemption in part, we will not be required to:

•	issue, register the transfer of or exchange any note during a period beginning at the opening of business 15 days before any selection of notes for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of notes to be so redeemed; or

•	register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.
Purchase of Notes By GATX at the Option of the Holder
      Holders have the right to require us to purchase the notes on August 15, 2008, August 15, 2013 and August 15, 2018. We will be required to purchase any outstanding notes for which a holder delivers a written purchase notice to the trustee. This notice must be delivered at any time during the period beginning at the opening of business on the date that is 20 business days prior to the relevant purchase date and ending on the close of business on the last day prior to the purchase date. If the purchase notice is given and withdrawn during the period, we will not be obligated to purchase the related notes.
      The purchase price payable pursuant to the option described above will be equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest, including contingent interest, and liquidated damages, if any, to the purchase date.
      The purchase price is payable in cash for any purchases of notes on August 15, 2008. On August 15, 2013 and August 15, 2018, we may elect, at our option, to pay the purchase price in cash or shares of our common stock or any combination of cash and shares of our common stock. For a discussion of the United States federal income tax treatment of a holder receiving cash, shares of common stock or any combination thereof, see “Certain United States federal income tax considerations.”

      We are required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things:

•	whether we will pay the purchase price of the notes in cash, in shares of our common stock, or any combination of cash and shares of our common stock, specifying the percentages of each; and

•	the procedures that holders must follow to require us to purchase their notes.
      Our right to purchase the notes with shares of our common stock is subject to various conditions, including,

•	registration of the shares of our common stock to be issued upon purchase under the Securities Act and the Securities Exchange Act, if required; and

•	qualification or registration of the shares of our common stock to be issued upon purchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom.
      If these conditions are not satisfied by a purchase date, we will pay the purchase price of the notes to be purchased in cash. We may not change the form of consideration to be paid for the notes once we have given the holders the required notice, except as described in the preceding sentence.
      A holder’s notice electing to require us to purchase notes must state:

•	if certificated notes have been issued, the note certificate numbers, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple of $1,000;

•	that the notes are to be purchased by us pursuant to the applicable provisions of the indenture; and

•	in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in shares of our common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the purchase price or portion of the purchase price in shares of our common stock is not satisfied prior to the close of business on the last day prior to the purchase date, as described below, whether the holder elects
        (1) to withdraw the purchase notice as to some or all of the notes to which it relates, or
        (2) to receive cash in respect of the entire purchase price for all notes or portions of notes subject to the purchase notice.
      If the holder fails to make an election, the holder will be deemed to have elected to receive cash in respect of the entire purchase price for all notes subject to the purchase notice in these circumstances. For a discussion of the United States federal income tax treatment of a holder receiving cash instead of shares of our common stock, see “Certain United States federal income tax considerations.”
      If we elect to pay the purchase price, in whole or in part, in shares of our common stock, the number of shares to be delivered by us will be equal to the portion of the purchase price to be paid in shares of our common stock divided by the average Sale Price of one share of our common stock for the 20 trading day period ending on the third business day prior to the applicable purchase date (if the third business day prior to the applicable purchase date is a trading day, or if not, then on the last trading day prior to the third business day), appropriately adjusted to take into account the occurrence, during such 20 trading day period, of certain events that would result in an adjustment of the conversion price. We will pay cash for all fractional shares based on the average Sale Price as described in the previous sentence.
      Because the average Sale Price of our common stock is determined prior to the applicable purchase date, holders of the notes bear the market risk with respect to the value of our common stock to be received from the date the average Sale Price is determined to the purchase date. We may pay the purchase price or any portion of the purchase price in common stock only if the information necessary to calculate the average Sale Price is published in a daily newspaper of national circulation.
      Upon determination of the actual number of shares of common stock in accordance with the foregoing procedures, we will promptly issue a press release and publish such information on our website.
      Any purchase notice may be withdrawn by the holder by a written notice delivered to the paying agent prior to the close of business on the purchase date, stating:

•	the principal amount being withdrawn;

•	the certificate numbers of the notes being withdrawn; and

•	the principal amount of the notes that remains subject to the purchase notice, if any.
      In connection with the purchase of the notes, we will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act which may then be applicable.
      Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the notes will be made promptly following the later of the purchase date or the time of book-entry transfer or physical delivery of the notes.
      If the paying agent holds money sufficient to pay the purchase price of a note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not book-entry transfer is made or the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate other than the right to receive the purchase price upon delivery of the note.
      Our ability to purchase notes may be limited by the terms of our then existing indebtedness or financial agreements.
      No notes may be purchased at the option of holders if there has occurred and is continuing an event of default described under “— Events of default and remedies” below. However, notes may be purchased if the event of default is in the payment of the purchase price with respect to the notes.
Fundamental Change Permits Holders to Require Us to Purchase Notes
      If a Fundamental Change occurs prior to the maturity of the notes, each holder will have the right to require us to purchase any or all of the holder’s notes. The notes may be purchased in multiples of $1,000 principal amount. The purchase price will be equal to 100% of the principal amount of the notes plus accrued and unpaid interest, including contingent interest, and liquidated damages, if any, to the date of purchase.
      A “Fundamental Change” occurs if:

•	our common stock (or other common stock into which the notes are convertible) is no longer traded on the New York Stock Exchange or the Nasdaq National Market;

•	we consolidate with or merge into another person (other than a subsidiary);

•	any person (other than a subsidiary) consolidates with or merges into GATX;

•	we, or we and our subsidiaries taken as a whole, sell, convey, transfer or lease our properties and assets substantially as an entirety to any person (other than to one or more of our subsidiaries); or

•	any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Securities Exchange Act) of shares representing more than 50% of the combined voting power of our then outstanding voting stock.
      However, none of these circumstances will be a Fundamental Change if

•	at least 90% of the aggregate fair market value (as determined by our board of directors) of the property and securities received by holders of our common stock in respect of such common stock in such transaction, other than cash payments for fractional shares, consists of shares of voting common stock of the surviving person (or its parent) that are, or upon issuance will be, traded on a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States; or

•	the Sale Price of our common stock for any five trading days within the period of ten consecutive trading days ending immediately after the Fundamental Change occurs shall equal or exceed 110% of the applicable conversion price in effect on such trading day.
      On or before the 30th day after the occurrence of a Fundamental Change, we will mail to all holders of record of the notes (and to beneficial owners as required by law) a notice of the occurrence of the Fundamental Change and of the resulting purchase right. We will also deliver to the trustee a copy of the notice. The notice will state among other things:

•	a brief description of the events causing the Fundamental Change;

•	the purchase price and date; and

•	the procedures that holders must follow to require us to purchase their notes.
      To exercise the purchase right, holders of notes must deliver, on or before the 60th day after the date of our notice of a Fundamental Change, a purchase notice electing to require us to purchase notes which shall state:

•	the certificate numbers of the holder’s notes to be delivered for purchase; and

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple of $1,000.
      Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the purchase date.
      The notice of withdrawal shall state:

•	the principal amount being withdrawn;

•	the certificate numbers of the notes being withdrawn; and

•	the principal amount of the notes that remains subject to the purchase notice, if any.
      In connection with the purchase of the notes in the event of a Fundamental Change, we will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act which may then be applicable.
      Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the notes will be made promptly following the later of the purchase date or the time of book-entry transfer or physical delivery of the notes.

      If the paying agent holds money sufficient to pay the purchase price of a note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not book-entry transfer is made or the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate other than the right to receive the purchase price upon delivery of the note.
      The purchase rights of the holders of notes could discourage a potential acquiror of GATX. The Fundamental Change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of GATX by any means or part of a plan by management to adopt a series of anti-takeover provisions.
      The term Fundamental Change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a Fundamental Change may not protect noteholders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.
      Our ability to purchase notes may be limited by the terms of our then existing indebtedness or financial agreements.
      No notes may be purchased at the option of holders upon a Fundamental Change if there has occurred and is continuing an event of default described under “— Events of default and remedies” below. However, notes may be purchased if the event of default is in the payment of the Fundamental Change purchase price with respect to the notes.
Merger and Consolidation
      The indenture provides that we may not, in a single transaction or a series of related transactions, consolidate or merge with or into, or effect a share exchange with (whether or not we are the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions to, another corporation, person or entity as an entirety or substantially as an entirety unless

•	either (i) we shall be the surviving or continuing corporation or (ii) the entity or person formed by or surviving any such consolidation, merger or share exchange (if other than us) or the entity or person which acquires by sale, assignment, transfer, lease, conveyance or other disposition our properties and assets substantially as an entirety (x) is a corporation organized and validly existing under the laws of the United States, any State thereof or the District of Columbia and (y) assumes the due and punctual payment of the principal of, and interest on all the notes and the performance of each of our covenants under the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

•	immediately after such transaction no default or event of default exists; and

•	we or such successor person shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture comply with the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.
      For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more of our subsidiaries, the capital stock of which constitutes all or substantially all of our properties and assets, will be deemed to be the transfer of all or substantially all of our properties and assets.
      Upon any such consolidation, merger, share exchange, sale, assignment, conveyance, lease, transfer or other disposition in accordance with the foregoing, the successor person formed by such consolidation or share exchange or into which we are merged or to which such sale, assignment, conveyance, lease, transfer or other disposition is made will succeed to, and be substituted for, and may exercise our right and power, under the indenture with the same effect as if such successor had been named as us in the indenture, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor corporation will be relieved of all further obligations and covenants under the indenture and the notes.
Registration Rights
      Pursuant to a registration rights agreement that we entered into with the initial purchasers of the notes, we have filed with the SEC a shelf registration statement, of which this prospectus is a part, covering resales by holders of the notes and the common stock issued upon conversion of the notes. We have agreed to use our reasonable best efforts to keep the shelf registration statement continuously effective under the Securities Act until the earliest of:

•	August 15, 2005

•	the date on which the notes or the common stock issuable upon their conversion may be sold by non-affiliates of us pursuant to paragraph (k) of Rule 144 (or any successor provision) promulgated by the Securities and Exchange Commission under the Securities Act;

•	the date as of which all the notes or the common stock issuable upon their conversion have been sold under Rule 144 under the Securities Act (or any similar provision then in force); and

•	the date as of which all the notes or the common stock issuable upon their conversion have been sold pursuant to the shelf registration statement.
      If the shelf registration statement shall cease to be effective (without being succeeded immediately by a replacement shelf registration statement filed and declared effective) or usable for the offer and sale of transfer restricted securities for a period of time (including any suspension period) which exceeds 90 days in the aggregate in any 12-month period prior to August 15, 2005 (which we refer to as a “registration default”), we will pay liquidated damages to each holder of transfer restricted securities which has complied with its obligations under the registration rights agreement.
      The amount of liquidated damages payable during any period in which a registration default has occurred and is continuing is that amount which is equal to

•	0.25 percent (or 25 basis points) per annum per $1,000 principal amount of notes or $2.50 per annum per 42.2092 shares of our common stock (subject to adjustment in the event of a stock split, stock recombination, stock dividend and the like) constituting transfer restricted securities, for the first 90 days during which a registration default has occurred and is continuing; and

•	0.50 percent (or 50 basis points) per annum per $1,000 principal amount of notes or $5.00 per annum per 42.2092 shares of our common stock (subject to adjustment as set forth above) constituting transfer restricted securities for any additional days during which such registration default has occurred and is continuing.
      We have agreed to pay all accrued liquidated damages by wire transfer of immediately available funds or by federal funds check on each damages payment date (as defined in the registration rights agreement). Following the cure of a registration default, liquidated damages will cease to accrue with respect to such registration default.
      “Transfer restricted securities” means each note and any share of our common stock issued or issuable on conversion thereof until the date on which such note or share, as the case may be:

•	has been transferred pursuant to the shelf registration statement or another registration statement covering such note or share which has been filed with the Securities and Exchange Commission pursuant to the Securities Act, in either case after such registration statement has become, and while such registration statement is, effective under the Securities Act;

•	has been transferred pursuant to Rule 144 under the Securities Act (or any similar provision then in force); or

•	may be sold or transferred pursuant to paragraph (k) of Rule 144 under the Securities Act (or any successor provision promulgated by the Securities and Exchange Commission).
      A holder of notes or our common stock issuable upon conversion of the notes that sells such securities pursuant to a shelf registration statement

•	will be required to be named as a selling security holder in this prospectus and to deliver this prospectus to purchasers;

•	will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales; and

•	will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification and contribution rights or obligations).
      We will be permitted to suspend the use of the prospectus which is a part of the shelf registration statement for a period not to exceed 45 days in any three-month period or for three periods not to exceed an aggregate of 90 days in any twelve-month period (both of which we refer to as a “suspension period”) under certain circumstances relating to pending corporate developments, public filings with the Securities and Exchange Commission and similar events. We will pay all expenses of the shelf registration statement. Each holder will be required to bear the expense of any broker’s commission, agency fee or underwriter’s discount or commission.
Events of Default and Remedies
      Each of the following would constitute an event of default under the indenture:

•	we fail to pay the principal amount, redemption price, or required purchase price on any note when it becomes due and payable;

•	we fail to pay interest, including contingent interest, on the notes when due and such failure continues for 30 days;

•	we fail to pay liquidated damages owing, as described under “— Registration rights,” and such failure continues for 30 days;

•	we fail to provide timely notice of a Fundamental Change;

•	we fail to comply with any of our other agreements in the notes or the indenture and such failure continues for 60 days after we receive a written notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the notes then outstanding; and

•	certain events of bankruptcy or insolvency affecting us occur.
      If an event of default (other than an event of default specified in the last bullet point above) occurs and is continuing, then and in every such case the trustee, by written notice to us, or the holders of not less than 25% in aggregate principal amount of the then outstanding notes, by written notice to us and the trustee, may declare the unpaid principal of and accrued and unpaid interest and liquidated damages, if any, on all the notes then outstanding to be due and payable. Upon such declaration, such principal amount and accrued and unpaid interest and liquidated damages, if any, will become immediately due and payable, notwithstanding anything contained in the indenture or the notes to the contrary. If any event of default specified in the last bullet point above occurs with respect to us, all unpaid principal of, and premium, if any, and accrued and unpaid interest and liquidated damages, if any, on the notes then outstanding will automatically become due and payable without any declaration or other act on the part of the trustee or any holder of notes.

      Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee security or an indemnity satisfactory to it against any cost, expense or liability. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. If a default or event of default occurs and is continuing and is known to the trustee, the indenture requires the trustee to mail a notice of default or event of default to each holder within 90 days of the occurrence of such default or event of default. However, the trustee may withhold from the holders notice of any continuing default or event of default (except a default or event of default in the payment of principal of, interest or liquidated damages, if any, on the notes) if it determines in good faith that withholding notice is in their interest. The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may rescind any acceleration of the notes and its consequences if all existing events of default (other than the nonpayment of principal of, interest and liquidated damages, if any, on the notes that has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree of any court of competent jurisdiction. No such rescission will affect any subsequent default or event of default or impair any right consequent thereto.
      The holders of a majority in aggregate principal amount of the notes then outstanding may, on behalf of the holders of all the notes, waive any past default or event of default under the indenture and its consequences, except default in the payment of principal of, or interest or liquidated damages, if any, on the notes (other than the non-payment of principal of, and interest and liquidated damages, if any, on the notes that has become due solely by virtue of an acceleration that has been duly rescinded as provided above) or in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of all holders of notes.
      We are required to deliver to the trustee annually a statement regarding compliance with the indenture and we are required, upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying such default or event of default.
Book-Entry; Delivery and Form; Global Note
      The notes offered and sold pursuant to this prospectus are represented by a single, permanent global note in definitive, fully-registered form without interest coupons. The global note is deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.
      Except in the limited circumstances described below, holders of notes represented by interests in the global note are not entitled to receive notes in definitive form.
      DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York Uniform Commercial Code and a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (which we refer to as “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.
      DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in the global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).
      So long as DTC or its nominee is the registered holder and owner of the global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture and the notes. Except as set forth below, owners of beneficial interests in the global note will not be entitled to receive notes in definitive form and will not be considered to be the owners or holders of any notes under the global note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in the global note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear Bank S.A./ N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”).
      Payments of the principal of, premium, if any, and interest and liquidated damages, if any, on the notes represented by the global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.
      We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts of customers registered in the names of nominees for such customers. Such payments, however, will be the responsibility of such participants and indirect participants, and neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.
      Unless and until it is exchanged in whole or in part for notes in definitive form, the global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.
      Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.
      Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transactions interests in the global note settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received in Euroclear or Clearstream as a result of sales of interests in the global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.
      We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global note is credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC will exchange the global note for notes in definitive form, which it will distribute to its participants.
      Although we expect that DTC, Euroclear and Clearstream will agree to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, Euroclear, and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
      If DTC is at any time unwilling to continue as a depositary for the global note and a successor depositary is not appointed by us within 90 days, we will issue notes in fully registered, definitive form in exchange for the global note.
Amendment, Supplement and Waiver
      Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for notes).
      Without the consent of each holder affected, an amendment or waiver may not:

•	reduce the percentage of the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal of or change the fixed maturity of any note;

•	reduce the rate of or change the time for payment of interest on any notes;

•	reduce the redemption or purchase price of the notes or change the time at which the notes may or must be redeemed or purchased;

•	waive a default or event of default in the payment of principal of or interest or liquidated damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

•	make any note payable in money other than that stated in the indenture and the notes;

•	make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of or interest or liquidated damages, if any, on the notes;

•	except as permitted by the indenture, increase the conversion price or modify the provisions of the indenture relating to conversion of the notes in a manner adverse to the holders; or

•	make any change to the abilities of holders of notes to enforce their rights under the indenture or the foregoing provisions or this provision.
      Notwithstanding the foregoing, without the consent of any holder of notes, we, GATX Financial and the trustee may amend or supplement the indenture or the notes to

•	cure any ambiguity, defect or inconsistency or make any other changes in the provisions of the indenture which we and the trustee may deem necessary or desirable, provided such amendment does not materially and adversely affect the notes;

•	provide for uncertificated notes in addition to or in place of certificated notes;

•	provide for the assumption of our obligations to holders of notes in the circumstances required under the indenture as described under “— Merger and consolidation;”

•	provide for conversion rights of holders of notes in certain events such as our consolidation or merger or the sale of all or substantially all of our assets;

•	reduce the conversion price;

•	evidence and provide for the acceptance of the appointment under the indenture of a successor trustee;

•	make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder; or

•	comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939.
Satisfaction and Discharge
      We and GATX Financial may discharge our obligations under the indenture while notes remain outstanding if all outstanding notes will become due and payable at their scheduled maturity within one year and we have

•	deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity; and

•	paid all other sums then payable by us under the indenture.
Governing Law
      The indenture provides that the notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law.
Transfer and Exchange
      A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and we may require a holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any note for which a holder has delivered a purchase notice requiring us to purchase any such note.
      The registered holder of a note will be treated as the owner of it for all purposes.

The Trustee
      The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. In case an event of default shall occur (and shall not be cured) and holders of the notes have notified the trustee, the trustee will be required to exercise its powers with the degree of care and skill of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have offered to the trustee security and indemnity satisfactory to it.
      The indenture contains certain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions, provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.
No Recourse Against Others
      None of our or GATX Financial’s directors, officers, employees, shareholders or affiliates, as such, shall have any liability or any obligations under the notes or the indenture or for any claim based on, in respect of or by reason of such obligations or the creation of such obligations. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the notes.
DESCRIPTION OF CAPITAL STOCK
      Our authorized capitalization is 120,000,000 shares of common stock, par value $.625 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. Our certificate of incorporation authorizes the issuance of preferred stock from time to time in one or more series with such terms, including dividend rates and preferences, liquidation preferences, voting rights, redemption provisions, conversion privileges, and all such other rights to the extent permitted by New York law, as are determined by resolution of our Board of Directors, without further stockholder action, and which are consistent with the provisions regarding preferred stock set forth in our certificate of incorporation. Pursuant to Section 502 of the New York Business Corporation Law, all shares of preferred stock share ratably in any payments or distributions in the event of non-payment in full of dividends or amounts payable in liquidation.
      As of December 31, 2004, we had 49,530,370 shares of common stock issued and outstanding and an aggregate of 21,468 shares of preferred stock designated as $2.50 Cumulative Convertible Preferred Stock and $2.50 Cumulative Convertible Preferred Stock, Series B (these series are together referred to herein as “Cumulative Convertible Preferred Stock”) issued and outstanding.
      Holders of the common stock and the Cumulative Convertible Preferred Stock are entitled to one vote for each share held. Except in certain specified instances, holders of the common stock and the Cumulative Convertible Preferred Stock vote together as a single class.
Common Stock
      The holders of our common stock are entitled to receive dividends when and as declared by our board of directors after full dividends on shares of the outstanding preferred stock for all past dividend periods have been declared and paid or set apart. On liquidation, the holders of our common stock share ratably in the distribution of our assets after payment of preferential amounts to holders of preferred stock. Holders of our common stock have no preemptive rights and no liability to further calls or to assessment by us. The shares of common stock issuable upon conversion of the notes will upon issuance be validly issued, fully paid and nonassessable.
      ChaseMellon Shareholder Services is the transfer agent and registrar for our common stock. Our common stock is listed on the New York and Chicago Stock Exchanges.

Cumulative Convertible Preferred Stock
      Holders of both series of Cumulative Convertible Preferred Stock are entitled to receive cumulative cash dividends at the annual rate of $2.50 per share out of surplus legally available for dividends. Each share is convertible at the option of the holder at any time into five shares of common stock. The conversion rate is subject to adjustment upon the occurrence of certain specified events. In the event of our liquidation, dissolution or winding up, the holders of such preferred stock will be entitled to receive $60 per share plus accrued and unpaid dividends to the date of payment.
Shareholder Rights Plan
      In July 1998, we adopted a shareholders rights plan which was intended to encourage a potential buyer of GATX to negotiate directly with our board of directors and to provide our board of directors with greater leverage in negotiation so as to provide greater value for our shareholders. Under the terms of the shareholders rights plan, each shareholder of record on August 14, 1998 received a distribution of one right for each share of our common stock then held. The rights will be exercisable only if a person acquires or announces a tender offer which would result in beneficial ownership of 20% or more of our common stock (the date of such acquisition being the “Distribution Date”). The exercise price is $160 per right, subject to adjustment. If a person acquires the beneficial ownership of 20% or more of our common stock, all holders of the rights other than the acquiring person will be entitled to receive, upon exercise of the right at the then current exercise price, shares of our common stock having a value equal to two times the exercise price of the right. We may redeem the rights at $.01 per right at any time before someone becomes a 20% beneficial owner. Until the right is exercised, the holder thereof as such will have no rights as a shareholder of GATX, including, without limitation, the right to vote or receive dividends. The rights will expire on August 14, 2008.
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
General
      This section summarizes the material U.S. federal income tax consequences to holders of notes and the common stock issuable upon their conversion. However, the discussion is limited in the following ways:

•	The discussion only covers you if you purchase your notes in this offering.

•	The discussion only covers you if you hold your notes or the common stock issuable upon their conversion as capital assets (that is, for investment purposes), and if you do not have a special tax status.

•	The discussion does not cover tax consequences that depend upon your particular tax situation.

•	The discussion is based on current law. Changes in the law may change the tax treatment of the notes or the common stock issuable upon their conversion.

•	The discussion does not cover state, local or foreign law.

•	We have not requested a ruling from the Internal Revenue Service (“IRS”) on the tax consequences of owning the notes or the common stock issuable upon their conversion. As a result, the IRS could disagree with portions of this discussion.
      You are a U.S. holder for purposes of this discussion if you are a holder of a note or common stock and you are, for U.S. federal income tax law purposes:

•	a citizen or resident of the United States;

•	a corporation or partnership which is created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) the trust was in existence on August 10, 1996 and properly elected to continue to be treated as a U.S. person.
      The term “Non-U.S. holder” refers to any beneficial owner of a note or the common stock issuable upon their conversion who or which is not a U.S. holder.
      WE URGE ALL PROSPECTIVE INVESTORS TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE COMMON STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.
Federal Income Tax Consequences of Registration
      The registration of the notes and the shares of common stock will not result in any income, gain or loss to the holders of the notes or shares of common stock or to GATX. A holder of notes or common stock will continue to have the same basis and holding period in such notes or common stock immediately after the registration as such holder had immediately prior to the registration.
Classification of the Notes
      We treat the notes as indebtedness for U.S. federal income tax purposes. Under the terms of the indenture, we and each holder of a note agree, for U.S. federal income tax purposes, to treat the notes as debt instruments that are subject to the regulations governing contingent payment debt instruments (the “CPDI regulations”).
      The Internal Revenue Service previously issued Revenue Ruling 2002-31 and Notice 2002-36, in which the Internal Revenue Service (“IRS”) addressed the U.S. federal income tax classification and treatment of instruments similar, although not identical, to the notes, and the IRS concluded that the instruments addressed in that published guidance were subject to the CPDI regulations. In addition, the IRS also clarified various aspects of the applicability of other provisions of the Internal Revenue Code of 1986, as amended (the “Code”), to the instruments addressed in that published guidance. However, the applicability of Revenue Ruling 2002-31 and Notice 2002-36 to any particular instruments, such as the notes, is uncertain. In addition, no rulings are expected to be sought from the IRS with respect to any of the U.S. federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. The remainder of this discussion assumes that the notes are subject to the CPDI regulations. A different treatment of the notes for U.S. federal income tax purposes could significantly alter the amount, timing, character, source, and treatment of income, gain or loss recognized in respect of the notes from that which is described below.
U.S. Holders
      Accrual of interest on the notes. Pursuant to the CPDI regulations, U.S. holders of the notes are required to accrue interest income on the notes in the amounts described below, regardless of whether the holder uses the cash or accrual method of tax accounting. Accordingly, U.S. holders are required to include interest in income in each year in excess of the accruals on the notes for non-tax purposes (i.e., in excess of the stated semi-annual cash interest payable on the Notes and any contingent interest payments actually received or taken into account in that year).

      The CPDI regulations provide that a United States Holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals:

(1) the product of (a) the adjusted issue price of the notes as of the beginning of the accrual period and (b) the comparable yield to maturity of the notes, adjusted for the length of the accrual period;

(2) divided by the number of days in the accrual period; and

(3) multiplied by the number of days during the accrual period that the holder held the notes.
      A note’s issue price is the first price to the public at which a substantial amount of the notes are sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note is its issue price increased by interest previously accrued on the notes determined as described above and decreased by the amount of any projected payments (including payments of stated cash interest), previously made on the notes.
      The “comparable yield” for the notes is based on the annual yield we would pay, as of the initial issue date, on a noncontingent, nonconvertible, fixed-rate debt security with terms and conditions otherwise similar to those of the notes. We intend to take the position that the comparable yield for the notes is 7.5%, compounded semi-annually. The specific yield, however, is not entirely clear. If the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield provided by us. Moreover, the projected payment schedule, described below, could differ materially from the projected payment schedule provided by us.
      The CPDI regulations require that we provide, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as projected payments, on the notes. This schedule must produce the comparable yield. The projected payment schedule includes stated semi-annual regular interest on the notes, estimates for payments of contingent interest and an estimate of the value of common shares to be issued on conversion. U.S. holders may also obtain the projected payment schedule by submitting a written request for such information to us at the following address: GATX Corporation, 500 West Monroe Street, Chicago, Illinois 60661, Attention: Treasurer.
      For U.S. federal income tax purposes, a U.S. holder must use the comparable yield and the projected payment schedule in determining interest accruals, and the adjustments thereto described below, in respect of the notes, unless such holder timely discloses and justifies the use of other estimates to the IRS. A U.S. holder that determines its own comparable yield or projected payment schedule must also establish that our comparable yield or schedule of projected payments is unreasonable.
      THE COMPARABLE YIELD AND THE PROJECTED PAYMENT SCHEDULE ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF A HOLDER’S AND THE ISSUER’S INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE NOTES FOR U.S. FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE ON THE NOTES.
      Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.
      Adjustments to interest accruals on the notes. As noted above, the projected payment schedule includes amounts attributable to the stated semi-annual interest payments on the Notes. Accordingly, the receipt of the stated semi-annual cash interest payments are not separately taxable to holders. If during any taxable year, a U.S. holder receives actual payments with respect to the notes for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year (including payments of liquidated damages described under “Description of notes — Registration rights”), the U.S. holder will incur a “net positive adjustment” under the CPDI regulations equal to the amount of such excess. The U.S. holder will treat a “net positive adjustment” as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including our common stock) received in that year.
      If a U.S. holder receives in a taxable year actual payments with respect to the notes for that taxable year that in the aggregate are less than the amount of projected payments for that taxable year, the U.S. holder will incur a “net negative adjustment” under the CPDI regulations equal to the amount of such deficit. The adjustment will (a) first reduce the U.S. holder’s interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of clause (a), give rise to an ordinary loss to the extent of the U.S. holder’s interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. A negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. Any negative adjustment in excess of the amounts described in clauses (a) and (b) will be carried forward to offset future interest income accruals in respect of the notes or to reduce the amount realized on the sale, exchange, conversion or retirement of the notes.
      Sale, exchange, purchase, conversion or redemption or retirement. Generally, the sale or exchange of a note, the purchase of a note by us at the holder’s option, or the conversion, redemption or retirement of a note for cash or stock will result in taxable gain or loss to a U.S. holder. As described above, our calculation of the comparable yield and the projected payment schedule for the notes includes the receipt of common shares upon conversion as a contingent payment with respect to the notes. Accordingly, we intend to treat the receipt of our common stock by a U.S. holder upon the conversion of a note as a contingent payment under the CPDI regulations. As described above, U.S. holders are generally bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment, a conversion will also result in taxable gain or loss to a U.S. holder.
      The amount of gain or loss on a taxable sale, exchange, purchase by us at a holder’s option, conversion, redemption or retirement will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. holder, including the fair market value of any of our common stock received, reduced by any negative adjustment carryforward (as described above), and (b) the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note on any date will generally be equal to such holder’s original purchase price for the note, increased by any interest (i.e., original issue discount) previously included in income by such holder under the CPDI regulations as described above (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any projected payments previously scheduled to be made on the notes to such holder through that date (without regard to the actual amount paid). Gain recognized upon a sale, exchange, purchase by us at a holder’s option, conversion, redemption or retirement of a note will generally be treated as ordinary interest income. Any loss recognized upon a sale, exchange, conversion or redemption will be ordinary loss to the extent of interest income (i.e., original issue discount) previously included in income (as adjusted as described above), and thereafter, capital loss (which will be long-term if the note is held for more than one year). The deductibility of capital losses is subject to limitations. A U.S. holder who sells the notes at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under applicable Treasury regulations.
      A U.S. holder’s tax basis in our common stock received upon a conversion of a note or upon the purchase of the notes by us if we decide to pay the purchase price in common stock will equal the then fair market value of such common stock at the time of conversion. The U.S. holder’s holding period for the common stock received will begin on the day immediately following the date of conversion or purchase.
      Purchasers of notes at a price other than their adjusted issue price. A U.S. holder that purchases notes in the secondary market for an amount that differs from the adjusted issue price of the notes at the time of purchase will be required to accrue interest income on the notes in the same manner as a U.S. holder that purchased notes in the initial offering. A U.S. holder must also reasonably allocate any difference between the adjusted issue price and the U.S. holder’s tax basis in the notes to daily portions of interest or projected payments over the remaining term of the notes. If the purchase price of the notes is greater than the adjusted issue price, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a “negative adjustment” on the day the daily portion accrues or the payment is made, respectively. If the purchase price of the notes is less than the adjusted issue price, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a “positive adjustment” on the day the daily portion accrues or the payment is made, respectively. Any such negative or positive adjustment will decrease or increase, respectively, the U.S. holder’s adjusted tax basis in the notes.
      Certain U.S. holders will receive Forms 1099-OID that report interest accruals on their notes. Those forms will not reflect the effect of any positive or negative adjustments resulting from the U.S. holder’s purchase of notes in the secondary market at a price different from the adjusted issue price of the notes on the date of purchase. U.S. holders are urged to consult their tax advisors as to whether, and how, such adjustments should be taken into account in determining their interest accruals with regard to the notes.
      Constructive dividends. The conversion price of the notes is subject to adjustment under specified circumstances as described under “Description of notes — Conversion.” Under Section 305 of the Code, and the Treasury regulations issued thereunder, an adjustment in the conversion price (or the failure to make such an adjustment), may under particular circumstances be treated as a constructive distribution taxable as a dividend (as described below) to holders of the notes to the extent of our current and accumulated earnings and profits. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the proportionate interest of a holder of notes in our earnings and profits generally should not result in a constructive distribution where the adjustment does not compensate the holder of notes for taxable distributions to our shareholders. However, in other circumstances, adjustments (or the failure to make adjustments) may result in a constructive distribution to holders of notes, taxable to such holders even though they did not receive any cash or property. For example, if at any time we make a distribution of property to our shareholders that would be taxable to the shareholders as a dividend for U.S. federal income tax purposes and, in accordance with the antidilution provisions of the notes, the conversion rate of the notes is increased, such increase may be deemed to be the payment of a taxable dividend to holders of the notes.
      Dividends on our common stock. Distributions on our common stock will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. If you are a U.S. corporation, dividends paid to you may qualify for the dividends-received deduction.
      To the extent that dividends are treated as ordinary income, dividends received by corporate holders will be eligible for the 70% dividends-received deduction under Section 243 of the Code, subject to limitations generally applicable to the dividends-received deduction, including those contained in Section 246 and 246A of the Code and the provisions for computation of adjusted current earnings for purposes of the corporate alternative minimum tax. Under Section 246(c) of the Code, the 70% dividends-received deduction will not be available with respect to stock that is held for 45 days or less during the 90-day period beginning on the date which is 45 days before the date on which such stock becomes ex-dividend with respect to such dividend. The length of time that a holder is deemed to have held stock for these purposes is reduced by periods during which the holder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales or similar transactions. Section 246(c) also denies the 70% dividends-received deduction to the extent that a corporate holder is under an obligation, with respect to substantially similar or related property, to make payments corresponding to the dividend received.
      To the extent that you receive distributions on our common stock that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits, the distribution will be treated first as a non-taxable return of capital, which reduces your basis in the common stock. Any distribution in excess of your basis in the common stock will be treated as capital gain.

      Redemption or sale of common stock. A redemption of shares of common stock for cash, and a sale of common stock will be taxable events.
      A redemption of shares of common stock for cash will generally be treated as a sale or exchange if the holder does not own, actually or constructively within the meaning of Section 318 of the Code, any stock of GATX other than the common stock. If a holder does own, actually or constructively, such other stock (including stock redeemed), a redemption of common stock may be treated as a dividend to the extent of GATX’s current and accumulated earnings and profits (as determined for federal income tax purposes). Such dividend treatment would not be applied if the redemption is “substantially disproportionate” with respect to the holder under Section 302(b)(2) of the Code or is “not essentially equivalent to a dividend” with respect to a holder under Section 302(b)(1) of the Code. A distribution to a holder will be “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the holder’s stock interest in GATX. For these purposes, a redemption of common stock for cash that results in a reduction in the proportionate interest in GATX (taking into account any constructive ownership) of a holder whose relative stock interest in GATX is minimal and who exercises no control over corporate affairs should be regarded as a meaningful reduction in the holders’ stock interest in GATX.
      If a redemption of the common stock for cash is not treated as a distribution taxable as a dividend or if the common stock is sold, the redemption or sale would result in capital gain or loss equal to the difference between the amount of cash and the fair market value of other proceeds received in such sale or redemption and the holder’s adjusted tax basis in the common stock sold or redeemed.
      If a redemption of common stock is treated as a distribution that is taxable as a dividend, the amount of the distribution will be measured by the amount of cash. The holder’s adjusted tax basis in the redeemed common stock will be transferred to any remaining stock holdings in GATX. If the holder does not retain any stock ownership in GATX, the holder may lose such basis entirely.
Non-U.S. Holders
      Ownership and disposition of the notes. All payments on the notes made to a Non-U.S. holder, including a payment in our common stock or cash pursuant to a conversion, purchase by us, exchange, redemption or retirement and any gain realized on a sale of the notes, will be exempt from U.S. federal income and withholding tax, provided that:

•	the Non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest,

•	the certification requirement described below has been fulfilled with respect to the Non-United States Holder,

•	such payments are not effectively connected with the conduct by such Non-U.S. holder of a trade or business in the United States,

•	we are not treated as a “United States real property holding corporation” (described below) at the time of or during certain periods prior to such sale, purchase by us, conversion, exchange, redemption or retirement, and

•	you are not an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.
      Gain recognized on a sale, exchange, purchase by us, conversion, redemption or retirement of the notes may be subject to U.S. federal income tax (and, in certain circumstances, to withholding tax) if we are, or were during the five-year period (or your holding period, if shorter) ending on the date of such sale, exchange or other disposition, a “United States real property holding corporation” (a “USRPHC”). In general, we would be (or would have been) a USRPHC if assets treated as interests in U.S. real estate comprised 50% or more of our total business and real property assets. We do not believe that we are or will become a USRPHC in the future.
      However, if a Non-U.S. holder were deemed to have received a constructive dividend (see “U.S. holders — Constructive dividends” above), the Non-U.S. holder generally would be subject to United States withholding tax at a 30% rate, subject to reduction by an applicable treaty, on the taxable amount of the dividend. A Non-U.S. holder who is subject to withholding tax under such circumstances should consult his own tax adviser as to whether he can obtain a refund for all or a portion of any tax withheld. See “— Ownership and disposition of common stock” below.
      The certification requirement referred to above will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person and provides its name and address.
      If a Non-U.S. holder of a note is engaged in a trade or business in the United States, and if payments on the note are effectively connected with the conduct of this trade or business, the Non-U.S. holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a U.S. holder (see “U.S. holders” above), except that the Non-U.S. holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-U.S. holders should consult their own tax advisers with respect to other tax consequences of the ownership of the notes, including the possible imposition of a 30% branch profits tax.
      Ownership and disposition of common stock. Dividends, if any, paid on the common stock to you, and any deemed dividends resulting from an adjustment to the conversion price (see “— U.S. holders — Constructive dividends” above), generally will be subject to a 30% U.S. federal withholding tax, subject to reduction if you are eligible for the benefits of an applicable income tax treaty. You will be required to file an IRS Form W-8BEN to claim tax treaty benefits. However, except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder on dividends paid (or deemed paid) that are effectively connected with your conduct of a trade or business in the United States. If you are a foreign corporation, you may also be subject to the “branch profits tax” on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to certain adjustments. Such effectively connected dividends will not be subject to withholding tax if the holder delivers an IRS Form W-8ECI to the payor.
      You generally will not be subject to U.S. federal income tax on gain realized on the sale or exchange of our common stock unless:

•	you are an individual present in the United States for 183 days or more in the year of such sale, exchange or redemption and either (A) you have a “tax home” in the United States and certain other requirements are met, or (B) the gain from the disposition is attributable to your office or other fixed place of business in the United States; or

•	the gain is effectively connected with your conduct of a trade or business in the United States; or

•	we are a United States real property holding corporation at any time during the shorter of the five-year period ending on the date of the disposition or the period during which you held our common stock. As stated above, we do not believe that we are or are likely to become a United States real property holding corporation.
      U.S. federal estate tax. A note held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) will not be subject to United States federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of GATX and, at the time of the individual’s death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the United States. If you are an individual, your shares of common stock will be subject to U.S. estate tax when you die unless you are entitled to the benefits of an estate tax treaty. The United States federal estate tax recently was repealed; however, the repeal does not take effect until 2010. In addition, the legislation repealing the estate tax expires in 2011, and thus the estate tax will be reinstated at that time unless future legislation extends the repeal.
Backup Withholding and Information Reporting
      U.S. holders. Information reporting will apply to payments of principal and interest (including original issue discount and a payment in our common stock pursuant to a purchase by us or conversion) or dividends, if any, made by us on, or the proceeds of the sale or other disposition of, the notes or shares of common stock with respect to certain non-corporate U.S. holders, and backup withholding may apply unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.
      Non-U.S. holders. Backup withholding and information reporting on Form 1099 will not apply to payments of principal and interest (including original issue discount and a payment in our common stock pursuant to a purchase by us or conversion) on the notes by us or our agent to a Non-U.S. holder provided the Non-U.S. holder provides the certification described above under “Non-U.S. holders — Ownership and disposition of the notes” or otherwise establishes an exemption (provided that neither us nor our agent has actual knowledge that the holder is a United States person or that the conditions of any other exemptions are not in fact satisfied). Interest payments (i.e., original issue discount) made to Non-U.S. holder may, however, be reported to the IRS and to such Non-U.S. holder on Form 1042-S.
      U.S. information reporting on Form 1099 and backup withholding tax will not apply to dividends paid on our common stock to a Non-U.S. holder, provided the Non-U.S. holder provides the certification described above under “Non-U.S. holders — Ownership and disposition of the notes” or otherwise establishes an exemption (provided that neither us nor our agent has actual knowledge that the holder is a United States holder or that the conditions of any other exemptions are not in fact satisfied). Distributions on our shares of common stock to a Non-U.S. holder will, however, be reported to the IRS and to such Non-U.S. holder on Form 1042-S. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.
      Information reporting and backup withholding generally will not apply to a payment of the proceeds of a sale of notes or common stock effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of notes or common stock effected outside the United States by a foreign office of a broker if the broker (i) is a United States person, (ii) derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a “controlled foreign corporation” as to the United States, or (iv) is a foreign partnership that, at any time during its taxable year is 50 percent or more (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a Non-U.S. holder (and has no actual knowledge to the contrary) and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a United States office of a broker of the proceeds of a sale of notes or common stock will be subject to both backup withholding and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.
      Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION
      The selling holders and their successors, including their transferees, pledgees or donees or their successors, may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.
      The notes and the common stock into which the notes are convertible may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.
      The methods by which the notes and the common stock may be sold include:

•	a block trade in which the broker-dealer so engaged will attempt to sell the offered securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus; ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately-negotiated transactions;

•	through put or call transactions;

•	through short-sales; and

•	underwritten transactions.
      Our common stock is listed for trading on the New York Stock Exchange under the symbol “GMT.” The notes are currently eligible for trading on the PORTAL System of the NASD.
      In order to comply with the securities laws of some jurisdictions, if applicable, the notes and common stock into which the notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some jurisdictions the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
      The selling holders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be “underwriters” within the meaning of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling holders who are “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.
      In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling holder is not required to sell any notes or common stock described in this prospectus and may transfer, devise or gift these securities by other means not described in this prospectus.

      To the extent required, the specific notes or common stock to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.
      We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling holders and GATX and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling holders incident to the offering and sale of the notes and the common stock.
LEGAL MATTERS
      The validity of the notes offered hereby has been passed upon for us by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois.
EXPERTS
      Ernst & Young LLP, independent registered public accounting firm, have audited the GATX Corporation consolidated financial statements and schedule and the GATX Financial Corporation consolidated financial statements which are included in this registration statement. Our financial statements and schedule are included in reliance on Ernst & Young LLP’s reports given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We and GATX Financial each file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility:
Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549
      You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facility and copying charges. GATX’s SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the offices of the Chicago Stock Exchange, 120 South LaSalle Street, Chicago, Illinois 60603.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of GATX Corporation
      We have audited the accompanying consolidated balance sheets of GATX Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity, cash flows, and comprehensive income for each of the three years in the period ended December 31, 2004. Our audits also include the financial statement schedule listed in the preceding index to financial statements. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GATX Corporation and subsidiaries at December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth herein.
      As discussed in Note 2 to the financial statements, in 2004 the Company changed its method of accounting for the effects of contingently convertible instruments on diluted earnings per share, and in 2002 changed its method for accounting for goodwill.
      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of GATX Corporation’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 4, 2005 expressed an unqualified opinion thereon.

Ernst & Young LLP
Chicago, Illinois
March 4, 2005

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31

	2004	2003	2002

	In millions, except per share data
Gross Income
Lease income	$790.3	$762.2	$741.8
Marine operating revenue	111.8	85.0	79.7
Interest income	17.8	41.4	54.7
Asset remarketing income	36.5	37.9	33.7
Gain on sale of securities	4.1	7.3	3.9
Fees	20.9	18.0	16.5
Other	184.8	81.8	53.8

Revenues	1,166.2	1,033.6	984.1
Share of affiliates’ earnings	65.2	66.8	46.1

Total Gross Income	1,231.4	1,100.4	1,030.2
Ownership Costs
Depreciation	194.6	188.0	163.2
Interest, net	162.4	175.4	183.9
Operating lease expense	173.6	176.0	179.5

Total Ownership Costs	530.6	539.4	526.6
Other Costs and Expenses
Maintenance expense	189.2	166.0	151.7
Marine operating expenses	87.7	68.9	60.7
Other operating expenses	41.5	43.4	41.1
Selling, general and administrative	163.3	163.6	161.0
(Reversal) provision for possible losses	(13.7)	4.7	7.8
Asset impairment charges	3.4	32.4	29.2
Reduction in workforce charges	—	—	16.9
Fair value adjustments for derivatives	2.7	4.1	3.5

Total Other Costs and Expenses	474.1	483.1	471.9
Income from Continuing Operations before Income Taxes and Cumulative Effect of Accounting Change	226.7	77.9	31.7
Income Taxes	68.2	16.2	7.4

Income from Continuing Operations before Cumulative Effect of Accounting Change	158.5	61.7	24.3
Discontinued Operations
Operating results, net of taxes	18.3	15.2	4.7
(Loss) gain on sale of segment, net of taxes	(7.2)	—	6.2

Total Discontinued Operations	11.1	15.2	10.9

Income before Cumulative Effect of Accounting Change	169.6	76.9	35.2
Cumulative Effect of Accounting Change	—	—	(34.9)

Net Income	$169.6	$76.9	$0.3

	Year Ended December 31

	2004	2003	2002

	In millions, except per share data
Per Share Data
Basic:
Income from continuing operations before cumulative effect of accounting change	$3.21	$1.26	$.50
Income from discontinued operations	.23	.31	.22

Income before cumulative effect of accounting change	3.44	1.57	.72
Cumulative effect of accounting change	—	—	(.72)

Total	$3.44	$1.57	$—

Average number of common shares (in thousands)	49,348	49,107	48,889
Diluted:(a)
Income from continuing operations before cumulative effect of accounting change	$2.86	$1.24	$.50
Income from discontinued operations	.18	.29	.22

Income before cumulative effect of accounting change		3.04	1.53
Cumulative effect of accounting change	—	—	(.72)

Total	$3.04	$1.53	$—

Average number of common shares and common share equivalents (in thousands)	60,002	51,203	49,062

Dividends declared per common share	$.80	$1.28	$1.28

(a)	Diluted earnings per share for the year ended December 31, 2003 has been restated to reflect the impact of EITF 04-8. See Note 2 to the consolidated financial statements for more information.
The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

	December 31

	2004	2003

	In millions
Assets
Cash and Cash Equivalents	$63.4	$211.5
Restricted Cash	60.0	60.9
Receivables
Rent and other receivables	77.0	91.6
Finance leases	285.9	289.2
Loans	89.2	183.5
Less: allowance for possible losses	(22.1)	(45.6)

	430.0	518.7
Operating Lease Assets, Facilities and Other
Rail	3,847.9	3,374.6
Air	1,704.1	1,501.0
Specialty	65.4	71.4
Other	212.3	231.8
Less: allowance for depreciation	(1,924.1)	(1,831.5)

	3,905.6	3,347.3
Progress payments for aircraft and other equipment	20.0	53.6

	3,925.6	3,400.9
Investments in Affiliated Companies	718.6	847.6
Recoverable Income Taxes	—	53.8
Goodwill	93.9	87.2
Other Investments	79.0	101.6
Other Assets	231.0	238.3
Assets of Discontinued Operations	11.4	560.1

	$5,612.9	$6,080.6

Liabilities and Shareholders’ Equity
Accounts Payable and Accrued Expenses	$378.2	$354.8
Debt
Commercial paper and bank credit facilities	72.1	15.9
Recourse	2,887.1	3,255.9
Nonrecourse	93.5	99.3
Capital lease obligations	79.4	122.4

	3,132.1	3,493.5
Deferred Income Taxes	721.0	671.7
Other Liabilities	300.7	325.4
Liabilities of Discontinued Operations	—	346.3

Total Liabilities	4,532.0	5,191.7
Shareholders’ Equity
Preferred stock ($1.00 par value, 5,000,000 shares authorized, 21,468 and 21,824 shares of Series A and B Cumulative Convertible Preferred Stock issued and outstanding as of December 31, 2004 and 2003, respectively, aggregate liquidation preference of $1.3 million)
	*	*
Common stock (.625 par value, 120,000,000 authorized, 57,477,201 and 57,204,550 shares issued and 49,530,370 and 49,246,388 shares outstanding as of December 31, 2004 and 2003, respectively)	35.9	35.7
Additional capital	401.7	396.2
Reinvested earnings	750.3	620.1
Accumulated other comprehensive income (loss)	21.6	(34.4)

	1,209.5	1,017.6
Treasury shares, at cost (7,946,831 and 7,958,162 shares at December 31, 2004 and 2003, respectively)	(128.6)	(128.7)

Total Shareholders’ Equity	1,080.9	888.9

	$5,612.9	$6,080.6

*	Less than $.1 million.
The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31

	2004	2003	2002

	In millions
Operating Activities
Net income (loss)	$169.6	$76.9	$.3
Less: Income from discontinued operations	11.1	15.2	10.9

Income (loss) from continuing operations	158.5	61.7	(10.6)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities of continuing operations:
Realized gains on remarketing of leased equipment	(26.1)	(31.2)	(19.8)
Gain on sale of securities	(4.1)	(7.3)	(3.9)
Gain on sale of other assets	(81.8)	(3.7)	(4.9)
Depreciation	207.8	202.6	179.0
(Reversal) provision for possible losses	(13.7)	4.7	7.8
Asset impairment charges	3.4	32.4	29.2
Deferred income taxes	39.8	(6.9)	114.4
Share of affiliates’ earnings, net of dividends	(32.4)	(47.4)	(11.2)
Cumulative effect of accounting change	—	—	34.9
Decrease (increase) in recoverable income taxes	63.8	107.2	(68.1)
Increase in prepaid pension	(12.9)	(11.9)	(44.9)
(Decrease) increase in reduction in workforce accrual	(2.5)	(15.0)	10.3
Other, including working capital	1.7	(17.8)	(3.6)

Net cash provided by operating activities of continuing operations	301.5	267.4	208.6
Investing Activities
Additions to equipment on lease, net of nonrecourse financing for leveraged leases, operating lease assets and facilities	(705.1)	(397.0)	(640.9)
Loans extended	(14.2)	(49.5)	(128.7)
Investments in affiliated companies	(7.8)	(99.6)	(91.8)
Progress payments	(2.4)	(32.2)	(104.2)
Investments in debt securities	(24.0)	(23.7)	—
Other investments	(6.5)	(26.6)	(52.4)

Portfolio investments and capital additions	(760.0)	(628.6)	(1,018.0)
Portfolio proceeds	355.5	540.6	588.6
Proceeds from other asset sales	130.3	23.0	17.4
Net decrease (increase) in restricted cash	.9	(28.4)	(6.5)
Effect of exchange rate changes on restricted cash	—	17.7	9.9

Net cash used in investing activities of continuing operations	(273.3)	(75.7)	(408.6)
Financing Activities
Net proceeds from issuance of debt	127.8	616.7	1,265.8
Repayment of debt	(500.5)	(796.0)	(842.6)
Net increase (decrease) in commercial paper and bank credit facilities	57.8	(.7)	(274.4)
Net decrease in capital lease obligations	(27.4)	(21.3)	(22.1)
Issuance of common stock and other	5.8	3.8	8.4
Cash dividends	(39.4)	(62.8)	(62.5)

Net cash (used in) provided by financing activities of continuing operations	(375.9)	(260.3)	72.6
Effect of Exchange Rates on Cash and Cash Equivalents	2.9	1.4	13.7
Cash provided by Discontinued Operations, net (see Note 19)	196.7	47.6	121.9

Net (Decrease) Increase in Cash and Cash Equivalents	$(148.1)	$(19.6)	$8.2

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	December 31

	2004	2003	2002	2004	2003	2002
	Dollars	Dollars	Dollars	Shares	Shares	Shares

	In millions, except number of shares
Preferred Stock
Balance at beginning of period	$ *	$ *	$ *	21,824	21,911	23,411
Conversion of preferred stock into common stock	*	*	*	(356)	(87)	(1,500)

Balance at end of period	*	*	*	21,468	21,824	21,911
Common Stock
Balance at beginning of period	35.7	35.6	35.4	57,204,550	57,016,920	56,735,385
Issuance of common stock	.2	.1	.2	270,871	187,195	274,035
Conversion of preferred stock into common stock	*	*	*	1,780	435	7,500

Balance at end of period	35.9	35.7	35.6	57,477,201	57,204,550	57,016,920
Treasury Stock
Balance at beginning of period	(128.7)	(128.9)	(129.1)	(7,958,162)	(7,968,627)	(7,979,162)
Issuance of common stock	.1	.2	.2	11,331	10,465	10,535

Balance at end of period	(128.6)	(128.7)	(128.9)	(7,946,831)	(7,958,162)	(7,968,627)
Additional Capital
Balance at beginning of period	396.2	392.7	384.7
Issuance of common stock	5.5	3.5	8.0

Balance at end of period	401.7	396.2	392.7
Reinvested Earnings
Balance at beginning of period	620.1	606.0	668.2
Net income	169.6	76.9	.3
Dividends paid	(39.4)	(62.8)	(62.5)

Balance at end of period	750.3	620.1	606.0
Accumulated Other Income (Loss)
Balance at beginning of period	(34.4)	(104.8)	(74.1)
Foreign currency translation gain (loss)	55.5	75.4	(5.3)
Unrealized gain (loss) on securities, net	2.2	.3	(2.1)
Unrealized loss on derivative instruments	(1.6)	(24.3)	(2.4)
Minimum pension liability adjustment	(.1)	19.0	(20.9)

Balance at end of period	21.6	(34.4)	(104.8)

Total Shareholders’ Equity	$1,080.9	$888.9	$800.6

*	Less than $.1 million.
The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31

	2004	2003	2002

	In millions
Net income	$169.6	$76.9	$.3
Other comprehensive income (loss), net of tax:
Foreign currency translation gain (loss)	55.5	75.4	(5.3)
Unrealized gain (loss) on securities	2.2	.3	(2.1)
Unrealized loss on derivative instruments	(1.6)	(24.3)	(2.4)
Minimum pension liability adjustment	(.1)	19.0	(20.9)

Other comprehensive income (loss)	56.0	70.4	(30.7)

Comprehensive Income (Loss)	$225.6	$147.3	$(30.4)

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	Description of Business
      GATX Corporation (GATX or the Company) is headquartered in Chicago, Illinois and provides services primarily through three operating segments: GATX Rail (Rail), GATX Air (Air), and GATX Specialty Finance (Specialty). GATX specializes in railcar and locomotive leasing, aircraft operating leasing, and financing other large-ticket equipment. In addition, GATX owns and operates a fleet of self-loading vessels on the Great Lakes through its wholly owned subsidiary American Steamship Company (ASC).
      GATX also invests in companies and joint ventures that complement its existing business activities. GATX partners with financial institutions and operating companies to improve scale in certain markets, broaden diversification within an asset class, and enter new markets.
      On June 30, 2004, GATX completed the sale of substantially all the assets and related nonrecourse debt of GATX Technology Services (Technology) and its Canadian affiliate. Subsequently, the remaining assets consisting primarily of interests in two joint ventures were sold prior to year end. Financial data for the Technology segment has been segregated as discontinued operations for all periods presented.
      See Note 25 for a full description of GATX’s operating segments.
NOTE 2. Significant Accounting Policies
      Consolidation — The consolidated financial statements include the accounts of GATX and its majority-owned subsidiaries. Investments in 20 to 50 percent-owned companies and joint ventures are accounted for under the equity method and are shown as investments in affiliated companies, with pre-tax operating results shown as share of affiliates’ earnings. Certain investments in joint ventures that exceed 50% ownership are not consolidated and are also accounted for using the equity method when GATX does not have effective or voting control of these legal entities and is not the primary beneficiary of the venture’s activities. The consolidated financial statements reflect the Integrated Solutions Group (ISG) and Technology segments as discontinued operations for all periods presented.
      Cash Equivalents — GATX considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.
      Restricted Cash — Restricted cash of $60.0 million as of December 31, 2004 is comprised of cash and cash equivalents which are restricted as to withdrawal and usage. GATX’s restricted cash primarily relates to amounts maintained as required by contract for three bankruptcy remote, special-purpose corporations that are wholly owned by GATX’s principal subsidiary, GATX Financial Corporation (GFC).
      Loans — GATX records loans at the principal amount outstanding plus accrued interest. A loan is placed on non-accrual status and interest income ceases to be recognized when collection of contractual loan payments is doubtful. Payments received for loans that have been placed on non-accrual status are recognized as return of principal. GATX resumes interest recognition on loans on non-accrual status after recovery of outstanding principal or an assessment by the Company that future payments are reasonably assured, if earlier.
      Operating Lease Assets and Facilities — Operating lease assets and facilities are stated principally at cost. Assets acquired under capital leases are included in operating lease assets and the related obligations are recorded as liabilities. Provisions for depreciation include the amortization of capital lease assets. Operating lease assets and facilities listed below are depreciated over their respective estimated useful life

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
to an estimated residual value using the straight-line method. The estimated useful lives of depreciable new assets are as follows:

Railcars	30 - 38 years
Locomotives	27 - 28 years
Aircraft	25 years
Buildings	40 - 50 years
Leasehold improvements	5 - 40 years
Marine vessels	40 - 50 years
      Progress Payments for Aircraft and Other Equipment — GATX classifies amounts deposited toward the construction of wholly owned aircraft and other equipment, including capitalized interest, as progress payments. Once GATX takes possession of the completed asset, amounts recorded as progress payments are reclassified to operating lease assets. Progress payments made for aircraft owned by joint ventures in which GATX participates are classified as investments in affiliated companies.
      Investments in Affiliated Companies — GATX has investments in 20 to 50 percent-owned companies and joint ventures and other investments in which GATX does not have effective or voting control. These investments are accounted for using the equity method. The investments in affiliated companies are initially recorded at cost, including goodwill at acquisition date, and are subsequently adjusted for GATX’s share of affiliates’ undistributed earnings. Distributions, which reflect both dividends and the return of principal, reduce the carrying amount of the investment. Certain investments in joint ventures that exceed 50% ownership are not consolidated and are also accounted for using the equity method as GATX does not have effective or voting control of these legal entities and is not the primary beneficiary of the venture’s activities.
      Inventory — GATX has inventory that consists of railcar and locomotive repair components, vessel spare parts and fuel related to its marine operations. All inventory balances are stated at lower of cost or market. Railcar repair components are valued using the average cost method. Vessel spare parts inventory and vessel fuel inventory are valued using the first-in, first-out method. Inventory is included in other assets on the balance sheet and was $25.8 million and $25.6 million at December 31, 2004 and 2003, respectively.
      Goodwill — Effective January 1, 2002, GATX adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, which changed the accounting for goodwill. Under these rules, goodwill is no longer amortized, but rather subject to an annual impairment test in accordance with SFAS 142. GATX completed its annual review of all recorded goodwill. Fair values were estimated using discounted cash flows.
      Impairment of Long-Lived Assets — A review for impairment of long-lived assets, such as operating lease assets and facilities, is performed whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. In 2004, asset impairment charges of $3.4 million include $.4 million of impairment charges at Air related to a commercial aircraft. Additional impairment charges include $1.6 million at Specialty, primarily related to the impairment of equity investments, $1.2 million at Rail due to container cars classified as held-for-sale, and other impairment charges of $.2 million that relate to marine operating assets. Asset impairment charges recognized by GATX joint ventures accounted for using the equity method of accounting result in a lower earnings from affiliates on GATX’s income statement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Maintenance and Repair Costs — Maintenance and repair costs are expensed as incurred. Costs incurred by GATX in connection with planned major maintenance activities such as rubber linings and conversions that improve or extend the useful life of an asset are capitalized and depreciated over their estimated useful life.
      Allowance for Possible Losses — The purpose of the allowance is to provide an estimate of credit losses with respect to reservable assets inherent in the investment portfolio. Reservable assets include gross receivables, loans and finance leases. GATX’s estimate of the amount of provision (reversal) for losses incurred in each period requires consideration of historical loss experience, judgments about the impact of present economic conditions, collateral values, and the state of the markets in which GATX participates, in addition to specific losses for known troubled accounts. GATX charges off amounts that management considers unrecoverable from obligors or the disposition of collateral. GATX assesses the recoverability of investments by considering several factors, including customer payment history and financial position. The allowance for possible losses is periodically reviewed for adequacy considering changes in economic conditions, collateral values, credit quality indicators and customer-specific circumstances. GATX believes that the allowance is adequate to cover losses inherent in the portfolio as of December 31, 2004. Because the allowance is based on judgments and estimates, it is possible that those judgments and estimates could change in the future, causing a corresponding change in the recorded allowance.
      Income Taxes — United States (U.S.) income taxes have not been provided on the undistributed earnings of foreign subsidiaries and affiliates that GATX intends to permanently reinvest in these foreign operations. The cumulative amount of such earnings was $246.4 million at December 31, 2004. The American Jobs Creation Act of 2004 introduced a special one-time dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer (repatriation provision) provided certain criteria are met. The repatriation provision is available to GATX for the year ended December 31, 2005. GATX has historically maintained that undistributed earnings of its foreign subsidiaries and affiliates were intended to be permanently reinvested in those foreign operations. GATX is currently evaluating the effect of the repatriation provision on its plan for reinvestment or repatriation of foreign earnings. The range of reasonably possible amounts of unremitted earnings considered for repatriation, and the income tax effects of such repatriation cannot be estimated with certainty at this time. It is anticipated that the evaluation of the effect of the repatriation provision will be completed during the third quarter of 2005.
      Other Liabilities — Other liabilities include the accrual for post-retirement benefits other than pensions; environmental, general liability, litigation and workers’ compensation reserves; and other deferred credits.
      Derivatives — Effective January 1, 2001, GATX adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities — Deferral of the Effective Date of FASB Statement No. 133, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities — an amendment of FASB Statement No. 133.
      SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts. The statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. GATX records the fair value of all derivatives as either other assets, or other liabilities in the statement of financial position.
      Instruments that meet established accounting criteria are formally designated as qualifying hedges at the inception of the contract. These criteria demonstrate that the derivative is expected to be highly effective at offsetting changes in the fair value of underlying exposure both at inception of the hedging relationship and on an ongoing basis. The change in fair value of the ineffective portion of all hedges is immediately recognized in earnings. For the years ended December 31, 2004, 2003 and 2002 no amounts were recognized in earnings for hedge ineffectiveness. Derivatives that are not designated as qualifying

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
hedges are adjusted to fair value through earnings immediately. For the years ended December 31, 2004, 2003 and 2002, a loss of $2.6 million, a loss of $3.8 million and loss of $.8 million, respectively, were recognized in earnings for derivatives not qualifying as hedges.
      The 2004 carrying value of the ineffective derivatives (which equals the fair value) was $.2 million recorded in other assets and $4.2 million recorded in other liabilities. In 2003, the balances were $.5 million which was recorded in other assets and $1.9 million which was recorded in other liabilities.
      GATX uses interest rate and currency swap agreements, Treasury derivatives, and forward sale agreements, as hedges to manage its exposure to interest rate and currency exchange rate risk on existing and anticipated transactions.
Fair Value Hedges
      For qualifying derivatives designated as fair value hedges, changes in both the derivative and the hedged item attributable to the risk being hedged are recognized in earnings.
Cash Flow Hedges
      For qualifying derivatives designated as cash flow hedges, the effective portion of the derivative’s gain or loss is recorded as part of other comprehensive income (loss) in shareholders’ equity and subsequently recognized in the income statement when the hedged forecasted transaction affects earnings. Gains and losses resulting from the early termination of derivatives designated as cash flow hedges are included in other comprehensive income (loss) and recognized in income when the original hedged transaction affects earnings.
      Environmental Liabilities — Expenditures that relate to current or future operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are charged to environmental reserves. Reserves are recorded in accordance with accounting guidelines to cover work at identified sites when GATX’s liability for environmental cleanup is both probable and a reasonable estimate of associated costs can be made; adjustments to initial estimates are recorded as required.
      Revenue Recognition — Gross income includes rents on operating leases, accretion of income on finance leases, interest on loans, marine operating revenue, fees, asset remarketing gains (losses), gains (losses) on the sale of the portfolio investments and equity securities and share of affiliates’ earnings. Operating lease income is recognized on a straight-line basis over the term of the underlying leases. Finance lease income is recognized on the basis of the interest method, which produces a constant yield over the term of the lease. Marine operating revenue is recognized as shipping services are performed and revenue is allocated among reporting periods based on the relative transit time in each reporting period for shipments in process at any month end. Asset remarketing income includes gains from the sale of assets from GATX’s portfolio as well as residual sharing fees from the sale of managed assets. Asset remarketing income is recognized upon completion of the sale of assets. Fee income, including management fees received from joint ventures, is recognized as services are performed, which may be over the period of a management contract or as contractual obligations are met.
      Lease and Loan Origination Costs — Initial direct costs of leases are deferred and amortized over the lease term, either as an adjustment to the yield for direct finance and leveraged leases (collectively, finance leases), or on a straight-line basis for operating leases. Loan origination fees and related direct loan origination costs for a given loan are offset, and the net amount is deferred and amortized over the term of the loan as an adjustment to interest income.
      Residual Values — GATX has investments in the residual values of its leasing portfolio. The residual values represent the estimate of the values of the assets at the end of the lease contracts. GATX initially records these based on appraisals and estimates. Realization of the residual values is dependent on GATX’s future ability to market the assets under existing market conditions. GATX reviews residual

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
values periodically to determine that recorded amounts are appropriate. For finance lease investments, GATX reviews the estimated residual values of leased equipment at least annually, and any other-than-temporary declines in value are immediately charged to income. For operating lease assets, GATX reviews the estimated salvage values of leased equipment at least annually, and declines in estimated residual values are recorded as adjustments to depreciation expense over the remaining useful life of the asset to the extent the net book value is not otherwise impaired. In addition to a periodic review, if events or changes in circumstances trigger a review of operating lease assets for impairment, any such impairment is immediately charged as an impairment loss on the statement of income.
      Investments in Equity Securities — GATX’s portfolio includes stock warrants received from investee companies and common stock resulting from exercising the warrants. Under the provisions of SFAS No. 133, as amended, the warrants are accounted for as derivatives, with prospective changes in fair value recorded in current earnings. Other equity securities are classified as available-for-sale in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. The securities are carried at fair value and unrealized gains and losses arising from re-measuring securities to fair value are included on a net-of-tax basis as a separate component of accumulated other comprehensive income (loss).
      Foreign Currency Translation — The assets and liabilities of GATX’s operations having non-U.S functional currencies are translated at exchange rates in effect at year end, and income statements and the statements of cash flows are translated at weighted average exchange rates for the year. In accordance with SFAS No. 52, Foreign Currency Translation, gains and losses resulting from the translation of foreign currency financial statements are deferred and recorded as a separate component of accumulated other comprehensive income or loss in the shareholders’ equity section of the balance sheet.
      Incentive Compensation Plans — The Company grants stock options to employees under stock-based compensation plans. In December 2002, SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of SFAS No. 123 was issued. This statement provides alternative methods of transition for voluntary change to the fair value based method of accounting for stock-based employee compensation. This statement also establishes new disclosure requirements to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect on reported results. As permitted under SFAS No. 148, the Company accounts for all stock-based employee compensation plans under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees. Under those rules, no compensation expense is recognized because the exercise price of GATX’s employee stock options equals the market value of the underlying stock on the date of grant. See information relating to new accounting pronouncements for additional information.
      Pro forma information regarding net income and earnings per share is required to be disclosed as if GATX had accounted for its employee stock options using the fair value method under SFAS No. 123, Accounting for Stock-Based Compensation. The Black-Scholes model, one of the most frequently referenced models to value options, was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including expected stock price volatility. Because GATX’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation (in millions except for per share data):

	Year Ended December 31

	2004	2003	2002

Net income, as reported	$169.6	$76.9	$.3
Add: Stock-based compensation expense, net of tax	.7	.1	.4
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of tax	(2.9)	(2.9)	(3.8)

Pro forma net income (loss)	$167.4	$74.1	$(3.1)

Net income (loss) per share:
Basic, as reported	$3.44	$1.57	$—
Basic, pro forma	3.39	1.50	(.07)
Diluted, as reported	3.04	1.53	—
Diluted, pro forma	3.00	1.48	(.06)
      The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2004	2003	2002

Expected volatility	35.4%	35.4%	25.0%
Risk-free interest rate	3.6%	3.2%	2.7%
Expected life (years)	5.0	5.0	5.0
Dividend yield	3.9%	3.9%	3.6%
      Use of Estimates — The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as revenues and expenses during the reporting period. The Company regularly evaluates estimates and judgments based on historical experience and other relevant facts and circumstances. Actual amounts when ultimately realized could differ from those estimates.
      Variable Interest Entities — In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, which addresses consolidation by business enterprises of variable interest entities (VIEs) in which it is the primary beneficiary. FIN 46 applied immediately to VIEs created or acquired after January 31, 2003. No VIEs were created or obtained by GATX during 2004 or 2003. For other VIEs, FIN 46 initially applied in the first fiscal quarter or interim period beginning after June 15, 2003. In October 2003, the FASB deferred the effective date of FIN 46 to interim periods ending after December 15, 2003 in order to address a number of interpretation and implementation issues. In December 2003, the FASB reissued FIN 46 (Revised Interpretations) with certain modifications and clarifications. Application of this guidance was effective for interests in certain VIEs commonly referred to as special-purpose entities (SPEs) as of December 31, 2003. Application for all other types of VIEs is required for periods ending after March 15, 2004, unless previously applied. GATX did not have an interest in any SPEs subject to the December 31, 2003 implementation date. The Company completed an assessment of the impact of FIN 46 for all other types of entities. Based on this review to date, certain investments are considered VIEs pursuant to the guidance provided in FIN 46. However, GATX is not a primary beneficiary with respect to any of the VIEs. As a result, GATX does not consolidate these entities. GATX’s maximum exposure to loss with respect to these VIEs is approximately $272.4 million of which $242.1 million was the aggregate carrying value of these investments recorded on the balance sheet at December 31, 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Reclassification — Certain amounts in the 2003 and 2002 financial statements have been reclassified to conform to the 2004 presentation.
      New Accounting Pronouncements — In April 2004, FASB issued FASB Staff Position (FSP) 129-1, Disclosure of Information about Capital Structure Relating to Contingently Convertible Securities. This standard requires the disclosure of the rights and privileges of various convertible securities including the conversion price, rates, dates and significant terms of contracts to issue additional shares. The purpose is to enable users of financial statements to understand the contingency and the potential impact of conversion and possible dilution of earnings per share. The requirements of FSP 129-1 have been incorporated into Note 23 to the financial statements.
      In September 2004, the Emerging Issues Task Force (EITF) of the FASB reached consensus on issue EITF 04-8, Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share which provided that contingently convertible securities, and other securities that have embedded contingent features should be included in the computation of diluted earnings per share as if the securities were converted and the underlying shares of common stock were issued and outstanding during the applicable accounting period. EITF 04-8 is effective for reporting periods ending after December 15, 2004 with retroactive application to prior years if applicable. The impact of the contingently convertible securities is reflected in GATX’s computation of diluted earnings per share. 2003 diluted earnings per share has been restated to reflect the impact of EITF 04-8. See Note 23 to the financial statements.
      In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payments, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. Generally, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement, establishes fair value as the measurement objective and requires entities to apply a fair value-based measurement method in accounting for share-based payment transactions. The statement applies to all awards granted, modified, repurchased or cancelled after July 1, 2005, and unvested portions of previously issued and outstanding awards. GATX is currently evaluating the impact of adopting this statement.
      In December 2004, FASB issued FASB Staff Position (FSP) 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004 which introduced a special one-time dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer (repatriation provision) provided certain criteria are met. The repatriation provision is available to GATX for the year ended December 31, 2005. GATX has historically maintained that undistributed earnings of its foreign subsidiaries and affiliates were intended to be permanently reinvested in those foreign operations. GATX is currently evaluating the effect of the repatriation provision on its plan for reinvestment or repatriation of foreign earnings. The range of reasonably possible amounts of unremitted earnings considered for repatriation, and the income tax effects of such repatriation cannot be estimated with certainty at this time. It is anticipated that the evaluation of the effect of the repatriation provision will be completed during the third quarter of 2005.
      Accounting for Certain Leveraged Leases — Prior to 2004, GATX entered into two structured leasing investments that are accounted for in the consolidated financial statements as leveraged leases in accordance with guidance provided in SFAS No. 13, Accounting for Leases. This accounting guidance requires total income over the term of a lease to be recognized into income on a proportionate basis in those years in which the net investment in a lease is positive. The net investment is based on net cash flows from the lease, including the effect of related income taxes. During 2004, the Internal Revenue Service (IRS) challenged the timing of certain tax deductions claimed with respect to these transactions. GATX believes that its tax position related to these transactions was proper, based upon applicable statutes, regulations and case law in effect at the time the transactions were entered into. GATX and the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
IRS are conducting settlement discussions with respect to these transactions. However, resolution of this matter has not concluded and may ultimately be litigated. See Note 14 for more information on the tax impact.
      Under existing accounting guidance in SFAS No. 13, any changes in estimates or assumptions not affecting estimated total net income from a leveraged lease, including the timing of income tax cash flows, do not change the timing of leveraged lease income recognition. However, the FASB is currently reviewing this guidance. If the FASB modifies this guidance in such a way as to require a recalculation of the timing of leveraged lease income recognition to reflect a settlement of this tax matter, this change in accounting could result in a one-time, non-cash charge to earnings. An equivalent amount of any such adjustment would then be recognized in income over the remaining term of the applicable leases; over the full term of these leases, cumulative accounting income would not change. The impact to GATX’s financial results will be dependent on the details of the FASB’s new guidance and the timing and terms of any IRS settlement.

NOTE 3.	Acquisitions
      The Company completed acquisitions of $65.0 million in 2004 and $56.8 million in 2002 for cash and other consideration. The results of operations of these acquisitions have been included in the consolidated statements of income since their respective dates of acquisition. Neither of these acquisitions were material to the Company’s consolidated financial statements.
      In December 2004, Rail acquired the remaining 50% interest in Locomotive Leasing Partners, LLC (LLP). Rail has held a 50% interest in LLP since its inception in 1995, and at the date of acquisition, this transaction resulted in 100% ownership of the fleet of 486 locomotives by Rail. The $65.0 million purchase price was funded in 2004.
      In December 2002, Rail acquired the remaining 50.5% interest in KVG Kesselwagen Vermietgesellschaft mbH and KVG Kesselwagen Vermietgesellschaft m.b.h. (collectively KVG), a leading European railcar lessor for $56.8 million and assumed $56.0 million of debt. $22.5 million of the purchase price was funded in 2003. Prior to the transaction, which resulted in 100% ownership, Rail held a 49.5% interest in KVG. At date of acquisition, KVG added approximately 9,000 tank cars and specialized railcars to Rail’s wholly owned worldwide fleet.

NOTE 4.	Leases
      The following information pertains to GATX as a lessor:
      Finance Leases — GATX’s finance leases are comprised of direct financing leases and leveraged leases. Investment in direct finance leases consists of lease receivables, plus the estimated residual value of the equipment at the lease termination dates, less unearned income. Lease receivables represent the total rent to be received over the term of the lease reduced by rent already collected. Initial unearned income is the amount by which the original sum of the lease receivable and the estimated residual value exceeds the original cost of the leased equipment. Unearned income is amortized to lease income over the lease term in a manner that produces a constant rate of return on the net investment in the lease.
      Finance leases that are financed principally with nonrecourse borrowings at lease inception and that meet certain criteria are accounted for as leveraged leases. Leveraged lease receivables are stated net of the related nonrecourse debt. Initial unearned income represents the excess of anticipated cash flows (including estimated residual values, net of the related debt service) over the original investment in the lease. The Company recognized net income from leveraged leases (net of taxes) of $6.1 million, $10.7 million and $14.6 million in 2004, 2003 and 2002, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The components of the investment in finance leases were (in millions):

	Leveraged		Direct Financing		Total Finance
	Leases		Leases		Leases

	December 31		December 31		December 31

	2004	2003	2004	2003	2004	2003

Total minimum lease payments receivable	$1,146.4	$1,205.3	$171.1	$139.8	$1,317.5	$1,345.1
Principal and interest on third-party nonrecourse debt	(965.5)	(1,009.2)	—	—	(965.5)	(1,009.2)

Net minimum future lease receivable	180.9	196.1	171.1	139.8	352.0	335.9
Estimated unguaranteed residual value of leased assets	108.2	119.9	31.0	22.5	139.2	142.4
Unearned income	(114.9)	(129.6)	(90.4)	(59.5)	(205.3)	(189.1)

Investment in finance leases	174.2	186.4	111.7	102.8	285.9	289.2
Deferred taxes	(91.4)	(90.8)	—	—	(91.4)	(90.8)

Net investment	$82.8	$95.6	$111.7	$102.8	$194.5	$198.4

      Operating Leases — The majority of railcar assets, air assets and certain other equipment leases included in operating lease assets are accounted for as operating leases. Rental income from operating leases is generally reported on a straight-line basis over the term of the lease.
      Rental income on certain leases is based on equipment usage. Usage rents for the years ended December 31, 2004, 2003 and 2002 were $31.7 million, $33.4 million, and $28.9 million, respectively.
      Minimum Future Receipts — Minimum future lease receipts from finance leases, net of debt payments for leveraged leases, and minimum future rental receipts from noncancelable operating leases by year end December 31, 2004 were (in millions):

	Finance	Operating
	Leases	Leases	Total

2005	$43.5	$743.6	$787.1
2006	29.5	540.6	570.1
2007	24.5	399.8	424.3
2008	24.0	280.2	304.2
2009	9.8	198.4	208.2
Years thereafter	220.7	346.0	566.7

	$352.0	$2,508.6	$2,860.6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following information pertains to GATX as a lessee:
      Capital Leases — Assets that have been leased to customers under operating lease assets and finance leases or otherwise utilized in operations and were financed under capital leases were (in millions):

	December 31

	2004	2003

Railcars and locomotives	$116.4	$155.6
Marine vessels	98.0	134.0
Aircraft	—	15.7

	214.4	305.3
Less: allowance for depreciation	(158.1)	(210.6)

	56.3	94.7
Finance leases	7.5	9.4

	$63.8	$104.1

      Depreciation of capital lease assets is classified as depreciation in the statements of income. Interest expense on the above capital leases was $8.4 million in 2004, $12.0 million in 2003, and $14.1 million in 2002.
      Operating Leases — GATX has financed railcars, aircraft, and other assets through sale-leasebacks that are accounted for as operating leases. A subsidiary of GATX has provided a guarantee for a portion of the residual value related to two operating leases. Operating lease expense for the years ended December 31, 2004, 2003, and 2002 was $173.6 million, $176.0 million, and $179.5 million, respectively. Certain operating leases provide options for GATX to renew the leases or purchase the assets at the end of the lease term. The specific terms of the renewal and purchase options vary.
      Future Minimum Rental Payments — Future minimum rental payments due under noncancelable leases at December 31, 2004 were (in millions):

		Recourse	Nonrecourse
	Capital	Operating	Operating
	Leases	Leases	Leases

2005	$16.1	$152.8	$42.3
2006	14.2	144.9	40.0
2007	13.7	134.1	38.8
2008	11.6	136.2	38.9
2009	11.4	132.7	41.1
Years thereafter	45.3	890.5	399.2

	112.3	$1,591.2	$600.3

Less: amounts representing interest	(32.9)

Present value of future minimum capital lease payments	$79.4

      The payments for these leases and certain operating leases do not include the costs of licenses, taxes, insurance, and maintenance that GATX is required to pay.
      The amounts shown for nonrecourse operating leases primarily reflect rental payments of three bankruptcy remote, special-purpose corporations that are wholly owned by GATX. These rentals are consolidated for accounting purposes, but do not represent legal obligations of GATX.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 5.	Loans
      Loans are recorded at the principal amount outstanding plus accrued interest. The loan portfolio is reviewed regularly, and a loan is classified as impaired when it is probable that GATX will be unable to collect all amounts due under the loan agreement. Since most loans are collateralized, impairment is generally measured as the amount by which the recorded investment in the loan exceeds expected payments plus the fair value of the collateral, and any adjustment is considered in determining the provision for possible losses. Generally, interest income is not recognized on impaired loans until the outstanding principal is recovered. In 2004, GATX recognized $3.1 million in interest income from loans classified as impaired.
      The types of loans in GATX’s portfolio are as follows (in millions):

	December 31

	2004	2003

Equipment	$62.8	$97.2
Venture	26.4	86.3

Total loans	$89.2	$183.5

Impaired loans (included in total)	$13.8	$28.9

      The Company has recorded an allowance for possible losses of $5.7 million and $14.7 million on impaired loans at December 31, 2004 and 2003, respectively. The average balance of impaired loans was $21.4 million, $38.9 million and $45.9 million during 2004, 2003 and 2002, respectively.
      At December 31, 2004, scheduled loan principal due by year was as follows (in millions):

Loan Principal

2005	$33.9
2006	17.6
2007	12.1
2008	11.1
2009	3.7
Years thereafter	10.8

$89.2

NOTE 6.	Allowance for Possible Losses
      The purpose of the allowance is to provide an estimate of credit losses with respect to reservable assets inherent in the investment portfolio. Reservable assets include gross receivables, loans and finance leases. GATX’s estimate of the amount of loss incurred in each period requires consideration of historical loss experience, judgments about the impact of present economic conditions, collateral values, and the state of the markets in which GATX participates, in addition to specific losses for known troubled accounts. GATX charges off amounts that management considers unrecoverable from obligors or through the disposition of collateral. GATX assesses the recoverability of investments by considering factors such as a customer’s payment history and financial position.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following summarizes changes in the allowance for possible losses (in millions):

	Year Ended December 31

	2004	2003	2002

Balance at the beginning of the year	$45.6	$66.7	$81.3
(Reversal) provision for losses	(13.7)	4.7	7.8
Charges to allowance	(13.7)	(26.7)	(29.6)
Recoveries and other	3.9	.9	7.2

Balance at the end of the year	$22.1	$45.6	$66.7

      The reversal of provision for losses in 2004 was primarily due to favorable credit experience during the run-off of the venture portfolio and improvements in overall portfolio quality. The charges to the allowance in 2004 were primarily due to charge-offs related to Rail and Specialty investments, as well as a fully reserved corporate charge-off of $5.0 million. The charges to the allowance in 2003 were primarily due to write-offs related to Air and Specialty investments. 2002 charges to the allowance primarily related to write-offs at Specialty, including telecom and steel investments. Other activity in 2003 included a $7.3 million reduction in the allowance related to the sale of Specialty’s U.K. and Canadian venture-related loan portfolios completed in December 2003.
      There were no material changes in estimation methods or assumptions for the allowances during 2004. GATX believes that the allowance is adequate to cover losses inherent in the reservable portfolio as of December 31, 2004. Because the allowance is based on judgments and estimates, it is possible that those judgments and estimates could change in the future, causing a corresponding change in the recorded allowance.

NOTE 7.	Investments in Affiliated Companies
      Investments in affiliated companies represent investments in, and loans to and from, domestic and foreign companies and joint ventures that are in businesses similar to those of GATX, such as commercial aircraft leasing, rail equipment leasing and other business activities, including ventures that provide asset residual value guarantees in both domestic and foreign markets.
      The investments in affiliated companies are initially recorded at cost, including goodwill at the acquisition date, and are subsequently adjusted for GATX’s share of affiliates’ undistributed earnings (losses). These investments include net loans to affiliated companies of $279.1 million and $293.7 million at December 31, 2004 and 2003, respectively. Share of affiliates’ earnings includes GATX’s share of interest income on these loans, which offsets the proportional share of the affiliated companies’ interest expense on the loans. Distributions reflect both dividends and the return of principal and reduce the carrying amount of the investment. Distributions received from such affiliates were $146.2 million, $145.8 million, and $148.3 million in 2004, 2003 and 2002, respectively.
      The following table shows GATX’s investments in affiliated companies by segment (in millions):

	December 31

	2004	2003

Rail	$102.5	$140.9
Air	473.8	484.9
Specialty	142.3	221.8

	$718.6	$847.6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table shows GATX’s pre-tax share of affiliates’ earnings by segment (in millions):

	Year Ended December 31

	2004	2003	2002

Rail	$16.6	$12.5	$13.1
Air	26.2	31.6	14.8
Specialty	22.4	22.7	18.2

	$65.2	$66.8	$46.1

      For purposes of preparing the following information, GATX made certain adjustments to the information provided by the joint ventures. Pre-tax income was adjusted to reverse interest expense recognized by the joint ventures on loans from GATX. In addition, GATX recorded its loans to the joint ventures as equity contributions; therefore, those loan balances were reclassified from liabilities to equity.
      Operating results for all affiliated companies held at the end of the year, assuming GATX held a 100% interest, would be (in millions):

	Year Ended December 31

	2004	2003	2002

	(unaudited)
Revenues	$685.1	$688.1	$735.4
Pre-tax income	131.6	117.1	87.5
      Summarized balance sheet data for all affiliated companies held at the end of the year, assuming GATX held a 100% interest, would be (in millions):

	December 31

	2004	2003

	(unaudited)
Total assets	$5,539.4	$6,133.2
Long-term liabilities	3,225.6	3,697.6
Other liabilities	536.7	525.3
Shareholders’ equity	1,777.1	1,910.3
      At December 31, 2004 and 2003, GFC provided $12.4 million and $17.3 million, respectively, in debt guarantees and $122.0 million and $125.0 million, respectively, in residual value guarantees related to affiliated companies.

NOTE 8.	Goodwill
      Goodwill was $93.9 million and $87.2 million as of December 31, 2004 and 2003, respectively. In accordance with SFAS 142, a review for impairment of long-lived assets is performed at least annually and whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following reflects the changes in the carrying value of goodwill related to continuing operations for the period of December 31, 2001 to December 31, 2004 (in millions):

	Rail	Specialty	Total

Balance at December 31, 2001	$41.9	$13.8	$55.7
Goodwill acquired	8.2	.6	8.8
Purchase accounting adjustment	10.5	—	10.5
Reclassification from investments in affiliated companies	29.2	—	29.2
Impairment charges	(34.9)	(14.4)	(49.3)

Balance at December 31, 2002	$54.9	$—	$54.9
Purchase accounting adjustment	16.4	—	16.4
Foreign currency translation adjustment	15.9	—	15.9

Balance at December 31, 2003	$87.2	$—	$87.2
Foreign currency translation adjustment	6.7	—	6.7

Balance at December 31, 2004	$93.9	$—	$93.9

      Rail — In 2002, GATX acquired the remaining interest in KVG. As a result of this transaction, GATX recorded $8.2 million of goodwill. Additionally, the net book value of the goodwill that related to GATX’s previous investments in KVG was $29.2 million. GATX reclassified the $29.2 million goodwill balance related to the previous investments on the Company’s balance sheet from investment in affiliated companies to goodwill as of December 31, 2002.
      In 2002, the purchase accounting adjustment of $10.5 million was related to the finalization of the allocation of the 2001 purchase price of DEC among the amounts assigned to assets and liabilities. GATX relied on the conclusions of an independent appraisal for purposes of assigning value to DEC’s tangible and intangible assets (excluding goodwill). In addition, GATX finalized its plans to integrate and restructure certain functions of DEC’s operations, and in accordance with EITF 95-3 recognized the associated costs of the plan as a liability assumed in a purchase business combination and included the amount in the allocation of acquisition cost.
      In accordance with SFAS 142, the Company completed its review of the goodwill recorded from the DEC acquisition by the third quarter of 2002. Based on that review, the Company determined that all of the goodwill related to DEC was in excess of its fair market value. As a result, the Company recorded a one-time, non-cash impairment charge of $34.9 million in 2002. Such charge is non-operational in nature and recognized as a cumulative effect of accounting change in the 2002 consolidated statement of income. The impairment charge was due primarily to lessened expectations of projected cash flows based on the then current market conditions and a lower, long-term growth rate projected for DEC.
      In 2003, the purchase accounting adjustment of $16.4 million was attributable to the finalization of the allocation of the 2002 purchase price of KVG among the amounts assigned to assets and liabilities. GATX relied on the conclusions of an independent appraisal for purposes of assigning value to KVG’s tangible and intangible assets (excluding goodwill). The adjustment reflects a lower allocation of purchase price to fixed assets as remaining lives were lower than preliminary estimates.
      The carrying amount of goodwill at Rail increased $6.7 million and $15.9 in 2004 and 2003, respectively, as a result of foreign currency translation adjustments.
      Specialty — GATX recorded a $14.4 million impairment charge in 2002 for the write-down of goodwill associated with the Company’s plan to exit the former venture finance business.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 9.	Investment Securities
      Equity securities, generally related to common stock received upon the exercise of warrants received in connection with financing of non-public, venture-backed companies, are classified as available-for-sale, carried at fair value and are included in other investments in the consolidated balance sheet. Unrealized gains representing the difference between carrying amount and estimated current fair value, are recorded in the accumulated other comprehensive income (loss) component of shareholders’ equity, net of related tax effects, and totaled $1.6 million and $1.7 million as of December 31, 2004 and 2003, respectively. The Company did not have any unrealized losses on available-for-sale securities as of December 31, 2004 and 2003.
      Debt securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. The Company had $24.0 million of investments classified as held-to-maturity as of December 31, 2004 and none at December 31, 2003. All other debt securities are classified as available-for-sale and carried at fair value with net unrealized gains and losses included in shareholders’ equity on an after-tax basis. Interest on debt securities, including amortization of premiums and accretion of discounts, are included in interest income.
      Debt and equity securities are written down to fair value when declines in fair value below the security’s amortized cost basis is determined to be other than temporary.
      Information regarding the Company’s available-for-sale securities is provided in the table below (in millions):

	December 31, 2004		December 31, 2003

	Estimated		Estimated
	Fair Value	Unrealized	Fair Value	Unrealized
	Gross	Gains	Gross	Gains

Equity	$4.7	$2.6	$2.4	$2.4
Debt	—	—	24.0	—

	$4.7	$2.6	$26.4	$2.4

      Information regarding the Company’s held-to-maturity securities is provided in the table below (in millions):

	December 31, 2004			December 31, 2003

	Net	Estimated		Net	Estimated
	Carrying	Fair Value	Unrealized	Carrying	Fair Value	Unrealized
	Amount	Gross	Gains	Amount	Gross	Gains

Debt	$24.0	$24.0	—	—

	$24.0	$24.0	$—	$—	$—	$—

      Debt securities at December 31, 2004 mature as follows (in millions):

Total

2005	$1.0
2006	8.0
2007	15.0
2008	—
2009	—

$24.0

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Proceeds and realized gains from sales of available-for-sale securities, generally related to common stock received upon the exercise of warrants received in connection with financing of non-public, venture backed companies, totaled $31.1 million in 2004, $7.3 million in 2003 and $3.9 million in 2002.
      Upon the adoption of SFAS No. 133, as amended, warrants are accounted for as derivatives, with prospective changes in fair value recorded in current earnings. Accordingly, upon the conversion of warrants and subsequent sale of stock, any amounts previously recorded in fair value adjustments for derivatives related to the warrants are reclassified to gain on sale of securities in the income statement. Refer to Note 13 to the Company’s financial statements for further information regarding the Company’s warrants.
      During the years ended December 31, 2004, 2003 and 2002, $.5 million, $4.4 million, and $2.4 million, net of tax, respectively, were reclassified from accumulated other comprehensive income (loss) for gains realized and included in net income. The Company used specific identification as the basis to determine the amount reclassified from accumulated other comprehensive income (loss) to earnings.

NOTE 10.	Other Assets
      The following table summarizes the components of other assets reported on the consolidated balance sheets (in millions):

	December 31

	2004	2003

Fair value of derivatives	$25.8	$55.9
Deferred financing costs	49.5	43.8
Prepaid items, including pension	90.6	88.5
Furniture, fixtures and other equipment, net of accumulated depreciation	12.6	14.8
Inventory	25.8	25.6
Other	26.7	9.7

	$231.0	$238.3

NOTE 11.	Commercial Paper and Bank Credit Facilities
      Commercial paper and bank credit facilities (in millions) and weighted average interest rates as of year end were:

	December 31

	2004	2003

Commercial paper and bank credit facilities balance	$72.1	$15.9
Commercial paper and bank credit facilities rate	3.03%	2.73%
      In 2004, GATX’s wholly owned subsidiary GATX Financial Corporation (GFC), entered into a credit agreement with a group of financial institutions for $545.0 million comprised of a $445.0 million three-year senior unsecured revolving credit facility maturing in May 2007, and a $100.0 million five-year senior unsecured term loan, with a delayed draw feature effective for one year (through May 2005) maturing in May 2009. The new agreement replaced three separate revolving credit facilities previously in place at GFC. At December 31, 2004, availability under the revolving credit facility was $362.9 million with $27.1 million of letters of credit issued and backed by the facility, $30.0 million drawn on the facility and $25.0 million of commercial paper issued. The full amount of the $100.0 million unsecured term loan was available. Annual commitment fees for the revolving credit agreements are based on a percentage of the commitment and totaled approximately $1.2 million, $1.4 million and $1.3 million for 2004, 2003 and 2002, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The revolving credit facility and unsecured term loan contain various restrictive covenants, including requirements to maintain a defined net worth and a fixed charge coverage ratio. In addition, both contain certain negative pledge provisions, including an asset coverage test, and a limitation on liens condition for borrowings on the facility and the term loan.
      As defined in the credit facility and term loan, the net worth of GFC at December 31, 2004 was $1.8 billion, which was in excess of the minimum net worth requirement of $1.1 billion. Additionally, the ratio of earnings to fixed charges as defined in the credit facility and term loan was 2.6x for the period ended December 31, 2004, in excess of the minimal covenant ratio of 1.3x. At December 31, 2004, GFC was in compliance with the covenants and conditions of the credit facility.
      The indentures for GFC’s public debt also contain restrictive covenants, including limitations on loans, advances or investments in related parties (including GATX) and dividends it may distribute to GATX. Some of the indentures also contain limitation on lien provisions that limit the amount of secured indebtedness that GFC may incur, subject to several exceptions, including those permitting an unlimited amount of purchase money indebtedness and nonrecourse indebtedness. In addition to the other specified exceptions, GFC would be able to incur liens securing a maximum of $717.1 million of additional indebtedness as of December 31, 2004 based on the most restrictive limitation on liens provision. At December 31, 2004, GFC was in compliance with the covenants and conditions of the indentures.
      The covenants in the credit facilities and indentures effectively limit the ability of GFC to transfer funds to GATX in the form of loans, advances or dividends. At December 31, 2004, the maximum amount that GFC could transfer to GATX without violating its financial covenants was $843.1 million, implying that $545.9 million of subsidiary net assets were restricted. Restricted assets are defined as the subsidiary’s equity, less intercompany receivables from the parent company, less the amount that could be transferred to the parent company.
      In addition to the credit facility and indentures, GFC and its subsidiaries are subject to financial covenants related to certain bank financings. Some bank financings include coverage and net worth financial covenants as well as negative pledges. One financing contains a leverage covenant, while another financing contains leverage and cash flow covenants that are specific to a subsidiary.
      GFC does not anticipate any covenant violation in the credit facility, bank financings, or indenture, nor does GFC anticipate that any of these covenants will restrict its operations or its ability to procure additional financing.

NOTE 12.	Debt Obligations
      Debt obligations (in millions) and the range of interest rates as of year end were:

			December 31

Variable Rate	Interest Rates	Final Maturity	2004	2003

Term notes and other obligations	2.41% – 4.65%	2005 – 2016	$1,115.6	$1,204.4
Nonrecourse obligations	2.71% – 3.42%	2005 – 2015	90.0	94.6

			1,205.6	1,299.0
Fixed Rate
Term notes and other obligations	4.05% – 8.88%	2005 – 2023	1,771.5	2,051.5
Nonrecourse obligations	8.30%	2007	3.5	4.7

			1,775.0	2,056.2

			$2,980.6	$3,355.2

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Maturities of GATX’s debt as of December 31, 2004, for the next five years were (in millions):

	Term Notes
	and Other	Nonrecourse	Total

2005	$361.6	$6.0	$367.6
2006	575.1	5.9	581.0
2007	341.7	4.9	346.6
2008	399.6	2.3	401.9
2009	462.3	2.5	464.8
      At December 31, 2004, certain aircraft, railcars, and other equipment with a net carrying value of $1,264.1 million were pledged as collateral for $1,016.5 million of notes and obligations.
      Nonrecourse debt of $10.9 million and $15.0 million was borrowed by SPEs which were wholly owned and consolidated by GATX in 2004 and 2003, respectively. The creditors of the SPEs have no recourse to the general credit of GATX.
      In June 2004, GFC completed a debt exchange transaction for portions of three series of notes due in 2006 (“Old Notes”) for a new series of 6.273% Notes due in 2011 (“New Notes”). The Old Notes are comprised of the 6 3/4% Notes due March 1, 2006, the 7 3/4% Notes due December 1, 2006, and the 6 7/8% Notes due December 15, 2006. A total of $165.3 million of Old Notes were tendered in the transaction. As part of the exchange, a premium to par value of $13.5 million was paid to noteholders that participated in the transaction. The premium included an amount reflecting the current market value of the notes above par at the date of exchange plus an inducement fee for entering into the exchange.
      In August 2003, GATX completed a private offering of $125.0 million long-term, 5.0% senior unsecured convertible notes. The notes are convertible into GATX Corporation common stock at a conversion price of $23.93 per share. The conversion price is subject to adjustment based on various factors, including changes in the dividend on GATX’s common stock and the trading price of the notes. Holders of the notes have the right to require all or a portion of the notes to be purchased at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest in August 2008, August 2013, and August 2018. Any required purchases in August 2008 will be payable in cash, whereas any purchases in August 2013 or August 2018 may be paid in cash or shares of common stock, at GATX’s option.
      Interest expense capitalized as part of the cost of construction of major assets was $1.9 million, $4.2 million and $15.8 million in 2004, 2003 and 2002, respectively.

NOTE 13.	Fair Value of Financial Instruments
      GATX may enter into derivative transactions in accordance with its policy for the purposes of reducing earnings volatility and hedging specific financial exposures, including movements in foreign currency exchange rates and changing interest rates on debt securities. These instruments are entered into for hedging purposes only to manage underlying exposures. GATX does not hold or issue derivative financial instruments for purposes other than hedging, except for warrants, which are not designated as accounting hedges under SFAS No. 133, as amended.
      Fair Value Hedges — GATX uses interest rate swaps to convert fixed rate debt to floating rate debt and to manage the fixed to floating rate mix of the debt portfolio. The fair value of interest rate swap agreements is determined based on the differences between the contractual rate of interest and the rates currently quoted for agreements of similar terms and maturities. As of December 31, 2004, maturities for interest rate swaps designated as fair value hedges range from 2005-2009.
      Cash Flow Hedges — GATX’s interest expense is affected by changes in interest rates as a result of its use of variable rate debt instruments, including commercial paper and other floating rate debt. GATX

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
uses interest rate swaps and forward starting interest rate swaps to convert floating rate debt to fixed rate debt and to manage the floating to fixed rate ratio of the debt portfolio. The fair value of interest rate swap agreements is determined based on the differences between the contractual rate of interest and the rates currently quoted for agreements of similar terms and maturities. As of December 31, 2004, maturities for interest rate swaps qualifying as cash flow hedges range from 2005-2012.
      GATX enters into currency swaps, currency and interest rate forwards, and Treasury note derivatives as hedges to manage its exposure to interest rate and currency exchange rate risk on existing and anticipated transactions. The fair values of currency swaps, currency and interest rate forwards, and Treasury note derivatives are based on interest rate swap rates, LIBOR futures, currency rates, and current forward foreign exchange rates. As of December 31, 2004, maturities for these hedges range from 2005-2013.
      As of December 31, 2004, GATX expects to reclassify $1.0 million of net losses on derivative instruments from accumulated other comprehensive income (loss) to earnings within the next twelve months related to various hedging transactions.
      Other Derivatives — GATX obtains warrants from non-public, venture-backed companies in connection with its financing activities. Upon adoption of SFAS No. 133, as amended, these warrants were accounted for as derivatives. Upon receipt, fair value is generally not ascertainable due to the early stage nature of the investee companies. Accordingly, assigned values are nominal. Prior to an initial public offering (IPO) of these companies, the fair value of pre-IPO warrants is deemed to be zero. Accordingly, no amounts were recognized in earnings for changes in fair value of pre-IPO warrants. The fair value of warrants subsequent to the IPO is based on currently quoted prices of the underlying stock.
      Other Financial Instruments — The fair value of other financial instruments represents the amount at which the instrument could be exchanged in a current transaction between willing parties. The following methods and assumptions were used to estimate the fair value of other financial instruments:
      The carrying amount of cash and cash equivalents, restricted cash, rent receivables, accounts payable, and commercial paper and bank credit facilities approximates fair value because of the short maturity of those instruments. Also, the carrying amount of variable rate loans approximates fair value.
      The fair value of fixed rate loans was estimated using discounted cash flow analyses, at interest rates currently offered for loans with similar terms to borrowers of similar credit quality.
      The fair value of variable and fixed rate debt was estimated by performing a discounted cash flow calculation using the term and market interest rate for each note based on GATX’s current incremental borrowing rates for similar borrowing arrangements. Portions of variable rate debt have effectively been converted to fixed rate debt by utilizing interest rate swaps (GATX pays fixed rate interest, receives floating rate interest). Portions of fixed rate debt have effectively been converted to floating rate debt by utilizing interest rate swaps (GATX pays floating rate interest, receives fixed rate interest). In such instances, the increase (decrease) in the fair value of the variable or fixed rate debt would be offset in part by the increase (decrease) in the fair value of the interest rate swap.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table sets forth the carrying amounts and fair values of GATX’s financial instruments (in millions):

	December 31

	2004	2004	2003	2003
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Assets
Loans — fixed	$65.8	$61.2	$159.0	$146.8
Derivative instruments:
Cash flow hedges	2.1	2.1	14.6	14.6
Fair value hedges	23.7	23.7	41.3	41.3

Total derivative instruments	25.8	25.8	55.9	55.9

	$91.6	$87.0	$214.9	$202.7

Liabilities
Commercial paper and bank credit facilities	$72.1	$72.1	$15.9	$15.9
Debt — fixed	1,775.0	1,958.1	2,056.2	2,255.4
Debt — variable	1,205.6	1,206.6	1,299.0	1,301.8
Derivative instruments:
Cash flow hedges	33.9	33.9	36.8	36.8

	$3,086.6	$3,270.7	$3,407.9	$3,609.9

      In the event that a counterparty fails to meet the terms of the interest rate swap agreement or a foreign exchange contract, GATX’s exposure is limited to the market value of the swap if in GATX’s favor. GATX manages the credit risk of counterparties by dealing only with institutions that the Company considers financially sound and by avoiding concentrations of risk with a single counterparty. GATX considers the risk of non-performance to be remote.

NOTE 14.	Income Taxes
      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. U.S. income taxes have not been provided on the undistributed earnings of foreign subsidiaries and affiliates that GATX intends to permanently reinvest in these foreign operations. The cumulative amount of such earnings was $246.4 million at December 31, 2004.
      The American Jobs Creation Act of 2004 introduced a special one-time dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer (repatriation provision) provided certain criteria are met. The repatriation provision is available to GATX for the year ended December 31, 2005. GATX has historically maintained that undistributed earnings of its foreign subsidiaries and affiliates were intended to be permanently reinvested in those foreign operations. GATX is currently evaluating the effect of the repatriation provision on its plan for reinvestment or repatriation of foreign earnings. The range of reasonably possible amounts of unremitted earnings considered for repatriation, and the income tax effects of such repatriation cannot be estimated with certainty at this time. It is anticipated that the evaluation of the effect of the repatriation provision will be completed during the third quarter of 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Significant components of GATX’s deferred tax liabilities and assets were (in millions):

	December 31

	2004	2003

Deferred Tax Liabilities
Book/tax basis difference due to depreciation	$398.4	$320.3
Leveraged leases	91.4	90.8
Investments in affiliated companies	173.6	135.9
Lease accounting (other than leveraged)	195.3	246.8
Other	48.7	64.9

Total deferred tax liabilities	907.4	858.7
Deferred Tax Assets
Alternative minimum tax credit	29.3	29.2
Net operating loss carryforward	46.0	21.7
Accruals not currently deductible for tax purposes	59.0	70.8
Allowance for possible losses	9.7	18.3
Post-retirement benefits other than pensions	20.0	20.6
Other	22.4	26.4

Total deferred tax assets	186.4	187.0

Net deferred tax liabilities	$721.0	$671.7

      At December 31, 2004, GATX had a U.S. federal net operating loss carryforward of approximately $131.3 million, of which $104.4 million expires after 2023 and $26.9 million expires after 2024. The alternative minimum tax credit of $29.3 million has an unlimited carryforward period. A valuation allowance for recorded deferred tax assets has not been provided as management expects such benefits to be fully realized.
      The domestic and foreign components of income before income tax from continuing operations consisted of (in millions):

	Year Ended December 31

	2004	2003	2002

Domestic	$160.1	$32.2	$(11.7)
Foreign	66.6	45.7	43.4

	$226.7	$77.9	$31.7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      GATX and its U.S. subsidiaries file a consolidated federal income tax return. Income taxes for continuing operations consisted of (in millions):

	Year Ended December 31

	2004	2003	2002

Current
Domestic:
Federal	$6.4	$15.7	$(112.4)
State and local	5.2	(2.7)	(7.1)

	11.6	13.0	(119.5)
Foreign	16.8	10.1	12.5

	28.4	23.1	(107.0)
Deferred
Domestic:
Federal	28.6	(22.1)	101.2
State and local	10.0	9.2	7.0

	38.6	(12.9)	108.2
Foreign	1.2	6.0	6.2

	39.8	(6.9)	114.4

Income tax provision	$68.2	$16.2	$7.4

Income taxes recovered	$(35.4)	$(84.1)	$(38.9)

      The tax amount recovered in 2003 is net of $21.4 million paid to the Internal Revenue Service (IRS) to settle all disputed tax issues related to the audits for the years 1992 to 1997.
      The reasons for the difference between GATX’s effective income tax rate and the federal statutory income tax rate were (in millions):

	Year Ended December 31

	2004	2003	2002

Income taxes at federal statutory rate	$79.3	$27.3	$11.1
Adjust for effect of:
Extraterritorial income exclusion	(1.4)	(1.7)	(5.7)
Tax rate decrease on deferred taxes	(2.4)	(1.8)	—
State income taxes	9.9	2.4	—
Corporate owned life insurance	(1.3)	(.7)	(.8)
Tax refund claim & audit (recovery) reserve	(14.5)	(10.0)	.5
Foreign income tax rates	(2.4)	.1	1.7
Other	1.0	.6	.6

Income tax provision	$68.2	$16.2	$7.4

Effective income tax rate	30.1%	20.8%	23.3%

      The extraterritorial income exclusion (ETI) is an exemption from U.S. federal income tax for the lease of U.S. manufactured equipment to foreign lessees. The benefit recorded in 2002 included both the 2001 and 2002 amounts. ETI was repealed for years after 2004 with a reduced benefit allowable in 2005 and 2006 under transition rules.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The tax rate decrease on deferred taxes recorded in 2004 and 2003 is the result of changes in foreign income tax rates enacted in those years.
      State income taxes are provided on domestic pre-tax income or loss. The effect of state income tax on the overall income tax rate is impacted by the amount of domestic income subject to state taxes relative to total income from all sources.
      During 2004, the IRS agreed to certain refunds claimed for 1999 and 2000 that related to the disposition of businesses in those years and to additional Foreign Sales Corporation and ETI benefits. The refunds resulted in a benefit of $14.5 million in 2004.
      The recovery of tax audit reserve in 2003 was the reversal of prior year tax audit accruals as a result of the favorable resolution and settlement with the IRS of issues in the 1995 to 1997 audit. The tax audit accrual provided in 2002 was primarily attributable to audit adjustments made by the IRS related to the disallowance of interest deductions associated with the Company’s Corporate Owned Life Insurance (COLI) program. During 2002, GATX reached agreement with the IRS to settle the COLI issue. The settlement amount was substantially equivalent to the tax audit accrual provided in prior years.
      The effective income tax rate is impacted by foreign taxes on the earnings of foreign subsidiaries and affiliates which are imposed at rates that are higher or lower than the U.S. federal statutory rate. Foreign taxes are also withheld on certain payments received by the Company from foreign sources. The net amount of foreign tax that exceeds or is less than the U.S. statutory rate of tax on foreign earnings is shown above. The foreign income tax rate effects exclude the impact on deferred taxes of enacted changes in foreign rates, which are identified separately.
      The Company’s U.S. income tax returns have been audited through 1997 and all issues for that period have been settled with the IRS. An audit by the IRS of the Company’s U.S. tax returns for the period 1998 through 2002 is currently in process. During 2004, the IRS challenged certain deductions claimed by the Company with respect to two structured leasing investments. GATX believes that its tax position related to these transactions was proper based upon applicable statutes, regulations and case law in effect at the time the transactions were entered into. GATX and the IRS are conducting settlement discussions with respect to these transactions. However, resolution of this matter has not concluded and may ultimately be litigated. Excluding the leasing investments matter, the Company expects the IRS to complete its 1998-2002 audit in 2005. Certain of the Company’s subsidiaries are under audits for various periods in various state and foreign jurisdictions. The Company believes its reserves established for potential assessments, including interest and penalties with respect to the leasing transactions, and other open tax issues are reasonable. Once established, reserves are adjusted only when circumstances, including final resolution of an issue, require.

NOTE 15.	Pension and Other Post-Retirement Benefits
      GATX maintains both funded and unfunded noncontributory defined benefit pension plans covering its domestic employees and the employees of certain of its subsidiaries. GATX also has a funded noncontributory defined benefit pension plan related to a closed subsidiary in the United Kingdom (U.K.). The U.K. pension plan no longer has any active members and is closed to new entrants. Benefits payable under the pension plans are based on years of service and/or final average salary. The funding policy for the pension plans is based on actuarially determined cost methods allowable under IRS regulations and statutory regulations in the U.K.
      In addition to the pension plans, GATX’s has other post-retirement plans providing health care, life insurance and other benefits for certain retired domestic employees who meet established criteria. Most domestic employees are eligible for health care and life insurance benefits if they retire from GATX with immediate benefits under the GATX pension plan. The plans are either contributory or noncontributory, depending on various factors.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      GATX uses a December 31, 2004 measurement date for all of its plans.
      The following tables set forth pension obligations and plan assets and other post-retirement obligations as of December 31 (in millions):

	December 31

	2004	2003	2004	2003
	Pension	Pension	Retiree Health	Retiree Health
	Benefits	Benefits	and Life	and Life

Change in Benefit Obligation
Benefit obligation at beginning of year	$390.8	$357.9	$80.6	$75.1
Service cost	6.1	5.8	.5	.4
Interest cost	23.1	23.6	4.6	5.2
Plan amendments	.2	—	—	—
Actuarial loss	2.6	25.8	5.3	9.0
Curtailments	(2.7)	—	(.4)	—
Benefits paid	(26.0)	(26.0)	(7.4)	(9.1)
Medicare impact	—	—	(8.4)	—
Special termination benefits	.6	—	—	—
Effect of exchange rate changes	2.8	3.7	—	—

Benefit obligation at end of year	$397.5	$390.8	$74.8	$80.6

Change in Fair Value of Plan Assets
Plan assets at beginning of year	$342.2	$289.7	$—	$—
Actual return on plan assets	39.7	64.1	—	—
Effect of exchange rate changes	2.2	2.8	—	—
Company contributions	13.7	11.6	7.4	9.1
Benefits paid	(26.0)	(26.0)	(7.4)	(9.1)

Plan assets at end of year	$371.8	$342.2	$—	$—

Funded Status
Funded status of the plan	$(25.7)	$(48.6)	$(74.8)	$(80.6)
Unrecognized net loss	82.4	91.6	17.7	21.8
Unrecognized prior service cost	.5	1.3	—	—
Unrecognized net transition obligation	.2	.2	—	—

Prepaid (accrued) cost	$57.4	$44.5	$(57.1)	$(58.8)

Amount Recognized
Prepaid benefit cost	$72.5	$59.7	$—	$—
Accrued benefit liability	(26.6)	(26.4)	(57.1)	(58.8)
Intangible asset	.2	.2	—	—
Accumulated other comprehensive income	11.3	11.0	—	—

Total recognized	$57.4	$44.5	$(57.1)	$(58.8)

      The aggregate accumulated benefit obligation for the defined benefit pension plans was $366.4 million and $353.8 million at December 31, 2004 and 2003, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Information for pension plans with a projected benefit obligation in excess of plan assets is as follows (in millions):

	December 31

	2004	2003

Projected benefit obligations	$66.7	$295.0
Fair value of plan assets	34.3	243.5
      Information for pension plans with an accumulated benefit obligation in excess of plan assets is as follows (in millions):

	December 31

	2004	2003

Accumulated benefit obligations	$60.9	$55.7
Fair value of plan assets	34.3	29.3
      The components of pension and other post-retirement benefit costs are as follows (in millions):

				2004	2003	2002
	2004	2003	2002	Retiree	Retiree	Retiree
	Pension	Pension	Pension	Health	Health	Health
	Benefits	Benefits	Benefits	and Life	and Life	and Life

Service cost	$6.1	$5.8	$5.3	$.5	$.4	$.4
Interest cost	23.1	23.6	23.8	4.6	5.2	5.2
Expected return on plan assets	(31.3)	(30.6)	(29.0)	—	—	—
Amortization of:
Unrecognized prior service cost	.2	.3	.4	—	—	—
Unrecognized net obligation	.1	.1	—	—	—	—
Unrecognized net loss (gain)	1.3	.5	.4	.8	.7	.4

Ongoing net (benefit) costs	(.5)	(.3)	.9	5.9	6.3	6.0

Recognized loss (gain) due to curtailment	.7	—	—	(.2)	—	—
Recognized special termination benefits expense	.6	—	.2	—	—	—

Net (benefit) costs	$.8	$(.3)	$1.1	$5.7	$6.3	$6.0

      The previous tables include amounts allocated each year to discontinued operations, all of which were immaterial. Amounts shown for curtailment loss (gain) and special termination expense in 2004 relate to the sale of Technology. 2002 amounts are related to the former ISG segment.
      GATX amortizes the unrecognized prior service cost and the unrecognized net obligation using a straight-line method over the average remaining service period of employees expected to receive benefits under the plan. The excess of recognized net gains or losses (excluding asset gains and losses not yet reflected in the market-related value of assets) above the greater of 10% of the projected benefit obligation or 10% of the market-related value of the assets are amortized by dividing this excess, if any, by the average remaining service period of active employees.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      GATX used the following assumptions to measure the benefit obligations, compute the expected long-term return on assets and to measure the periodic cost for GATX’s defined benefit pension plans and other post-retirement benefit plans for the years ended December 31, 2004 and 2003:

	2004	2003

Domestic defined benefit pension plans:
Benefit Obligation at December 31:
Discount rate — salaried funded and unfunded plans	6.00%	6.25%
Discount rate — hourly funded plans	5.75%	6.25%
Rate of compensation increases	4.50%	5.00%
Net Periodic (Benefit) Cost for the years ended December 31:
Discount rate — salaried	6.25%	7.00%
Discount rate — hourly	6.25%	7.00%
Expected return on plan assets — salaried funded plan	9.00%	9.00%
Expected return on plan assets — hourly funded plan	8.25%	8.25%
Rate of compensation increases	5.00%	5.00%
Foreign defined benefit pension plan:
Benefit Obligation at December 31:
Discount rate	5.30%	5.40%
Rate of pension-payment increases	2.70%	2.70%
Net Periodic (Benefit) Cost for the years ended December 31:
Discount rate	5.40%	5.50%
Expected return on plan assets	6.40%	6.40%
Rate of pension-payment increases	2.70%	2.70%
Other post-retirement benefit plans:
Benefit Obligation at December 31:
Discount rate	5.75%	6.25%
Rate of compensation increases	4.50%	5.00%
Net Periodic (Benefit) Cost for the years ended December 31:
Discount rate	6.25%	7.00%
Rate of compensation increases	5.00%	5.00%
      GATX determines a long-term rate of return assumption on plan assets for its funded pension plans based on current and expected asset allocations, as well as historical and expected returns on various categories of plan assets. GATX reviews historical markets as well as peer group data to determine its expected long-term rate of return for each of the plans. GATX routinely reviews its historical returns along with current market conditions to ensure its long-term rate of return assumption on plan assets is reasonable and appropriate.
      The health care cost trend rate has a significant effect on the other post-retirement benefit cost and obligation. The assumed health care cost trend rate for 2004 was 8.50% for participants over the age of 65 and 10.00% for participants under the age of 65. The assumed health care cost trend rate anticipated for 2005 will be 9.00% for participants over the age of 65 and 8.00% for participants under the age of 65. Over a five-year period, the trend rates will decline gradually to 6.00% and remain at that level thereafter.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A one-percentage-point change in the trend rate would have the following effects (in millions):

	One-Percentage-Point	One-Percentage-Point
	Increase	Decrease

Effect on total of service and interest cost	$.3	$(.3)
Effect on post-retirement benefit obligation	4.8	(4.4)
      GATX’s investment policies require that asset allocations of domestic and foreign funded pension plans be maintained at certain targets. GATX’s weighted-average asset allocations of its domestic funded pension plans at December 31, 2004 and 2003, and current target asset allocation for 2005, by asset category, are as follows:

		Plan Assets at
		December 31

Asset Category	Target	2004	2003

Equity securities	65.0%	66.5%	64.3%
Debt securities	30.0%	28.6%	28.8%
Real estate	5.0%	4.8%	5.1%
Cash	—	.1%	1.8%

	100.0%	100.0%	100.0%

      GATX’s weighted-average asset allocations of its foreign funded pension plan at December 31, 2004 and 2003, and current target asset allocation for 2005, by asset category, are as follows:

		Plan Assets at
		December 31

Asset Category	Target	2004	2003

Equity securities and real estate	36.8%	37.6%	37.4%
Debt securities	63.2%	62.4%	62.6%

	100.0%	100.0%	100.0%

      The primary objective of the domestic funded pension plans is to fully fund benefit payments to plan participants. A secondary objective is to minimize GATX’s pension expense and plan contributions. To reach these goals, GATX’s philosophy is a diversified approach using a mix of equities, debt and real estate investments to maximize the long-term return of plan assets. Its equity investments are diversified across U.S. and non-U.S. stocks as well as growth, value, and small to large capitalizations. Its debt securities are also diversified across U.S. investments and include the following: governments, agencies, investment grade and high-yield corporates, mortgage-backed securities, and other collateralized investments. GATX’s real estate investments include various property types throughout the U.S.
      On a timely basis, but not less than twice a year, GATX will formally review actual results to ensure adherence to investment guidelines and the Company’s stated investment approach. This review also evaluates reasonableness of investment decisions and risk positions. The performance of investments is compared to indices and peers to determine if performance has been acceptable.
      GATX expects to contribute approximately $2.8 million to its pension plans (domestic and foreign) and approximately $8.1 million to its other post-retirement benefit plans in 2005. Additional contributions to the domestic funded pension plans will be dependent on several factors including investment returns on plan assets and actuarial experience.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid (in millions):

	Pension	Other
	Benefits	Benefits

2005	$24.1	$8.1
2006	24.0	7.7
2007	23.8	7.5
2008	23.7	7.3
2009	23.3	7.2
Years 2010-2014	114.0	32.9

	$232.9	$70.7

      In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was enacted. The Act introduces a prescription drug benefit under Medicare (Medicare Part D) that provides several options for Medicare eligible participants and employers, including a federal subsidy payable to companies that elect to provide a retiree prescription drug benefit which is at least actuarially equivalent to Medicare Part D. During the third quarter of 2004, GATX concluded its evaluation of the provisions of the Medicare Act and elected to maintain its drug program entitling it to the subsidy available under the Medicare Act. The impact of the Act was accounted for in accordance with FASB Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” and was recognized during 2004 resulting in a reduction in the accumulated post-retirement benefit obligation of $8.4 million and a decrease to net other post-retirement benefit expense of $.5 million.
      In addition to contributions to its defined benefit plans, GATX maintains two 401(k) retirement plans that are available to substantially all salaried and certain other employee groups. GATX may contribute to the plans as specified by their respective terms, and as determined by the Board of Directors. Contributions to such plans were $1.6 million, $1.7 million, and $1.9 million for 2004, 2003, and 2002, respectively. Contributions to discontinued operations were immaterial in each year.

NOTE 16.	Concentrations, Off-Balance Sheet Items and Other Contingencies
Concentrations
      Concentration of Revenues — GATX’s revenues are derived from a wide range of industries and companies. Approximately 20% of total revenues are generated from customers in the chemical industry; for similar services, 16% of revenues are derived from the petroleum industry and 12% of revenues are derived from the commercial jet aircraft industry. GATX’s foreign identifiable revenues include earnings in affiliated companies as well as fully consolidated railcar operations in Canada, Mexico, Poland, Austria and Germany. The Company did not derive revenues in excess of 10% of consolidated revenues from any one foreign country for the years ended December 31, 2004 and 2003. In 2002, Canada contributed 12% to total GATX’s revenues and share of affiliates’ earnings from continuing operations.
      Concentration of Credit Risk — Under its lease agreements with lessees, GATX retains legal ownership of the asset except where such assets have been financed by sale-leasebacks. For most loan financings to customers, the loan is collateralized by the equipment. GATX performs credit evaluations prior to approval of a lease or loan contract. Subsequently, the creditworthiness of the customer and the value of the collateral are monitored on an ongoing basis. GATX maintains an allowance for possible losses to provide for potential losses that could arise should customers become unable to discharge their obligations to GATX. The Company did not derive revenues in excess of 10% of consolidated revenues from any one customer for any of the three years ended December 31, 2004, 2003 and 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Off-Balance Sheet Items
      Unconditional Purchase Obligations — At December 31, 2004, GATX’s unconditional purchase obligations of $522.3 million consisted primarily of railcar commitments and scheduled aircraft acquisitions over the period of 2005 through 2008. GATX had commitments of $327.8 million related to the committed railcar purchase program, entered into in 2002. GATX also had commitments of $74.1 million for orders and options for interests in two new aircraft to be delivered in 2006. Unconditional purchase obligations also include $115.1 million of other rail related commitments. GATX has an obligation under the terms of the DEC acquisition agreement to cause DEC to make qualified investments of $23.9 million by December 31, 2005. To the extent there are no satisfactory investment opportunities during 2005, DEC may invest in long-term securities for purposes of future investment.
      Commercial Commitments — In connection with certain investments or transactions, GATX has entered into various commercial commitments, such as guarantees and standby letters of credit, which could potentially require performance in the event of demands by third parties. Similar to GATX’s balance sheet investments, these guarantees expose GATX to credit, market and equipment risk; accordingly, GATX evaluates its commitments and other contingent obligations using techniques similar to those used to evaluate funded transactions.
      The following table shows GATX’s commercial commitments for continuing operations (in millions):

	December 31

	2004	2003

Affiliate debt guarantees — recourse to GATX	$12.4	$17.3
Asset residual value guarantees	437.6	579.5
Lease and loan payment guarantees	57.0	56.6
Other loan guarantees	—	.1

Total guarantees	507.0	653.5
Standby letters of credit and bonds	28.9	28.4

	$535.9	$681.9

      At December 31, 2004, the maximum potential amount of lease, loan or residual value guarantees under which GATX or its subsidiaries could be required to perform was $507.0 million. The related carrying value of the guarantees on the balance sheet, including deferred revenue primarily associated with residual value guarantees entered into prior to the effective date of FASB Interpretation No. 45 (FIN 45), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, was a liability of $3.1 million. The expirations of these guarantees range from 2005 to 2017. Any liability resulting from GATX’s performance pursuant to the residual value guarantees will be reduced by the value realized from the underlying asset or group of assets. Historically, gains associated with the residual value guarantees have exceeded any losses incurred and are recorded in asset remarketing income in the consolidated statements of income. Based on known facts and current market conditions, management does not believe that the asset residual value guarantees will result in any significant adverse financial impact to the Company. Accordingly, the Company has not recorded any accrual for contingent losses with respect to the residual value guarantees as of December 31, 2004. GATX believes these asset residual value guarantees will likely generate future income in the form of fees and residual sharing proceeds.
      Asset residual value guarantees represent GATX’s commitment to third parties that an asset or group of assets will be worth a specified amount at the end of a lease term. Revenue is earned for providing these asset value guarantees in the form of an initial fee (which is amortized into income over the guaranteed period) and by sharing in any proceeds received upon disposition of the assets to the extent such proceeds are in excess of the amount guaranteed (which is recorded when realized).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Lease and loan payment guarantees generally involve guaranteeing repayment of the financing utilized to acquire assets being leased by an affiliate to customers, and are in lieu of making direct equity investments in the affiliate. GATX is not aware of any event of default which would require it to satisfy these guarantees, and expects the affiliates to generate sufficient cash flow to satisfy their lease and loan obligations.
      GATX and its subsidiaries are also parties to outstanding letters of credit and bonds primarily related to workers’ compensation and general liability insurance coverages. In GATX’s past experience, virtually no claims have been made against these financial instruments. At December 31, 2004, management does not expect any material losses to result from these off-balance sheet instruments because performance is not expected to be required, and, therefore, is of the opinion that the fair value of these instruments is zero.
Other Contingencies
      Environmental — The Company’s operations are subject to extensive federal, state and local environmental regulations. GATX’s operating procedures include practices to protect the environment from the risks inherent in railcar leasing, which frequently involve transporting chemicals and other hazardous materials. Additionally, some of GATX’s land holdings, including previously owned properties, are and have been used for industrial or transportation-related purposes or leased to commercial or industrial companies whose activities may have resulted in discharges onto the property. As a result, GATX is subject to environmental cleanup and enforcement actions. In particular, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), also known as the Superfund law, as well as similar state laws generally impose joint and several liability for cleanup and enforcement costs on current and former owners and operators of a site without regard to fault or the legality of the original conduct. GATX has been notified that it is a potentially responsible party (PRP) for study and cleanup costs at six (6) Superfund sites for which investigation and remediation payments are or will be made or are yet to be determined (the Superfund sites) and, in many instances, is one of several PRPs. In addition, GATX may be considered a PRP under certain other laws. Accordingly, under CERCLA and other federal and state statutes, GATX may be held jointly and severally liable for all environmental costs associated with a particular site. If there are other PRPs, GATX generally participates in the cleanup of these sites through cost-sharing agreements with terms that vary from site to site. Costs are typically allocated based on relative volumetric contribution of material, the amount of time the site was owned or operated, and/or the portion of the total site owned or operated by each PRP.
      At the time a potential environmental issue is identified, initial reserves for environmental liability are established when such liability is probable and a reasonable estimate of associated costs can be made. Environmental costs are based on the estimated costs associated with the type and level of investigation and/or remediation activities that our internal environmental staff (and where appropriate, independent consultants) have determined to be necessary to comply with applicable laws and regulations and include initial site surveys and environmental studies of potentially contaminated sites as well as costs for remediation and restoration of sites determined to be contaminated. In addition, GATX has provided indemnities for potential environmental liabilities to buyers of divested companies. In these instances, reserves are based on the scope and duration of the respective indemnities together with the extent of known contamination. Estimates are periodically reviewed and adjusted as required to reflect additional information about facility or site characteristics or changes in regulatory requirements. GATX conducts an ongoing environmental contingency analysis, which considers a combination of factors including independent consulting reports, site visits, legal reviews, analysis of the likelihood of participation in and the ability of other PRPs to pay for cleanup, and historical trend analyses. GATX does not believe that a liability exists for known environmental risks beyond what has been provided for in the environmental reserve.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      GATX is involved in a number of administrative and judicial proceedings and other mandatory cleanup efforts at approximately eleven (11) sites, including the Superfund sites, at which it is participating in the study or cleanup, or both, of alleged environmental contamination. The Company recognized environmental expense of $13.3 million in 2004 which consisted of a $15.5 million for the Staten Island property sold, offset by a Rail reserve reduction as a result of favorable resolution of certain environmental matters. GATX did not recognize an environmental expense in 2003 or 2002. GATX paid $1.4 million, $3.4 million and $3.0 million during 2004, 2003 and 2002, respectively, for mandatory and unasserted claims cleanup efforts, including amounts expended under federal and state voluntary cleanup programs. GATX has recorded liabilities for remediation and restoration of all known sites of $37.7 million at December 31, 2004, compared with $27.2 million at December 31, 2003. These amounts are included in other liabilities on GATX’s balance sheet. GATX’s environmental liabilities are not discounted. GATX anticipates that the majority of the accrued costs at December 31, 2004, will be paid over the next five years and no individual site is considered to be material.
      The Company did not materially change its methodology for identifying and calculating environmental liabilities in the three years presented. There are currently no known trends, demands, commitments, events or uncertainties that are reasonably likely to occur and materially affect the methodology or assumptions described above.
      Recorded liabilities include GATX’s best estimates of all costs for remediation and restoration of affected sites, without reduction for anticipated recoveries from third parties, and include both asserted and unasserted claims. However, GATX’s total cleanup costs at these sites cannot be predicted with certainty due to various factors such as the extent of corrective actions that may be required; evolving environmental laws and regulations; advances in environmental technology, the extent of other parties’ participation in cleanup efforts; developments in ongoing environmental analyses related to sites determined to be contaminated, and developments in environmental surveys and studies of potentially contaminated sites. As a result, future charges to income for environmental liabilities could have a significant effect on results of operations in a particular quarter or fiscal year as individual site studies and remediation and restoration efforts proceed or as new sites arise. However, management believes it is unlikely any identified matters, either individually or in the aggregate, will have a material adverse effect on GATX’s results of operations, financial position or liquidity.
      Legal — GATX and its subsidiaries have been named as defendants in a number of other legal actions and claims, various governmental proceedings and private civil suits arising in the ordinary course of business, including those related to environmental matters, workers’ compensation claims by GATX employees and other personal injury claims. Some of the legal proceedings include claims for punitive as well as compensatory damages. Several of the Company’s subsidiaries have also been named as defendants or co-defendants in cases alleging injury relating to asbestos. In these cases, the plaintiffs seek an unspecified amount of damages based on common law, statutory or premises liability or, in the case of ASC, the Jones Act, which makes limited remedies available to certain maritime employees. In addition, demand for indemnity with respect to asbestos-related claims filed against a former subsidiary has been made against the Company under a limited indemnity given in connection with the sale of such subsidiary. The number of these claims and the corresponding demands for indemnity against the Company increased in the aggregate in 2004. It is possible that the number of these claims could continue to grow and that the cost of these claims could correspondingly increase in the future.
      The amounts claimed in some of the above-described proceedings are substantial and the ultimate liability cannot be determined at this time. However, it is the opinion of management that amounts, if any, required to be paid by GATX and its subsidiaries in the discharge of such liabilities are not likely to be material to GATX’s consolidated financial position or results of operations. Adverse court rulings or changes in applicable law could affect claims made against GATX and its subsidiaries, and increase the number, and change the nature, of such claims.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 17.	Shareholders’ Equity
      In accordance with GATX’s amended certificate of incorporation, 120 million shares of common stock are authorized, at a par value of $.625 per share. As of December 31, 2004, 57,477,201 shares were issued and 49,530,370 shares were outstanding.
      In August 2003, GATX completed a private offering of $125.0 million of 20-year, 5.0% senior unsecured convertible notes. The notes were convertible into GATX Corporation common stock at an initial price of $23.69 per share. The conversion price is subject to adjustment based on various factors, including the dividend level on GATX’s common stock and the trading price of the notes. As a result of the reduction in GATX’s dividend in 2004, the conversion price was modified to $23.93 per share. Shares of common stock have been reserved for the offering based on the maximum number of shares that could be issued pursuant to the dividend adjustment provisions.
      In February 2002, GATX completed a private offering of $175.0 million of five-year, 7.5% senior unsecured convertible notes. The notes are convertible into GATX Corporation common stock at a price of $34.09 per share.
      A total of 22,166,295 shares of common stock were reserved at December 31, 2004, for the following:

Shares

Conversion of outstanding preferred stock	107,883
Conversion of convertible notes	11,596,760
Incentive compensation programs	7,053,851
Employee service awards	36,100
Employee stock purchase plan	3,371,701

22,166,295

      GATX’s certificate of incorporation also authorizes five million shares of preferred stock at a par value of $1.00 per share. At December 31, 2004 and 2003, 21,468 shares and 21,824 shares, respectively, of preferred stock were outstanding. Shares of preferred stock issued and outstanding consist of Series A and B $2.50 cumulative convertible preferred stock, which entitled holders to a cumulative annual cash dividend of $2.50 per share. Each share is convertible at the option of the holder at any time into five shares of common stock. Each share of such preferred stock may be called for redemption by GATX at any time at $63 per share. In the event of GATX’s liquidation, dissolution or winding up, the holders of such preferred stock will be entitled to receive $60 per share plus accrued and unpaid dividends to the date of payment. At December 31, 2004 and 2003, the aggregated liquidated preference of both series of preferred stock was $1.3 million.
      Holders of both series of $2.50 convertible preferred stock and common stock are entitled to one vote for each share held. Except in certain instances, all such classes vote together as a single class.
      To ensure the fair value to all shareholders in the event of an unsolicited takeover offer for the Company, GATX adopted a Shareholders’ Rights Plan in August 1998. Shareholders received a distribution of one right for each share of the Company’s common stock held. Initially the rights are represented by GATX’s common stock certificates and are not exercisable. The rights will be exercisable only if a person acquires or announces a tender offer that would result in beneficial ownership of 20 percent or more of the Company’s common stock. If a person acquires beneficial ownership of 20 percent or more of the Company’s common stock, all holders of rights other than the acquiring person will be entitled to purchase the Company’s common stock at half price. The rights are scheduled to expire on August 14, 2008.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 18.	Accumulated Other Comprehensive Income (Loss)
      The change in components for accumulated other comprehensive income (loss) are as follows (in millions):

	Foreign		Unrealized
	Currency	Unrealized	Loss on	Minimum
	Translation	Gain (Loss)	Derivative	Pension
	Gain (Loss)	on Securities	Instruments	Liability	Total

Balance at December 31, 2001.	$(56.8)	$3.5	$(15.8)	$(5.0)	$(74.1)
Change in component	(5.3)	.5	(3.6)	(33.7)	(42.1)
Reclassification adjustments into earnings	—	(3.9)	(.2)	—	(4.1)
Income tax effect	—	1.3	1.4	12.8	15.5

Balance at December 31, 2002.	(62.1)	1.4	(18.2)	(25.9)	(104.8)
Change in component	78.2	7.7	(38.4)	30.6	78.1
Reclassification adjustments into earnings	(2.8)	(7.2)	(.3)	—	(10.3)
Income tax effect	—	(.2)	14.4	(11.6)	2.6

Balance at December 31, 2003.	13.3	1.7	(42.5)	(6.9)	(34.4)
Change in component	55.5	1.1	(1.9)	(.1)	54.6
Reclassification adjustments into earnings	—	2.5	(.2)	—	2.3
Income tax effect		(1.4)	.5	—	(.9)

Balance at December 31, 2004.	$68.8	$3.9	$(44.1)	$(7.0)	$21.6

NOTE 19.	Supplemental Cash Flow Information
      The following tables summarize the components of portfolio proceeds and discontinued operations reported on the consolidated statement of cash flows (in millions):
Portfolio proceeds

	Year Ended December 31

	2004	2003	2002

Finance lease rents received, net of earned income and leveraged lease nonrecourse debt service	$26.0	$20.5	$54.6
Loan principal received	110.8	281.7	252.4
Proceeds from asset remarketing	77.3	104.7	164.4
Proceeds from sale of securities	28.1	7.3	3.9
Investment recovery from investments in affiliated companies	113.3	126.4	113.3

	$355.5	$540.6	$588.6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Discontinued operations

	2004	2003	2002

Operating Activities
Net cash provided	$35.0	$140.9	$193.4
Investing Activities
Portfolio investments and capital additions	(128.6)	(246.4)	(253.8)
Portfolio proceeds	95.1	218.9	294.2
Net proceeds from sale of segment	256.2	—	3.2

Net cash provided by (used in) investing activities	222.7	(27.5)	43.6
Financing Activities
Net proceeds from issuance of debt	76.5	220.2	252.3
Repayment of debt	(137.5)	(286.0)	(367.4)

Net cash used in financing activities	(61.0)	(65.8)	(115.1)

Cash provided by discontinued operations, net	$196.7	$47.6	$121.9

      Cash paid for interest and recovered for income taxes were as follows (in millions):

	Year Ended December 31

	2004	2003	2002

Interest	$172.1	$169.7	$215.4
Taxes recovered	(35.9)	(84.1)	(38.9)
      Significant items resulting from investing or financing activities of the Company that did not impact cash flows were (in millions):

	Year Ended December 31

	2004	2003	2002

Asset disposition-leveraged lease commitment	$—	$184.9	$—
Liability disposition-leveraged lease commitment	—	183.4	—
Debt acquired	—	—	56.0
Extinguished debt	291.5	—	—
      In 2004, GATX completed the sale of GATX Technology (Technology) and $291.5 million of nonrecourse debt was assumed by the acquirer.
      In 2003, GATX disposed of a leveraged lease commitment on passenger rail equipment. $184.9 million of assets were sold, including $108.4 million of restricted cash and $48.0 million of progress payments. In addition, $183.4 million of liabilities, primarily nonrecourse debt, were assumed by the acquirer.
      In 2002, the Company acquired KVG and assumed $56.0 million of debt.

NOTE 20.	Incentive Compensation Plans
      The GATX Corporation 2004 Equity Incentive Compensation Plan as amended (the 2004 Plan), provides for the granting of nonqualified stock options, stock appreciation rights (SARs), and full value awards. An aggregate of 3,000,000 shares of common stock was authorized under the 2004 Plan as well as 493,349 shares available for additional awards under the 1995 Long-Term Incentive Compensation Plan as amended (the 1995 Plan) as of April 26, 2004. As of December 31, 2004, 3,215,501 shares were available for issuance under the 2004 Plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Nonqualified stock options may be granted for the purchase of common stock for periods not longer than seven years from the date of grant, ten years for options granted prior to 2004. The exercise price will not be less than the higher of market value at date of grant or par value of the common stock. Options vest and become exercisable commencing on a date no earlier than one year from the date of grant and vesting is generally over a three-year period. Dividend equivalents accrue on all stock options granted under the 2004 Plan and are paid when the options vest. Dividend equivalents continue to be paid until the options are exercised or cancelled.
      SARs may be granted in tandem with a nonqualified stock option and entitle the holder to receive the difference between the exercise price and the fair market value at the time of exercise, either in shares of common stock, cash or a combination thereof at GATX’s discretion. Exercise of SARs result in the cancellation of the underlying options. During 2004, no SARs were issued and none were outstanding.
      Restricted stock rights may be granted to key employees entitling them to receive a specified number of shares of restricted common stock. The recipients of restricted common stock are entitled to all dividends and voting rights, but the shares are not transferable prior to the expiration of a “restriction period” as determined at the discretion of the Compensation Committee of the Board of Directors (Compensation Committee). In 2004, 515 shares of restricted stock were released and converted to GATX common shares. During 2004, two awards of restricted stock totaling 23,085 shares were granted and were outstanding as of December 31, 2004. Compensation expense is recognized for these awards over the vesting period.
      The Exchange Stock Option Program became part of the 1995 Plan in 1999 and allows key employees to make an irrevocable election to exchange up to 25% of their pensionable incentive payments for stock options, with a minimum amount of $5,000 in any calendar year. The purchase price of the options is based on a percentage of the Black-Scholes value of stock options of GATX common stock as specified by the Compensation Committee. Exchange Stock Options are granted in February and are exercisable immediately following grant thereof. All Exchange Stock Options will terminate on the tenth anniversary of the date of grant. The exercise price of the options is the fair market value of the common stock on the grant date. In 2004, 2003 and 2002, 1,144, 14,972 and zero options, respectively, were granted. As of December 31, 2004, 162,243 options remain outstanding.
      Performance-based restricted stock units (RSUs) may be granted to key employees to focus attention on the achievement of GATX strategic objectives. The units are converted to restricted common stock based on the achievement of predetermined performance goals at the end of a specified performance period as assessed by the Compensation Committee. Full vesting of the restricted shares may then be subject to an additional service period, ending no later than the third anniversary of the grant, absent the occurrence of certain events such as retirement, death or disability. Recipients are credited with dividend equivalents on the number of RSUs that are converted to restricted shares. They are also entitled to vote shares of restricted common stock, but they are not entitled to vote RSUs. In 2004, a total of 120,280 performance-based restricted stock units were granted and 118,192 were outstanding at the end of the year. Compensation expense is recognized for these awards over the vesting period.
      Under the GATX Employee Stock Purchase Plan (ESPP), which became effective July 1, 1999, GATX is authorized to issue up to 247,167 shares of common stock to eligible employees during the calendar year. Such employees may have up to $10,000 of earnings withheld to purchase GATX common stock. The purchase price of the stock on the date of exercise is 85% of the lesser of its market price at the beginning or end of the plan year. GATX employees purchased 32,687 shares and 47,591 shares in 2004 and 2003, respectively.
      GATX has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for its employee stock options, including the options issued under the Exchange Stock Option Program. Under these guidelines, no compensation expense is recognized, because

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the exercise price of GATX’s employee stock options equals the market price of the underlying stock on the measurement date. See further disclosure information in Note 2.
      Stock options are outstanding under the 2004 Plan and the 1995 Plan. Data with respect to stock options, including the Employee Stock Option Program issued both from the 2004 Plan and the 1995 Plan, including the range of exercise prices per share for 2004, 2003 and 2002, are set forth below:
NUMBER OF SHARES UNDER STOCK OPTION PLANS

	2004		2003		2002

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	3,805,562	$30.31	3,600,939	$31.58	3,335,783	$32.17
Granted	536,744	24.36	597,222	21.52	883,450	27.96
Exercised	(208,328)	21.55	(120,050)	19.84	(215,175)	20.25
Cancelled	(284,067)	29.96	(272,549)	32.43	(403,119)	34.51

Outstanding at end of year	3,849,911	29.97	3,805,562	30.31	3,600,939	31.58

Exercisable at the end of the year	2,978,920	31.72	2,905,268	31.87	2,393,017	32.15
Weighted average fair value of Options granted during the year		6.08		5.24		4.79

	Options Outstanding			Options Exercisable

			Weighted		Weighted
			Average		Average
	Number	Life	Exercise	Number	Exercise
Ranges of Exercise Prices	Outstanding	(Years)	Price	Outstanding	Price

$13.52 – $18.02	24,972	8.2	$16.57	14,972	$17.50
$18.03 – $22.53	437,744	8.2	21.85	205,869	21.85
$22.54 – $27.03	1,281,757	5.1	24.20	700,849	24.08
$27.04 – $31.54	497,746	4.9	30.19	497,746	30.19
$31.55 – $36.05	627,473	5.2	32.50	579,265	32.57
$36.06 – $40.55	911,563	5.0	39.34	911,563	39.34
$40.56 – $45.06	68,656	6.1	45.06	68,656	45.06

$13.52 – $45.06	3,849,911	5.5	29.97	2,978,920	31.72

NOTE 21.	Discontinued Operations
      Consistent with GATX’s strategy of focusing on the company’s core businesses, railcar and aircraft leasing, GATX sold its Technology business during 2004. On June 30, 2004, GATX completed the sale of substantially all the assets and related nonrecourse debt of Technology and its Canadian affiliate to CIT Group Inc. for net proceeds of $234.1 million. Subsequently, the remaining assets consisting primarily of interests in two joint ventures were sold by year end. Financial data for the Technology segment has been segregated as discontinued operations for all periods presented.
      Technology’s income from operations for the twelve months ended December 31, 2004 was $18.3 million, net of taxes of $11.8 million. Operating results were favorably impacted by the suspension of depreciation on operating lease assets associated with Technology’s assets classified as held-for-sale during the second quarter of 2004. The effect of ceasing depreciation was approximately $14.3 million after-tax. The 2004 loss on the sale of the Technology segment was $7.2 million. net of taxes of $4.8 million. The

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
$7.2 million loss reflected a write-off of $7.6 million of goodwill as well as sale-related expenses including severance costs and losses on terminated leases. Technology’s 2003 and 2002 operating results were $15.2 million and $4.7 million, net of taxes of $9.8 million and $2.6 million, respectively. Technology’s operating results included interest expense of $12.9 million, $24.5 million, and $40.7 million in 2004, 2003, and 2002 respectively. Debt balances and interest expense were allocated to Technology based upon a fixed leverage ratio, expressed as a ratio of debt to equity. Technology’s leverage ratio was set at 1:1 (excluding nonrecourse debt) for all reporting periods.
      In 2002, GATX completed the divestiture of the former ISG segment. The ISG segment was comprised of GATX Terminals Corporation (Terminals) and GATX Logistics, Inc. (Logistics), and minor business development efforts. Financial data for the ISG segment has been segregated as discontinued operations for all periods presented. In the first quarter of 2002, GATX sold its interest in a bulk-liquid storage facility located in Mexico and recognized a $6.2 million gain, net of taxes of $3.0 million. There was no operating activity at the ISG segment during 2002-2004.
      The following table summarizes the gross income, income before taxes and the (loss) gain on sale of segment, net of tax, which has been reclassified to discontinued operations for all periods presented (in millions):

	2004	2003	2002

Gross income	$104.0	$205.6	$322.7
Income before taxes	30.1	25.0	7.3
Operating income, net of taxes	18.3	15.2	4.7
(Loss) gain on sale of segment, net of taxes	(7.2)	—	6.2

Total discontinued operations	$11.1	$15.2	$10.9

NOTE 22.	Reduction in Workforce
      During 2002, GATX recorded a pre-tax charge of $16.9 million related to its 2002 reduction in workforce. This action was part of GATX’s announced intention to exit the venture finance business and curtail investment at specialty finance. The charge also included costs incurred as part of headcount reductions related to an integration plan implemented to rationalize the workforce and operations at DEC. The total charge included involuntary employee separation and benefit costs of $14.7 million for 170 employees company-wide, as well as occupancy costs of $2.2 million. The employee groups terminated included professional and administrative staff. As of December 31, 2004, all of the employee terminations were completed.
      The following is the reserve activity for the year ended December 31, 2004 (in millions):

Reserve balance at 12/31/03.	$2.6
Benefits paid	(1.3)
Occupancy costs paid	(.4)
Other adjustments	.3

Reserve balance at 12/31/04.	$1.2

      During 2001, GATX recorded a pre-tax charge of $13.4 million related to its 2001 reduction in workforce. This reduction was part of GATX’s initiative to reduce selling, general and administrative costs in response to current economic conditions and the divestiture of ISG operations. This charge included involuntary employee separation costs of $6.8 million for 147 employees company-wide, as well as legal fees of $.5 million, occupancy costs of $5.1 million and other costs of $1.0 million. The employee groups

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
terminated included professional and administrative staff, including corporate personnel. As of December 31, 2002, all of the employee terminations were completed.
      The following is the reserve activity for the year ended December 31, 2004 (in millions):

Reserve balance at 12/31/03	$2.9
Occupancy costs paid	(.8)
Other adjustments	(.3)

Reserve balance at 12/31/04	$1.8

      Management expects the Company’s reserve balance at December 31, 2004 related to the reductions in workforce to be adequate. Remaining cash payments of $3.0 million will be funded from ongoing operations and are not expected to have a material impact on GATX’s liquidity.

NOTE 23.	Earnings Per Share
      Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during each year. Shares issued during the year and shares reacquired during the year, if applicable, are weighted for the portion of the year that they were outstanding. Diluted earnings per share is computed in a manner consistent with that of basic earnings per share except that the weighted average shares outstanding are increased to include additional shares from the assumed conversion of preferred stock, convertible debt, and the assumed exercise of stock options, if dilutive. The number of additional shares is calculated by assuming that outstanding options were exercised and that the proceeds from such exercises were used to acquire shares of common stock at the average market price during the reporting period.
      GATX has issued two convertible securities, one in 2002 for $175.0 million and the other in 2003 for $125.0 million. Shares underlying $175.0 million of convertible securities issued in 2002 and the related interest expense adjustment were excluded from the calculation of diluted earnings per share for 2002 and 2003 because of antidilutive effects. These securities are convertible into common stock at a price of $34.09 per share, which would result in 5,133,471 common shares issued upon conversion.
      Shares underlying $125.0 million of convertible securities issued in 2003 and the related interest expense were included in the calculation of diluted earnings per share for 2004 and 2003 in accordance with the guidance provided in EITF 04-08 more fully described in Note 2. Prior to the effective date of EITF 04-08 in September 2004, these shares and related interest expense were excluded from the calculation of diluted earnings per share. As a result, diluted earnings per share previously reported for 2003 and the first three quarters of 2004 have been restated. The impact to net income per diluted share was $.22 and $.04 in 2004 and 2003, respectively. These securities are convertible into common stock with a current conversion price of $23.93 per share, which would result in 5,223,460 common shares issued upon conversion. The conversion price is subject to adjustment based on various factors, including changes in the dividend on GATX’s common stock. The conversion into common stock is subject to a number of contingencies including the market price of GATX’s common stock and the trading price of the notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table sets forth the computation of basic and diluted net income per common share (in millions, except per share amounts):

	Year Ended December 31

	2004	2003	2002

Numerator:
Income from continuing operations before cumulative effect of accounting change	$158.5	$61.7	$24.3
Income from discontinued operations	11.1	15.2	10.9
Cumulative effect of accounting change	—	—	(34.9)
Less: Dividends paid and accrued on preferred stock	.1	.1	.1

Numerator for basic earnings per share — income available to common shareholders	$169.5	$76.8	$.2
Effect of dilutive securities:
Add: Dividends paid and accrued on preferred stock	.1	.1	.1
After-tax interest expense on convertible securities(b)	12.9	1.5	—

Numerator for diluted earnings per share — income available to common shareholders	$182.5	$78.4	$.3
Denominator:
Denominator for basic earnings per share — weighted average shares	49.3	49.1	48.9
Effect of dilutive securities:
Stock options(a)	.2	.1	.2
Convertible preferred stock	.1	—	—
Convertible securities(b)	10.4	2.0	—

Denominator for diluted earnings per share — adjusted weighted average and assumed conversion	60.0	51.2	49.1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31

	2004	2003	2002

Basic earnings per share:
Income from continuing operations before cumulative effect of accounting change	$3.21	$1.26	$.50
Income from discontinued operations	.23	.31	.22

Income before cumulative effect of accounting change	3.44	1.57	.72
Cumulative effect of accounting change	—	—	(.72)

Total basic earnings per share	$3.44	$1.57	$—

Diluted earnings per share(c)
Income from continuing operations before cumulative effect of accounting change	$2.86	$1.24	$.50
Income from discontinued operations	.18	.29	.22

Income before cumulative effect of accounting change	3.04	1.53	.72
Cumulative effect of accounting change	—	—	(.72)

Total diluted earnings per share	$3.04	$1.53	$—

(a)	The Company had approximately 2.1 million, 3.8 million, and 2.5 million stock options outstanding at December 31, 2004, 2003, and 2002, respectively, which have been excluded from the computation of diluted earnings per share because of anti-dilutive effects.

(b)	Conversion of convertible securities that were issued in February 2002 were excluded from the calculations of diluted earnings in 2002 and 2003 because of anti-dilutive effects.

(c)	Diluted earnings per share for the year ended December 31, 2003 has been restated to reflect the impact of EITF 04-8. See Note 2 for more information.

NOTE 24.	Foreign Operations
      GATX has a number of investments in subsidiaries and affiliated companies that are located in or derive revenues from various foreign countries. GATX’s foreign identifiable assets include investments in affiliated companies as well as fully consolidated railcar operations in Canada, Mexico, Poland, Austria and Germany, and foreign leases, loans and other investments. Foreign entities contribute significantly to GATX’s share of affiliates’ earnings. Revenues and identifiable assets are determined to be foreign or U.S.-based depending upon the location of the customer; classification of affiliates’ earnings as foreign or domestic is made based upon the office location of the affiliate. The Company did not derive revenues in excess of 10% of consolidated revenues from any one foreign country for the years ended December 31, 2004 and 2003. In 2002, Canada contributed 12% to total GATX’s revenues and share of affiliates’ earnings from continuing operations. In addition, no foreign country represented more than 10% of GATX’s identifiable assets for continuing operations in 2004, 2003 or 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The table below is a summary GATX’s continuing operations including subsidiaries and affiliated companies (in millions):

	Year Ended or at December 31

	2004	2003	2002

Revenues
Foreign	$298.6	$278.5	$300.1
United States	867.6	755.1	684.0

	$1,166.2	$1,033.6	$984.1

Share of Affiliates’ Earnings
Foreign	$51.2	$41.3	$29.6
United States	14.0	25.5	16.5

	$65.2	$66.8	$46.1

Identifiable Balance Sheet Assets for Continuing Operations
Foreign	$2,886.9	$2,545.1	$2,285.3
United States	2,714.6	2,975.4	3,500.6

	$5,601.5	$5,520.5	$5,785.9

      Foreign cash flows generated are used to meet local operating needs and for reinvestment. For non-U.S. functional currency entities, the translation of the financial statements into U.S. dollars results in an unrealized foreign currency translation adjustment, a component of accumulated other comprehensive income (loss).
NOTE 25.     Financial Data of Business Segments
      The financial data presented below conforms to SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, and depicts the profitability, financial position and capital expenditures of each of GATX’s continuing business segments. Segment profitability is presented to reflect operating results inclusive of allocated support expenses from the parent company and estimated applicable interest costs. Discontinued operations and the cumulative effect of accounting change are not included in the financial data presented below.
      GATX provides services primarily through three operating segments: Rail, Air and Specialty. Other is comprised of corporate results (including selling, general and administrative (SG&A) expense and interest expense not allocated to segments), and the results of American Steamship Company (ASC), a Great Lakes shipping company.
      Rail is principally engaged in leasing rail equipment, including tank cars, freight cars and locomotives. Rail primarily provides full-service leases under which Rail maintains and services the railcars, pays ad valorem taxes, and provides other ancillary services. Rail also provides net leases, under which the lessee is responsible for maintenance, insurance and taxes.
      Air is principally engaged in leasing narrowbody aircraft to commercial airlines and others throughout the world. Air typically provides net leases under which the lessee is responsible for maintenance, insurance and taxes.
      Specialty is comprised of the former specialty finance and venture finance business units, which are now managed as one operating segment. Specialty’s portfolio consists primarily of leases and loans, frequently including interests in an asset’s residual value, and joint venture investments involving a variety of underlying asset types, including marine, aircraft and other diversified investments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Other is comprised of corporate results, including selling, general and administrative expense (SG&A) and interest expense not allocated to segments, and the results of ASC, a Great Lakes shipping company.
      Management, evaluates the performance of each segment based on several measures, including net income. These results are used to assess performance and determine resource allocation among the segments.
      GATX allocates corporate SG&A expenses to the segments. Corporate SG&A expenses relate to administration and support functions performed at the corporate office. Such expenses include information technology, corporate SG&A, human resources, legal, financial support and executive costs. Directly attributable expenses are generally allocated to the segments and shared costs are retained in Other. Amounts allocated to the segments are approximated based on management’s best estimate and judgment of direct support services.
      Debt balance and interest expense were allocated based upon a fixed leverage ratio for each individual operating segment across all reporting periods, expressed as a ratio of debt to equity. Rail’s leverage ratio was set at 5:1, Air’s leverage ratio was set at 4:1 and Specialty’s leverage ratio was set at 4:1. Any GATX debt and related interest expense that remained after this allocation methodology was assigned to Other in each period. Management believes this leverage and interest expense allocation methodology gives an accurate indication of each operating segment’s risk-adjusted financial return.
      The following tables present certain segment data for the years ended December 31, 2004, 2003 and 2002 (in millions):

					Inter-
	Rail	Air	Specialty	Other	Segment	Total

2004 Profitability
Revenues	$729.9	$118.7	$86.3	$231.3	$—	$1,166.2
Share of affiliates’ earnings	16.6	26.2	22.4	—	—	65.2

Total gross income	746.5	144.9	108.7	231.3	—	1,231.4
Depreciation	124.2	59.5	4.2	6.7	—	194.6
Interest, net	77.7	42.0	26.2	16.5	—	162.4
Operating lease expense	166.0	3.8	4.1	—	(.3)	173.6
Income from continuing operations before taxes	88.1	14.3	65.4	58.6	.3	226.7
Income from continuing operations	60.4	9.8	40.6	47.5	.2	158.5

Selected Balance Sheet Data
Investments in affiliated companies	102.5	473.8	142.3	—	—	718.6
Identifiable assets	2,721.2	2,086.4	477.4	372.9	(56.4)	5,601.5

Cash Flow
Portfolio investments and capital additions	489.9	225.2	22.7	22.2	—	760.0

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

					Inter-
	Rail	Air	Specialty	Other	Segment	Total

2003 Profitability
Revenues	$681.3	$110.2	$141.4	$101.6	$(.9)	$1,033.6
Share of affiliates’ earnings	12.5	31.6	22.7	—	—	66.8

Total gross income	693.8	141.8	164.1	101.6	(.9)	1,100.4
Depreciation	117.0	55.1	10.3	5.6	—	188.0
Interest, net	64.3	41.2	43.5	27.3	(.9)	175.4
Operating lease expense	167.6	3.9	4.4	.4	(.3)	176.0
Income (loss) from continuing operations before taxes	81.2	3.0	62.2	(68.8)	.3	77.9
Income (loss) from continuing operations	54.9	2.1	38.1	(33.6)	.2	61.7

Selected Balance Sheet Data
Investments in affiliated companies	140.9	484.9	221.8	—	—	847.6
Identifiable assets	2,401.6	1,977.0	707.6	440.8	(6.5)	5,520.5

Cash Flow
Portfolio investments and capital additions	249.6	227.9	130.9	20.2	—	628.6

2002 Profitability
Revenues	$659.1	$89.0	$153.0	$85.0	$(2.0)	$984.1
Share of affiliates’ earnings	13.1	14.8	18.2	—	—	46.1

Total gross income	672.2	103.8	171.2	85.0	(2.0)	1,030.2
Depreciation	105.0	37.1	14.6	6.5	—	163.2
Interest, net	56.2	35.1	53.9	40.4	(1.7)	183.9
Operating lease expense	171.3	3.5	4.4	.9	(.6)	179.5
Income (loss) from continuing operations before taxes	94.3	7.6	7.5	(78.0)	.3	31.7
Income (loss) from continuing operations	60.7	8.1	4.9	(49.7)	.3	24.3

Selected Balance Sheet Data
Investments in affiliated companies	145.0	470.5	220.2	—	—	835.7
Identifiable assets	2,385.3	1,885.6	1,088.0	469.0	(42.0)	5,785.9

Cash Flow
Portfolio investments and capital additions	117.5	571.5	327.3	1.7	—	1,018.0

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATED QUARTERLY FINANCIAL DATA
(unaudited)

	First	Second	Third	Fourth
	Quarter(c)	Quarter	Quarter	Quarter	Total

	In millions, except per share data
2004
Gross Income	$257.8	$283.0	$325.3	$365.3	$1,231.4
Ownership costs and operating expenses from continuing operations(a)	191.9	214.2	217.8	225.1	849.0
Income from continuing operations	19.7	19.7	48.2	70.9	158.5
Income (loss) from discontinued operations	3.2	15.1	(7.5)	.3	11.1

Net income	$22.9	$34.8	$40.7	$71.2	$169.6

Per Share Data:(b)
Basic:
Income from continuing operations	$.40	$.40	$.98	$1.43	$3.21
Income (loss) from discontinued operations	.06	.31	(.16)	.01	.23

Total	$.46	$.71	$.82	$1.44	$3.44

Diluted:(d)
Income from continuing operations	$.38	$.38	$.85	$1.23	$2.86
Income (loss) from discontinued operations	.06	.28	(.12)	.01	.18

Total	$.44	$.66	$.73	$1.24	$3.04

2003
Gross Income	$251.9	$282.2	$290.4	$275.9	$1,100.4
Ownership costs and operating expenses from continuing operations(a)	191.5	210.1	208.9	207.2	817.7
Income from continuing operations	.3	18.1	21.3	22.0	61.7
Income from discontinued operations	1.5	6.7	1.4	5.6	15.2

Net income	$1.8	$24.8	$22.7	$27.6	$76.9

Per Share Data:(b)
Basic:
Income from continuing operations	$.01	$.37	$.43	$.45	$1.26
Income from discontinued operations	.03	.14	.03	.11	.31

Total	$.04	$.51	$.46	$.56	$1.57

Diluted:(d)
Income from continuing operations	$.01	$.37	$.42	$.42	$1.24
Income from discontinued operations	.03	.13	.03	.10	.29

Total	$.04	$.50	$.45	$.52	$1.53

(a)	Operating expenses include maintenance expense, marine operating expenses, and other operating expenses.

(b)	Quarterly earnings per share results may not be additive, as per share amounts are computed independently for each quarter and the full year is based on the respective weighted average common shares and common stock equivalents outstanding.

(c)	Financial data for the Technology segment has been segregated as discontinued operations for all periods presented. As a result, amounts have been restated from Form 10-Q filed with the SEC for the quarterly period ended March 31, 2004.

(d)	Amounts shown as diluted earnings per share in the first, second and third quarters of 2004 and the third and fourth quarters of 2003 have been restated from amounts previously reported to reflect the impact of EITF 04-8. See Note 2 to the consolidated financial statements.

Note:	Certain amounts have been reclassified to conform to the current presentation.

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT
GATX CORPORATION
(Parent Company)
STATEMENTS OF INCOME

	Year Ended December 31

	2004	2003	2002

	In millions
Gross Income (Loss)	$2.3	$(.1)	$1.7
Costs and Expenses
Interest, net	44.1	41.5	39.3
Selling, general and administrative	51.2	21.8	18.4

Total Costs and Expenses	95.3	63.3	57.7
Loss before Income Tax Benefit and Share of Net Income of Continuing Operations before Cumulative Effect of Accounting Change	(93.0)	(63.4)	(56.0)
Income Tax Benefit	(47.6)	(27.8)	(19.4)

Loss before Share of Net Income of Continuing Operations before Cumulative Effect of Accounting Change	(45.4)	(35.6)	(36.6)
Share of Net Income from Continuing Operations before Cumulative Effect of Accounting Change	203.9	97.3	60.9

Income from Continuing Operations before Cumulative Effect of Accounting Change	158.5	61.7	24.3
Cumulative Effect of Accounting Change	—	—	(34.9)

Income (Loss) from Continuing Operations	158.5	61.7	(10.6)
Share of Net Income from Discontinued Operations
Operating results, net of taxes	18.3	15.2	4.7
(Loss) gain on sale of segment, net of taxes	(7.2)	—	6.2

Total Discontinued Operations	11.1	15.2	10.9

Net Income	$169.6	$76.9	$.3

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT (CONT’D)
GATX CORPORATION
(Parent Company)
BALANCE SHEETS

	December 31

	2004	2003

	In millions
Assets
Cash and Cash Equivalents	$.1	$.1
Receivables	—	.1
Allowance for Possible Losses	(2.7)
Recoverable Income Taxes	—	1.8
Other Assets	107.0	55.4
Investment in Subsidiaries	1,770.5	1,606.1

	$1,874.9	$1,663.5

Liabilities and Shareholders’ Equity
Accounts Payable and Accrued Expenses	$34.4	$27.0
Debt	300.0	300.0
Due to Subsidiaries	386.3	339.3
Other Liabilities	73.3	108.3

Total Liabilities	794.0	774.6
Shareholders’ Equity
Preferred stock	—	—
Common stock	35.9	35.7
Additional capital	401.7	396.2
Reinvested earnings	750.3	620.1
Accumulated other comprehensive income (loss)	21.6	(34.4)

	1,209.5	1,017.6
Less: cost of common shares in treasury	(128.6)	(128.7)

Total Shareholders’ Equity	1,080.9	888.9

	$1,874.9	$1,663.5

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT (CONT’D)
GATX CORPORATION
(Parent Company)
STATEMENTS OF CASH FLOWS

	Year Ended December 31

	2004	2003	2002

	In millions
Operating Activities
Net income	$169.6	$76.9	$.3
Less: income from discontinued operations	11.1	15.2	10.9

Income (loss) from continuing operations	158.5	61.7	(10.6)
Adjustments to reconcile income (loss) from continuing operations to net cash (used in) provided by continuing operations:
Depreciation		.5	.6
Deferred income taxes	(84.5)	(18.5)	1.3
Share of net income (loss) of continuing operations before cumulative effect of accounting change, in excess of dividends received	(97.0)	(41.4)	(43.0)
Cumulative effect of accounting change	—	—	34.9
Other, including working capital	1.7	7.4	(27.4)

Net cash (used in) provided by continuing operations	(21.3)	9.7	(44.2)
Investing Activities
Additions to property and equipment	(1.5)	—	—
Proceeds from other asset sales	.8	—	—

Net cash used in investing activities of continuing operations	(.7)	—	—
Financing Activities
Investment in subsidiaries	—	—	(45.0)
Net proceeds from issuance of long-term debt	—	121.3	169.5
Advances from (to) continuing operations	55.6	(72.0)	(26.2)
Issuance of common stock and other	5.8	3.8	8.4
Cash dividends	(39.4)	(62.8)	(62.5)

Net cash provided by (used in) financing activities of continuing operations	22.0	(9.7)	44.2

Net Increase in Cash and Cash Equivalents	$—	$—	$—

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT (CONT’D)
GATX CORPORATION
(Parent Company)
STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31

	2004	2003	2002

	In millions
Net income	$169.6	$76.9	$.3
Other comprehensive income (loss), net of tax:
Foreign currency translation gain (loss)	55.5	75.4	(5.3)
Unrealized gain (loss) on securities	2.2	.3	(2.1)
Unrealized loss on derivative instruments	(1.6)	(24.3)	(2.4)
Minimum pension liability adjustment	(.1)	19.0	(20.9)

Other comprehensive income (loss)	56.0	70.4	(30.7)

Comprehensive Income (Loss)	$225.6	$147.3	$(30.4)

Report of Independent Registered Public Accounting Firm
To the Board of Directors of GATX Financial Corporation
      We have audited the accompanying consolidated balance sheets of GATX Financial Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholder’s equity, cash flows, and comprehensive income for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GATX Financial Corporation and subsidiaries at December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.
      As discussed in Note 2 to the financial statements, in 2002 the Company changed its method of accounting for goodwill and other tangible assets.
      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of GATX Financial Corporation’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 4, 2005 expressed an unqualified opinion thereon.

Ernst & Young LLP
Chicago, Illinois
March 4, 2005

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31

	2004	2003	2002

	In millions
Gross Income
Lease income	$790.3	$762.2	$741.8
Marine operating revenue	111.8	85.0	79.7
Interest income	17.8	41.4	54.7
Asset remarketing income	36.5	37.9	33.7
Gain on sale of securities	4.1	7.3	3.9
Fees	20.9	18.0	16.5
Other	205.7	106.5	78.3

Revenues	1,187.1	1,058.3	1,008.6
Share of affiliates’ earnings	65.2	66.8	46.1

Total Gross Income	1,252.3	1,125.1	1,054.7

Ownership Costs
Depreciation	191.3	184.7	160.5
Interest, net	136.4	153.8	168.3
Operating lease expense	183.1	185.2	185.8

Total Ownership Costs	510.8	523.7	514.6

Other Costs and Expenses
Maintenance expense	189.2	166.0	151.7
Marine operating expenses	87.7	68.9	60.7
Other operating expenses	41.5	43.4	40.8
Selling, general and administrative	112.0	141.9	142.8
(Reversal) provision for possible losses	(13.7)	4.7	7.8
Asset impairment charges	3.4	32.4	29.2
Reduction in workforce charges	—	—	16.9
Fair value adjustments for derivatives	2.7	4.1	3.5

Total Other Costs and Expenses	422.8	461.4	453.4

Income from Continuing Operations before Income Taxes and Cumulative Effect of Accounting Change	318.7	140.0	86.7
Income Taxes	115.4	43.5	26.4

Income from Continuing Operations before Cumulative Effect of Accounting Change	203.3	96.5	60.3

Discontinued Operations
Operating results, net of taxes	18.3	15.2	4.7
(Loss) gain on sale of segment, net of taxes	(7.2)	—	6.2

Total Discontinued Operations	11.1	15.2	10.9

Income before Cumulative Effect of Accounting Change	214.4	111.7	71.2
Cumulative Effect of Accounting Change	—	—	(34.9)

Net Income	$214.4	$111.7	$36.3

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

	December 31

	2004	2003

	In millions
Assets

Cash and Cash Equivalents	$62.9	$211.1
Restricted Cash	60.0	60.9

Receivables
Rent and other receivables	76.9	86.4
Finance leases	285.9	289.2
Loans	89.2	183.5
Less: allowance for possible losses	(19.4)	(40.6)

	432.6	518.5
Operating Lease Assets, Facilities and Other
Rail	3,750.5	3,276.6
Air	1,704.1	1,501.0
Specialty	65.4	71.4
Other	211.7	231.8
Less: allowance for depreciation	(1,910.8)	(1,821.5)

	3,820.9	3,259.3
Progress payments for aircraft and other equipment	20.0	53.6

	3,840.9	3,312.9

Due from GATX Corporation	383.5	340.6
Investments in Affiliated Companies	718.6	847.6
Recoverable Income Taxes	—	47.3
Goodwill	93.9	87.2
Other Investments	79.0	101.6
Other Assets	123.7	182.3
Assets of Discontinued Operations	11.4	560.1

	$5,806.5	$6,270.1

Liabilities and Shareholder’s Equity

Accounts Payable and Accrued Expenses	$342.7	$326.5

Debt
Commercial paper and bank credit facilities	72.1	15.9
Recourse	2,513.4	2,877.6
Nonrecourse	93.5	99.3
Capital lease obligations	79.4	122.4

	2,758.4	3,115.2

Deferred Income Taxes	749.2	614.7
Other Liabilities	183.7	258.5
Liabilities of Discontinued Operations	—	346.3

Total Liabilities	4,034.0	4,661.2

Shareholder’s Equity
Preferred stock	125.0	125.0
Common stock	1.0	1.0
Additional capital	521.6	521.6
Reinvested earnings	1,096.3	988.8
Accumulated other comprehensive income (loss)	28.6	(27.5)

Total Shareholder’s Equity	1,772.5	1,608.9

	$5,806.5	$6,270.1

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31

	2004	2003	2002

	In millions
Operating Activities
Net income	$214.4	$111.7	$36.3
Less: Income from discontinued operations	11.1	15.2	10.9

Income from continuing operations	203.3	96.5	25.4
Adjustments to reconcile income from continuing operations to net cash provided by operating activities of continuing operations:
Realized gains on remarketing of leased equipment	(26.1)	(31.2)	(19.8)
Gain on sale of securities	(4.1)	(7.3)	(3.9)
Gain on sale of other assets	(81.8)	(3.7)	(4.9)
Depreciation	201.3	198.9	175.8
(Reversal) provision for possible losses	(13.7)	4.7	7.8
Asset impairment charges	3.4	32.4	29.2
Deferred income taxes	124.8	29.3	96.9
Share of affiliates’ earnings, net of dividends	(32.4)	(47.4)	(11.2)
Cumulative effect of accounting change	—	—	34.9
Decrease (increase) in recoverable income taxes	57.4	74.7	(45.0)
Increase in prepaid pension	(4.1)	(3.9)	(27.0)
(Decrease) increase in reduction in workforce accrual	(1.6)	(16.5)	11.0
Other, including working capital	(3.1)	(26.8)	(12.6)

Net cash provided by operating activities of continuing operations	423.3	299.7	256.6
Investing Activities
Additions to equipment on lease, net of nonrecourse financing for leveraged leases, operating lease assets and facilities	(703.6)	(397.0)	(640.9)
Loans extended	(14.2)	(49.5)	(128.7)
Investments in affiliated companies	(7.8)	(99.6)	(91.8)
Progress payments	(2.4)	(32.2)	(104.2)
Investments in debt securities	(24.0)	(23.7)	—
Other investments	(6.5)	(26.6)	(52.4)

Portfolio investments and capital additions	(758.5)	(628.6)	(1,018.0)
Portfolio proceeds	355.5	540.6	588.6
Transfers of assets to GATX Corporation	(11.1)	—	—
Proceeds from other asset sales	129.6	23.0	110.8
Net decrease (increase) in restricted cash	.9	(28.4)	(6.5)
Effect of exchange rate changes on restricted cash	—	17.7	9.9

Net cash used in investing activities of continuing operations	(283.6)	(75.7)	(315.2)
Financing Activities
Net proceeds from issuance of debt	127.8	495.5	1,010.5
Repayment of debt	(495.9)	(791.3)	(839.1)
Net increase (decrease) in commercial paper and bank credit facilities	57.8	(.7)	(274.4)
Net decrease in capital lease obligations	(27.4)	(21.3)	(22.2)
Equity contributions from GATX Corporation	—	—	45.0
Net (increase) decrease in amount due from GATX Corporation	(42.9)	81.9	17.9
Cash dividends paid to GATX Corporation	(106.9)	(55.9)	(17.9)

Net cash used in financing activities of continuing operations	(487.5)	(291.8)	(80.2)
Effect of Exchange Rates on Cash and Cash Equivalents	2.9	.6	13.7
Cash provided by Discontinued Operations, net (see Note 19)	196.7	47.6	121.9

Net Decrease in Cash and Cash Equivalents	$(148.2)	$(19.6)	$(3.2)

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY

					Accumulated
					Other
	Preferred	Common	Additional	Reinvested	Comprehensive
	Stock	Stock	Capital	Earnings	Income (Loss)	Total

	(In millions)
Balance at December 31, 2001	$125.0	$1.0	$476.6	$914.6	$(69.1)	$1,448.1
Comprehensive income:
Net income				36.3		36.3
Foreign currency translation loss					(5.3)	(5.3)
Unrealized loss on securities, net					(2.1)	(2.1)
Unrealized loss on derivative instruments					(2.4)	(2.4)

Comprehensive income						26.5
Equity infusion			45.0			45.0
Dividends declared				(17.9)		(17.9)

Balance at December 31, 2002	$125.0	$1.0	$521.6	$933.0	$(78.9)	$1,501.7
Comprehensive income:
Net income				111.7		111.7
Foreign currency translation gain					75.4	75.4
Unrealized loss on securities, net					.3	.3
Unrealized loss on derivative instruments					(24.3)	(24.3)

Comprehensive income						163.1
Dividends declared				(55.9)		(55.9)

Balance at December 31, 2003	$125.0	$1.0	$521.6	$988.8	$(27.5)	$1,608.9
Comprehensive income:
Net income				214.4		214.4
Foreign currency translation gain					55.5	55.5
Unrealized gain on securities, net					2.2	2.2
Unrealized loss on derivative instruments					(1.6)	(1.6)

Comprehensive income						270.5
Dividends declared				(106.9)		(106.9)

Balance at December 31, 2004	$125.0	$1.0	$521.6	$1,096.3	$28.6	$1,772.5

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31

	2004	2003	2002

	In millions
Net income	$214.4	$111.7	$36.3
Other comprehensive income (loss), net of tax:
Foreign currency translation gain (loss)	55.5	75.4	(5.3)
Unrealized gain (loss) on securities	2.2	.3	(2.1)
Unrealized loss on derivative instruments	(1.6)	(24.3)	(2.4)

Other comprehensive income (loss)	56.1	51.4	(9.8)

Comprehensive Income	$270.5	$163.1	$26.5

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	Description of Business
      GATX Financial Corporation (GFC or the Company) is a wholly-owned subsidiary of GATX Corporation (GATX) and is headquartered in Chicago, Illinois and provides services primarily through three operating segments: GATX Rail (Rail), GATX Air (Air), and GATX Specialty Finance (Specialty). GFC specializes in railcar and locomotive leasing, aircraft operating leasing, and financing other large-ticket equipment. In addition, GFC owns and operates a fleet of self-loading vessels on the Great Lakes through its wholly owned subsidiary American Steamship Company (ASC).
      GFC also invests in companies and joint ventures that complement its existing business activities. GFC partners with financial institutions and operating companies to improve scale in certain markets, broaden diversification within an asset class, and enter new markets.
      On June 30, 2004, GFC completed the sale of substantially all the assets and related nonrecourse debt of GATX Technology Services (Technology) and its Canadian affiliate. Subsequently, the remaining assets consisting primarily of interests in two joint ventures were sold prior to year end. Financial data for the Technology segment has been segregated as discontinued operations for all periods presented.
      In 2002, GFC completed the divestiture of GATX Terminals Corporation (Terminals).
      See Note 23 for a full description of GFC’s operating segments.

NOTE 2.	Significant Accounting Policies
      Consolidation — The consolidated financial statements include the accounts of GFC and its majority-owned subsidiaries. Investments in 20 to 50 percent-owned companies and joint ventures are accounted for under the equity method and are shown as investments in affiliated companies, with pre-tax operating results shown as share of affiliates’ earnings. Certain investments in joint ventures that exceed 50% ownership are not consolidated and are also accounted for using the equity method when GFC does not have effective or voting control of these legal entities and is not the primary beneficiary of the venture’s activities. The consolidated financial statements reflect the GATX Terminals segment (Terminals) and Technology segment as discontinued operations for all periods presented.
      Cash Equivalents — GFC considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.
      Restricted cash — Restricted cash of $60.0 million as of December 31, 2004 is comprised of cash and cash equivalents which are restricted as to withdrawal and usage. GFC’s restricted cash primarily relates to amounts maintained as required by contract for three bankruptcy remote, special-purpose corporations that are wholly owned by GFC.
      Loans — GFC records loans at the principal amount outstanding plus accrued interest. A loan is placed on non-accrual status and interest income ceases to be recognized when collection of contractual loan payments is doubtful. Payments received for loans that have been placed on non-accrual status are recognized as return of principal. GFC resumes interest recognition on loans on non-accrual status after recovery of outstanding principal or an assessment by the Company that future payments are reasonably assured, if earlier.
      Operating Lease Assets and Facilities — Operating lease assets and facilities are stated principally at cost. Assets acquired under capital leases are included in operating lease assets and the related obligations are recorded as liabilities. Provisions for depreciation include the amortization of capital lease assets. Operating lease assets and facilities listed below are depreciated over their respective estimated useful life

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
to an estimated residual value using the straight-line method. The estimated useful lives of depreciable new assets are as follows:

Railcars	30 - 38 years
Locomotives	27 - 28 years
Aircraft	25 years
Buildings	40 - 50 years
Leasehold improvements	5 - 40 years
Marine vessels	40 - 50 years
      Progress Payments for Aircraft and Other Equipment — GFC classifies amounts deposited toward the construction of wholly owned aircraft and other equipment, including capitalized interest, as progress payments. Once GFC takes possession of the completed asset, amounts recorded as progress payments are reclassified to operating lease assets. Progress payments made for aircraft owned by joint ventures in which GFC participates are classified as investments in affiliated companies.
      Investments in Affiliated Companies — GFC has investments in 20 to 50 percent-owned companies and joint ventures and other investments in which GFC does not have effective or voting control. These investments are accounted for using the equity method. The investments in affiliated companies are initially recorded at cost, including goodwill at acquisition date, and are subsequently adjusted for GFC’s share of affiliates’ undistributed earnings. Distributions, which reflect both dividends and the return of principal, reduce the carrying amount of the investment. Certain investments in joint ventures that exceed 50% ownership are not consolidated and are also accounted for using the equity method as GFC does not have effective or voting control of these legal entities and is not the primary beneficiary of the venture’s activities.
      Inventory — GFC has inventory that consists of railcar and locomotive repair components, vessel spare parts and fuel related to its marine operations. All inventory balances are stated at lower of cost or market. Railcar repair components are valued using the average cost method. Vessel spare parts inventory and vessel fuel inventory are valued using the first in first out method. Inventory is included in other assets on the balance sheet and was $25.8 million and $25.6 million at December 31, 2004 and 2003, respectively.
      Goodwill — Effective January 1, 2002, GFC adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, which changed the accounting for goodwill. Under these rules, goodwill is no longer amortized, but rather subject to an annual impairment test in accordance with SFAS 142. GFC completed its annual review of all recorded goodwill. Fair values were estimated using discounted cash flows.
      Impairment of Long-Lived Assets — A review for impairment of long-lived assets, such as operating lease assets and facilities, is performed whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. In 2004, asset impairment charges of $3.4 million include $.4 million of impairment charges at Air related to a commercial aircraft. Additional impairment charges include $1.6 million at Specialty, primarily related to the impairment of equity investments, $1.2 million at Rail due to container cars classified as held-for-sale, and other impairment charges of $.2 million that relate to marine operating assets. Asset impairment charges recognized by GFC joint ventures accounted for using the equity method of accounting result in lower earnings from affiliates on GFC’s income statement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Maintenance and Repair Costs — Maintenance and repair costs are expensed as incurred. Costs incurred by GFC in connection with planned major maintenance activities such as rubber linings and conversions that improve or extend the useful life of an asset are capitalized and depreciated over their estimated useful life.
      Allowance for Possible Losses — The purpose of the allowance is to provide an estimate of credit losses with respect to reservable assets inherent in the investment portfolio. Reservable assets include gross receivables, loans and finance leases. GFC’s estimate of the amount of provision (reversal) for losses incurred in each period requires consideration of historical loss experience, judgments about the impact of present economic conditions, collateral values, and the state of the markets in which GFC participates, in addition to specific losses for known troubled accounts. GFC charges off amounts that management considers unrecoverable from obligors or the disposition of collateral. GFC assesses the recoverability of investments by considering several factors, including customer payment history and financial position. The allowance for possible losses is periodically reviewed for adequacy considering changes in economic conditions, collateral values, credit quality indicators and customer-specific circumstances. GFC believes that the allowance is adequate to cover losses inherent in the portfolio as of December 31, 2004. Because the allowance is based on judgments and estimates, it is possible that those judgments and estimates could change in the future, causing a corresponding change in the recorded allowance.
      Income Taxes — United States (U.S.) income taxes have not been provided on the undistributed earnings of foreign subsidiaries and affiliates that GFC intends to permanently reinvest in these foreign operations. The cumulative amount of such earnings was $246.4 million at December 31, 2004. The American Jobs Creation Act of 2004 introduced a special one-time dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer (repatriation provision) provided certain criteria are met. The repatriation provision is available to GFC for the year ended December 31, 2005. GFC has historically maintained that undistributed earnings of its foreign subsidiaries and affiliates were intended to be permanently reinvested in those foreign operations. GFC is currently evaluating the effect of the repatriation provision on its plan for reinvestment or repatriation of foreign earnings. The range of reasonably possible amounts of unremitted earnings considered for repatriation, and the income tax effects of such repatriation cannot be estimated with certainty at this time. It is anticipated that the evaluation of the effect of the repatriation provision will be completed during the third quarter of 2005.
      Other Liabilities — Other liabilities include the accrual for post-retirement benefits other than pensions; environmental, general liability, litigation and workers’ compensation reserves; and other deferred credits.
      Derivatives — Effective January 1, 2001, GFC adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities — Deferral of the Effective Date of FASB Statement No. 133, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities — an amendment of FASB Statement No. 133.
      SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts. The statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. GFC records the fair value of all derivatives as either other assets, or other liabilities in the statement of financial position.
      Instruments that meet established accounting criteria are formally designated as qualifying hedges at the inception of the contract. These criteria demonstrate that the derivative is expected to be highly effective at offsetting changes in the fair value of underlying exposure both at inception of the hedging relationship and on an ongoing basis. The change in fair value of the ineffective portion of all hedges is immediately recognized in earnings. For the years ended December 31, 2004, 2003 and 2002 no amounts were recognized in earnings for hedge ineffectiveness. Derivatives that are not designated as qualifying

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
hedges are adjusted to fair value through earnings immediately. For the years ended December 31, 2004, 2003 and 2002, a loss of $2.6 million, a loss of $3.8 million and loss of $.8 million, respectively, were recognized in earnings for derivatives not qualifying as hedges.
      The 2004 carrying value of the ineffective derivatives (which equals the fair value) was $.2 million recorded in other assets and $4.2 million recorded in other liabilities. In 2003, the balances were $.5 million which was recorded in other assets and $1.9 million which was in recorded other liabilities.
      GFC uses interest rate and currency swap agreements, Treasury derivatives, and forward sale agreements, as hedges to manage its exposure to interest rate and currency exchange rate risk on existing and anticipated transactions.
      Fair Value Hedges — For qualifying derivatives designated as fair value hedges, changes in both the derivative and the hedged item attributable to the risk being hedged are recognized in earnings.
      Cash Flow Hedges — For qualifying derivatives designated as cash flow hedges, the effective portion of the derivative’s gain or loss is recorded as part of other comprehensive income (loss) in shareholders’ equity and subsequently recognized in the income statement when the hedged forecasted transaction affects earnings. Gains and losses resulting from the early termination of derivatives designated as cash flow hedges are included in other comprehensive income (loss) and recognized in income when the original hedged transaction affects earnings.
      Environmental Liabilities — Expenditures that relate to current or future operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are charged to environmental reserves. Reserves are recorded in accordance with accounting guidelines to cover work at identified sites when GFC’s liability for environmental cleanup is both probable and a reasonable estimate of associated costs can be made; adjustments to initial estimates are recorded as required.
      Revenue Recognition — Gross income includes rents on operating leases, accretion of income on finance leases, interest on loans, marine operating revenue, fees, asset remarketing gains (losses), gains (losses) on the sale of the portfolio investments and equity securities and share of affiliates’ earnings. Operating lease income is recognized on a straight-line basis over the term of the underlying leases. Finance lease income is recognized on the basis of the interest method, which produces a constant yield over the term of the lease. Marine operating revenue is recognized as shipping services are performed and revenue is allocated among reporting periods based on the relative transit time in each reporting period for shipments in process at any month end. Asset remarketing income includes gains from the sale of assets from GFC’s portfolio as well as residual sharing fees from the sale of managed assets. Asset remarketing income is recognized upon completion of the sale of assets. Fee income, including management fees received from joint ventures, is recognized as services are performed, which may be over the period of a management contract or as contractual obligations are met.
      Lease and Loan Origination Costs — Initial direct costs of leases are deferred and amortized over the lease term, either as an adjustment to the yield for direct finance and leveraged leases (collectively, finance leases), or on a straight-line basis for operating leases. Loan origination fees and related direct loan origination costs for a given loan are offset, and the net amount is deferred and amortized over the term of the loan as an adjustment to interest income.
      Residual Values — GFC has investments in the residual values of its leasing portfolio. The residual values represent the estimate of the values of the assets at the end of the lease contracts. GFC initially records these based on appraisals and estimates. Realization of the residual values is dependent on GFC’s future ability to market the assets under existing market conditions. GFC reviews residual values periodically to determine that recorded amounts are appropriate. For finance lease investments, GFC reviews the estimated residual values of leased equipment at least annually, and any other-than-temporary declines in value are immediately charged to income. For operating lease assets, GFC reviews the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
estimated salvage values of leased equipment at least annually, and declines in estimated residual values are recorded as adjustments to depreciation expense over the remaining useful life of the asset to the extent the net book value is not otherwise impaired. In addition to a periodic review, if events or changes in circumstances trigger a review of operating lease assets for impairment, any such impairment is immediately charged as an impairment loss on the statement of income.
      Investments in Equity Securities — GFC’s portfolio includes stock warrants received from investee companies and common stock resulting from exercising the warrants. Under the provisions of SFAS No. 133, as amended, the warrants are accounted for as derivatives, with prospective changes in fair value recorded in current earnings. Other equity securities are classified as available-for-sale in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. The securities are carried at fair value and unrealized gains and losses arising from re-measuring securities to fair value are included on a net-of-tax basis as a separate component of accumulated other comprehensive income (loss).
      Foreign Currency Translation — The assets and liabilities of GFC’s operations having non-U.S functional currencies are translated at exchange rates in effect at year end, and income statements and the statements of cash flows are translated at weighted average exchange rates for the year. In accordance with SFAS No. 52, Foreign Currency Translation, gains and losses resulting from the translation of foreign currency financial statements are deferred and recorded as a separate component of accumulated other comprehensive income or loss in the shareholders’ equity section of the balance sheet.
      Use of Estimates — The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as revenues and expenses during the reporting period. The Company regularly evaluates estimates and judgments based on historical experience and other relevant facts and circumstances. Actual amounts when ultimately realized could differ from those estimates.
      Variable Interest Entities — In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, which addresses consolidation by business enterprises of variable interest entities (VIEs) in which it is the primary beneficiary. FIN 46 applied immediately to VIEs created or acquired after January 31, 2003. No VIEs were created or obtained by GGFCATX during 2004 or 2003. For other VIEs, FIN 46 initially applied in the first fiscal quarter or interim period beginning after June 15, 2003. In October 2003, the FASB deferred the effective date of FIN 46 to interim periods ending after December 15, 2003 in order to address a number of interpretation and implementation issues. In December 2003, the FASB reissued FIN 46 (Revised Interpretations) with certain modifications and clarifications. Application of this guidance was effective for interests in certain VIEs commonly referred to as special-purpose entities (SPEs) as of December 31, 2003. Application for all other types of VIEs is required for periods ending after March 15, 2004, unless previously applied. GFC did not have an interest in any SPEs subject to the December 31, 2003 implementation date. The Company completed an assessment of the impact of FIN 46 for all other types of entities. Based on this review to date, certain investments are considered VIEs pursuant to the guidance provided in FIN 46. However, GFC is not a primary beneficiary with respect to any of the VIEs. As a result, GATX does not consolidate these entities. GFC’s maximum exposure to loss with respect to these VIEs is approximately $272.4 million of which $242.1 million was the aggregate carrying value of these investments recorded on the balance sheet at December 31, 2004.
      Reclassification — Certain amounts in the 2003 and 2002 financial statements have been reclassified to conform to the 2004 presentation.
      New Accounting Pronouncements — In December 2004, FASB issued FASB Staff Position (FSP) 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004 which introduced a special one-time dividends received deduction

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
on the repatriation of certain foreign earnings to a U.S. taxpayer (repatriation provision) provided certain criteria are met. The repatriation provision is available to GFC for the year ended December 31, 2005. GFC has historically maintained that undistributed earnings of its foreign subsidiaries and affiliates were intended to be permanently reinvested in those foreign operations. GFC is currently evaluating the effect of the repatriation provision on its plan for reinvestment or repatriation of foreign earnings. The range of reasonably possible amounts of unremitted earnings considered for repatriation, and the income tax effects of such repatriation cannot be estimated with certainty at this time. It is anticipated that the evaluation of the effect of the repatriation provision will be completed during the third quarter of 2005.
      Accounting for Certain Leveraged Leases — Prior to 2004, GFC entered into two structured leasing investments that are accounted for in the consolidated financial statements as leveraged leases in accordance with guidance provided in SFAS No. 13, Accounting for Leases. This accounting guidance requires total income over the term of a lease to be recognized into income on a proportionate basis in those years in which the net investment in a lease is positive. The net investment is based on net cash flows from the lease, including the effect of related income taxes. During 2004, the Internal Revenue Service (IRS) challenged the timing of certain tax deductions claimed with respect to these transactions. GFC believes that its tax position related to these transactions was proper, based upon applicable statutes, regulations and case law in effect at the time the transactions were entered into. GFC and the IRS are conducting settlement discussions with respect to these transactions. However, resolution of this matter has not concluded and may ultimately be litigated. See Note 14 for more information on the tax impact.
      Under existing accounting guidance in SFAS No. 13, any changes in estimates or assumptions not affecting estimated total net income from a leveraged lease, including the timing of income tax cash flows, do not change the timing of leveraged lease income recognition. However, the FASB is currently reviewing this guidance. If the FASB modifies this guidance in such a way as to require a recalculation of the timing of leveraged lease income recognition to reflect a settlement of this tax matter, this change in accounting could result in a one-time, non-cash charge to earnings. An equivalent amount of any such adjustment would then be recognized in income over the remaining term of the applicable leases; over the full term of these leases, cumulative accounting income would not change. The impact to GFC’s financial results will be dependent on the details of the FASB’s new guidance and the timing and terms of any IRS settlement.

NOTE 3.	Acquisitions
      The Company completed acquisitions of $65.0 million in 2004 and $56.8 million in 2002 for cash and other consideration. The results of operations of these acquisitions have been included in the consolidated statements of income since their respective dates of acquisition. Neither of these acquisitions were material to the Company’s consolidated financial statements.
      In December 2004, Rail acquired the remaining 50% interest in Locomotive Leasing Partners LLC (LLP). Rail has held a 50% interest in LLP since its inception in 1995, and at the date of acquisition, this transaction resulted in 100% ownership of the fleet of 486 locomotives by Rail. The $65.0 million purchase price was funded in 2004.
      In December 2002, Rail acquired the remaining 50.5% interest in KVG Kesselwagen Vermietgesellschaft mbH and KVG Kesselwagen Vermietgesellschaft m.b.h. (collectively KVG), a leading European railcar lessor for $56.8 million and assumed $56.0 million of debt. $22.5 million of the purchase price was funded in 2003. Prior to the transaction, which resulted in 100% ownership, Rail held a 49.5% interest in KVG. At date of acquisition, KVG added approximately 9,000 tank cars and specialized railcars to Rail’s wholly owned worldwide fleet.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 4.	Leases
      The following information pertains to GFC as a lessor:
      Finance Leases — GFC’s finance leases are comprised of direct financing leases and leveraged leases. Investment in direct finance leases consists of lease receivables, plus the estimated residual value of the equipment at the lease termination dates, less unearned income. Lease receivables represent the total rent to be received over the term of the lease reduced by rent already collected. Initial unearned income is the amount by which the original sum of the lease receivable and the estimated residual value exceeds the original cost of the leased equipment. Unearned income is amortized to lease income over the lease term in a manner that produces a constant rate of return on the net investment in the lease.
      Finance leases that are financed principally with nonrecourse borrowings at lease inception and that meet certain criteria are accounted for as leveraged leases. Leveraged lease receivables are stated net of the related nonrecourse debt. Initial unearned income represents the excess of anticipated cash flows (including estimated residual values, net of the related debt service) over the original investment in the lease. The Company recognized net income from leveraged leases (net of taxes) of $6.1 million, $10.7 million and $14.6 million in 2004, 2003 and 2002, respectively.
      The components of the investment in finance leases were (in millions):

	Leveraged		Direct Financing		Total Finance
	Leases		Leases		Leases

	December 31		December 31		December 31

	2004	2003	2004	2003	2004	2003

Total minimum lease payments receivable	$1,146.4	$1,205.3	$171.1	$139.8	$1,317.5	$1,345.1
Principal and interest on third-party nonrecourse debt	(965.5)	(1,009.2)	—	—	(965.5)	(1,009.2)

Net minimum future lease receivable	180.9	196.1	171.1	139.8	352.0	335.9
Estimated unguaranteed residual value of leased assets	108.2	119.9	31.0	22.5	139.2	142.4
Unearned income	(114.9)	(129.6)	(90.4)	(59.5)	(205.3)	(189.1)

Investment in finance leases	174.2	186.4	111.7	102.8	285.9	289.2
Deferred taxes	(91.4)	(90.8)	—	—	(91.4)	(90.8)

Net investment	$82.8	$95.6	$111.7	$102.8	$194.5	$198.4
      Operating Leases — The majority of railcar assets, air assets and certain other equipment leases included in operating lease assets are accounted for as operating leases. Rental income from operating leases is generally reported on a straight-line basis over the term of the lease.
      Rental income on certain leases is based on equipment usage. Usage rents for the years ended December 31, 2004, 2003 and 2002 were $31.7 million, $33.4 million, and $28.9 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Minimum Future Receipts — Minimum future lease receipts from finance leases, net of debt payments for leveraged leases, and minimum future rental receipts from noncancelable operating leases by year end December 31, 2004 were (in millions):

	Finance	Operating
	Leases	Leases	Total

2005	$43.5	$743.6	$787.1
2006	29.5	540.6	570.1
2007	24.5	399.8	424.3
2008	24.0	280.2	304.2
2009	9.8	198.4	208.2
Years thereafter	220.7	346.0	566.7

	$352.0	$2,508.6	$2,860.6

      The following information pertains to GFC as a lessee:
      Capital Leases — Assets that have been leased to customers under operating lease assets and finance leases or otherwise utilized in operations and were financed under capital leases were (in millions):

	December 31

	2004	2003

Railcars and locomotives	$116.4	$155.6
Marine vessels	98.0	134.0
Aircraft	—	15.7

	214.4	305.3
Less: allowance for depreciation	(158.1)	(210.6)

	56.3	94.7
Finance leases	7.5	9.4

	$63.8	$104.1

      Depreciation of capital lease assets is classified as depreciation in the statements of income. Interest expense on the above capital leases was $8.4 million in 2004, $12.0 million in 2003, and $14.1 million in 2002.
      Operating Leases — GFC has financed railcars, aircraft, and other assets through sale-leasebacks that are accounted for as operating leases. GFC has provided a guarantee for a portion of the residual value related to two operating leases. Operating lease expense for the years ended December 31, 2004, 2003, and 2002 was $183.1 million, $185.2 million, and $185.8 million, respectively. Certain operating leases provide options for GFC to renew the leases or purchase the assets at the end of the lease term. The specific terms of the renewal and purchase options vary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Future Minimum Rental Payments — Future minimum rental payments due under noncancelable leases at December 31, 2004 were (in millions):

		Recourse	Nonrecourse
	Capital	Operating	Operating
	Leases	Leases	Leases

2005	$16.1	$154.0	$42.3
2006	14.2	145.9	40.0
2007	13.7	134.9	38.8
2008	11.6	137.0	38.9
2009	11.4	137.2	41.1
Years thereafter	45.3	957.1	399.2

	112.3	$1,666.1	$600.3

Less: amounts representing interest	(32.9)

Present value of future minimum capital lease payments	$79.4

      The payments for these leases and certain operating leases do not include the costs of licenses, taxes, insurance, and maintenance that GFC is required to pay.
      The amounts shown for nonrecourse operating leases primarily reflect rental payments of three bankruptcy remote, special-purpose corporations that are wholly owned by GFC. These rentals are consolidated for accounting purposes, but do not represent legal obligations of GFC.
NOTE 5.     Loans
      Loans are recorded at the principal amount outstanding plus accrued interest. The loan portfolio is reviewed regularly, and a loan is classified as impaired when it is probable that GFC will be unable to collect all amounts due under the loan agreement. Since most loans are collateralized, impairment is generally measured as the amount by which the recorded investment in the loan exceeds expected payments plus the fair value of the collateral, and any adjustment is considered in determining the provision for possible losses. Generally, interest income is not recognized on impaired loans until the outstanding principal is recovered. In 2004, GFC recognized $3.1 million in interest income from loans classified as impaired.
      The types of loans in GFC’s portfolio are as follows (in millions):

	December 31

	2004	2003

Equipment	$62.8	$97.2
Venture	26.4	86.3

Total loans	$89.2	$183.5

Impaired loans (included in total)	$13.8	$28.9

      The Company has recorded an allowance for possible losses of $5.7 million and $14.7 million on impaired loans at December 31, 2004 and 2003, respectively. The average balance of impaired loans was $21.4 million, $38.9 million and $45.9 million during 2004, 2003 and 2002, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      At December 31, 2004, scheduled loan principal due by year was as follows (in millions):

Loan Principal

2005	$33.9
2006	17.6
2007	12.1
2008	11.1
2009	3.7
Years thereafter	10.8

$89.2

NOTE 6.     Allowance for Possible Losses
      The purpose of the allowance is to provide an estimate of credit losses with respect to reservable assets inherent in the investment portfolio. Reservable assets include gross receivables, loans and finance leases. GFC’s estimate of the amount of loss incurred in each period requires consideration of historical loss experience, judgments about the impact of present economic conditions, collateral values, and the state of the markets in which GFC participates, in addition to specific losses for known troubled accounts. GFC charges off amounts that management considers unrecoverable from obligors or through the disposition of collateral. GFC assesses the recoverability of investments by considering factors such as a customer’s payment history and financial position.
      The following summarizes changes in the allowance for possible losses (in millions):

	Year Ended December 31

	2004	2003	2002

Balance at the beginning of the year	$40.6	$61.7	$76.3
(Reversal) provision for losses	(13.7)	4.7	7.8
Charges to allowance	(8.7)	(26.7)	(29.6)
Recoveries and other	1.2	.9	7.2

Balance at the end of the year	$19.4	$40.6	$61.7

      The reversal of provision for losses in 2004 was primarily due to favorable credit experience during the run-off of the venture portfolio and improvements in overall portfolio quality. The charges to the allowance in 2004 were primarily due to charge-offs related to Rail and Specialty investments. The charges to the allowance in 2003 were primarily due to write-offs related to Air and Specialty investments. 2002 charges to the allowance primarily related to write-offs at Specialty, including telecom and steel investments. Other activity in 2003 included a $7.3 million reduction in the allowance related to the sale of Specialty’s U.K. and Canadian venture-related loan portfolios completed in December 2003.
      There were no material changes in estimation methods or assumptions for the allowances during 2004. GFC believes that the allowance is adequate to cover losses inherent in the reservable portfolio as of December 31, 2004. Because the allowance is based on judgments and estimates, it is possible that those judgments and estimates could change in the future, causing a corresponding change in the recorded allowance.
NOTE 7.     Investments in Affiliated Companies
      Investments in affiliated companies represent investments in, and loans to and from, domestic and foreign companies and joint ventures that are in businesses similar to those of GFC, such as commercial

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
aircraft leasing, rail equipment leasing and other business activities, including ventures that provide asset residual value guarantees in both domestic and foreign markets.
      The investments in affiliated companies are initially recorded at cost, including goodwill at the acquisition date, and are subsequently adjusted for GFC’s share of affiliates’ undistributed earnings (losses). These investments include net loans to affiliated companies of $279.1 million and $293.7 million at December 31, 2004 and 2003, respectively. Share of affiliates’ earnings includes GFC’s share of interest income on these loans, which offsets the proportional share of the affiliated companies’ interest expense on the loans. Distributions reflect both dividends and the return of principal and reduce the carrying amount of the investment. Distributions received from such affiliates were $146.2 million, $145.8 million, and $148.3 million in 2004, 2003 and 2002, respectively.
      The following table shows GFC’s investments in affiliated companies by segment (in millions):

	December 31

	2004	2003

Rail	$102.5	$140.9
Air	473.8	484.9
Specialty	142.3	221.8

	$718.6	$847.6

      The following table shows GFC’s pre-tax share of affiliates’ earnings by segment (in millions):

	Year Ended December 31

	2004	2003	2002

Rail	$16.6	$12.5	$13.1
Air	26.2	31.6	14.8
Specialty	22.4	22.7	18.2

	$65.2	$66.8	$46.1

      For purposes of preparing the following information, GFC made certain adjustments to the information provided by the joint ventures. Pre-tax income was adjusted to reverse interest expense recognized by the joint ventures on loans from GFC. In addition, GFC recorded its loans to the joint ventures as equity contributions, therefore, those loan balances were reclassified from liabilities to equity.
      Operating results for all affiliated companies held at the end of the year, assuming GFC held a 100% interest, would be (in millions):

	Year Ended December 31

	2004	2003	2002

	(unaudited)
Revenues	$685.1	$688.1	$735.4
Pre-tax income	131.6	117.1	87.5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Summarized balance sheet data for all affiliated companies held at the end of the year, assuming GFC held a 100% interest, would be (in millions):

	December 31

	2004	2003

	(unaudited)
Total assets	$5,539.4	$6,133.2
Long-term liabilities	3,225.6	3,697.6
Other liabilities	536.7	525.3
Shareholders’ equity	1,777.1	1,910.3
      At December 31, 2004 and 2003, GFC provided $12.4 million and $17.3 million, respectively, in debt guarantees and $122.0 million and $125.0 million, respectively, in residual value guarantees related to affiliated companies.
NOTE 8.     Goodwill
      Goodwill was $93.9 million and $87.2 million as of December 31, 2004 and 2003, respectively. In accordance with SFAS 142, a review for impairment of long-lived assets is performed at least annually and whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable.
      The following reflects the changes in the carrying value of goodwill related to continuing operations for the period of December 31, 2001 to December 31, 2004 (in millions):

	Rail	Specialty	Total

Balance at December 31, 2001	$41.9	$13.8	$55.7
Goodwill acquired	8.2	.6	8.8
Purchase accounting adjustment	10.5	—	10.5
Reclassification from investments in affiliated companies	29.2	—	29.2
Impairment charges	(34.9)	(14.4)	(49.3)

Balance at December 31, 2002	$54.9	$—	$54.9
Purchase accounting adjustment	16.4	—	16.4
Foreign currency translation adjustment	15.9	—	15.9

Balance at December 31, 2003	$87.2	$—	$87.2
Foreign currency translation adjustment	6.7	—	6.7

Balance at December 31, 2004	$93.9	$—	$93.9

      Rail — In 2002, GFC acquired the remaining interest in KVG. As a result of this transaction, GFC recorded $8.2 million of goodwill. Additionally, the net book value of the goodwill that related to GFC’s previous investments in KVG was $29.2 million. GFC reclassified the $29.2 million goodwill balance related to the previous investments on the Company’s balance sheet from investment in affiliated companies to goodwill as of December 31, 2002.
      In 2002, the purchase accounting adjustment of $10.5 million was related to the finalization of the allocation of the 2001 purchase price of DEC among the amounts assigned to assets and liabilities. GFC relied on the conclusions of an independent appraisal for purposes of assigning value to DEC’s tangible and intangible assets (excluding goodwill). In addition, GFC finalized its plans to integrate and restructure certain functions of DEC’s operations, and in accordance with EITF 95-3 recognized the associated costs of the plan as a liability assumed in a purchase business combination and included the amount in the allocation of acquisition cost.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In accordance with SFAS 142, the Company completed its review of the goodwill recorded from the DEC acquisition by the third quarter of 2002. Based on that review, the Company determined that all of the goodwill related to DEC was in excess of its fair market value. As a result, the Company recorded a one-time, non-cash impairment charge of $34.9 million in 2002. Such charge is non-operational in nature and recognized as a cumulative effect of accounting change in the 2002 consolidated statement of income. The impairment charge was due primarily to lessened expectations of projected cash flows based on the then current market conditions and a lower, long-term growth rate projected for DEC.
      In 2003, the purchase accounting adjustment of $16.4 million was attributable to the finalization of the allocation of the 2002 purchase price of KVG among the amounts assigned to assets and liabilities. GFC relied on the conclusions of an independent appraisal for purposes of assigning value to KVG’s tangible and intangible assets (excluding goodwill). The adjustment reflects a lower allocation of purchase price to fixed assets as remaining lives were lower than preliminary estimates.
      The carrying amount of goodwill at Rail increased $6.7 million and $15.9 in 2004 and 2003, respectively as a result of foreign currency translation adjustments.
      Specialty — GFC recorded a $14.4 million impairment charge in 2002 for the write-down of goodwill associated with the Company’s plan to exit the former venture finance business.
NOTE 9.     Investment Securities
      Equity securities, generally related to common stock received upon the exercise of warrants received in connection with financing of non-public venture-backed companies, are classified as available-for-sale, carried at fair value and are included in other investments in the consolidated balance sheet. Unrealized gains representing the difference between carrying amount and estimated current fair value, are recorded in the accumulated other comprehensive income (loss) component of shareholders’ equity, net of related tax effects, and totaled $1.6 million and $1.7 million as of December 31, 2004 and 2003, respectively. The Company did not have any unrealized losses on available-for-sale securities as of December 31, 2004 and 2003
      Debt securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. The Company had $24.0 million of investments classified as held-to-maturity as of December 31, 2004 and none at December 31, 2003. All other debt securities are classified as available-for-sale and carried at fair value with net unrealized gains and losses included in shareholders’ equity on an after-tax basis. Interest on debt securities, including amortization of premiums and accretion of discounts, are included in interest income.
      Debt and equity securities are written down to fair value when declines in fair value below the security’s amortized cost basis is determined to be other than temporary.
      Information regarding the Company’s available-for-sale securities is provided in the table below (in millions):

	December 31, 2004		December 31, 2003

	Estimated		Estimated
	Fair Value	Unrealized	Fair Value	Unrealized
	Gross	Gains	Gross	Gains

Equity	$4.7	$2.6	$2.4	$2.4
Debt	—	—	24.0	—

	$4.7	$2.6	$26.4	$2.4

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Information regarding the Company’s held-to-maturity securities is provided in the table below (in millions):

	December 31, 2004			December 31, 2003

	Net	Estimated		Net	Estimated
	Carrying	Fair Value	Unrealized	Carrying	Fair Value	Unrealized
	Amount	Gross	Gains	Amount	Gross	Gains

Debt	24.0	24.0	—	—

	$24.0	$24.0	$—	$—	$—	$—

      Debt securities at December 31, 2004 mature as follows (in millions):

Total

2005	$1.0
2006	8.0
2007	15.0
2008	—
2009	—

$24.0

      Proceeds and realized gains from sales of available-for-sale securities, generally related to common stock received upon the exercise of warrants received in connection with financing of non-public, venture backed companies, totaled $31.1 million in 2004, $7.3 million in 2003 and $3.9 million in 2002.
      Upon the adoption of SFAS No. 133, as amended, warrants are accounted for as derivatives, with prospective changes in fair value recorded in current earnings. Accordingly, upon the conversion of warrants and subsequent sale of stock, any amounts previously recorded in fair value adjustments for derivatives related to the warrants are reclassified to gain on sale of securities in the income statement. Refer to Note 13 to the Company’s financial statements for further information regarding the Company’s warrants.
      During the years ended December 31, 2004, 2003 and 2002, $.5 million, $4.4 million, and $2.4 million, net of tax, respectively, were reclassified from accumulated other comprehensive income (loss) for gains realized and included in net income. The Company used specific identification as the basis to determine the amount reclassified from accumulated other comprehensive income (loss) to earnings.

NOTE 10.	Other Assets
      The following table summarizes the components of other assets reported on the consolidated balance sheets (in millions):

	December 31

	2004	2003

Fair value of derivatives	$25.8	$55.9
Deferred financing costs	42.4	35.2
Prepaid items, including pension and other	22.6	51.9
Furniture, fixtures and other equipment, net of accumulated depreciation	7.1	13.7
Inventory	25.8	25.6

	$123.7	$182.3

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 11.	Commercial Paper and Bank Credit Facilities
      Commercial paper and bank credit facilities (in millions) and weighted average interest rates as of year end were:

	December 31

	2004	2003

Commercial paper and bank credit facilities balance	$72.1	$15.9
Commercial paper and bank credit facilities rate	3.03%	2.73%
      In 2004, GFC has entered into a credit agreement with a group of financial institutions for $545.0 million comprised of a $445.0 million three-year senior unsecured revolving credit facility maturing in May 2007, and a $100.0 million five-year senior unsecured term loan, with a delayed draw feature effective for one year (through May 2005) maturing in May 2009. The new agreement replaced three separate revolving credit facilities previously in place at GFC. At December 31, 2004, availability under the revolving credit facility was $362.9 million with $27.1 million of letters of credit issued and backed by the facility, $30.0 million drawn on the facility and $25.0 million of commercial paper issued. The full amount of the $100.0 million unsecured term loan was available. Annual commitment fees for the revolving credit agreements are based on a percentage of the commitment and totaled approximately $1.2 million, $1.4 million and $1.3 million for 2004, 2003 and 2002, respectively.
      The revolving credit facility and unsecured term loan contain various restrictive covenants, including requirements to maintain a defined net worth and a fixed charge coverage ratio. In addition, both contain certain negative pledge provisions, including an asset coverage test, and a limitation on liens condition for borrowings on the facility and the term loan.
      As defined in the credit facility and term loan, the net worth of GFC at December 31, 2004 was $1.8 billion, which was in excess of the minimum net worth requirement of $1.1 billion. Additionally, the ratio of earnings to fixed charges as defined in the credit facility and term loan was 2.6x for the period ended December 31, 2004, in excess of the minimum covenant ratio of 1.3x. At December 31, 2004, GFC was in compliance with the covenants and conditions of the credit facility.
      The indentures for GFC’s public debt also contain restrictive covenants, including limitations on loans, advances or investments in related parties (including the parent company) and dividends it may distribute to GATX. Some of the indentures also contain limitation on lien provisions that limit the amount of secured indebtedness that GFC may incur, subject to several exceptions, including those permitting an unlimited amount of purchase money indebtedness and nonrecourse indebtedness. In addition to the other specified exceptions, GFC would be able to incur liens securing a maximum of $717.1 million of additional indebtedness as of December 31, 2004 based on the most restrictive limitation on liens provision. At December 31, 2004, GFC was in compliance with the covenants and conditions of the indentures.
      The covenants in the credit facilities and indentures effectively limit the ability of GFC to transfer funds to GATX in the form of loans, advances or dividends. At December 31, 2004, the maximum amount that GFC could transfer to GATX without violating its financial covenants was $843.1 million, implying that $545.9 million of subsidiary net assets were restricted. Restricted assets are defined as the subsidiary’s equity, less intercompany receivables from the parent company, less the amount that could be transferred to the parent company.
      In addition to the credit facility and indentures, GFC and its subsidiaries are subject to financial covenants related to certain bank financings. Some bank financings include coverage and net worth financial covenants as well as negative pledges. One financing contains a leverage covenant, while another financing contains leverage and cash flow covenants that are specific to a subsidiary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      GFC does not anticipate any covenant violation in the credit facility, bank financings, or indenture, nor does GFC anticipate that any of these covenants will restrict its operations or its ability to procure additional financing.

NOTE 12.	Debt Obligations
      Debt obligations (in millions) and the range of interest rates as of year end were:

			December 31
		Final
	Interest Rates	Maturity	2004	2003

Variable Rate
Term notes and other obligations	2.41% – 4.65%	2005-2016	$1,041.9	$1,126.0
Nonrecourse obligations	2.71% – 3.42%	2005-2015	90.0	94.6

			1,131.9	1,220.6
Fixed Rate
Term notes and other obligations	4.05% – 8.88%	2005-2023	1,471.5	1,751.6
Nonrecourse obligations	8.30%	2007	3.5	4.7

			1,475.0	1,756.3

			$2,606.9	$2,976.9

      Maturities of GFC’s debt as of December 31, 2004, for the next five years were (in millions):

	Term Notes
	and Other	Nonrecourse	Total

2005	$356.9	$6.0	$362.9
2006	570.4	5.9	576.3
2007	102.4	4.8	107.2
2008	274.6	2.3	276.9
2009	462.3	2.5	464.8
      At December 31, 2004, certain aircraft, railcars, and other equipment with a net carrying value of $1,179.9 million were pledged as collateral for $942.8 million of notes and obligations.
      Nonrecourse debt of $10.9 million and $15.0 million was borrowed by SPEs which were wholly owned and consolidated by GFC in 2004 and 2003, respectively. The creditors of the SPEs have no recourse to the general credit of GFC.
      In June 2004, GFC completed a debt exchange transaction for portions of three series of notes due in 2006 (“Old Notes”) for a new series of 6.273% Notes due in 2011 (“New Notes”). The Old Notes are comprised of the 6 3/4% Notes due March 1, 2006, the 7 3/4% Notes due December 1, 2006, and the 6 7/8% Notes due December 15, 2006. A total of $165.3 million of Old Notes were tendered in the transaction. As part of the exchange, a premium to par value of $13.5 million was paid to noteholders that participated in the transaction. The premium included an amount reflecting the current market value of the notes above par at the date of exchange plus an inducement fee for entering into the exchange.
      Interest expense capitalized as part of the cost of construction of major assets was $1.9 million, $4.2 million and $15.8 million in 2004, 2003 and 2002, respectively.

NOTE 13.	Fair Value of Financial Instruments
      GFC may enter into derivative transactions in accordance with its policy for the purposes of reducing earnings volatility and hedging specific financial exposures, including movements in foreign currency

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
exchange rates and changing interest rates on debt securities. These instruments are entered into for hedging purposes only to manage underlying exposures. GFC does not hold or issue derivative financial instruments for purposes other than hedging, except for warrants, which are not designated as accounting hedges under SFAS No. 133, as amended.
      Fair Value Hedges — GFC uses interest rate swaps to convert fixed rate debt to floating rate debt and to manage the fixed to floating rate mix of the debt portfolio. The fair value of interest rate swap agreements is determined based on the differences between the contractual rate of interest and the rates currently quoted for agreements of similar terms and maturities. As of December 31, 2004, maturities for interest rate swaps designated as fair value hedges range from 2005-2009.
      Cash Flow Hedges — GFCs interest expense is affected by changes in interest rates as a result of its use of variable rate debt instruments, including commercial paper and other floating rate debt. GFC uses interest rate swaps and forward starting interest rate swaps to convert floating rate debt to fixed rate debt and to manage the floating to fixed rate ratio of the debt portfolio. The fair value of interest rate swap agreements is determined based on the differences between the contractual rate of interest and the rates currently quoted for agreements of similar terms and maturities. As of December 31, 2004, maturities for interest rate swaps qualifying as cash flow hedges range from 2005-2012.
      GFC enters into currency swaps, currency and interest rate forwards, and Treasury note derivatives as hedges to manage its exposure to interest rate and currency exchange rate risk on existing and anticipated transactions. The fair values of currency swaps, currency and interest rate forwards, and Treasury note derivatives are based on interest rate swap rates, LIBOR futures, currency rates, and current forward foreign exchange rates. As of December 31, 2004, maturities for these hedges range from 2005-2013.
      As of December 31, 2004, GFC expects to reclassify $1.0 million of net losses on derivative instruments from accumulated other comprehensive income (loss) to earnings within the next twelve months related to various hedging transactions.
      Other Derivatives — GFC obtains warrants from non-public, venture-backed companies in connection with its financing activities. Upon adoption of SFAS No. 133, as amended, these warrants were accounted for as derivatives. Upon receipt, fair value is generally not ascertainable due to the early stage nature of the investee companies. Accordingly, assigned values are nominal. Prior to an initial public offering (IPO) of these companies, the fair value of pre-IPO warrants is deemed to be zero. Accordingly, no amounts were recognized in earnings for changes in fair value of pre-IPO warrants. The fair value of warrants subsequent to the IPO is based on currently quoted prices of the underlying stock.
      Other Financial Instruments — The fair value of other financial instruments represents the amount at which the instrument could be exchanged in a current transaction between willing parties. The following methods and assumptions were used to estimate the fair value of other financial instruments:
      The carrying amount of cash and cash equivalents, restricted cash, rent receivables, accounts payable, and commercial paper and bank credit facilities approximates fair value because of the short maturity of those instruments. Also, the carrying amount of variable rate loans approximates fair value.
      The fair value of fixed rate loans was estimated using discounted cash flow analyses, at interest rates currently offered for loans with similar terms to borrowers of similar credit quality.
      The fair value of variable and fixed rate debt was estimated by performing a discounted cash flow calculation using the term and market interest rate for each note based on GFC’s current incremental borrowing rates for similar borrowing arrangements. Portions of variable rate debt have effectively been converted to fixed rate debt by utilizing interest rate swaps (GFC pays fixed rate interest, receives floating rate interest). Portions of fixed rate debt have effectively been converted to floating rate debt by utilizing interest rate swaps (GFC pays floating rate interest, receives fixed rate interest). In such instances, the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
increase (decrease) in the fair value of the variable or fixed rate debt would be offset in part by the increase (decrease) in the fair value of the interest rate swap.
      The following table sets forth the carrying amounts and fair values of GFC’s financial instruments (in millions):

	December 31

	2004	2004	2003	2003
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Assets
Loans — fixed	$65.8	$61.2	$159.0	$146.8
Derivative instruments:
Cash flow hedges	2.1	2.1	14.6	14.6
Fair value hedges	23.7	23.7	41.3	41.3

Total derivative instruments	25.8	25.8	55.9	55.9

	$91.6	$87.0	$214.9	$202.7

Liabilities
Commercial paper and bank credit facilities	$72.1	$72.1	$15.9	$15.9
Debt — fixed	1,475.0	1,580.5	1,756.3	1,888.1
Debt — variable	1,131.9	1,131.0	1,220.6	1,222.6
Derivative instruments:
Cash flow hedges	33.9	33.9	36.8	36.8

	$2,712.9	$2,817.5	$3,029.6	$3,163.4

      In the event that a counterparty fails to meet the terms of the interest rate swap agreement or a foreign exchange contract, GFC’s exposure is limited to the market value of the swap if in GFC’s favor. GFC manages the credit risk of counterparties by dealing only with institutions that the Company considers financially sound and by avoiding concentrations of risk with a single counterparty. GFC considers the risk of non-performance to be remote.

NOTE 14.	Income Taxes
      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. U.S. income taxes have not been provided on the undistributed earnings of foreign subsidiaries and affiliates that GFC intends to permanently reinvest in these foreign operations. The cumulative amount of such earnings was $246.4 million at December 31, 2004.
      In prior years, GATX assumed a portion of GFC’s deferred tax liability in exchange for cash payments received from GFC. GATX contributed an amount equal to the aggregate of cash received to GFC in exchange for shares of preferred stock which are currently outstanding. Subsequently, GFC reacquired a portion of these deferred taxes and at December 31, 2004 the remaining balance assumed by GATX was $78.9 million, which is shown as a deferred tax adjustment in the table below.
      The American Jobs Creation Act of 2004 introduced a special one-time dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer (repatriation provision) provided certain criteria are met. The repatriation provision is available to GFC for the year ended December 31, 2005. GFC has historically maintained that undistributed earnings of its foreign subsidiaries and affiliates were intended to be permanently reinvested in those foreign operations. GFC is currently evaluating the effect of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the repatriation provision on its plan for reinvestment or repatriation of foreign earnings. The range of reasonably possible amounts of unremitted earnings considered for repatriation, and the income tax effects of such repatriation cannot be estimated with certainty at this time. It is anticipated that the evaluation of the effect of the repatriation provision will be completed during the third quarter of 2005.
      Significant components of GFC’s deferred tax liabilities and assets were (in millions):

	December 31

	2004	2003

Deferred Tax Liabilities
Book/tax basis difference due to depreciation	$383.7	$308.6
Leveraged leases	91.4	90.8
Investments in affiliated companies	173.6	135.9
Lease accounting (other than leveraged)	195.9	248.0
Other	50.3	48.0

Total deferred tax liabilities	894.9	831.3

Deferred Tax Assets
Net operating loss carryforward	—	21.7
Accruals not currently deductible for tax purposes	52.9	62.9
Allowance for possible losses	9.7	18.3
Post-retirement benefits other than pensions	—	15.5
Other	4.2	19.3

Total deferred tax assets	66.8	137.7
Deferred tax adjustment	78.9	78.9

Net deferred tax liabilities	$749.2	$614.7

      GFC and its U.S. subsidiaries are included in the consolidated federal income tax return of GATX. Income taxes are allocated based on GFC’s contribution to the consolidated tax position. At December 31, 2004, GATX had a consolidated U.S. federal net operating loss carryforward of approximately $131.3 million. A valuation allowance for recorded deferred tax assets has not been provided as management expects such benefits to be fully utilized.
      The domestic and foreign components of income before income tax from continuing operations consisted of (in millions):

	Year Ended December 31

	2004	2003	2002

Domestic	$252.1	$94.3	$43.3
Foreign	66.6	45.7	43.4

	$318.7	$140.0	$86.7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Income taxes for continuing operations consisted of (in millions):

	Year Ended December 31

	2004	2003	2002

Current
Domestic:
Federal	$(30.0)	$6.7	$(77.1)
State and local	3.7	(2.7)	(5.9)

	(26.3)	4.0	(83.0)
Foreign	16.8	10.2	12.5

	(9.5)	14.2	(70.5)
Deferred
Domestic:
Federal	112.1	14.1	85.0
State and local	11.5	9.2	5.7

	123.6	23.3	90.7
Foreign	1.3	6.0	6.2

	124.9	29.3	96.9

Income tax provision	$115.4	$43.5	$26.4

Income taxes (recovered)	$(66.9)	$(60.5)	$(25.5)

      The tax amount recovered in 2003 is net of $28.7 million paid to the Internal Revenue Service (IRS) and allocable to GFC to settle all disputed tax issues related to the audits for the years 1992 to 1997.
      The reasons for the difference between GFC’s effective income tax rate and the federal statutory income tax rate were (in millions):

	Year Ended December 31

	2004	2003	2002

Income taxes at federal statutory rate	$111.5	$49.0	$30.4
Adjust for effect of:
Extraterritorial income exclusion	(1.4)	(1.7)	(5.7)
Tax rate decrease on deferred taxes	(2.4)	(1.8)	—
State income taxes	9.9	2.4	—
Tax audit (recovery)	—	(4.6)	—
Foreign income tax rates	(2.3)	.1	1.7
Other	.1	.1	—

Income tax provision	$115.4	$43.5	$26.4

Effective income tax rate	36.2%	31.1%	30.4%

      The extraterritorial income exclusion (ETI) is an exemption from U.S. federal income tax for the lease of U.S. manufactured equipment to foreign lessees. The benefit recorded in 2002 included both the 2001 and 2002 amounts. ETI was repealed for years after 2004 with a reduced benefit allowable in 2005 and 2006 under transition rules.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The tax rate decrease on deferred taxes recorded in 2004 and 2003 is the result of changes in foreign income tax rates enacted in those years.
      State income taxes are provided on domestic pre-tax income or loss. The effect of state income tax on the overall income tax rate is impacted by the amount of domestic income subject to state taxes relative to total income from all sources.
      The recovery of tax audit reserve in 2003 is the reversal of prior year tax audit accruals as a result of the favorable resolution and final settlement with the IRS of all issues in the 1995 to 1997 audit.
      The effective income tax rate is impacted by foreign taxes on the earnings of foreign subsidiaries and affiliates which are imposed at rates that are higher or lower than the U.S. federal statutory rate. Foreign taxes are also withheld on certain payments received by the Company from foreign sources. The net amount of foreign tax that exceeds or is less than the U.S. statutory rate of tax on foreign earnings is shown above. The foreign income tax rate effects exclude the impact on deferred taxes of enacted changes in foreign rates, which are identified separately.
      The Company’s U.S. income tax returns have been audited through 1997 and all issues for that period have been settled with the IRS. An audit by the IRS of the Company’s U.S. tax returns for the period 1998 through 2002 is currently in process. During 2004, the IRS challenged certain deductions claimed by the Company with respect to two structured leasing investments. GFC believes that its tax position related to these transactions was proper based upon applicable statutes, regulations and case law in effect at the time the transactions were entered into. GFC and the IRS are conducting settlement discussions with respect to these transactions. However, resolution of this matter has not concluded and may ultimately be litigated. Excluding the leasing investments matter, the Company expects the IRS to complete its 1998-2002 audit in 2005. Certain of the Company’s subsidiaries are under audits for various periods in various state and foreign jurisdictions. The Company believes its reserves established for potential assessments, including interest and penalties with respect to the leasing transactions, and other open tax issues are reasonable. Once established, reserves are adjusted only when circumstances, including final resolution of an issue, require.
NOTE 15.     Pension and Other Post-Retirement Benefits
      GFC contributed to pension plans sponsored by GATX that cover substantially all employees. Benefits payable under the pension plans are based on years of services and/or final average salary. The funding policy for the pension plans is based on an actuarially determined costs method allowable under Internal Revenue Service regulations.
      Contributions to the GATX plans are allocated to GFC on the basis of payroll costs. GFC’s allocated share of the contributions to these plans was $2.3 million, $2.1 million and $26.6 million in 2004, 2003 and 2002, respectively.
      Periodic (benefits) costs pertaining to the GATX plans are allocated to GFC on the basis of payroll costs with respect to normal cost and on the basis of actuarial determinations for prior service cost. Ongoing pension (benefits) for continuing operations for 2004, 2003 and 2002 were $(1.8) million, $(1.8) million and $(.4) million, respectively. Plan benefit obligations, plan assets, and the components of net periodic costs for individual subsidiaries of GATX, including GFC, have not been determined.
      In addition to periodic benefits, special termination pension benefit expenses of $.2 million were incurred in 2002 for certain incremental benefits paid to terminated or retired employees.
      In addition to the pension plans, GFC’s has other post-retirement plans providing health care, life insurance and other benefits for certain retired domestic employees who meet established criteria. Most domestic employees are eligible for health care and life insurance benefits if they retire from GFC with

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
immediate benefits under the GATX pension plan. The plans are either contributory or noncontributory, depending on various factors.
      The following tables set forth other post-retirement obligations as of December 31 (in millions):

	December 31

	2004	2003
	Retiree Health	Retiree Health
	and Life	and Life

Change in Benefit Obligation
Benefit obligation at beginning of year	$57.3	$56.9
Service cost	.4	.3
Interest cost	3.5	3.8
Actuarial loss	7.3	4.3
Curtailments	(.4)	—
Benefits paid	(6.0)	(8.0)
Medicare impact	(3.4)	—

Benefit obligation at end of year	$58.7	$57.3

Change in Fair Value of Plan Assets
Plan assets at beginning of year	$—	$—
Company contributions	6.0	8.0
Benefits paid	(6.0)	(8.0)

Plan assets at end of year	$—	$—

Funded Status
Funded status of the plan	$(58.7)	$(57.3)
Unrecognized net loss	16.5	13.3

Accrued cost	$(42.2)	$(44.0)

Amount Recognized
Prepaid benefit cost	$—	$—
Accrued benefit liability	(42.2)	(44.0)

Total recognized	$(42.2)	$(44.0)

      During 2004, certain corporate employees and related support and administration activities were transferred to the parent company. As part of this internal reorganization, the accrued benefit liability of $42.2 million referenced above was also transferred. Other post retirement expense will continue to be allocated to GFC consistent with the methodology utilized in prior periods.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2004	2003	2002
	Retiree Health	Retiree Health	Retiree Health
	and Life	and Life	and Life

Service cost	$.4	$.3	$.3
Interest cost	3.5	3.8	3.9
Amortization of:
Unrecognized net loss	.5	.5	.1

Ongoing net costs	4.4	4.6	4.3

Recognized gain due to curtailment	(.2)	—	—

Net costs	$4.2	$4.6	$4.3

      The previous tables include amounts allocated each year to discontinued operations, all of which were immaterial. Amounts shown for the curtailment gain and special termination expense resulted from the Technology sale.
      Assumptions as of December 31:

	2004	2003

Post-retirement benefit plans:
Discount rate	5.75%	6.25%
Rate of comprehensive increases	4.50%	5.00%
      The health care cost trend rate has a significant effect on the other post-retirement benefit cost and obligation. The assumed health care cost trend rate for 2004 was 8.50% for participants over the age of 65 and 10.00% for participants under the age of 65. The assumed health care cost trend rate anticipated for 2005 will be 9.00% for participants over the age of 65 and 8.00% for participants under the age of 65. Over a five-year period, the trend rates will decline gradually to 6.00% and remain at that level thereafter.
      A one-percentage-point change in the trend rate would have the following effects (in millions):

	One-Percentage-	One-Percentage-
	Point Increase	Point Decrease

Effect on total of service and interest cost	$.2	$(.2)
Effect on post-retirement benefit obligation	3.8	(3.5)
      GFC expects to contribute approximately $1.6 million to its pension plans (domestic and foreign) and approximately $6.0 million to its other post-retirement benefit plans in 2005. Allocation from GATX of additional contributions will be dependent on a number of factors including plan asset investment returns and actuarial experience. Subject to the impact of these factors, GFC may make additional material plan contributions.
      In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was enacted. The Act introduces a prescription drug benefit under Medicare (Medicare Part D) that provides several options for Medicare eligible participants and employers, including a federal subsidy payable to companies that elect to provide a retiree prescription drug benefit which is at least actuarially equivalent to Medicare Part D. During the third quarter of 2004, GFC concluded its evaluation of the provisions of the Act and elected to maintain its drug program entitling it to the subsidy available under the Medicare Act. The impact of the Medicare Act was accounted for in accordance with FASB Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” and was recognized during 2004 resulting in a reduction in the accumulated post-retirement benefit obligation of $3.4 million and a decrease to net other post-retirement benefit expense of $.3 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE 16.     Concentrations, Off-Balance Sheet Items and Other Contingencies
Concentrations
      Concentration of Revenues — GFC’s revenues are derived from a wide range of industries and companies. Approximately 19% of total revenues are generated from customers in the chemical industry; for similar services, 15% of revenues are derived from the petroleum industry and 12% of revenues are derived from the commercial jet aircraft industry. GFC’s foreign identifiable revenues include earnings in affiliated companies as well as fully consolidated railcar operations in Canada, Mexico, Poland, Austria and Germany. The Company did not derive revenues in excess of 10% of consolidated revenues from any one foreign country for the years ended December 31, 2004 and 2003. In 2002, Canada contributed 12% to total GFC’s revenues and share of affiliates’ earnings from continuing operations.
      Concentration of Credit Risk — Under its lease agreements with lessees, GFC retains legal ownership of the asset except where such assets have been financed by sale-leasebacks. For most loan financings to customers, the loan is collateralized by the equipment. GFC performs credit evaluations prior to approval of a lease or loan contract. Subsequently, the creditworthiness of the customer and the value of the collateral are monitored on an ongoing basis. GFC maintains an allowance for possible losses to provide for potential losses that could arise should customers become unable to discharge their obligations to GFC. The Company did not derive revenues in excess of 10% of consolidated revenues from any one customer for any of the three years ended December 31, 2004, 2003 and 2002.
Off-Balance Sheet Items
      Unconditional Purchase Obligations — At December 31, 2004, GFC’s unconditional purchase obligations of $522.3 million consisted primarily of railcar commitments and scheduled aircraft acquisitions over the period of 2005 through 2008. GFC had commitments of $327.8 million related to the committed railcar purchase program, entered into in 2002. GFC also had commitments of $74.1 million for orders and options for interests in two new aircraft to be delivered in 2006. Unconditional purchase obligations also include $115.1 million of other rail related commitments. GFC has an obligation under the terms of the DEC acquisition agreement to cause DEC to make qualified investments of $23.9 million by December 31, 2005. To the extent there are no satisfactory investment opportunities during 2005, DEC may invest in long-term securities for purposes of future investment.
      Commercial Commitments — In connection with certain investments or transactions, GFC has entered into various commercial commitments, such as guarantees and standby letters of credit, which could potentially require performance in the event of demands by third parties. Similar to GFC’s balance sheet investments, these guarantees expose GFC to credit, market and equipment risk; accordingly, GFC evaluates its commitments and other contingent obligations using techniques similar to those used to evaluate funded transactions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table shows GFC’s commercial commitments for continuing operations (in millions):

	December 31

	2004	2003

Affiliate debt guarantees — recourse to GFC	$12.4	$17.3
Asset residual value guarantees	437.6	579.5
Loan payment guarantee — parent company convertible debt	300.0	300.0
Lease and loan payment guarantees	57.0	56.6
Other loan guarantees	—	.1

Total guarantees	807.0	953.5
Standby letters of credit and bonds	28.9	28.4

	$835.9	$981.9

      At December 31, 2004, the maximum potential amount of lease, loan or residual value guarantees under which GFC or its subsidiaries could be required to perform was $807.0 million. The related carrying value of the guarantees on the balance sheet, including deferred revenue primarily associated with residual value guarantees entered into prior to the effective date of FASB Interpretation No. 45 (FIN 45), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, was a liability of $3.1 million. The expirations of these guarantees range from 2005 to 2017. Any liability resulting from GFC’s performance pursuant to the residual value guarantees will be reduced by the value realized from the underlying asset or group of assets. Historically, gains associated with the residual value guarantees have exceeded any losses incurred and are recorded in asset remarketing income in the consolidated statements of income. Based on known facts and current market conditions, management does not believe that the asset residual value guarantees will result in any significant adverse financial impact to the Company. Accordingly, the Company has not recorded any accrual for contingent losses with respect to the residual value guarantees as of December 31, 2004. GFC believes these asset residual value guarantees will likely generate future income in the form of fees and residual sharing proceeds.
      Asset residual value guarantees represent GFC’s commitment to third parties that an asset or group of assets will be worth a specified amount at the end of a lease term. Revenue is earned for providing these asset value guarantees in the form of an initial fee (which is amortized into income over the guaranteed period) and by sharing in any proceeds received upon disposition of the assets to the extent such proceeds are in excess of the amount guaranteed (which is recorded when realized).
      Lease and loan payment guarantees generally involve guaranteeing repayment of the financing utilized to acquire assets being leased by an affiliate to customers, and are in lieu of making direct equity investments in the affiliate. GFC is not aware of any event of default which would require it to satisfy these guarantees, and expects the affiliates to generate sufficient cash flow to satisfy their lease and loan obligations.
      GFC and its subsidiaries are also parties to outstanding letters of credit and bonds primarily related to workers’ compensation and general liability insurance coverages. In GFC’s past experience, virtually no claims have been made against these financial instruments. At December 31, 2004, management does not expect any material losses to result from these off-balance sheet instruments because performance is not expected to be required, and, therefore, is of the opinion that the fair value of these instruments is zero.
Other Contingencies
      Environmental — The Company’s operations are subject to extensive federal, state and local environmental regulations. GFC’s operating procedures include practices to protect the environment from

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the risks inherent in railcar leasing, which frequently involve transporting chemicals and other hazardous materials. Additionally, some of GFC’s land holdings, including previously owned properties, are and have been used for industrial or transportation-related purposes or leased to commercial or industrial companies whose activities may have resulted in discharges onto the property. As a result, GFC is subject to environmental cleanup and enforcement actions. In particular, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), also known as the Superfund law, as well as similar state laws generally impose joint and several liability for cleanup and enforcement costs on current and former owners and operators of a site without regard to fault or the legality of the original conduct. GFC has been notified that it is a potentially responsible party (PRP) for study and cleanup costs at six (6) Superfund sites for which investigation and remediation payments are or will be made or are yet to be determined (the Superfund sites) and, in many instances, is one of several PRPs. In addition, GFC may be considered a PRP under certain other laws. Accordingly, under CERCLA and other federal and state statutes, GFC may be held jointly and severally liable for all environmental costs associated with a particular site. If there are other PRPs, GFC generally participates in the cleanup of these sites through cost-sharing agreements with terms that vary from site to site. Costs are typically allocated based on relative volumetric contribution of material, the amount of time the site was owned or operated, and/or the portion of the total site owned or operated by each PRP.
      At the time a potential environmental issue is identified, initial reserves for environmental liability are established when such liability is probable and a reasonable estimate of associated costs can be made. Environmental costs are based on the estimated costs associated with the type and level of investigation and/or remediation activities that our internal environmental staff (and where appropriate, independent consultants) have determined to be necessary to comply with applicable laws and regulations and include initial site surveys and environmental studies of potentially contaminated sites as well as costs for remediation and restoration of sites determined to be contaminated. In addition, GFC has provided indemnities for potential environmental liabilities to buyers of divested companies. In these instances, reserves are based on the scope and duration of the respective indemnities together with the extent of known contamination. Estimates are periodically reviewed and adjusted as required to reflect additional information about facility or site characteristics or changes in regulatory requirements. GFC conducts an ongoing environmental contingency analysis, which considers a combination of factors including independent consulting reports, site visits, legal reviews, analysis of the likelihood of participation in and the ability of other PRPs to pay for cleanup, and historical trend analyses. GFC does not believe that a liability exists for known environmental risks beyond what has been provided for in the environmental reserve.
      GFC is involved in a number of administrative and judicial proceedings and other mandatory cleanup efforts at approximately eleven (11) sites, including the Superfund sites, at which it is participating in the study or cleanup, or both, of alleged environmental contamination. The Company recognized environmental expense of $13.3 million in 2004 which consisted of $15.5 million for the Staten Island property sold, offset by a Rail reserve reduction as a result of favorable resolution of certain environmental matters. GFC did not recognize an environmental expense in 2003 or 2002 GFC paid $0.4 million, $1.4 million and $1.0 million during 2004, 2003 and 2002, respectively, for mandatory and unasserted claims cleanup efforts, including amounts expended under federal and state voluntary cleanup programs. GFC has recorded liabilities for remediation and restoration of all known sites of $37.5 million at December 31, 2004, compared with $26.0 million at December 31, 2003. These amounts are included in other liabilities on GFC’s balance sheet. GFC’s environmental liabilities are not discounted. GFC anticipates that the majority of the accrued costs at December 31, 2004, will be paid over the next five years and no individual site is considered to be material.
      The Company did not materially change its methodology for identifying and calculating environmental liabilities in the three years presented. There are currently no known trends, demands, commitments,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
events or uncertainties that are reasonably likely to occur and materially affect the methodology or assumptions described above.
      Recorded liabilities include GFC’s best estimates of all costs for remediation and restoration of affected sites, without reduction for anticipated recoveries from third parties, and include both asserted and unasserted claims. However, GFC’s total cleanup costs at these sites cannot be predicted with certainty due to various factors such as the extent of corrective actions that may be required; evolving environmental laws and regulations; advances in environmental technology, the extent of other parties’ participation in cleanup efforts; developments in ongoing environmental analyses related to sites determined to be contaminated, and developments in environmental surveys and studies of potentially contaminated sites. As a result, future charges to income for environmental liabilities could have a significant effect on results of operations in a particular quarter or fiscal year as individual site studies and remediation and restoration efforts proceed or as new sites arise. However, management believes it is unlikely any identified matters, either individually or in the aggregate, will have a material adverse effect on GFC’s results of operations, financial position or liquidity.
      Legal — GFC and its subsidiaries have been named as defendants in a number of other legal actions and claims, various governmental proceedings and private civil suits arising in the ordinary course of business, including those related to environmental matters, workers’ compensation claims by GFC employees and other personal injury claims. Some of the legal proceedings include claims for punitive as well as compensatory damages. Several of the Company’s subsidiaries have also been named as defendants or co-defendants in cases alleging injury relating to asbestos. In these cases, the plaintiffs seek an unspecified amount of damages based on common law, statutory or premises liability or, in the case of ASC, the Jones Act, which makes limited remedies available to certain maritime employees. In addition, demand for indemnity with respect to asbestos-related claims filed against a former subsidiary has been made against the Company under a limited indemnity given in connection with the sale of such subsidiary. The number of these claims and the corresponding demands for indemnity against the Company increased in the aggregate 2004. It is possible that the number of these claims could continue to grow and that the cost of these claims could correspondingly increase in the future.
      The amounts claimed in some of the above-described proceedings are substantial and the ultimate liability cannot be determined at this time. However, it is the opinion of management that amounts, if any, required to be paid by GFC and its subsidiaries in the discharge of such liabilities are not likely to be material to GFC’s consolidated financial position or results of operations. Adverse court rulings or changes in applicable law could affect claims made against GFC and its subsidiaries, and increase the number, and change the nature, of such claims.
NOTE 17.     Advances to Parent
      Interest income on advances to GATX, which is included in gross income on the income statement, was $23.2 million in 2004, $24.7 million in 2003 and $26.2 million in 2002. These advances have no fixed maturity date. Interest income on advances to GATX was based on an interest rate that is adjusted annually in accordance with an estimate of applicable rates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE 18.     Accumulated Other Comprehensive Income (Loss)
      The change in components for accumulated other comprehensive income (loss) are as follows (in millions):

	Foreign	Unrealized	Unrealized
	Currency	Gain (Loss)	Loss on
	Translation	on	Derivative
	Gain (Loss)	Securities	Instruments	Total

Balance at December 31, 2001	$(56.8)	$3.5	$(15.8)	$(69.1)
Change in component	(5.3)	.5	(3.6)	(8.4)
Reclassification adjustments into earnings	—	(3.9)	(.2)	(4.1)
Income tax effect	—	1.3	1.4	2.7

Balance at December 31, 2002	(62.1)	1.4	(18.2)	(78.9)
Change in component	78.2	7.7	(38.4)	47.5
Reclassification adjustments into earnings	(2.8)	(7.2)	(.3)	(10.3)
Income tax effect	—	(.2)	14.4	14.2

Balance at December 31, 2003	13.3	1.7	(42.5)	(27.5)
Change in component	55.5	1.1	(1.9)	54.7
Reclassification adjustments into earnings	—	2.5	(.2)	2.3
Income tax effect		(1.4)	.5	(.9)

Balance at December 31, 2004	$68.8	$3.9	$(44.1)	$28.6

NOTE 19.     Supplemental Cash Flow Information
      The following tables summarize the components of portfolio proceeds and discontinued operations reported on the consolidated statement of cash flows (in millions):
Portfolio proceeds

	Year Ended December 31

	2004	2003	2002

Finance lease rents received, net of earned income and leveraged lease nonrecourse debt service	$26.0	$20.5	$54.6
Loan principal received	110.8	281.7	252.4
Proceeds from asset remarketing	77.3	104.7	164.4
Proceeds from sale of securities	28.1	7.3	3.9
Investment recovery from investments in affiliated companies	113.3	126.4	113.3

	$355.5	$540.6	$588.6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Discontinued operations

	2004	2003	2002

Operating Activities
Net cash provided	$35.0	$140.9	$193.4
Investing Activities
Portfolio investments and capital additions	(128.6)	(246.4)	(253.8)
Portfolio proceeds	95.1	218.9	294.2
Net proceeds from sale of segment	256.2	—	3.2

Net cash provided by (used in) investing activities	222.7	(27.5)	43.6
Financing Activities
Net proceeds from issuance of debt	76.5	220.2	252.3
Repayment of debt	(137.5)	(286.0)	(367.4)

Net cash used in financing activities	(61.0)	(65.8)	(115.1)

Cash provided by discontinued operations, net	$196.7	$47.6	$121.9

      Cash paid for interest and recovered for income taxes were as follows (in millions):

	Year Ended December 31

	2004	2003	2002

Interest	$150.1	$176.6	$206.6
Taxes recovered	(66.9)	(60.5)	(25.5)
      Significant items resulting from investing or financing activities of the Company that did not impact cash flows were (in millions):

	Year Ended December 31

	2004	2003	2002

Asset disposition-leveraged lease commitment	$—	$184.9	$—
Liability disposition-leveraged lease commitment	—	183.4	—
Debt acquired	—	—	56.0
Extinguished debt	291.5	—	—
      In 2004, GFC completed the sale of GATX Technology (Technology) and $291.5 million of nonrecourse debt was assumed by the acquirer.
      In 2003, GFC disposed of a leveraged lease commitment on passenger rail equipment. $184.9 million of assets were sold, including $108.4 million of restricted cash and $48.0 million of progress payments. In addition, $183.4 million of liabilities, primarily nonrecourse debt, were assumed by the acquirer.
      In 2002, the Company acquired KVG and assumed $56.0 million of debt.
NOTE 20.     Discontinued Operations
      Consistent with GFC’s strategy of focusing on the company’s core businesses, railcar and aircraft leasing, GFC sold its Technology business during 2004. On June 30, 2004, GFC completed the sale of substantially all the assets and related nonrecourse debt of Technology and its Canadian affiliate to CIT Group Inc. for net proceeds of $234.1 million. Subsequently, the remaining assets consisting primarily of interest in two joint ventures were sold by year end. Financial data for the Technology segment has been segregated as discontinued operations for all periods presented.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Technology’s income from operations for the twelve months ended December 31, 2004 was $18.3 million, net of taxes of $11.8 million. Operating results were favorably impacted by the suspension of depreciation on operating lease assets associated with Technology’s assets classified as held for sale during the second quarter of 2004. The effect of ceasing depreciation was approximately $14.3 million after-tax. The 2004 loss on the sale of the Technology segment was $7.2 million, net of taxes of $4.8 million. The $7.2 million loss reflected a write-off of $7.6 million of goodwill as well as sale-related expenses including severance costs and losses on terminated leases. Technology’s 2003 and 2002 operating results were $15.2 million and $4.7 million, net of taxes of $9.8 million and $2.6 million, respectively. Technology’s operating results included interest expense of $12.9 million, $24.5 million, and $40.7 million in 2004, 2003, and 2002 respectively. Debt balances and interest expense were allocated to Technology based upon a fixed leverage ratio, expressed as a ratio of debt to equity. Technology’s leverage ratio was set at 1:1 (excluding nonrecourse debt) for all reporting periods.
      In 2002, GFC completed the divestiture of Terminals. Financial data for Terminals has been segregated as discontinued operations for all periods presented.
      In the first quarter of 2002, GFC sold its interest in a bulk-liquid storage facility located in Mexico and recognized a $6.2 million gain, net of taxes of $3.0 million. There was no operating activity at Terminals during 2002-2004.
      The following table summarizes the gross income, income before taxes and the (loss) gain on sale of segment, net of tax, which has been reclassified to discontinued operations for all periods presented (in millions):

	2004	2003	2002

Gross income	$104.0	$205.6	$322.7
Income before taxes	30.1	25.0	7.3
Operating income, net of taxes	18.3	15.2	4.7
(Loss) gain on sale of segment, net of taxes	(7.2)	—	6.2
Total discontinued operations	$11.1	$15.2	$10.9
NOTE 21.     Reduction in Workforce
      During 2002, GFC recorded a pre-tax charge of $16.9 million related to its 2002 reduction in workforce. This action was part of GATX’s announced intention to exit the venture finance business and curtail investment at specialty finance. The charge also included costs incurred as part of headcount reductions related to an integration plan implemented to rationalize the workforce and operations at DEC. The total charge included involuntary employee separation and benefit costs of $14.7 million for 170 employees company-wide, as well as occupancy costs of $2.2 million. The employee groups terminated included professional and administrative staff. As of December 31, 2004, all of the employee terminations were completed.
      The following is the reserve activity for the year ended December 31, 2004 (in millions):

Reserve balance at 12/31/03	$2.6
Benefits paid	(.8)
Occupancy costs paid	(.4)
Other adjustments	(.3)

Reserve balance at 12/31/04	$1.1

      The $.3 million adjustment represents a transfer of a portion of the liability to the parent company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      During 2001, GFC recorded a pre-tax charge of $10.9 million related to its 2001 reduction in workforce. This reduction was part of GFC’s initiative to reduce selling, general and administrative costs in response to current economic conditions and the divestiture of Terminals operations. This charge included involuntary employee separation costs of $5.2 million for 135 employees company-wide, as well as legal fees of $.1 million, occupancy costs of $5.1 million and other costs of $.5 million. The employee groups terminated included professional and administrative staff, including corporate personnel. As of December 31, 2002, all of the employee terminations were completed.
      The following is the reserve activity for the year ended December 31, 2004 (in millions):

Reserve balance at 12/31/03	$.7
Occupancy costs paid	(.1)

Reserve balance at 12/31/04	$.6

      Management expects the Company’s reserve balance at December 31, 2004 related to the reductions in workforce to be adequate. Remaining cash payments of $1.7 million will be funded from ongoing operations and are not expected to have a material impact on GFC’s liquidity.
NOTE 22.     Foreign Operations
      GFC has a number of investments in subsidiaries and affiliated companies that are located in or derive revenues from various foreign countries. GFC’s foreign identifiable assets include investments in affiliated companies as well as fully consolidated railcar operations in Canada, Mexico, Poland, Austria and Germany, and foreign leases, loans and other investments. Foreign entities contribute significantly to GFC’s share of affiliates’ earnings. Revenues and identifiable assets are determined to be foreign or U.S.-based depending upon the location of the customer; classification of affiliates’ earnings as foreign or domestic is made based upon the office location of the affiliate. The Company did not derive revenues in excess of 10% of consolidated revenues from any one foreign country for the years ended December 31, 2004 and 2003. In 2002, Canada contributed 12% to total GFC’s revenues and share of affiliates’ earnings from continuing operations. In addition, no foreign country represented more than 10% of GFC’s identifiable assets for continuing operations in 2004, 2003 or 2002.
      The table below is a summary GFC’s continuing operations including subsidiaries and affiliated companies (in millions):

	Year Ended or at December 31

	2004	2003	2002

Revenues
Foreign	$298.6	$278.5	$300.1
United States	888.5	779.8	708.5

	$1,187.1	$1,058.3	$1,008.6

Share of Affiliates’ Earnings
Foreign	$51.2	$41.3	$29.6
United States	14.0	25.5	16.5

	$65.2	$66.8	$46.1

Identifiable Balance Sheet Assets for Continuing Operations
Foreign	$2,886.9	$2,545.1	$2,285.3
United States	2,908.2	3,164.9	3,736.0

	$5,795.1	$5,710.0	$6,021.3

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Foreign cash flows generated are used to meet local operating needs and for reinvestment. For non-U.S. functional currency entities, the translation of the financial statements into U.S. dollars results in an unrealized foreign currency translation adjustment, a component of accumulated other comprehensive income (loss).
NOTE 23.     Financial Data of Business Segments
      The financial data presented below conforms to SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, and depicts the profitability, financial position and capital expenditures of each of GFC’s continuing business segments. Segment profitability is presented to reflect operating results inclusive of allocated support expenses from the parent company and estimated applicable interest costs. Discontinued operations and the cumulative effect of accounting change are not included in the financial data presented below.
      GFC provides services primarily through three operating segments: Rail, Air and Specialty. Other is comprised of corporate results (including selling, general and administrative (SG&A) expense and interest expense not allocated to segments), and the results of American Steamship Company (ASC), a Great Lakes shipping company.
      Rail is principally engaged in leasing rail equipment, including tank cars, freight cars and locomotives. Rail primarily provides full-service leases under which Rail maintains and services the railcars, pays ad valorem taxes, and provides other ancillary services. Rail also provides net leases, under which the lessee is responsible for maintenance, insurance and taxes.
      Air is principally engaged in leasing narrowbody aircraft to commercial airlines and others throughout the world. Air typically provides net leases under which the lessee is responsible for maintenance, insurance and taxes.
      Specialty is comprised of the former specialty finance and venture finance business units, which are now managed as one operating segment. Specialty’s portfolio consists primarily of leases and loans, frequently including interests in an asset’s residual value, and joint venture investments involving a variety of underlying asset types, including marine, aircraft and other diversified investments.
      Other is comprised of corporate results, including selling, general and administrative expense (SG&A) and interest expense not allocated to segments, and the results of ASC, a Great Lakes shipping company.
      Management, evaluates the performance of each segment based on several measures, including net income. These results are used to assess performance and determine resource allocation among the segments.
      GFC allocates corporate SG&A expenses to the segments. Corporate SG&A expenses relate to administration and support functions performed at the corporate office. Such expenses include information technology, corporate SG&A, human resources, legal, financial support and executive costs. Directly attributable expenses are generally allocated to the segments and shared costs are retained in Other. Amounts allocated to the segments are approximated based on management’s best estimate and judgment of direct support services.
      Debt balance and interest expense were allocated based upon a fixed leverage ratio for each individual operating segment across all reporting periods, expressed as a ratio of debt to equity. Rail’s leverage ratio was set at 5:1, Air’s leverage ratio was set at 4:1 and Specialty’s leverage ratio was set at 4:1. Any GFC debt and related interest expense that remained after this allocation methodology was assigned to Other in each period. Management believes this leverage and interest expense allocation methodology gives an accurate indication of each operating segment’s risk-adjusted financial return.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following tables present certain segment data for the years ended December 31, 2004, 2003 and 2002 (in millions):

	Rail	Air	Specialty	Other	Total

2004 Profitability
Revenues	$729.9	$118.7	$86.3	$252.2	$1,187.1
Share of affiliates’ earnings	16.6	26.2	22.4	—	65.2

Total gross income	746.5	144.9	108.7	252.2	1,252.3
Depreciation	121.0	59.5	4.2	6.6	191.3
Interest, net	72.6	42.0	26.2	(4.4)	136.4
Operating lease expense	175.5	3.8	4.1	(.3)	183.1
Income from continuing operations before taxes	86.9	14.3	65.4	152.1	318.7
Income from continuing operations	59.7	9.8	40.6	93.2	203.3

Selected Balance Sheet Data
Investments in affiliated companies	102.5	473.8	142.3	—	718.6
Identifiable assets	2,636.3	2,086.4	477.4	595.0	5,795.1

Cash Flow
Portfolio investments and capital additions	489.9	225.2	22.7	20.7	758.5

	Rail	Air	Specialty	Other	Total

2003 Profitability
Revenues	$681.3	$110.2	$141.4	$125.4	$1,058.3
Share of affiliates’ earnings	12.5	31.6	22.7	—	66.8

Total gross income	693.8	141.8	164.1	125.4	1,125.1
Depreciation	113.7	55.1	10.3	5.6	184.7
Interest, net	59.6	41.2	43.5	9.5	153.8
Operating lease expense	176.8	3.9	4.4	.1	185.2
Income (loss) from continuing operations before taxes	80.0	3.0	62.2	(5.2)	140.0
Income from continuing operations	54.2	2.1	38.1	2.1	96.5

Selected Balance Sheet Data
Investments in affiliated companies	140.9	484.9	221.8	—	847.6
Identifiable assets	2,308.8	1,977.0	707.6	716.6	5,710.0

Cash Flow
Portfolio investments and capital additions	249.6	227.9	130.9	20.2	628.6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Rail	Air	Specialty	Other	Total

2002 Profitability
Revenues	$659.1	$89.0	$153.0	$107.5	$1,008.6
Share of affiliates’ earnings	13.1	14.8	18.2	—	46.1

Total gross income	672.2	103.8	171.2	107.5	1,054.7
Depreciation	102.3	37.1	14.6	6.5	160.5
Interest, net	53.8	35.1	53.9	25.5	168.3
Operating lease expense	177.6	3.5	4.4	.3	185.8
Income (loss) from continuing operations before taxes	93.4	7.6	7.5	(21.8)	86.7
Income (loss) from continuing operations	60.1	8.1	4.9	(12.8)	60.3

Selected Balance Sheet Data
Investments in affiliated companies	145.0	470.5	220.2	—	835.7
Identifiable assets	2,289.9	1,885.6	1,088.0	757.8	6,021.3

Cash Flow
Portfolio investments and capital additions	117.5	571.5	327.3	1.7	1,018.0

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
      Estimated expenses in connection with the offering of the Securities being registered herein are as follows:

Registration Statement fee	$10,112.50
Legal fees and expenses	$25,000.00
Accounting fees and expenses	$10,000.00
Trustee fees and expenses	$10,000.00
Printing and engraving	$5,000.00
Miscellaneous	$14,877.50

Total	$75,000.00

Item 14. Indemnification of Directors and Officers.

GATX Corporation
      (a) Certain provisions of the New York Business Corporation Law and Article II, Section 11 of GATX’s By-Laws provide for the prompt indemnification of directors and officers under certain conditions including the possibility of indemnification against liabilities under the Securities Act of 1933. The By-Laws also provide that the Company has the burden of proving that a director is not entitled to indemnification in a particular instance.
      (b) In addition, GATX also maintains directors’ and officers’ liability insurance which purports to insure GATX against certain costs of indemnification which may be incurred by GATX pursuant to the foregoing provisions, and to insure directors and officers of GATX against certain liabilities incurred by them in the discharge of their function as such officers and directors, except for liabilities resulting from their own malfeasance.

GATX Financial Corporation
      Section 145 of the General Corporation Law of the State of Delaware, as amended, empowers a corporation, subject to certain limitations, to indemnify its directors and officers against the actual and reasonable expenses of defending litigation against them in their capacities as directors and officers.
      Article VI of the By-Laws of GATX Financial provides in terms similar to those of Section 145 of the Delaware General Corporation Law that GATX Financial shall have power to indemnify its directors and officers. In addition, GATX Financial’s directors and officers are insured under directors and officers liability insurance policies maintained by GATX Corporation.

Item 15.	Recent Sales of Unregistered Securities
      None.

Item 16.	Exhibits and Financial Statement Schedules
      (a) Exhibits

See the Exhibit Index which follows the signature page of this registration statement.
      (b) Financial Statement Schedules

Schedule I — Condensed Financial Information of Registrant beginning on page F-53 of the prospectus.

Item 17.	Undertakings
      (a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement;

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 15 herein, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on March 23, 2005.

GATX CORPORATION

By:	/s/ RONALD H. ZECH

Ronald H. Zech
Chairman, Chief Executive Officer and Director
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on March 23, 2005 by the following persons in the capacities indicated.

Signature	Title

/s/ RONALD H. ZECH Ronald H. Zech	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/s/ BRIAN A. KENNEY Brian A. Kenney	President and Director

/s/ ROBERT C. LYONS Robert C. Lyons	Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ WILLIAM M. MUCKIAN William M. Muckian	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ ROD F. DAMMEYER* Rod F. Dammeyer	Director

/s/ JAMES M. DENNY* James M. Denny	Director

/s/ RICHARD FAIRBANKS* Richard Fairbanks	Director

/s/ DEBORAH M. FRETZ* Deborah M. Fretz	Director

/s/ MILES L. MARSH* Miles L. Marsh	Director

/s/ MARK G. MCGRATH* Mark G. McGrath	Director

/s/ MICHAEL E. MURPHY* Michael E. Murphy	Director

Signature		Title

/s/ CASEY J. SYLLA* Casey J. Sylla		Director

*By:	/s/ RONALD J. CIANCIO Ronald J. Ciancio (Attorney-in-Fact)

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on the date of March 23, 2005.

GATX FINANCIAL CORPORATION

By:	/s/ RONALD H. ZECH

Ronald H. Zech
Chairman, Chief Executive Officer and Director
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on March 23, 2005 by the following persons in the capacities indicated.

Signature	Title

/s/ RONALD H. ZECH Ronald H. Zech	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/s/ BRIAN A. KENNEY Brian A. Kenney	President and Director

/s/ ROBERT C. LYONS Robert C. Lyons	Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ WILLIAM M. MUCKIAN William M. Muckian	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

EXHIBIT INDEX

3.1		Restated Certificate of Incorporation of GATX Corporation, as amended is incorporated herein by reference to Exhibit 3A to GATX’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002, file number 1-2328.
3.2		By-Laws of GATX Corporation, as amended are incorporated herein by reference to Exhibit 3A to GATX’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004, file number 1-2328.
3.3		Restated Certificate of Incorporation of GATX Financial Corporation is incorporated herein by reference to Exhibit 3(a) to GATX Capital Corporation’s Form 10-K for the fiscal year ended December 31, 1995, file number 1-8319.
3.4		Certificate of Ownership and Merger merging GATX Rail Corporation (a New York corporation) into GATX Capital Corporation (a Delaware corporation) dated July 31, 2001 is incorporated by reference to Exhibit 2 to GATX Financial Corporation’s quarterly report on Form 10-Q for the quarter ended June 30, 2001.
3.5		By-Laws of GATX Financial Corporation, as amended and restated as of August 7, 2001, is incorporated by reference to Exhibit 3A to the GATX Financial Corporation’s quarterly report on Form 10-Q for the quarter ended June 30, 2001.
4	.1*	Indenture, dated as of August 15, 2003, by and among GATX Corporation, GATX Financial Corporation and JPMorgan Chase Bank, as trustee
4	.2*	Registration Rights Agreement, dated as of August 15, 2003,by and among GATX Corporation, GATX Financial Corporation and J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. as representatives of the initial purchasers
4.3		Indenture dated July 31, 1989 between GATX Capital Corporation and The Chase Manhattan Bank is incorporated herein by reference to Exhibit 4(a) to GATX Capital Corporation’s Form S-3, file number 33-30300.
4.4		Supplemental Indenture dated as of December 18, 1991 between GATX Capital Corporation and The Chase Manhattan Bank is incorporated herein by reference to Exhibit 4(b) to GATX Capital Corporation’s Form S-3, file number 33-64474.
4.5		Second Supplemental Indenture dated as of January 2, 1996 between GATX Capital Corporation and The Chase Manhattan Bank is incorporated herein by reference to Exhibit 4.3 to GATX Capital Corporation’s Form 8-K dated October 15, 1997, file number 1-8319.
4.6		Third Supplemental Indenture dated as of October 14, 1997 between GATX Capital Corporation and The Chase Manhattan Bank is incorporated herein by reference to Exhibit 4.4 to GATX Capital Corporation’s Form 8-K dated October 15, 1997, file number 1-8319.
4.7		Indenture dated as of October 1, 1987 between General American Transportation Corporation and The Chase Manhattan Bank (National Association) is incorporated herein by reference to General American Transportation Corporation’s Form S-3, file number 33-17692.
4.8		First Supplemental Indenture dated as of May 15, 1988 between General American Transportation Corporation and The Chase Manhattan Bank is incorporated herein by reference to General American Transportation Corporation’s Form 10-Q for the quarterly period ended June 30, 1988, file number 2-54754.
4.09		Second Supplemental Indenture dated as of March 15, 1990 between General American Transportation Corporation and The Chase Manhattan Bank is incorporated herein by reference to General American Transportation Corporation’s Form 8-K dated March 15, 1990, file number 2-54754.
4.10		Third Supplemental Indenture dated as of June 15, 1990 between General American Transportation Corporation and The Chase Manhattan Bank is incorporated herein by reference to General American Transportation Corporation’s Form 8-K dated June 29, 1990, file number 2-54754.
4.11		Fourth Supplemental Indenture dated as of June 15, 1996 between General American Transportation Corporation and the Chase Manhattan Bank is incorporated herein by reference to Exhibit 4.1 to General American Transportation’s Form 8-K dated January 26, 1996, file number 2-54754.

4.12		Indenture dated as of November 1, 2003 between GATX Financial Corporation and JP Morgan Chase Bank is incorporated herein by reference to Exhibit 4Q to GATX Financial Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, file number 1-8319.
4.13		Indenture dated February 1, 2002 between GATX Corporation, GATX Financial Corporation and JP Morgan Chase Bank is incorporated herein by reference to Exhibit 4.3 to Form S-3/A dated June 18, 2002, file number 333-86212-01.
5	.1*	Opinion of Mayer, Brown, Rowe & Maw LLP
10.1		Participation Agreement, dated as of April 30, 2002, among USEB Aircraft Limited, Geary Leasing Limited, Jackson Leasing Limited, Jackson Leasing Corporation, Jackson Leasing (Ireland) Limited, Jackson Leasing (Cyprus) Limited, Kearny Leasing Limited, Walkers SPV Limited, Barclays Bank PLC, Wells Fargo Bank Northwest, N.A., GATX Financial Corporation and Export-Import Bank of the United States is incorporated herein by reference to Exhibit 10.1 to GATX Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, file number 1-2328.
10.2		Participation Agreement Amendment No. 1, dated as of November 22, 2002, among USEB Aircraft Limited, Geary Leasing Limited, Jackson Leasing Limited, Jackson Leasing Corporation, Jackson Leasing (Ireland) Limited, Jackson Leasing (Cyprus) Limited, Kearny Leasing Limited, Walkers SPV Limited, Barclays Bank PLC, Wells Fargo Bank Northwest, N.A., GATX Financial Corporation and Export-Import Bank of the United States is incorporated herein by reference to Exhibit 10.2 to GATX Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, file number 1-2328.
10.3		Loan Agreement, dated as of April 30, 2002, among USEB Aircraft Limited, Geary Leasing Limited, Jackson Leasing Limited, Jackson Leasing Corporation, Jackson Leasing (Ireland) Limited, Jackson Leasing (Cyprus) Limited, Kearny Leasing Limited, Walkers SPV Limited, Barclays Bank PLC, Wells Fargo Bank Northwest, N.A., GATX Financial Corporation and Export-Import Bank of the United States is incorporated herein by reference to Exhibit 10.3 to GATX Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, file number 1-2328.
10.4		GATX Guarantee, dated as of April 30, 2002, by GATX Corporation and GATX Financial Corporation in favor of Wells Fargo Bank Northwest, N.A. is incorporated herein by reference to Exhibit 10.4 to GATX Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, file number 1-2328.
10.5		Aircraft Facility Agreement, dated as of December 20, 2001, among the lenders named therein, Halifax plc, Crédit Lyonnais, Bayerische Landesbank Girozentrale, Kreditanstalt Für Wiederaufbau, EFG Aircraft Limited, EFG Aircraft (Ireland) Limited, O’Farrell Leasing Limited, O’Farrell Leasing (Ireland) Limited and GATX Financial Corporation is incorporated herein by reference to Exhibit 10.5 to GATX Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, file number 1-2328.
10.6		ECA Facility Agreement Side Letter, dated December 20, 2001, among Crédit Lyonnais, Halifax plc, Bayerische Landesbank Girozentrale, Kreditanstalt Für Wiederaufbau and GATX Financial Corporation is incorporated herein by reference to Exhibit 10.6 to GATX Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, file number 1-2328.
10.7		Deed of Amendment, dated as of December 22, 2003 between EFG Aircraft (Holdings) Limited, EFGA Aircraft Limited, EFGB Aircraft Limited, EFG Aircraft Limited, EFG Aircraft (Ireland) Limited, O’Farrell Leasing Limited, O’Farrell Leasing (Ireland) Limited, O’Farrell Leasing Corporation, GATX Financial Corporation and Credit Lyonnais is incorporated herein by reference to Exhibit 10.7 to GATX Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, file number 1-2328.
10.8		Guarantee, dated as of December 2001, among GATX Financial Corporation, Crédit Lyonnais, EFG Aircraft Limited and EFG Aircraft (Ireland) Limited is incorporated herein by reference to Exhibit 10.8 to GATX Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, file number 1-2328.
10.9		Credit Agreement dated May 18, 2004 between GATX Financial Corporation, the lenders listed therein, and Citicorp USA, Inc., as Administrative Agent is incorporated herein by reference to GATX Corporation’s Form 8-K dated May 18, 2004, file number 1-2328.

10.10	GATX Corporation 1995 Long-Term Incentive Compensation Plan is incorporated herein by reference to Exhibit 10A to GATX’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995, file number 1-2328.
i. Amendment of said Plan effective as of January 31, 1997 is incorporated herein by reference to Exhibit 10B to GATX’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996, file number 1-2328.
ii. Amendment of said Plan effective as of December 5, 1997 is incorporated herein by reference to Exhibit 10B to GATX’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999, file number 1-2328.
iii. Amendment of said Plan effective as of April 24, 1998, Amendment of said Plan effective June 9, 2000, and Amendment of said Plan effective January 26, 2001, is incorporated herein by reference to Exhibit 10B to GATX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, file number 1-2328
10.11	GATX Corporation Deferred Fee Plan for Directors, as amended and restated July 1, 1998 is incorporated herein by reference to Exhibit 10C to GATX’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999, file number 1-2328.
10.12	1984 Executive Deferred Income Plan Participation Agreement between GATX Corporation and participating directors and executive officers dated September 1, 1984, as amended, is incorporated herein by reference to Exhibit 10F to GATX’s Annual Report on Form 10-K for the fiscal year ended December 31, 1991, file number 1-2328.
10.13	1985 Executive Deferred Income Plan Participation Agreement between GATX Corporation and participating directors and executive officers dated July 1, 1985, as amended, is incorporated herein by reference to Exhibit 10G to GATX’s Annual Report on Form 10-K for the fiscal year ended December 31, 1991, file number 1-2328.
10.14	1987 Executive Deferred Income Plan Participation Agreement between GATX Corporation and participating directors and executive officers dated December 31, 1986, as amended, is incorporated herein by reference to Exhibit 10H to GATX’s Annual Report on Form 10-K for the fiscal year ended December 31, 1991, file number 1-2328.
10.15	Amendment to Executive Deferred Income Plan Participation Agreements between GATX and certain participating directors and participating executive officers entered into as of January 1, 1990, is incorporated herein by reference to Exhibit 10J to GATX’s Annual Report on Form 10-K for the fiscal year ended December 31, 1989, file number 1-2328.
10.16	Retirement Supplement to Executive Deferred Income Plan Participation Agreements entered into as of January 23, 1990, between GATX and certain participating directors to GATX’s Annual Report on Form 10-K for the fiscal year ended December 31, 1989, file number 1-2328 and between GATX and certain other participating directors is incorporated herein by reference to Exhibit 10K to GATX’s Annual Report on Form 10-K for the fiscal year ended December 31, 1990, file number 1-2328.
10.17	Amendment to Executive Deferred Income Plan Participation Agreements between GATX and participating executive officers entered into as of April 23, 1993 is incorporated herein by reference to Exhibit 10J to GATX’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993, file number 1-2328.
10.18	Summary of the Directors’ Deferred Stock Plan approved on July 26, 1996, effective as of April 26, 1996 is incorporated herein by reference to Exhibit 10 to GATX’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996, file number 1-2328.
10.19	Employment Agreement between GATX Corporation and Ronald H. Zech dated as of October 11, 2002 is incorporated herein by reference to Exhibit 10 (iii) (A) to GATX’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002, file number 1-2328.
10.20	Amendment of Employment Agreement between GATX Corporation and Ronald H. Zech dated as of October 19, 2004 is incorporated herein by reference to Exhibit 10.1 to GATX’s Form 8-K dated October 19, 2004, file number 1-2328.
10.21	Amended and Restated Agreements for Continued Employment Following a Change of Control between GATX Corporation and Messrs. Kenney, Earl, Edwards and Zech dated as of August 6, 2004 is incorporated herein by reference to Exhibit 10A to GATX’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004, file number 1-2328.

10.22		Amended and Restated Agreements for Continued Employment Following a Change of Control between GATX Corporation and Mr. Coe dated as of August 6, 2004 is incorporated herein by reference to Exhibit 10B to GATX’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004, file number 1-2328.
10.23		Restricted Stock Agreements for the 2004 Equity Incentive Compensation Plan between GATX Corporation and certain executive officers entered into as of January 1, 2004 which provide for vesting based upon achievement of performance goals that qualify the award as performance based compensation under 162(m) of the Internal Revenue Code is incorporated herein by reference to Exhibit 10C to GATX’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004, file number 1-2328.
10.24		Restricted Stock Agreements for the 2004 Equity Incentive Compensation Plan between GATX Corporation and certain executive officers entered into as of January 1, 2004 which provide for vesting based upon achievement of performance goals is incorporated herein by reference to Exhibit 10D to GATX’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004, file number 1-2328.
10.25		Restricted Stock Agreements for the 2004 Equity Incentive Compensation Plan between GATX Corporation and certain executive officers which provide for time based vesting is incorporated herein by reference to Exhibit 10E to GATX’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004, file number 1-2328.
10.26		Non Qualified Stock Option Agreement for awards made under the 2004 Equity Incentive Compensation Plan is incorporated herein by reference to Exhibit 10F to GATX’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004, file number 1-2328.
10.27		Amended Agreements for Continued Employment Following Change of Control between GATX Corporation and Ronald H. Zech dated as of October 19, 2004 is incorporated herein by reference to Exhibit 10.2 to GATX Form 8-K dated October 19, file number 1-2328.
10.28		Employment and Consulting Agreement between GATX Financial Corporation and David Edwards dated December 7, 2004 is incorporated herein by reference to Exhibit 10.1 to GATX Form 8-K dated December 7, file number 1-2328.
10.29		GATX Corporation 2004 Equity Incentive Compensation Plan is incorporated herein by reference to Exhibit C to the Definitive Proxy Statement filed on March 18, 2004 in connection with GATX’s 2004 Annual Meeting of Shareholders, file number 1-2328.
10.30		GATX Corporation Cash Incentive Compensation Plan is incorporated herein by reference to Exhibit D to the Definitive Proxy Statement filed on March 18, 2004 in connection with GATX’s 2004 Annual Meeting of Shareholders, file number 1-2328.
12.1		Computation of ratio of earnings to fixed charges and preferred stock dividends for GATX Corporation
12.2		Computation of ratio of earnings to fixed charges for GATX Financial Corporation
21		Subsidiaries of GATX Corporation is incorporated herein by reference to Exhibit 21 to GATX Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, file number 1-2328.
23.1		Consent of Mayer, Brown, Rowe & Maw LLP (included in Exhibit 5.1)
23.2		Consent of Ernst & Young LLP
24.1		Powers of Attorney
25	.1*	Form T-1 of JPMorgan Chase Bank

*	Previously filed.